    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 5, 1998



                                                      REGISTRATION NO. 333-42973

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                 PRE-EFFECTIVE



                                AMENDMENT NO. 1


                                       TO


                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                           UGLY DUCKLING CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              DELAWARE                              5521                             86-0721358
      (STATE OF INCORPORATION)          (PRIMARY STANDARD INDUSTRIAL              (I.R.S. EMPLOYER
                                        CLASSIFICATION CODE NUMBER)             IDENTIFICATION NO.)

                            ------------------------
                      2525 EAST CAMELBACK ROAD, SUITE 1150
                             PHOENIX, ARIZONA 85016
                                 (602) 852-6600
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                            STEVEN P. JOHNSON, ESQ.
                   SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                           UGLY DUCKLING CORPORATION
                      2525 EAST CAMELBACK ROAD, SUITE 1150
                             PHOENIX, ARIZONA 85016
                                 (602) 852-6600
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                    COPY TO:

                            STEVEN D. PIDGEON, ESQ.
                             SNELL & WILMER L.L.P.
                               ONE ARIZONA CENTER
                          PHOENIX, ARIZONA 85004-0001
                                 (602) 382-6000
                            ------------------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   From time to time after the effective date of this Registration Statement.
                            ------------------------
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the
Securities Act of 1933, check the following box. [X]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------------
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------------
    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------------
    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]
                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
TITLE OF EACH CLASS OF                                                   PROPOSED MAXIMUM
SECURITIES TO BE REGISTERED                                             AGGREGATE OFFERING     AMOUNT OF
                                                                             PRICE(1)      REGISTRATION FEE
------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value...........................................     $33,437,500      $ 9,864.06
Warrants................................................................          0                0
Common Stock underlying Warrants(2)(3)..................................     $15,527,800      $ 4,580.70
          Total.........................................................                     $14,444.76(4)
============================================================================================================


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (g) under the Securities Act of 1933, as amended.
(2) Pursuant to Rule 416, there are also being registered such additional shares as may be issuable pursuant to anti-dilution provisions of the Warrants.
(3) Consists of shares of Common Stock issuable upon exercise of the Warrants.

(4) $13,947.97 of this amount was paid on the initial filing of this Registration Statement.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                  SUBJECT TO COMPLETION DATED FEBRUARY 5, 1998


                              [UGLY DUCKLING LOGO]


                        5,666,190 SHARES OF COMMON STOCK


                                      AND

                     666,190 COMMON STOCK PURCHASE WARRANTS



     This Prospectus relates to (i) warrants (the "Warrants") to purchase up to 325,000 shares of Common Stock, par value $.001 per share ("Common Stock"), of Ugly Duckling Corporation, a Delaware corporation (the "Company"), which may be issued to First Merchants Acceptance Corporation ("FMAC") for the benefit of its unsecured creditors and/or existing equity holders in connection with a plan of reorganization of FMAC (the "Plan of Reorganization") filed by FMAC in the Bankruptcy Case (defined below), and the shares of Common Stock underlying the Warrants (the "Warrant Shares"), and (ii) up to 5,000,000 shares of Common Stock of the Company (the "Stock Option Shares") that may be issued in the future one time only at the election of the Company in lieu of making cash distributions otherwise payable to FMAC from proceeds of certain residual interests in securities held by FMAC or certain subsidiaries of FMAC. See "FMAC Transaction" and "Plan of Distribution." On July 11, 1997, FMAC filed for reorganization under the Federal Bankruptcy Code in the United States District Court for the District of Delaware (the "Bankruptcy Court") and such petition is currently pending as Case No. 97-1500 (JJF) (the "Bankruptcy Case").



     The Warrants will be exercisable at any time within three years from the date of issuance to purchase an aggregate of 325,000 shares of the Company's Common Stock at a price of $20.00 per share and will be redeemable by the Company for $.10 per Warrant if the market price of the Common Stock closes at or above $28.50 per share during any 10 consecutive trading days. The number of shares of Common Stock purchaseable upon exercise of the Warrants and the exercise price of the Warrants are subject to adjustment in certain events. See "Description of Capital Stock -- Warrants." All or a portion of the Stock Option Shares will be issued one time only, if at all, at an assigned value of 98% of the average of the closing prices of the Company's Common Stock for the ten trading days prior to the date of issuance, provided that the Company's Common Stock is then trading at, and the closing price of the Common Stock on each day during the 10 previous trading days was equal to, at least $8.00 per share and certain other requirements are satisfied. See "FMAC Transaction."



     FMAC will be deemed to be an underwriter (as such term is defined in Section 2(11) of the Securities Act of 1933) of the Warrants, the related Warrant Shares, and the Stock Option Shares to the extent that it participates, directly or indirectly, in the distribution of such securities.



                                                   (Continued on following page)


  SEE "RISK FACTORS" AT PAGE 10 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SECURITIES
                                OFFERED HEREBY.


     IN DETERMINING WHETHER TO VOTE IN FAVOR OF THE PLAN OF REORGANIZATION, THIS PROSPECTUS SHOULD BE READ IN CONJUNCTION WITH THE PLAN OF REORGANIZATION AND THE DISCLOSURE STATEMENT (DEFINED BELOW) OF FMAC. SEE "PROSPECTUS SUMMARY" AND "FMAC TRANSACTION."

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                            ------------------------


               The date of this Prospectus is February   , 1998.

(Continued from previous page)



     This Prospectus also relates to warrants (the "Bank Group Warrants") to purchase up to 341,190 shares of Common Stock of the Company which may be offered for sale from time to time by persons (the "Selling Securityholders") who previously acquired such Bank Group Warrants in a private transaction in connection with the Bankruptcy Case, and the shares of Common Stock underlying the Bank Group Warrants (the "Warrant Shares"). See "FMAC Transaction" and "Selling Securityholders." The Bank Group Warrants will be exercisable at any time through February 20, 2000 at a price of $20.00 per share and will be redeemable by the Company for $.10 per Bank Group Warrant if the market price of the Common Stock closes at or above $27.00 per share during any five consecutive trading days. The number of shares of Common Stock purchaseable upon exercise of the Bank Group Warrants and the exercise price thereof are subject to adjustment in certain events. See "Description of Capital Stock -- Bank Group Warrants."



     The Bank Group Warrants and related Warrant Shares may be sold or distributed from time to time by or for the account of the Selling Securityholders or their nominees or pledgees through dealers, brokers or other agents, or directly to one or more purchasers, including pledgees, at market prices prevailing at the time of sale or at prices otherwise negotiated. None of the proceeds from the sale of the Bank Group Warrants and related Warrant Shares offered by the Selling Securityholders will be received by the Company (except proceeds of the exercise of such Bank Group Warrants) or by FMAC or its creditors or interest holders. The Bank Group Warrants are not being offered to FMAC or to or for the benefit of creditors or interest holders of FMAC as part of its Plan of Reorganization. See "Plan of Distribution."


     Substantially all of the expenses in connection with the registration of the securities offered hereby will be borne by the Company. See "Plan of Distribution."


     The Common Stock is quoted on the Nasdaq National Market ("Nasdaq") under the symbol "UGLY." On February 2, 1998, the last reported price of the Common Stock was $6.50 per share.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the detailed information and consolidated financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Investors should carefully consider the information set forth under the heading "Risk Factors."

     As used herein, amounts followed by "(pro forma)" do not include revenues or sales derived from one Company dealership which was sold December 31, 1995. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Introduction."


     In determining whether to vote in favor of the Plan of Reorganization, this Prospectus should be read in conjunction with the Plan of Reorganization and FMAC's Joint Disclosure Statement Of Debtors In Connection With Solicitation Of Ballots With Respect To Joint Plan Under Chapter 11 Of The United States Bankruptcy Code (the "Disclosure Statement"). The Plan of Reorganization and/or Disclosure Statement sets forth a description of the rights of various classes of creditors and equity holders of FMAC, as well as a liquidation analysis of FMAC, and certain information concerning the residual interests in securitizations of FMAC and projected cash flows therefrom, anticipated recoveries estimated by FMAC for each of FMAC's significant asset categories, and certain estimated ranges of potential creditor recoveries. The Company makes no representations with respect to the information included in the Plan of Reorganization and Disclosure Statement or any exhibits thereto (other than this Prospectus) and assumes no responsibility for the accuracy or adequacy thereof.


                                  THE COMPANY

     The Company operates the largest publicly-held chain of "Buy Here-Pay Here" used car dealerships in the United States and underwrites, finances, and services retail installment contracts generated from the sale of used cars by its dealerships and by third party used car dealers located in selected markets throughout the country. As part of its financing activities, the Company has initiated a collateralized dealer financing program pursuant to which it provides qualified independent used car dealers with operating credit lines secured by the dealers' retail installment contract portfolios. The Company targets its products and services to the sub-prime segment of the automobile financing industry, which focuses on selling and financing used cars to persons who have limited credit histories, low incomes, or past credit problems ("Sub-Prime Borrowers").

     The Company has expanded significantly in recent periods. From 1995 to 1996, total revenues increased by 55.2%, from $48.7 million (pro forma) to $75.6 million. The Company's net income grew to $5.9 million in 1996 (including $4.4 million in gains recognized from the sale of contract receivables pursuant to a securitization program (the "Securitization Program")), or $.60 per share, compared with a net loss of $(4.0) million, or $(.67) per share in 1995. During the nine month period ended September 30, 1997, total revenues increased by 108.3% to $120.2 million from $57.7 million in the comparable period in 1996. The Company's net income was $5.7 million during the nine month period ended September 30, 1997 (including $10.3 million in gains recognized from the sale of contract receivables under the Securitization Program), or $0.32 per share, compared to $4.1 million (including $2.6 million in gains recognized from the sale of contract receivables under the Securitization Program), or $0.46 per share in the comparable period in 1996.

     During the nine month period ended September 30, 1997, the Company originated 10,208 contracts with an aggregate principal balance of $76.1 million at its used car dealerships ("Company Dealerships") and purchased 26,147 contracts from third party used car dealers ("Third Party Dealers") with an aggregate principal balance of $144.2 million, compared to 5,413 contracts originated at Company Dealerships with an aggregate principal balance of $38.2 million and 5,781 contracts purchased from Third Party Dealers with an aggregate principal balance of $32.9 million during the comparable period in 1996. In addition, during the nine month period ended September 30, 1997, the Company purchased a total of 13,250 contracts with an aggregate principal balance of $55.4 million from E-Z Plan, Inc. and Seminole Finance Company in connection with the acquisition of substantially all of the assets related to their respective dealership and loan servicing operations. The principal balance of the Company's total contract portfolio managed as of September 30, 1997 was $270.7 million, including $229.0 million in contracts serviced under the Securitization Program. Substantially all of the contracts the Company services are with Sub-Prime Borrowers.

     Company Dealership Operations. The Company sells used cars through 43 wholly-owned used car dealerships in Arizona, California, Georgia, Texas, Florida, Nevada, and New Mexico and finances such sales through retail installment contracts that the Company services. The Company's competition for its Company Dealerships are the numerous small independent used car dealerships that sell and finance used cars to Sub-Prime Borrowers ("Buy Here-Pay Here Dealers"). The Company estimates that there are over 63,000 independent used car dealers in the United States, a substantial portion of which are Buy Here-Pay Here Dealers. The Company distinguishes its Company Dealership operations from those of typical Buy Here-Pay Here Dealers by providing multiple locations, upgraded facilities, large inventories of used automobiles, centralized purchasing on a regional basis, value-added marketing programs, and dedication to customer service. Many Company Dealerships maintain extensive inventories of 100 to 300 used cars and feature a wide selection of makes and models (with ages generally ranging from five to ten years). The average sales price per car at Company Dealerships was $7,107 for 1996 and $7,364 during the nine month period ended September 30, 1997. The Company has developed flexible underwriting guidelines and techniques, which combine established underwriting criteria with managerial discretion to facilitate rapid credit decisions.


     The Company believes it has achieved wide-spread brand name recognition through extensive television, radio, and billboard advertising featuring its widely-recognized animated duck mascot and logo. The Company emphasizes its large network of Company Dealerships, its wide selection of quality used cars, and its ability to finance most Sub-Prime Borrowers. The Company has also established several innovative marketing programs that are designed to attract Sub-Prime Borrowers by assisting them in re-establishing their credit, offering rewards for timely payment on contracts, and promoting customer loyalty.


     Third Party Dealer Operations. The Company also purchases and services contracts originated by Third Party Dealers. Through its acquisition of Champion Financial Services, Inc. in 1994, the Company entered the Third Party Dealer financing market in order to leverage the contract servicing expertise it had acquired through its Company Dealership activities. Since that time, the Company has significantly expanded its Third Party Dealer contract purchasing operations and, as of the date of this Prospectus, has 76 Third Party Dealer contract buying offices ("Branch Offices") in 21 states and has entered into contract purchasing agreements with approximately 4,000 Third Party Dealers.


     The Company is in the process of expanding its Third Party Dealer operations by expanding its collateralized dealer financing program (the "Cygnet Dealer Program"). The Company believes that providing operating credit lines to qualified Third Party Dealers will give such dealers a unique opportunity to obtain the debt financing necessary to expand their businesses while enabling the Company to earn additional finance income and to diversify its earning asset base. The Company also believes that the relationships established with these dealers will provide it with a preferred position to acquire retail installment contracts from them. Such contract purchases would provide these dealers with an additional source of financing and enable the Company to further expand its contract portfolio.

     In spite of the expansion of its Third Party Dealer operations, the Company is undertaking a strategic evaluation that will consider, among other alternatives, a sale or spin-off of these operations. See "Strategic Review" below.

     The Company has also established insurance operations directed to the sub-prime market. Its initial activities in this area have focused primarily on force placing casualty insurance on its Third Party Dealer contracts.

     Loan Servicing and Collections. The Company services loans that are originated at its Company Dealerships, purchased from Third Party Dealers, and securitized with servicing retained. In addition, in conjunction with the acquisition of the Kars-Yes Holdings Inc. ("Kars") dealership and servicing operations in September 1997, the Company began servicing the Kars loan portfolio, which was retained by the prior owner of these dealerships. The Company currently maintains loan servicing and collection facilities in Phoenix, Arizona; San Antonio, Texas; Dallas, Texas and Tampa, Florida. Pursuant to the terms of various servicing agreements, the Company generally receives monthly servicing fees for servicing the securitized portfolios and the Kars portfolio ranging from .25% to .33% of principal balances (3.00% to 4.00% per annum). Under the terms of the servicing agreements, the portfolios must meet certain performance criteria. Failure to meet the specified performance measures could result in penalties, including withdrawal of servicing from the Company. In connection with the FMAC transaction (described below), the Company has executed or anticipates executing certain agreements which, among other things, provide for the Company to service the FMAC loan portfolio that has been acquired by an unrelated third party as well as the receivables contained in certain securitized pools of FMAC. See "FMAC Transaction."

     Recent Acquisitions. The Company has expanded its Company Dealership and loan servicing and collections operations through several recent acquisitions. On January 15, 1997, the Company acquired substantially all of the assets of Seminole Finance Corporation and related companies ("Seminole"), including four dealerships in Tampa/St. Petersburg and a contract portfolio of approximately $31.1 million. On April 1, 1997, the Company purchased substantially all of the assets of E-Z Plan, Inc. ("E-Z Plan"), a Company engaged in the business of selling and financing used motor vehicles, including seven dealerships in San Antonio and a contract portfolio of approximately $24.3 million. On September 19, 1997, the Company purchased substantially all of the dealership and loan servicing assets (but not the loan portfolio) of Kars, including six dealerships in the Los Angeles market, two in the Miami market, two in the Atlanta market, and two in the Dallas market. The Company expects to continue to grow the Company Dealership portion of its business through strategic acquisitions in the future.


     FMAC Transaction. In recent periods, the Company has been actively involved in the reorganization proceeding of First Merchants Acceptance Corporation ("FMAC"). FMAC was in the business of purchasing and securitizing loans made primarily to Sub-Prime Borrowers by various third party used car dealers. FMAC filed for reorganization under Title 11 of the United States Code (the "Bankruptcy Code") on July 11, 1997 (the "Petition Date"). Concurrent with the filing of the Chapter 11 petition, the Company, which owns approximately 2.5% of FMAC's common stock, agreed to provide up to $10.0 million in debtor-in-possession financing to FMAC, of which $3.8 million was outstanding at September 30, 1997. During the pendency of the proceeding, the Company acquired FMAC's senior bank debt (the "Senior Bank Debt") aggregating $103.0 million in principal amount as of the Petition Date. In connection with the acquisition of the Senior Bank Debt, the Company issued the Bank Group Warrants plus certain additional warrants not being registered hereby to members of the bank group previously holding such debt. On December 15, 1997, the Bankruptcy Court entered an order approving a transfer whereby the agent for the holders of the Senior Bank Debt credit bid this debt and purchased the contracts which secured the debt (the "Owned Contracts"), and sold the Owned Contracts to a third party purchaser (the "Contract Purchaser") for approximately $78.9 million. Of the proceeds, approximately $60.4 million were used to acquire or to repay loans to acquire the Senior Bank Debt, approximately $15.5 million have been added to working capital and approximately $3.0 million were placed in a holdback account for a period of sixty days. The Company expects to record a gain of approximately $6.0 to $7.0 million ($3.6 to $4.2 million after income taxes) from this transaction. The Company has guaranteed to the Contract Purchaser a 10.35% return on the transaction subject to a maximum guarantee of $10.0 million. In connection with the proposed FMAC Plan of Reorganization, the Company has agreed to provide additional debtor-in-possession financing (up to a total of $16.5 million), to increase such financing to $18.5 million if certain conditions are satisfied, to issue the Warrants and to provide FMAC an interest in any returns in respect of the Owned Contracts in excess of a formularized amount. FMAC has agreed to guarantee such formularized amount and to grant a lien on certain of its assets to secure the same. In addition, it is contemplated that the Company will obtain certain servicing rights and FMAC's servicing platform with respect to such rights, and an interest in distributions to be made under the residual interests held by FMAC in various securitization transactions. The Plan of Reorganization also contemplates that the Company may increase its interest in the cash distributions to be made in connection with the residual interests by issuing the Stock Option Shares, all as more fully provided in "FMAC Transaction" below. Substantially all of the Company's rights as described above are subject to certain limitations and conditions. See "FMAC Transaction" and "Risk Factors -- Risks Relating to FMAC Transaction."


     Strategic Review. The Company has begun an evaluation of strategic alternatives for certain of its business segments. Specifically, the Company is reviewing, among other alternatives, the potential sale or spin-off to third parties or shareholders of the Company's Third Party Dealer operations, including its Branch Office network and Cygnet Dealer Program, and related portfolios. No change in the Company's primary business of selling and financing used cars through its dealership network is being considered. Among other matters, the evaluation will consider whether the Company should focus on its core dealership operations, and whether this focus would facilitate the ability of investors to evaluate the Company. The strategic evaluation is expected to take several months, with a recommendation to the Board of Directors anticipated in the first half of 1998. Any sale or spinoff would be subject to a number of factors, including satisfactory resolution of relevant business, accounting, regulatory, legal and tax issues. See "Risk Factors -- Potential Change in Business Strategy."


     Capital Resources. The Company finances its operations through the issuance of equity securities and borrowings pursuant to various credit arrangements, including a revolving credit facility (the "Revolving Facility") with General Electric Capital Corporation ("GE Capital"), and its Securitization Program which through September 30, 1997 has included the sale of $170.4 million in Class A Certificates to SunAmerica Life Insurance Company ("SunAmerica") and $85.1 million in Class A Certificates through Greenwich Capital Markets, Inc. ("Greenwich"). Through September 30, 1997, the Company had securitized an aggregate of $155.9 million in contracts originated through Company Dealerships and $157.8 million in contracts originated at Third Party Dealers and purchased by the Company. Standard & Poor's has given ratings ranging from "BBB" to "A" to the $170.4 million in securities issued to SunAmerica, and a "AAA" rating to the $85.1 million in securities issued to Greenwich (which are insured by MBIA Insurance Corporation), in connection with the Securitization Program. Moody's Investors Service has given the $85.1 million in securities issued to Greenwich an "Aaa" rating. The Company believes that the securitizations consummated with SunAmerica are the only "investment grade" ratings given to certificates collateralized by used car installment contracts originated at Buy Here-Pay Here dealerships without any external credit enhancement. The Standard & Poor's and Moody's Investors Service ratings are unrelated to an investment in the Warrants, Bank Group Warrants, Warrant Shares, or Stock Option Shares being offered pursuant to this Prospectus. In the fourth quarter of 1997, the Company completed a securitization transaction with private investors through Greenwich in the amount of $43.6 million.



     On January 28, 1998, the Company borrowed $7 million from Greenwich Capital Financial Products, Inc. ("Greenwich") pursuant to a Loan Agreement, dated as of January 28, 1998 (the "Greenwich Loan"). The Greenwich Loan was used to repay amounts owing to GE Capital under the Revolving Facility. The Greenwich Loan is secured by (1) a pledge by Duck Ventures, Inc., a direct wholly-owned subsidiary of the Company ("DVI"), of all of the issued and outstanding common stock of Champion Receivables Corp. II ("CRC II"), a bankruptcy remote subsidiary wholly-owned by DVI, and (2) all of the Company's right, title and interest in and to the Retained Assets including the Tax Refunds (as defined below under the heading "FMAC Transactions -- Senior Bank Debt Claims"). The Greenwich Loan is payable by the Company on April 28, 1998 and bears interest at the rate of 9 1/2 percent per annum.


                                  THE OFFERING


Warrants offered..............      325,000 Warrants offered by the Company,
                                    each to purchase
                                    one share of Common Stock at $20.00 per
                                    share, at any time within 36 months
                                    following the date of issuance, and subject to redemption by the Company for $.10 per Warrant if the Common Stock closes at or above $28.50 per share during any ten consecutive trading days. The number of shares of Common Stock purchaseable upon exercise of the Warrants and the exercise price of the Warrants is subject to adjustment in certain events.



Bank Group Warrants offered...      341,190 Bank Group Warrants offered by the
                                    Selling Securityholders, each to purchase one share of Common Stock at $20.00 per share, at any time on or prior to February
                                    20, 2000, and subject to redemption by the Company for $.10 per Bank Group Warrant if the Common Stock closes at or above $27.00 per share during any five consecutive trading days. The number of shares of Common
                                    Stock purchaseable upon exercise of the Bank
                                    Group Warrants and the exercise price of the Bank Group Warrants is subject to adjustment in certain events. The Bank Group Warrants are not being offered to FMAC or to or for the benefit of creditors or interest holders of FMAC as part of the Plan of Reorganization. See "Plan of Distribution."



Common Stock offered..........      Up to 5,666,190 shares, including 5,000,000
                                    Stock Option Shares and 666,190 Warrant
                                    Shares.



Common Stock outstanding(1)...      18,548,961



Use of Proceeds...............      The Warrants, related Warrant Shares and
                                    Stock Option Shares are being distributed hereunder in connection with the Plan of Reorganization. The Warrants would be and the Stock Option Shares may be issued in consideration for certain rights in the Bankruptcy Case, including a reduction in cash distributions that may otherwise be payable to FMAC in respect of retained assets of FMAC and an increase in cash payments to the Company in respect of certain of FMAC's assets. Distributions or payments to the Company in connection with the FMAC reorganization will be used for general corporate purposes. See "FMAC
                                    Transaction". The Bank Group Warrants and related Warrant Shares may be offered from time to time in the future by the Selling
                                    Securityholders. None of the proceeds from the sale of the Bank Group Warrants and related Warrant Shares offered hereby by the Selling Securityholders will be received by the Company (except proceeds of the exercise of such Bank Group Warrants) or by FMAC or its creditors or interest holders. See "Plan of Distribution."


Nasdaq Symbol.................      "UGLY"
---------------

(1) As of January 31, 1998; excludes: (i) 1,290,568 shares of Common Stock issuable upon exercise of stock options outstanding at December 31, 1997 under the Company's Long-Term Incentive Plan with a weighted average exercise price of $11.74 per share; (ii) 291,023 shares of Common Stock issuable upon exercise of warrants issued in connection with the Company's initial public offering with a weighted average exercise price of $8.33 per share; and (iii) 389,800 shares of Common Stock issuable upon exercise of certain warrants issued in connection with the FMAC Senior Bank Debt purchase, including the Bank Group Warrants, all of which have an exercise price of $20.00 per share. See "Management -- Long-Term Incentive Plan," "Description of Capital Stock," and "FMAC Transaction."


                     RISK FACTORS AND FORWARD LOOKING STATEMENTS


     Prospective purchasers of Warrants, Bank Group Warrants, Warrant Shares or Stock Option Shares should carefully consider all of the information contained in this Prospectus, particularly each of the factors set forth in "Risk Factors" beginning on page 10. The Company has incurred, and may incur in the future, losses from operations and negative cash flows during various periods. Factors that may affect the Company's business, results of operations and financial condition, and the price and market for its securities, include, among others, the following:


     - The Company focuses on selling and financing used cars to persons who have limited credit histories, low incomes or past credit problems, and pose a high risk of defaulting on their loans.

     - The Company's operations are significantly dependent on its continuing ability to secure external financing. In recent periods, a number of companies in the business of financing used cars for sub-prime borrowers have incurred significant credit losses, and in some cases filed for bankruptcy, which has resulted in a tightening of credit to participants in this market. In recent periods, the Company's needs for additional capital resources have increased in connection with the growth of its business. While to date the Company has met liquidity requirements as needed, there can be no assurance that it will be able to continue to do so in the future.


     - A significant source of funding for the Company has been the sale of receivables through securitization transactions, which the Company remains dependent upon. Securitization transactions have also been significant contributors to profits in certain periods. More recently, however, the Company took a charge to earnings when it revalued its Residuals in Finance Receivables Sold based upon actual net charge off experience.

     - The charge to earnings was largely attributable to collection difficulties that the Company attributes to a system conversion earlier this year. While the conversion is substantially complete and operations are at normal levels generally, certain issues are still being resolved. Moreover, as a result of its various acquisitions, the Company's servicing operations are conducted on several different software platforms which are not fully compatible.

     - The Company has rapidly increased its dealership operations through acquisitions and its success is substantially dependent on its ability to integrate and improve acquired operations. The Company has also rapidly increased its network of Branch Offices and invested significant capital in its Cygnet Dealer Program. The success of the Company is dependent on its ability to manage these related but diverse operations.


     - In light of the diverse nature of its current operations, the Company is evaluating the potential sale or spin-off of its Third Party Dealer operations, including its Cygnet Dealer Program and Branch Office network. There can be no assurance that any such sale or spin-off will take place, if implemented will be successful, or that the failure to implement any such sale or spin-off will not adversely affect the Company's operations or the price for its securities. The Warrants and Bank Group Warrants do not provide for any adjustment or participation (except upon exercise prior to the transaction) in the event of a spin-off or sale of any subsidiary or business operation to a third party or stockholders.



     - The Company holds common stock in, and has made loans to or acquired loans from, FMAC, which filed for bankruptcy in July 1997. In connection with the reorganization, the Company has issued certain warrants in connection with the FMAC Senior Bank Debt purchase, including the Bank Group Warrants, to bank group members and may issue the Warrants, related Warrant Shares and Stock Option Shares to FMAC or its other creditors or equity holders. The Company's financial condition and results of operations are partially dependent on the successful resolution of various matters relating to FMAC's reorganization proceedings.


     This Prospectus contains forward looking statements. Additional written or oral forward looking statements may be made by the Company from time to time in filings with the Securities and Exchange Commission or otherwise. Such forward looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such statements may include, but not be limited to, projections of revenues, income, or loss, capital expenditures, plans for future operations, financing needs or plans, and plans relating to products or services of the Company, as well as assumptions relating to the foregoing. The words "believe," "expect," "anticipate," "estimate," "project," and similar expressions identify forward looking statements. Forward looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward looking statements. Statements in this Prospectus, including those contained in the section entitled "Risk Factors," in the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations," and in the Notes to the Company's Consolidated Financial Statements, describe factors, among others, that could contribute to or cause such differences. The Company undertakes no obligation to update any forward looking statements.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION
              (IN THOUSANDS, EXCEPT PER SHARE AND OPERATING DATA)

                                                NINE MONTHS ENDED
                                                  SEPTEMBER 30,             YEARS ENDED DECEMBER 31,
                                            --------------------------    -----------------------------
                                               1997           1996         1996       1995       1994
                                            -----------    -----------    -------    -------    -------
                                            (UNAUDITED)    (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Total Revenues...........................    $ 120,209       $57,736      $75,629    $58,203    $33,773
  Sales of Used Cars.....................       79,543        42,497       53,768     47,824     27,768
  Interest Income........................       23,390        11,881       15,856     10,071      5,449
  Gain on Sale of Loans..................       10,323         2,578        4,434         --         --
  Other Income...........................        6,953           780        1,571        308        556
Cost of Used Cars Sold...................       42,537        23,835       29,890     27,964     12,577
Provision for Credit Losses..............       15,367         7,713        9,811      8,359      8,140
Income before Operating Expenses.........       62,305        26,188       35,928     21,880     13,056
Total Operating Expenses.................       49,628        17,594       24,700     19,896     12,320
Income Before Interest Expense...........       12,677         8,594       11,228      1,984        736
Interest Expense.........................        2,914         4,479        5,262      5,956      3,037
Net Earnings (Loss)......................    $   5,745       $ 4,115      $ 5,866    $(3,972)   $(1,967)
Earnings (Loss) per Share................    $    0.32       $  0.46      $  0.60    $ (0.67)   $ (0.35)
Shares used in Computation...............       18,200         7,230        8,283      5,892      5,584

                                                     SEPTEMBER 30,                 DECEMBER 31,
                                               -------------------------   ----------------------------
                                                  1997          1996         1996      1995      1994
                                               -----------   -----------   --------   -------   -------
                                               (UNAUDITED)   (UNAUDITED)
BALANCE SHEET DATA:
Cash and Cash Equivalents....................   $   4,401      $   684     $ 18,455   $ 1,419   $   168
Finance Receivables, Net.....................      36,346       46,304       51,063    40,726    15,858
Total Assets.................................     271,285       77,397      118,083    60,790    29,711
Subordinated Notes Payable...................      12,000       14,000       14,000    14,553    18,291
Total Debt...................................      70,781       44,622       26,904    49,754    28,233
Preferred Stock..............................          --       10,000           --    10,000        --
Common Stock.................................     171,943       18,120       82,612       127        77
Total Stockholders' Equity (Deficit)(1)......   $ 177,395      $26,176     $ 82,319   $ 4,884   $(1,194)
Principal Balances Outstanding:
Dealership Portfolio.........................   $  16,545      $15,433     $  7,068   $34,226   $19,881
Third Party Dealer Portfolio.................      25,182       36,711       51,213    13,805     1,620
Total Retained Portfolio.....................      41,727       52,144       58,281    48,031    21,501
                                                  -------       ------      -------    ------    ------
Securitized with Servicing Retained:
Dealership Loans                                  103,762       32,633       41,998        --        --
Third Party Dealer Loans                          125,234           --        9,665        --        --
                                                  -------       ------      -------    ------    ------
Total Securitized with Servicing Retained....     228,996       32,633       51,663        --        --
                                                  -------       ------      -------    ------    ------
Total Managed Portfolio......................   $ 270,723      $84,777     $109,944   $48,031   $21,501
                                                  =======       ======      =======    ======    ======

---------------

(1) As of January 31, 1998; excludes (i) 1,290,568 shares of Common Stock issuable upon exercise of stock options outstanding at December 31, 1997 under the Company's Long-Term Incentive Plan with a weighted average price of $11.74 per share; (ii) 291,023 shares of Common Stock issuable upon exercise of warrants issued in connection with the Company's initial public offering of Common Stock with a weighted average exercise price of $8.33 per share; and (iii) 389,800 shares of Common Stock issuable upon exercise of certain warrants issued in connection with the FMAC Senior Bank Debt purchase, including the Bank Group Warrants, all of which have an exercise price of $20.00 per share.

                                  RISK FACTORS


     Investment in the Warrants, Bank Group Warrants, Warrant Shares, and Stock Option Shares offered hereby involves certain risks. In addition to the other information included elsewhere in the Prospectus, prospective investors should give careful consideration to the following factors before purchasing the Warrants, Bank Group Warrants, Warrant Shares, and Stock Option Shares offered hereby.


NO ASSURANCE OF PROFITABILITY

     The Company began operations in 1992 and incurred significant operating losses in 1994 and 1995. The Company recorded net earnings of $5.9 million in 1996 and net earnings for the nine month period ended September 30, 1997 of $5.7 million. However, the Company incurred a net loss for the three month period ended September 30, 1997 due in large part to a charge of $10.0 million (approximately $6.0 million, net of income taxes) against Residuals in Finance Receivables Sold. There can be no assurance that the Company will regain profitability in future periods. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     The Company's ability to regain and sustain profitability will depend primarily upon its ability to: (i) expand its revenue generating operations while not proportionately increasing its administrative overhead; (ii) originate and purchase contracts with an acceptable level of credit risk; (iii) effectively collect payments due on the contracts in its portfolio; (iv) locate sufficient financing, with acceptable terms, to fund the expansion of used car sales and the origination and purchase of additional contracts; and (v) adapt to the increasingly competitive market in which it operates. Outside factors, such as the economic, regulatory, and judicial environments in which it operates, will also have an effect on the Company's business. The Company's inability to achieve or maintain any or all of these objectives could have a material adverse effect on the Company.

DEPENDENCE ON SECURITIZATIONS


     In recent periods, the Company's income (loss) from operations has been significantly impacted by the sales of contract receivables and the earnings
(loss) recorded by the Company on the Residuals in Finance Receivables Sold. The Company's ability to successfully complete securitizations in the future may be affected by several factors, including the condition of securities markets generally, conditions in the asset-backed securities markets specifically, and the credit quality of the Company's portfolio.


     The amount of any gain on sale in connection with securitizations is based upon certain estimates and assumptions, which may not subsequently be realized. To the extent that actual cash flows on a securitization differ materially from the original securitization assumptions, and in the opinion of management those differences appear to be other than temporary in nature, the Company is required to revalue the Residuals in Finance Receivables Sold, and record a charge to earnings based upon the reduction. In addition, the Company records ongoing income based upon the cash flows on Residuals in Finance Receivables Sold. The income recorded on the Residuals in Finance Receivables Sold will vary from quarter to quarter based upon cash flows received in a given period. To the extent that cash flows are deficient, charge-offs of finance receivables exceed estimates, or assumptions that were applied to the underlying portfolio are not realized, and in the opinion of management those differences appear to be other than temporary in nature, the Company is required to revalue the Residuals in Finance Receivables Sold, and record a charge to earnings.

     During the nine month period ended September 30, 1997, the Company recorded a charge of $10.0 million ($6.0 million after taxes) against the Residuals in Finance Receivables Sold. The charge resulted from an upward revision in the Company's net charge off assumptions related to the underlying contract portfolios supporting the Company's Residuals in Finance Receivables Sold. Although the Company believes the charge is adequate to adjust the assumptions to a level which will more closely approximate future net losses in the underlying contract portfolio, there can be no assurance in that regard.


     Champion Receivables Corporation ("CRC") and CRC II (collectively referred to as "Securitization Subsidiaries"), are the Company's wholly-owned special purpose "bankruptcy remote entities". Their assets include Residuals in Finance Receivables Sold and Investments Held in Trust, in the amounts of $25.8 million and $15.1 million, respectively, at September 30, 1997, which amounts would not be available to satisfy claims of creditors of the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

DEPENDENCE ON EXTERNAL FINANCING; CASH POSITION


     The Company has borrowed, and will continue to borrow, substantial amounts to fund its operations. In this regard, the Company's operations, including its recently initiated Cygnet Dealer Program, are highly capital intensive. Currently, the Company receives financing pursuant to the Revolving Facility with GE Capital, which has a maximum commitment of $100.0 million. Under the Revolving Facility, the Company may borrow up to 65.0% of the principal balance of eligible Company Dealership contracts and up to 86.0% of the principal balance of eligible Third Party Dealer contracts. The Revolving Facility expires in December 1998. The Revolving Facility is secured by substantially all of the Company's assets. In addition, the Revolving Facility contains various covenants that limit, among other things, the Company's ability to engage in mergers and acquisitions, incur additional indebtedness, and pay dividends or make other distributions, and also requires the Company to meet certain financial tests. Although the Company believes it is currently in compliance with the terms and conditions of the Revolving Facility, there can be no assurance that the Company will be able to continue to satisfy such terms and conditions or that the Revolving Facility will be extended beyond its current expiration date. In addition, the Company has established a Securitization Program pursuant to which the Company is subject to numerous terms and conditions. Pursuant to the Securitization Program, the Company and SunAmerica entered into an agreement under which SunAmerica would purchase $175.0 million of certificates secured by contracts. As of June 30, 1997, SunAmerica had purchased $170.4 million in Class A Certificates, thereby substantially utilizing the maximum commitment from SunAmerica. During the three month periods ended September 30, 1997 and December 31, 1997, the Company completed securitization transactions with private investors in the amounts of $85.1 million and $43.6 million, respectively.



     The Company's cash and cash equivalents decreased from $18.5 million at December 31, 1996 to $4.4 million at September 30, 1997. This decrease is due in large part to the purchase of senior debt and the making of debtor-in-possession loans in connection with the reorganization of FMAC (see "FMAC Transaction" below), as well as the growth of the Cygnet Dealer Program loan portfolio. The Company is currently evaluating its alternatives for the future financing of the Cygnet Dealer Program. On January 28, 1998, the Company borrowed $7 million from Greenwich in order to repay GE Capital certain amounts then owing under the Revolving Facility. See "Prospectus Summary -- The Company -- Capital Resources." The Greenwich Loan is repayable on April 28, 1998. There can be no assurance that the Company will have the liquidity to repay the Greenwich Loan when due. The Company is currently evaluating other longer term financing options.


     There can be no assurance that any further securitizations will be completed or that the Company will be able to secure additional financing when and as needed in the future, or on terms acceptable to the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

POOR CREDITWORTHINESS OF BORROWERS; HIGH RISK OF CREDIT LOSSES

     Substantially all of the contracts that the Company services are with Sub-Prime Borrowers. Due to their poor credit histories and/or low incomes, Sub-Prime Borrowers are generally unable to obtain credit from traditional financial institutions, such as banks, savings and loans, credit unions, or captive finance companies owned by automobile manufacturers. The Company has established an Allowance for Credit Losses, which approximated 13.9% and 17.7% of contract principal balances as of December 31, 1996 and 1995, respectively, and 15.2% of contract principal balances as of September 30, 1997, to cover anticipated credit losses on the contracts currently in its portfolio. At December 31, 1996 and 1995, the principal balance of delinquent contracts as a percentage of total outstanding contract principal balances was 3.7% and 4.2%, respectively. The principal balance of delinquent contracts as a percentage of total outstanding contract principal balances at September 30, 1997 was 5.6%. The Company's net charge offs as a percentage of average principal outstanding for the years ended December 31, 1996 and 1995 were 16.7% and 21.7%, respectively. The Company's annualized net charge offs as a percentage of average principal outstanding for the nine month period ended September 30, 1997 were 19.7%. The Company believes its current Allowance for Credit Losses is adequate to absorb anticipated credit losses. However, there is no assurance that the Company has adequately provided for, or will adequately provide for, such credit risks or that credit losses in excess of its Allowance for Credit Losses will not occur in the future. A significant variation in the timing of or increase in credit losses on the Company's portfolio would have a material adverse effect on the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     The Company has initiated its Cygnet Dealer Program, pursuant to which the Company provides qualified Third Party Dealers with operating lines of credit secured by such dealers' retail installment contract portfolios and/or inventory. While the Company requires Third Party Dealers to meet certain minimum net worth and operating history criteria to be considered for inclusion in the Cygnet Dealer Program, the Company will, nevertheless, be extending credit to dealers who may not otherwise be able to obtain debt financing from traditional lending institutions such as banks, credit unions, and major finance companies. Consequently, similar to its other financing activities, the Company will be subject to a high risk of credit losses that could have a material adverse effect on the Company and on the Company's ability to meet its own financing obligations.

POTENTIAL CHANGE IN BUSINESS STRATEGY


     The Company has begun an evaluation of strategic alternatives for certain of its business segments. Specifically, the Company is reviewing the potential sale or spin-off to third parties or shareholders of the Company's Third Party Dealer operations, including its Branch Office network and Cygnet Dealer Program, and related portfolios and servicing operations. No change in the Company's primary business of selling and financing used cars through its dealership network is being considered. Among other matters, the evaluation will consider whether the Company should focus on its core dealership operations, and whether this focus would facilitate the ability of investors to evaluate the Company. The strategic evaluation is expected to take several months, with a recommendation to the Board of Directors anticipated in the first half of 1998. Any sale or spin-off would be subject to a number of factors, including satisfactory resolution of appropriate business, accounting, regulatory, legal and tax issues. There can be no assurance that the Company will effect a sale or spin-off of any business operation; what form that such a transaction would take if implemented, including whether stockholders will receive or be able to acquire equity interests in any operation sold or spun-off; or that any sale or spin-off would prove successful or economically beneficial to the Company or its stockholders. Further, failure to implement a sale or spin-off could adversely affect the Company's operations and financial condition, as well as the market for its common stock and warrants. In addition, under the Company's most recent securitization, a sale or spin-off of its servicing operations would constitute a "termination event," under which the insurer in respect of the securitization could terminate the Company's servicing rights. Further, upon a termination event, distributions in connection with the Company's residual interest in such securitization effectively would be suspended until the interest of third party holders are paid in full. The Warrants and the Bank Group Warrants do not provide for any adjustment or participation (except upon exercise prior to the transaction) in the event of a spin-off or sale of any subsidiary or business operation to a third party or stockholders.


DATA PROCESSING AND TECHNOLOGY AND YEAR 2000

     The success of any participant in the sub-prime industry, including the Company, depends in part on its ability to continue to adapt its technology, on a timely and cost-effective basis, to meet changing customer and industry standards and requirements. The Company recently converted to a new loan servicing and collection data processing system at its Gilbert, Arizona facility which services the Company's Arizona, Nevada, and New Mexico Company Dealership loan portfolios as well as substantially all of the Third Party Dealer loan portfolio. In connection with the conversion, the Company confronted various implementation and integration issues, which management believes have resulted in increases in both contract delinquencies and charge offs.

Although many of these issues have been resolved, failure to promptly and fully resolve all issues could have a material adverse effect on the Company.

     The Company services its loan portfolios on loan servicing and collection data processing systems on various platforms. In the future the Company may migrate and convert all of its Company Dealership loan servicing and collection data processing to a single loan servicing and collection data processing system. Failure to successfully migrate and convert to a single loan servicing and data processing system could have a material adverse affect on the Company.

     The Company has commenced a study of its computer systems in order to assess its exposure to year 2000 issues. The Company expects to make the necessary modifications or changes to its computer information systems to enable proper processing of transactions relating to the year 2000 and beyond. The Company will evaluate appropriate courses of action, including replacement of certain systems whose associated costs would be recorded as assets and subsequently amortized. However, there can be no assurance that costs and expenses or other matters relating to year 2000 issues will not have a material adverse effect on the Company.

     The Company is dependent on its loan servicing and collection facilities as well as long-distance and local telecommunications access in order to transmit and process information among its various facilities. The Company maintains a standard program whereby it prepares and stores off site back ups of its main system applications and data files on a routine basis. Due primarily to the Company's recent acquisitions and significant growth, the Company believes that its current disaster response plan will need to be revised. Although management intends to update the disaster response plan during 1998, there can be no assurance a failure will not occur in the interim or that the plan as revised will prevent or enable timely resolution of any systems failure. Further, a natural disaster, calamity or other significant event that causes long-term damage to any of these facilities or that interrupts its telecommunications networks could have a material adverse effect on the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

RISKS RELATING TO FMAC TRANSACTION

     In recent periods, the Company has been actively involved in the reorganization proceeding of FMAC. See "FMAC Transaction" herein.


     There can be no assurance that the proposed FMAC Plan of Reorganization as described herein will be approved, or that if approved the servicing rights and interests in the residual interests in securitizations to be obtained by the Company will prove valuable or profitable. Neither the issuance of the Warrants nor any other consideration to be given by the Company is conditioned upon the profit ultimately achieved by the Company. Further, the Warrants, Bank Group Warrants, Warrant Shares, and Stock Option Shares will further dilute the Company's equity and could adversely affect the market and price for the Common Stock. The Company has guaranteed a 10.35% return on certain Owned Contracts acquired from FMAC and sold to the Contract Purchaser, subject to a maximum guarantee of $10.0 million. Although FMAC has provided a similar guarantee to the Company payable out of certain distributions from residual interests held by FMAC in securitization transactions, the guarantee is subject to certain conditions and there can be no assurance that there will be sufficient distributions from the residual interests to support the guarantee. The Company's debtor-in-possession loans to FMAC and certain fees payable to the Company would also be payable out of certain expected tax refunds of FMAC and/or distributions from residual interests in FMAC's securitization transactions and there can be no assurance that these loans or fees will be paid. Payments pursuant to the residual interests may not be made until the senior certificates in the securitization transactions are paid in full. In addition, the Company's ability to obtain certain servicing rights and the related servicing platform of FMAC is subject to negotiation between the parties and to consents of certain parties that have not yet been obtained. Moreover, certain benefits to the Company in the transaction would be contingent on the Company, a wholly-owned subsidiary of the Company or other affiliate or assignee of the Company that meets certain specified conditions (an "Authorized Servicer") servicing the Owned Contracts and/or certain other receivables currently serviced by FMAC. See "FMAC Transaction." In the event that the Company, its subsidiary or an Authorized Servicer does not obtain or retain such servicing rights, the Company could be materially adversely affected. In addition, ALLTEL Financial Information Services Inc. ("Alltel") is the licensor of certain software utilized by FMAC in its servicing platform. FMAC is currently in default under the licensing agreement for such software and Alltel claims that the cost to cure such default is approximately $525,000. At such time as the Company takes over servicing of receivables currently serviced by FMAC and obtains the FMAC servicing platform, the Company would be required to enter into a new licensing agreement or obtain an assignment of the existing licensing agreement with Alltel. In the event that for any reason the Alltel software cannot be utilized to service the receivables, FMAC or the Company may be required to convert to new servicing and collections software. This could result in integration and implementation issues and could disrupt and delay certain servicing functions that may have a material adverse effect on the Company or its ability to effectively service the Owned Contracts and various securitized loan pools ("Securitized Pools") of FMAC. Collections under the Owned Contracts and Securitized Pools could also be materially adversely affected. Other contracts may also have to be assigned and necessary consents obtained in connection with the transfer of servicing functions to the Company in order to maintain uninterrupted servicing on the FMAC receivables.

NO ASSURANCE OF SUCCESSFUL ACQUISITIONS

     The Company has recently completed three significant acquisitions (Seminole, E-Z Plan, and Kars) and intends to consider additional acquisitions, alliances and transactions involving other companies that could complement the Company's existing business. There can be no assurance that suitable acquisition parties, joint venture candidates, or transaction counterparties can be identified, or that, if identified, any such transactions will be consummated on terms favorable to the Company, or at all. Furthermore, there can be no assurance that the Company will be able to integrate successfully such acquired businesses, including those recently acquired, into its existing operations, which could increase the Company's operating expenses in the short-term and adversely affect the Company. Moreover, these types of transactions by the Company may result in potentially dilutive issuances of equity securities, the incurrence of additional debt, and amortization of expenses related to goodwill and intangible assets, all of which could adversely affect the Company's profitability. As of September 30, 1997, the Company had goodwill totaling approximately $17.2 million, the components of which will be amortized over a period of 15 to 20 years. These transactions involve numerous risks, such as the diversion of the attention of the Company's management from other business concerns, the entrance of the Company into markets in which it has had no or only limited experience, and the potential loss of key employees of the acquired company, all of which could have a material adverse effect on the Company.

HIGHLY COMPETITIVE INDUSTRY

     Although the used car sales industry has historically been highly fragmented, it has attracted significant attention from a number of large companies, including AutoNation, U.S.A. and Driver's Mart, which have entered the used car sales business or announced plans to develop large used car sales operations. Many franchised new car dealerships have also increased their focus on the used car market. The Company believes that these companies are attracted by the relatively high gross margins that can be achieved in this market and the industry's lack of consolidation. Many of these companies and franchised dealers have significantly greater financial, marketing, and other resources than the Company. Among other things, increased competition could result in increased wholesale costs for used cars, decreased retail sales prices, and lower margins.

     Like the sale of used cars, the business of purchasing and servicing contracts originated from the sale of used cars to Sub-Prime Borrowers is highly fragmented and very competitive. In recent years, several consumer finance companies have completed public offerings in order to raise the capital necessary to fund expansion and support increased purchases of contracts. These companies have increased the competition for the purchase of contracts, in many cases purchasing contracts at prices that the Company believes are not commensurate with the associated risk. There are numerous financial services companies serving, or capable of serving, this market, including traditional financial institutions such as banks, savings and loans, credit unions, and captive finance companies owned by automobile manufacturers, and other non-traditional consumer finance companies, many of which have significantly greater financial and other resources than the Company. Increased competition may cause downward pressure on the interest rates the Company charges on contracts originated by its Company Dealerships or cause the Company to reduce or eliminate the nonrefundable acquisition discount on the contracts it purchases from Third Party Dealers, which could have a material adverse effect on the Company. Similarly, increased competition may be a reason for a potential Company sale or spin-off to third parties or shareholders of Third Party Dealer operations, including its Branch Office network and Cygnet Dealer Program, and related portfolios and servicing operations.

GENERAL ECONOMIC CONDITIONS

     The Company's business is directly related to sales of used cars, which are affected by employment rates, prevailing interest rates, and other general economic conditions. While the Company believes that current economic conditions favor continued growth in the markets it serves and those in which it seeks to expand, a future economic slowdown or recession could lead to decreased sales of used cars and increased delinquencies, repossessions, and credit losses that could hinder the Company's business. Because of the Company's focus on the sub-prime segment of the automobile financing industry, its actual rate of delinquencies, repossessions, and credit losses could be higher under adverse conditions than those experienced in the used car sales and finance industry in general.

INDUSTRY CONSIDERATIONS AND LEGAL CONTINGENCIES

     In recent periods, several major used car finance companies have announced major downward adjustments to their financial statements, violations of loan covenants, related litigation, and other events. In addition, certain of these companies have filed for bankruptcy protection. These announcements have had a disruptive effect on the market for securities of sub-prime automobile finance companies, have resulted in a tightening of credit to the sub-prime markets, and could lead to enhanced regulatory oversight. Furthermore, companies in the used vehicle financing market have been named as defendants in an increasing number of class action lawsuits brought by customers alleging violations of various federal and state consumer credit and similar laws and regulations. Although the Company is not currently a named defendant in any such lawsuits, no assurance can be given that such claims will not be asserted against the Company in the future or that the Company's operations will not be subject to enhanced regulatory oversight.

NEED TO ESTABLISH AND MAINTAIN RELATIONSHIPS WITH THIRD PARTY DEALERS

     The Company enters into nonexclusive agreements with Third Party Dealers, which may be terminated by either party at any time, pursuant to which the Company purchases contracts originated by such dealers that meet the Company's established terms and conditions. Pursuant to the Cygnet Dealer Program, the Company enters into financing agreements with qualified Third Party Dealers. The Company's Third Party Dealer financing activities depend in large part upon its ability to establish and maintain relationships with such dealers. While the Company believes that it has been successful in developing and maintaining relationships with Third Party Dealers in the markets that it currently serves, there can be no assurance that the Company will be successful in maintaining or increasing its existing Third Party Dealer base, that such dealers will continue to generate a volume of contracts comparable to the volume of contracts historically generated by such dealers, or that a sufficient number of qualified dealers will become involved in the Cygnet Dealer Program.

GEOGRAPHIC CONCENTRATION

     Company Dealership operations are currently located in Arizona, Georgia, California, Texas, Florida, Nevada, and New Mexico. In addition, a majority of the Company's Branch Offices are located in Arizona, Texas, Florida, and Indiana. Because of this concentration, the Company's business may be adversely affected in the event of a downturn in the general economic conditions existing in the Company's primary markets.

SENSITIVITY TO INTEREST RATES

     A substantial portion of the Company's financing income results from the difference between the rate of interest it pays on the funds it borrows and the rate of interest it earns on the contracts in its portfolio. While the contracts the Company owns bear interest at a fixed rate, the indebtedness that the Company incurs under its Revolving Facility bears interest at a floating rate. In the event the Company's interest expense increases, it would seek to compensate for such increases by raising the interest rates on its Company Dealership contracts, increasing the acquisition discount at which it purchases Third Party Dealer contracts, or raising the retail sales prices of its used cars. To the extent the Company were unable to do so, the Company's net interest margins would decrease, thereby adversely affecting the Company's profitability.

IMPACT OF USURY LAWS

     Historically, a significant portion of the Company's used car sales activities were conducted in, and a significant portion of the contracts the Company services were originated in, Arizona, which does not impose limits on the interest rate that a lender may charge. However, the Company has expanded, and will continue to expand, its operations into states that impose usury limits, such as Florida and Texas. The Company attempts to mitigate these rate restrictions by raising the retail prices of its used cars or purchasing contracts originated in these states at a higher discount. The Company's inability to achieve higher sales prices or adequate discounts in states imposing usury limits would adversely affect the Company's planned expansion and its results of operations. There can be no assurance that the usury limitations to which the Company is or may become subject or that additional laws, rules, and regulations that may be adopted in the future will not adversely affect the Company's business.

DEPENDENCE UPON KEY PERSONNEL

     The Company's future success will depend upon the continued services of the Company's senior management as well as the Company's ability to attract additional members to its management team with experience in the used car sales and financing industry. The unexpected loss of the services of any of the Company's key management personnel, or its inability to attract new management when necessary, could have a material adverse effect upon the Company. The Company has entered into employment agreements (which include non-competition provisions) with certain of its officers. The Company does not currently maintain any key person life insurance on any of its executive officers.

CONTROL BY PRINCIPAL STOCKHOLDER

     Mr. Ernest C. Garcia, II, the Company's Chairman, Chief Executive Officer, and principal stockholder, holds approximately 25.1% of the outstanding Common Stock, including 136,500 shares held by The Garcia Family Foundation, Inc., an Arizona non-profit corporation, and 20,000 shares held by Verde Investments, Inc., a real estate investment corporation, controlled by Mr. Garcia. As a result, Mr. Garcia has a significant influence upon the activities of the Company, as well as on all matters requiring approval of the stockholders, including electing or removing members of the Company's Board of Directors, causing the Company to engage in transactions with affiliated entities, causing or restricting the sale or merger of the Company, and changing the Company's dividend policy.

POTENTIAL ANTI-TAKEOVER EFFECT OF PREFERRED STOCK

     The Company's Certificate of Incorporation authorizes the Company to issue "blank check" Preferred Stock, the designation, number, voting powers, preferences, and rights of which may be fixed or altered from time to time by the Board of Directors. Accordingly, the Board of Directors has the authority, without stockholder approval, to issue Preferred Stock with dividend, conversion, redemption, liquidation, sinking fund, voting, and other rights that could adversely affect the voting power or other rights of the holders of the Common Stock. The Preferred Stock could be utilized, under certain circumstances, to discourage, delay, or prevent a merger, tender offer, or change in control of the Company that a stockholder might consider to be in its best interests. Although the Company has no present intention of issuing any shares of its authorized Preferred Stock, there can be no assurance that the Company will not do so in the future.

REGULATION, SUPERVISION, AND LICENSING

     The Company's operations are subject to ongoing regulation, supervision, and licensing under various federal, state, and local statutes, ordinances, and regulations. Among other things, these laws require that the Company obtain and maintain certain licenses and qualifications, limit or prescribe terms of the contracts that the Company originates and/or purchases, require specified disclosures to customers, limit the Company's right to repossess and sell collateral, and prohibit the Company from discriminating against certain customers. The Company is also subject to federal and state franchising and insurance laws.

     The Company believes that it is currently in substantial compliance with all applicable material federal, state, and local laws and regulations. There can be no assurance, however, that the Company will be able to remain in compliance with such laws, and such failure could result in fines or interruption or cessation of certain of the business activities of the Company and could have a material adverse effect on the operations of the Company. In addition, the adoption of additional statutes and regulations, changes in the interpretation of existing statutes and regulations, or the Company's entrance into jurisdictions with more stringent regulatory requirements could have a material adverse effect on the Company.

SHARES ELIGIBLE FOR FUTURE SALE


     At January 31, 1998, 18,548,961 shares of common stock were outstanding. Of these, approximately 13,217,861 shares are not subject to any restrictions on resale or are registered for resale under the Securities Act. The Common Stock covered by this Prospectus, if and when issued, will also be freely tradeable. The remaining approximately 5,331,100 shares of Common Stock outstanding as of January 31, 1998 are "restricted securities," as that term is defined under Rule 144 promulgated under the Securities Act. In general, under Rule 144 as currently in effect, subject to the satisfaction of certain other conditions, if one year has elapsed since the later of the date of acquisition of restricted shares from an issuer or an affiliate of an issuer, the acquiror or subsequent holder is entitled to sell in the open market, within any three-month period, a number of shares that does not exceed the greater of one percent of the outstanding shares of the same class or the average weekly trading volume during the four calendar weeks preceding the filing of the required notice of sale. (A person who has not been an affiliate of the Company for at least the three months immediately preceding the sale and who has beneficially owned shares of Common Stock as described above for at least two years is entitled to sell such shares under Rule 144 without regard to any of the limitations described above.) Of the "restricted securities" outstanding, substantially all of these shares have been held for the one-year holding period required under Rule 144. The possibility that substantial amounts of Common Stock may be sold in the public market may adversely affect prevailing market prices for the Common Stock.


POSSIBLE VOLATILITY OF STOCK PRICE

     The market price of the Common Stock has been and may continue to be volatile in response to such factors as, among others, variations in the anticipated or actual results of operations of the Company or other companies in the used car sales and finance industry, changes in conditions affecting the economy generally, analyst reports, or general trends in the industry.

ABSENCE OF A PUBLIC MARKET


     The Warrants and the Bank Group Warrants are new securities for which there is currently no public market. The Company does not intend to list the Warrants or the Bank Group Warrants on any national securities exchange or to seek the admission thereof to trading on Nasdaq. There can be no assurance that any active trading market for the Warrants or the Bank Group Warrants will ever develop. Accordingly, prospective investors in the Warrants or the Bank Group Warrants may be required to bear the financial risks of such investment for an indefinite period of time.

                                  THE COMPANY

     The Company operates the largest publicly-held chain of Buy Here-Pay Here used car dealerships in the United States and underwrites, finances and services retail installment contracts generated from the sale of used cars by its Company Dealerships and Third Party Dealers located in selected markets throughout the country. As part of its financing activities, the Company has initiated the Cygnet Dealer Program, which is a collateralized dealer financing program pursuant to which the Company provides qualified independent used car dealers with operating credit lines secured by the dealers' retail installment contract portfolio. The Company began its used car sales and financing operations in 1992 and has pursued an aggressive growth strategy since that time. As of September 30, 1997, the Company had developed or acquired 36 Company Dealerships and had opened 83 Branch Offices located in twenty-one states.

     The Company operates through numerous direct and indirect wholly-owned subsidiaries including: Duck Ventures, Inc., which provides all administrative services to the Company, such as corporate finance and accounting, personnel administration, data processing, communication systems, maintenance, and software development; Ugly Duckling Car Sales, Inc., which operates the Company Dealerships; Champion Acceptance Corp., which services contracts originated by Company Dealerships and contracts purchased from Third Party Dealers; Champion Financial Services, Inc., which purchases contracts originated by Third Party Dealers; UDRAC, Inc., which provides administrative services to Ugly Duckling Rent-A-Car franchisees; Champion Receivables Corp. and Champion Receivables Corp. II, which are the Company's special purpose "bankruptcy remote" corporations that facilitate the Securitization Program; Cygnet Finance, Inc. and Cygnet Finance Alabama, Inc., which operate the Cygnet Dealer Program; Ugly Duckling Car Sales Florida, Inc., which operates the Company Dealerships in Florida; Ugly Duckling Car Sales Texas, LLP, which operates the Company Dealerships in Texas; Ugly Duckling Car Sales Georgia, Inc., which operates the Company Dealerships in Georgia; Ugly Duckling Car Sales California, Inc., which operates the Company Dealerships in California; Ugly Duckling Car Sales New Mexico, Inc., which operates the Company Dealerships in New Mexico; Drake Insurance Services, Inc., which serves as a holding company for Drake Insurance Agency, Inc., an Arizona licensed insurance agency, Drake Property and Casualty Insurance Company and Drake Life Insurance Company, which are Turks and Caicos Islands chartered and licensed reinsurance companies; and other inactive subsidiaries.

     The Company was formed in Arizona in 1992 for the purpose of purchasing Duck Ventures, Inc., and operating other subsidiaries and was reincorporated in Delaware in 1996. Except as otherwise specified, all references in this Prospectus to the "Company" refer to Ugly Duckling Corporation and its subsidiaries. The Company's principal executive offices are located at and its mailing address is 2525 East Camelback Road, Suite 1150, Phoenix, Arizona 85016. The telephone number of the Company is 1-800-THE-DUCK.

                                FMAC TRANSACTION

     The following describes certain aspects of the involvement of the Company in the Bankruptcy Case of FMAC and in FMAC's proposed Plan of Reorganization. The Company owns approximately 2 1/2% of the outstanding common stock of FMAC.


     In determining whether to vote in favor of the Plan of Reorganization, this Prospectus should be read in conjunction with the FMAC Disclosure Statement and Plan of Reorganization. The Plan and/or Disclosure Statement sets forth a description of the rights of various classes of creditors and equity holders of FMAC, as well as a liquidation analysis of FMAC, and certain information concerning the residual interests in securitizations of FMAC and projected cash flows therefrom, anticipated recoveries estimated by FMAC for each of FMAC's significant asset categories, and certain estimated ranges of potential creditor recoveries. The Company makes no representations with respect to the information included in the Plan of Reorganization and Disclosure Statement or any of the exhibits thereto (other than this Prospectus) and assumes no responsibility for the accuracy or adequacy thereof.


     Senior Bank Debt Claims. On August 21, 1997, the Company purchased approximately 78% of the Senior Bank Debt of FMAC held by seven members (the "Selling Banks") of FMAC's original nine-member bank group for approximately $69 million, which represents a discount of 10% of the outstanding principal amount of such debt (the "Purchased Claims"). The Company paid 20% of the purchase price at the closing of the purchase and the remainder of the purchase price was financed through a loan to the Company by the Selling Banks (the "Selling Bank Loan") for a term of six months, with interest accruing at LIBOR plus 2%. The Selling Bank Loan was secured by the Company's interest in the Collateral described below that also secured the Purchased Claims. In connection with the purchase, the Company also issued to the Selling Banks warrants to purchase up to 389,800 shares of the Company's Common Stock (including the Bank Group Warrants) at an exercise price of $20.00 per share at any time through February 20, 2000, and subject to a call feature by the Company if the closing market price of the Company's Common Stock equals or exceeds $27.00 per share for a period of five consecutive trading days.



     In November of 1997, the Company entered into an agreement allowing the Company to purchase the remaining 22% of FMAC's Senior Bank Debt (the "Remaining Interest"), subject to certain conditions precedent. Pursuant to such agreement, on December 18, 1997, the Company purchased the Remaining Interest at 95% of the outstanding principal balance of the Remaining Interest, plus interest at approximately 8% per annum on such purchase price from November 12, 1997, less all payments received by the sellers with respect to the Remaining Interest through the date of closing (an aggregate amount of approximately
$16,974,000 -- excluding an amount equal to approximately $749,000 (the "Disputed Amount") which was in dispute between the parties). On that same day, the Company issued warrants to the sellers to purchase up to 110,200 shares of the Company's Common Stock, which warrants were subsequently returned to the Company and cancelled pursuant to a negotiated settlement of the dispute between the parties described above. The Company also received approximately one half of the Disputed Amount as part of such settlement.


     The Senior Bank Debt was originally secured by (1) the Owned Contracts, (2) all personal property of FMAC, (3) accounts, accounts receivable, including tax refunds, contract rights and other general intangibles, and (4) the common stock of FMARC (defined below) (collectively, the "Collateral").


     On December 15, 1997, LaSalle National Bank, as Agent (the "Agent") for the holders of the Senior Bank Debt (the "Bank Group"), credit bid the entire amount of the Senior Bank Debt plus certain interest and fees, costs and expenses relating to the Owned Contracts (collectively, the "Credit Bid Purchase Price"), and the Bankruptcy Court approved the proposed purchase subject to execution by FMAC of appropriate transfer documents. On December 18, 1997, FMAC executed the necessary transfer documents assigning the Owned Contracts to the Agent (the "Transfer"), and the Agent then sold the Owned Contracts to the Contract Purchaser for 86% of the principal balance of certain eligible Owned Contracts (approximately $78.9 million) (the "Base Price") plus a residual interest in the Owned Contracts. The Company has guaranteed to the Contract Purchaser a return on the Owned Contracts equal to the Base Price plus interest at the rate of 10.35% per annum, subject to a maximum guarantee amount of $10 million. The Company has the option to purchase the Owned Contracts from the Contract Purchaser at certain times upon certain events, including at any time after three years and if the principal balance on the remaining contracts is less than 10% of the balance of the Owned Contracts on the date of purchase, for a price to yield the Contact Purchaser 10.35%. The cash proceeds from the sale of the Owned Contracts to the Contract Purchaser were distributed by the Agent at the direction of the Company to (i) pay the purchase price of the Remaining Interest as described above, and (ii) pay in full the Selling Bank Loan described above, with proceeds of approximately $15.5 million being distributed to the Company. The Company expects to record a gain (net of income taxes) of between $3.6 million and $4.2 million from the Senior Bank Debt transaction for the fourth quarter of 1997.



     Concurrently with the Transfer, the Agent released the lien of the Bank Group on the Collateral, allowing FMAC to retain all assets constituting any part of the Collateral other than the Owned Contracts (the "Retained Assets"), including but not limited to uncollected state and federal income tax refunds for 1996 and prior years (the "Tax Refunds"), certain receivables and related vehicles pledged to Greenwich (the "Greenwich Collateral"), and FMAC's furniture, fixtures, equipment, general intangibles and causes of action. Pursuant to that certain Binding Agreement to Propose and Support Modified Plan Agreement (the "Plan Agreement"), dated as of December 15, 1997 among the Company, FMAC, and the Official Committee of Unsecured Creditors of FMAC (the "Committee"), in consideration for the Bank Group's release of its liens on the Retained Assets, FMAC subsequently (A) guaranteed on a non-recourse basis full and timely payment to the Agent and the Company of any shortfall between (i) the Credit Bid Purchase Price of the Owned Contracts plus interest thereon at the rate of 11% per annum from December 15, 1997, plus an additional charge for servicing the Owned Contracts (the "Owned Contracts Servicing Fee"), calculated on a monthly basis, of the greater of 1/12 of 3 1/4% of the outstanding principal balance of the Owned Contracts or $15.00 per Owned Contract, applied only to Owned Contracts that are less than 120 days past due and for which the related vehicle has not been repossessed and (ii) collections and proceeds of the Owned Contracts (collectively, the "Secured Claim Recovery Amount"), and (B) granted a lien (the "Replacement Lien") on the stock of First Merchants Auto Receivables Corporation ("FMARC") and First Merchants Auto Receivables Corporation II ("FMARC II"), the holders of the residual interests and certain equity certificates (collectively, the "B Pieces") of the various Securitized Pools of FMAC, to secure the Secured Claim Recovery Amount and the Modified UDC Fee (defined below under "DIP Facility"). In the event that the Owned Contracts are not being serviced by the Company, a wholly-owned subsidiary of the Company, or an Authorized Servicer, without the prior written consent of FMAC (an "Owned Loan Servicing Change"), which consent will not be unreasonably withheld, the Secured Claim Recovery Amount will be limited to $10 million. However, in the event that the Company withdraws its support for or is unable or unwilling to consummate the proposed Plan of Reorganization for any reason, the Replacement Lien will be null and void and no distribution on the B Pieces will cover any shortfalls on the Secured Claim Recovery Amount. Conversely, in the event that FMAC or the Committee is unable or unwilling to consummate the proposed Plan of Reorganization, the Agent and Company will retain the Replacement Lien.



     Any recovery on the Owned Contracts in excess of the Secured Claim Recovery Amount will be shared with FMAC on the basis of 82 1/2% for the benefit of FMAC and 17 1/2% for the benefit of the Company (the "Excess Collections Split"). After payment in full of the Secured Claim Recovery Amount, the DIP Facility (defined below), the Modified UDC Fee (defined below), and any indemnity amounts payable by FMAC under any Indemnification Agreement (defined below under "Additional Matters"), any further distributions from the B Pieces will be shared between the Company and FMAC on the same basis as the Excess Collections Split. In the event that an Owned Loan Servicing Change occurs, the Excess Collections Split will change to 85% for the benefit of FMAC and 15% to the Company with respect to the B Pieces and, subject to certain adjustments, 100% for the benefit of FMAC and 0% to the Company with respect to the Owned Contracts. The Company will not be entitled to receive any share of the Excess Collections Split relating to a Securitized Pool for any period during which it is not acting as servicer for such Securitized Pool.



     The Plan of Reorganization contemplates that, at the option of the Company, the Company may distribute the Stock Option Shares to FMAC or at the request of FMAC and pursuant to its instructions directly to the unsecured creditors of FMAC, in lieu of FMAC's right to receive all or a portion of distributions under the Excess Collections Split (including both recoveries under the Excess Collections Split from the Owned Contracts and the B Pieces) in cash (the "Stock Option"). If the Company decides to exercise the Stock Option, the Company must give FMAC at least 15 days advance written notice (the "Option Notice") (and make a public announcement on the same date as the giving of the notice) of the date on which the Company will exercise the Stock Option (the "Exercise Date") and the number of Stock Option Shares that the Company will issue on the Exercise Date. The Company may exercise the Stock Option one time only, with exercise being the actual delivery of the Stock Option Shares. Revocation of the Option Notice shall not be deemed to be an exercise of the Stock Option by the Company. On the Exercise Date, the aggregate value of the distribution shall be determined by multiplying the Stock Option Shares by 98% of the average of the closing prices for the previous 10 trading days of Company Common Stock on Nasdaq or such other market on which such stock may be traded (the "Stock Option Value"). After issuance and delivery of the Stock Option Shares, the Company will be entitled to receive FMAC's share of cash distributions under the Excess Collections Split (including both recoveries under the Excess Collections Split from the Owned Contracts and the B Pieces) from and after the Exercise Date until the Company has received cash distributions equal to the Stock Option Value. This would be in addition to the Company's right to receive its share under the Excess Collections Split. Once the Company has received cash distributions equal to the Stock Option Value, FMAC will retain the remaining portion of its share of cash distributions under the Excess Collections Split, if any, in excess of the Stock Option Value. The Company will not be entitled to exercise the Stock Option unless (i) the value of its Common Stock on the Exercise Date and the closing price for its Common Stock on each day during the previous ten trading days shall be at least $8.00 per share, (ii) the Company shall have caused (at its sole cost and expense) the Stock Option Shares to be registered under the Securities Act, and be unrestricted and fully transferable, and shall have taken all steps necessary to allow FMAC to distribute the Stock Option Shares to its unsecured creditors, and (iii) the Company shall not have purchased any of its common stock (except upon the exercise of previously issued and outstanding options, warrants, stock appreciation rights or other rights) or announced any stock repurchase programs from and after the delivery of the Option Notice through the Exercise Date.



     DIP Facility. At the commencement of the Bankruptcy Case, the Company agreed to provide up to $10 million of "debtor-in-possession" financing (the "DIP Facility"), approximately $9.5 million of which was outstanding as of December 15, 1997. Borrowings under the DIP Facility originally were to mature on February 28, 1998 and accrue interest at the rate of 12% per annum. The DIP Facility was originally secured by super priority liens on all of FMAC's assets then existing or thereafter acquired. The DIP Facility was subsequently amended
(i) to provide for additional advances to pay administrative and post-plan confirmation operating expenses of FMAC, provided that total advances under the DIP Facility may not exceed $16.5 million, (ii) to be secured by the Retained Assets, including the Tax Refunds, (iii) to reduce the interest rate on borrowings outstanding under the DIP Facility (effective on the date of confirmation of the Plan of Reorganization) to 10% per annum; and (iv) to waive the maturity date of the DIP Facility. The first $10 million of Tax Refunds will be used to pay down the DIP Facility and will permanently reduce the amount of the DIP Facility. Thereafter, the DIP Facility will be permanently paid down from distributions on the B Pieces, after payment of the Secured Claim Recovery Amount. Payments made from other sources on the DIP Facility will not permanently reduce the amount thereof and FMAC will be allowed to reborrow such amounts under the facility. The Company has agreed to increase the DIP Facility to $18.5 million conditional on the sale of receivables in the Securitized Pools that were charged-off prior to or on December 31, 1997 to the Company or a higher or better bidder. In the event that the Company is not the successful bidder for such charged-off receivables, 50% of the proceeds in excess of the Company's initial bid will be paid to the Company, up to a ceiling of $350,000.



     The Plan Agreement contemplates that FMAC will pay the Company on a non-recourse basis a fee of $450,000 payable prior to any payments pursuant to the Excess Collections Split solely from collections on the B Pieces and secured by a pledge of the stock of FMARC and FMARC II, subordinate only to the DIP Facility, the Secured Claim Recovery Amount and prior pledges of the FMARC II stock (the "Modified UDC Fee"). Pursuant to the Plan Agreement, the Company will also be entitled to reimbursement of out-of-pocket expenses related to the DIP Facility not to exceed $100,000 on the effective date of the proposed Plan of Reorganization.



     Servicing. The Company has entered into a Servicing Agreement dated December 18, 1997 (the "Owned Contracts Servicing Agreement") between the Company and the Contract Purchaser, pursuant to which the Owned Contracts will be serviced by the Company in the event that FMAC ceases to service the Owned Contracts. The Company will receive a servicing fee under the Owned Contracts Servicing Agreement.



     It is contemplated that the Company will enter into agreements pursuant to which it will acquire, following confirmation of the Plan of Reorganization, certain servicing rights of FMAC in the Securitized Pools and the Greenwich Collateral. The Company would also acquire the servicing platform to allow servicing of such receivables. The acquisition of such servicing rights would likely be effected by an assignment by FMAC to the Company of the existing servicing agreements pursuant to which FMAC currently services the receivables in the Securitized Pools and constituting the Greenwich Collateral. The Company is currently negotiating an agreement whereby the servicing fee payable under such servicing agreements would be increased and, in connection therewith, the Company would pay to the insurer of such Securitized Pools a portion, currently anticipated to be approximately 10%, of its share of the Excess Collections Split.



     Additional Matters. Under the Plan Agreement, upon confirmation of the Plan of Reorganization, the Company will contribute to FMAC all of its shares of FMAC Common Stock in consideration for the acquisition of the servicing platform, will issue the Warrants to FMAC for the benefit of the unsecured creditors of FMAC and its equity holders, and will waive certain fees to which it may otherwise be entitled.



     Pursuant to the Plan of Reorganization, existing equity holders of FMAC (prior to the effective date of the Plan of Reorganization) will receive the benefit of the greater of (i) Warrants to purchase up to 32,500 shares of Common Stock or (ii) the allocation resulting in the circumstances below. Alltel is the licensor of certain software utilized by FMAC in its servicing platform. FMAC is currently in default under the licensing agreement for such software (the "Alltel Licensing Agreement") and Alltel claims that the cost to cure such default is $524,782.32 (the "Requested Cure Cost"). To the extent that the cure cost actually paid to Alltel is less than the Requested Cure Cost, a percentage of the Warrants equal to the percentage reduction in the Requested Cure Cost, if any, so paid (the "Alltel Cure Reallocation"), would be allocated to or for the benefit of such existing equity holders of FMAC but only if such allocation would exceed the 32,500 Warrants otherwise allocable to such existing equity holders of FMAC. Any remaining Warrants will be held by FMAC for the benefit of unsecured creditors of FMAC, distributed to such unsecured creditors, or utilized for other purposes. See "Plan of Distribution."



     UDC anticipates that it may enter into an indemnification agreement with FMAC (the "Indemnification Agreement") pursuant to which UDC would agree to indemnify FMAC against material misrepresentations and omissions in this Prospectus, except as to certain information relating to FMAC, the Plan of Reorganization, the Bankruptcy Case, and transactions relating thereto, and FMAC would agree to indemnify UDC against material representations and omissions in the Disclosure Statement (excluding this Prospectus which will be attached as an exhibit to the Disclosure Statement, other than as to certain FMAC information) and as to certain other matters relating to the Disclosure Statement and this Prospectus. FMAC's obligations under the Indemnification Agreement would be payable from the B Pieces prior to the Excess Collections Split.



     No portion of the Bank Group Warrants will be issued or sold to FMAC or to or for the benefit of creditors or interest holders of FMAC pursuant to the Plan of Reorganization. The Bank Group Warrants and related Warrant Shares are being included herein solely for sale into the public markets from time to time in the future by the Selling Securityholders. See "Plan of Distribution."

                                USE OF PROCEEDS



     The Warrants, related Warrant Shares and Stock Option Shares are being distributed hereunder in connection with the reorganization of FMAC. Pursuant to the Plan of Reorganization, the Company will issue to FMAC the Warrants for the benefit of its equity holders and unsecured creditors. See "FMAC Transaction" and "Plan of Distribution."



     The Stock Option Shares may be issued at the Company's option in lieu of making distributions in cash to FMAC from collections on the Owned Contracts and B Pieces pursuant to the Excess Collections Split. The Stock Option Shares are being registered in anticipation of such a Common Stock distribution. The Company's ability to issue the Stock Option Shares is subject to certain conditions. If the Company chooses and is able to issue the Stock Option Shares, the Company would retain the cash distributions otherwise payable to FMAC pursuant to the Excess Collections Split up to the Stock Option Value. See "FMAC Transaction."



     Distributions or payments to the Company in connection with the issuance of the Warrants, Warrant Shares and Stock Option Shares and payments made to the Company upon the exercise of the Warrants will be used for general corporate purposes.



     The Bank Group Warrants and related Warrant Shares may be offered from time to time in the future by the Selling Securityholders. None of the proceeds from the sale of the Bank Group Warrants and related Warrant Shares offered hereby by the Selling Securityholders will be received by the Company (except proceeds from the exercise of such Bank Group Warrants) or by FMAC or its creditors or interest holders. See "Plan of Distribution." Payments made to the Company upon the exercise of the Bank Group Warrants will be used for general corporate purposes.


                          PRICE RANGE OF COMMON STOCK

     The Company's Common Stock is traded on Nasdaq under the symbol "UGLY." The following table sets forth the high and low closing sale prices of the Common Stock, as reported by Nasdaq, for the periods indicated:


                                                                       MARKET PRICE
                                                                     -----------------
                             FISCAL YEAR 1996                         HIGH       LOW
        -----------------------------------------------------------  ------     ------
        Second Quarter (from June 18, 1996)........................  $10.00     $ 8.50
        Third Quarter..............................................  $15.50     $ 8.13
        Fourth Quarter.............................................  $21.63     $13.00
                             FISCAL YEAR 1997
        -----------------------------------------------------------
        First Quarter..............................................  $25.75     $16.25
        Second Quarter.............................................  $18.06     $13.13
        Third Quarter..............................................  $17.00     $12.50
        Fourth Quarter.............................................  $21.00     $13.00



     On February 2, 1998, the last reported sale price of the Common Stock on Nasdaq was $6.50 per share. The Company estimates that there were approximately 2,400 beneficial holders of the Company's Common Stock as of February 2, 1998.


                                DIVIDEND POLICY

     The Company has never paid cash dividends on the Common Stock and does not anticipate doing so in the foreseeable future. It is the current policy of the Company's Board of Directors to retain any earnings to finance the operation and expansion of the Company's business. In addition, the terms of the Revolving Facility prevent the Company from declaring or paying dividends in excess of 15.0% of each year's net earnings available for distribution. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources -- Revolving Facility."

                                 CAPITALIZATION


     The following table sets forth: (i) the actual capitalization of the Company as of September 30, 1997, and (ii) the pro forma capitalization of the Company giving effect to the issuance of the 5,000,000 Stock Option Shares at an assumed issuance price of $8.00 per share (the floor price) plus the issuance of 666,190 Warrant Shares upon exercise of the Warrants and Bank Group Warrants being registered herein at the stated exercise price of $20.00 per share, and the initial application of the net proceeds therefrom. The table should be read in conjunction with the Company's Consolidated Financial Statements and the related notes thereto included elsewhere in this Prospectus.



                                                                           SEPTEMBER 30, 1997
                                                                         ----------------------
                                                                          ACTUAL      PRO FORMA
                                                                         --------     ---------
                                                                             (IN THOUSANDS)
Debt:
  Revolving Facility...................................................  $    128     $     128
  Notes Payable, Other.................................................    58,653        58,653
  Subordinated Notes Payable...........................................    12,000        12,000
                                                                         --------     ---------
          Total Debt...................................................    70,781        70,781
                                                                         --------     ---------

Stockholders' Equity:
  Common Stock.........................................................   171,943       224,957
  Retained Earnings....................................................     5,452         5,452
                                                                         --------     ---------
          Total Stockholders' Equity(1)................................   177,395       230,409
                                                                         --------     ---------
               Total Capitalization....................................  $248,176     $ 301,190
                                                                         ========      ========


---------------

(1) As of January 31, 1998; excludes (i) 1,290,568 shares of Common Stock issuable upon exercise of stock options outstanding at December 31, 1997 under the Company's Long-Term Incentive Plan with a weighted average price of $11.74 per share; (ii) 291,023 shares of Common Stock issuable upon exercise of warrants issued in connection with the Company's initial public offering of Common Stock with a weighted average exercise price of $8.33 per share; and (iii) 389,800 shares of Common Stock issuable upon exercise of certain warrants issued in connection with the FMAC Senior Bank Debt purchase, including the Bank Group Warrants, all of which have an exercise price of $20.00 per share.

                      SELECTED CONSOLIDATED FINANCIAL DATA
              (IN THOUSANDS, EXCEPT PER SHARE AND OPERATING DATA)

     The following table sets forth selected historical consolidated financial data of the Company for the nine-month periods ended September 30, 1997 and 1996, and for each of the years in the five-year period ended December 31, 1996. The selected annual historical consolidated financial data for 1993, 1994, 1995, and 1996 are derived from the Company's Consolidated Financial Statements audited by KPMG Peat Marwick LLP, independent certified public accountants. The selected annual historical consolidated financial data for 1992 are derived from the Company's Consolidated Financial Statements audited by Toback & Co., independent certified public accountants. Information for the nine months ended September 30, 1997 and 1996 is derived from unaudited interim consolidated financial statements which reflect, in the opinion of the Company, all adjustments, which include only normal recurring adjustments, necessary for fair presentation of the financial data for such periods. For additional information, see the Consolidated Financial Statements of the Company included elsewhere in this Prospectus. The following table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                  NINE MONTHS ENDED
                                    SEPTEMBER 30,                    YEARS ENDED DECEMBER 31,
                              -------------------------   -----------------------------------------------
                                 1997          1996        1996      1995      1994      1993      1992
                              -----------   -----------   -------   -------   -------   -------   -------
                              (UNAUDITED)   (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Sales of Used Cars...........   $79,543       $42,497     $53,768   $47,824   $27,768   $13,969   $ 2,136
Less:
  Cost of Used Cars Sold.....    42,537        23,835      29,890    27,964    12,577     6,089     1,010
  Provision for Credit
     Losses..................    15,367         7,713       9,811     8,359     8,140     3,292       826
                                -------       -------     -------   -------    ------   -------   -------
                                 21,639        10,949      14,067    11,501     7,051     4,588       300
                                -------       -------     -------   -------    ------   -------   -------
Interest Income..............    23,390        11,881      15,856    10,071     5,449     1,629       148
Gain on Sale of Loans........    10,323         2,578       4,434        --        --        --        --
                                -------       -------     -------   -------    ------   -------   -------
                                 33,713        14,459      20,290    10,071     5,449     1,629       148
                                -------       -------     -------   -------    ------   -------   -------
Other Income.................     6,953           780       1,571       308       556       879       982
                                -------       -------     -------   -------    ------   -------   -------
Income before Operating
  Expenses...................    62,305        26,188      35,928    21,880    13,056     7,096     1,430

Operating Expenses:
Selling and Marketing........     6,680         2,915       3,585     3,856     2,402     1,293       656
General and Administrative...    40,489        13,551      19,538    14,726     9,141     3,625       828
Depreciation and
  Amortization...............     2,459         1,128       1,577     1,314       777       557       429
                                -------       -------     -------   -------    ------   -------   -------
                                 49,628        17,594      24,700    19,896    12,320     5,475     1,913
                                -------       -------     -------   -------    ------   -------   -------
Income before Interest
  Expense....................    12,677         8,594      11,228     1,984       736     1,621      (483)
Interest Expense.............      2,914         4,479      5,262     5,956     3,037       893        12
                                 -------       -------    -------   -------    ------   -------   -------
Earnings (Loss) before Income
  Taxes......................     9,763         4,115       5,966    (3,972)   (2,301)      728      (495)
Income Taxes (Benefit).......     4,018            --         100        --      (334)       30        --
                                -------       -------     -------   -------    ------   -------   -------

Net Earnings (Loss)..........   $ 5,745       $ 4,115     $ 5,866   $(3,972)  $(1,967)  $   698   $  (495)
                                =======       =======     =======   =======    ======   =======   =======
Earnings (Loss) per Share....   $  0.32       $  0.46     $  0.60   $ (0.67)  $ (0.35)  $  0.14   $ (0.11)
                                =======       =======     =======   =======    ======   =======   =======
Shares used in Computation...    18,200         7,230       8,283     5,892     5,584     5,011     4,640
                                =======       =======     =======   =======    ======   =======   =======

              (IN THOUSANDS, EXCEPT PER SHARE AND OPERATING DATA)

                                    SEPTEMBER 30,                          DECEMBER 31,
                              -------------------------   -----------------------------------------------
                                 1997          1996         1996      1995      1994      1993      1992
                              -----------   -----------   --------   -------   -------   -------   ------
                              (UNAUDITED)   (UNAUDITED)
BALANCE SHEET DATA:
Cash and Cash Equivalents....  $   4,401      $   684     $ 18,455   $ 1,419   $   168   $    79   $  415
Finance Receivables, Net.....     36,346       46,304       51,063    40,726    15,858     7,089    1,758
Total Assets.................    271,285       77,397      118,083    60,790    29,711    11,936    4,392
Subordinated Notes Payable...     12,000       14,000       14,000    14,553    18,291     8,941       93
Total Debt...................     70,781       44,622       26,904    49,754    28,233     9,380    4,189
Preferred Stock..............         --       10,000           --    10,000        --        --       --
Common Stock.................    171,943       18,120       82,612       127        77         1        1
Total Stockholders' Equity
  (Deficit)..................    177,395       26,176       82,319     4,884    (1,194)      697       (1)

Principal Balances
  Outstanding:
  Dealership Sales
     Portfolio...............     16,545       15,433        7,068    34,226    19,881     9,588    2,492
  Third Party Dealer
     Portfolio...............     25,182       36,711       51,213    13,805     1,620        --       --
  Portfolio Securitized with
     Servicing Retained......    228,996       32,633       51,663        --        --        --       --
                                --------      -------     --------   -------   -------   -------   ------

     Total...................  $ 270,723      $84,777     $109,944   $48,031   $21,501   $ 9,588   $2,492
                                ========      =======     ========   =======   =======   =======   ======

                   UGLY DUCKLING CORPORATION AND SUBSIDIARIES

   UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS INFORMATION

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997
               (IN THOUSANDS, EXCEPT EARNINGS PER SHARE AMOUNTS)

                             HISTORICAL                                         PRO FORMA      PRO FORMA
                             COMPANY     SEMINOLE     EZ PLAN       KARS       ADJUSTMENTS     COMBINED
                             -------     --------     -------     --------     -----------     ---------
Sales of Used Cars.........  $46,013      $4,430      $10,730     $ 84,993      $      --      $ 146,166
Less:
  Cost of Used Cars Sold...   24,000       4,392        7,675       60,382            291(a)      96,740
  Provision for Credit
     Losses................    8,829          --        5,316       50,914             --         65,059
                             -------     -------      -------      -------        -------       --------
                              13,184          38       (2,261)     (26,303)          (291)       (15,633)
                             -------     -------      -------      -------        -------       --------
Interest Income............   12,608         307        1,357       12,957        (12,957)(b)     14,272
Gain (Loss) on Sale of
  Loans....................   12,810          --           --          866           (866)(c)     12,810
                             -------     -------      -------      -------        -------       --------
                              25,418         307        1,357       13,823        (13,823)        27,082
                             -------     -------      -------      -------        -------       --------
Other income...............    3,574          20          977           --          2,806(d)       7,377
                             -------     -------      -------      -------        -------       --------
Income (Loss) before
  Operating Expenses.......   42,176         365           73      (12,480)       (11,308)        18,826
Operating Expenses.........   28,111         374        3,561       22,576         (1,465)(e)     53,119
                             -------     -------      -------      -------                      --------
                                                                                     (155)(f)
                                                                                      (37)(g)
                                                                                      154(h)
Income (Loss) before
  Interest Expense.........   14,065          (9)      (3,488)     (35,056)        (9,805)       (34,293)
Interest Expense...........    1,336          --          359        8,303            169(i)       3,116
                             -------     -------      -------      -------        -------       --------
                                                                                   (7,051)(j)
Earnings (Loss) before
  Income Taxes.............   12,729          (9)      (3,847)     (43,359)        (2,923)       (39,141)
Income Taxes (Benefit).....    5,156          --           --       (3,054)        (2,102)(k)         --
                             -------     -------      -------      -------        -------       --------
Net Earnings (Loss)........  $ 7,573      $   (9)     $(3,847)    $(40,305)     $    (821)     $ (37,409)
                             =======     =======      =======      =======        =======       ========
Earnings (Loss) per
  Share....................    $0.43                                                              $(2.10)
                             =======                                                            ========
Shares Used in
  Computation..............   17,780                                                              17,780
                             =======                                                            ========

    The accompanying notes are an integral part of this unaudited pro forma condensed combined statement of operations information.

                   UGLY DUCKLING CORPORATION AND SUBSIDIARIES

   UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS INFORMATION

                      FOR THE YEAR ENDED DECEMBER 31, 1996
               (IN THOUSANDS, EXCEPT EARNINGS PER SHARE AMOUNTS)

                               HISTORICAL                                     PRO FORMA        PRO FORMA
                               COMPANY    SEMINOLE    EZ PLAN      KARS      ADJUSTMENTS       COMBINED
                               -------    --------    -------    --------    -----------       ---------
Sales of Used Cars..........   $53,768    $ 11,827    $42,303    $136,176     $      --        $ 244,074
Less:
  Cost of Used Cars Sold....    29,890       9,417     30,800      87,365            (2)(a)      157,470
  Provision for Credit
     Losses.................     9,811       7,107      4,512      28,387            --           49,817
                               -------     -------    -------    --------       -------         --------
                                14,067      (4,697)     6,991      20,424             2           36,787
                               -------     -------    -------    --------       -------         --------
Interest Income.............    15,856      10,193      6,418      13,301       (13,301)(b)       32,467
Gain (Loss) on Sale of
  Loans.....................     4,434      (1,457)        --       6,929        (6,929)(c)        2,977
                               -------     -------    -------    --------       -------         --------
                                20,290       8,736      6,418      20,230       (20,230)          35,444
                               -------     -------    -------    --------       -------         --------
Other income................     1,571       1,620      2,926          --         3,150(d)         9,267
                               -------     -------    -------    --------       -------         --------
Income (Loss) before
  Operating Expenses........    35,928       5,659     16,335      40,654       (17,078)          81,498
Operating Expenses..........    24,700      10,723     14,253      29,330        (1,581)(e)       77,645
                               -------     -------    -------    --------                       --------
                                                                                    211(f)
                                                                                    705(g)
                                                                                   (696)(h)
Income (Loss) before
  Interest Expense..........    11,228      (5,064)     2,082      11,324       (15,717)           3,853
Interest Expense............     5,262       3,742      1,880       7,674           477(i)        11,361
                               -------     -------    -------    --------                       --------
                                                                                 (7,674)(j)
Earnings (Loss) before
  Income Taxes..............     5,966      (8,806)       202       3,650        (8,520)          (7,508)
Income Taxes (Benefit)......       100          --         --       1,461        (1,561)(k)           --
                               -------     -------    -------    --------       -------         --------
Net Earnings (Loss).........   $ 5,866    $ (8,806)   $   202    $  2,189     $  (6,959)       $  (7,508)
                               =======     =======    =======    ========       =======         ========
Earnings (Loss) per Share...   $0.60(l)                                                           $(1.02)(1)
                               =======                                                          ========
Shares Used in
  Computation...............     8,283                                                             8,283
                               =======                                                          ========

    The accompanying notes are an integral part of this unaudited pro forma condensed combined statement of operations information.

                   UGLY DUCKLING CORPORATION AND SUBSIDIARIES

      NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
                           OF OPERATIONS INFORMATION

(1) BASIS OF ACCOUNTING

     The following unaudited pro forma condensed combined financial information of the Company presents the pro forma combined statements of operations for the nine months ended September 30, 1997, and the year ended December 31, 1996. The pro forma combined statement of operations for the year ended December 31, 1996 has been adjusted to give effect to (i) the Company's acquisition of Seminole Finance Corporation and related companies ("Seminole"), (ii) E-Z Plan, Inc. ("E-Z Plan") and (iii) Kars-Yes Holdings Inc. ("Kars"), in each case as if the transactions had occurred on January 1, 1996 (collectively referred to as the "1997 Acquisitions" or "Acquired Companies"). The pro forma combined statement of operations for the nine months ended September 30, 1997 gives effect to the 1997 Acquisitions as if the 1997 Acquisitions had occurred on January 1, 1997.

     The combination of the Company's audited statement of operations for the year ended December 31, 1996 with the audited statements of operations of Seminole and E-Z Plan and the unaudited statement of operations of Kars for the same period results in a combined loss of $7.5 million. In addition, the combination of the Company's unaudited statement of operations for the nine month period ended September 30, 1997 with the unaudited statements of operations of the 1997 Acquisitions for the same period results in a combined loss of $37.4 million. These pro forma results are not necessarily indicative of the future results of operations of the Company or the results of operations which would have resulted had the Company and the Acquired Companies been combined during the periods presented. In addition, the pro forma results are not intended to be a projection of future results.

     The unaudited pro forma condensed combined financial information should be read in conjunction with the historical Consolidated Financial Statements of the Company and the Notes thereto and Management's Discussion and Analysis contained elsewhere in this Prospectus, and the respective audited financial statements of the 1997 Acquisitions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Consolidated Financial Statements and Notes thereto.

(2) PROFORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

(a) Adjustment to convert E-Z Plan inventory from last-in, first-out (LIFO) to specific identification basis of accounting.
(b) Adjustment to eliminate interest income on the Kars loan portfolio not purchased by Ugly Duckling.
(c) Adjustment to eliminate gain on sale on the Kars loan portfolio, as the loan portfolio was not purchased by Ugly Duckling.
(d) Adjustment to record servicing fee income for servicing fees generated by Ugly Duckling for the servicing of the loan portfolio retained by Kars and serviced by Ugly Duckling.
(e) Pursuant to the terms of the servicing agreement between Ugly Duckling and Kars, Kars is responsible for bearing the collection costs of its retained loan portfolio. Adjustment to decrease general and administrative expenses for vehicle repossession and reconditioning expenses related to the Kars loan portfolio not purchased by Ugly Duckling.
(f) Adjustment to rent expense for difference in lease rates for certain properties.
(g) Amortization of goodwill over a period ranging from 15 years to 20 years.
(h) Adjustment to reverse key man life insurance expense for policies retained by E-Z Plan.
(i) The former stockholders of E-Z Plan had provided financing to E-Z Plan for use in purchasing and reconditioning its inventory and in funding operating expenses. No interest was charged, except for advances related to inventory purchases. This pro forma adjustment is to charge interest at Ugly Duckling's average borrowing rate as if the entire balance of the advances from the shareholders had been charged interest.
(j) Adjustment to reduce interest expense for the carrying cost of the loan portfolio retained by Kars.
(k) Adjust income taxes for the impact of the pro forma adjustments.
(l) Earnings per share calculated after giving effect to payment of $916,000 in preferred stock dividends in 1996.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis provides information regarding the Company's consolidated financial position as of September 30, 1997 and December 31, 1996 and 1995, and the results of operations for the nine months ended September 30, 1997 and 1996 and for the years ended December 31, 1996, 1995 and 1994. This discussion should be read in conjunction with the preceding "Selected Consolidated Financial Data" and the Company's Consolidated Financial Statements and related Notes thereto and other consolidated financial data appearing elsewhere in this Prospectus. In the opinion of management, such unaudited interim data reflect all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the Company's financial position and results of operations for the periods presented. The results of operations for any interim period are not necessarily indicative of results to be expected for a full fiscal year. For information relating to factors that could affect future operating results, see "Risk Factors." Any forward-looking statements included in this Prospectus should be considered in light of such factors, as well as the information set forth below.

INTRODUCTION

     General. The Company operates the largest publicly held chain of "Buy Here-Pay Here" used car dealerships in the United States and underwrites, finances, and services retail installment contracts generated from the sale of used cars by its Company Dealerships and by Third Party Dealers located in selected markets throughout the country. As part of its financing activities, the Company has initiated the Cygnet Dealer Program pursuant to which it provides qualified independent used car dealers with operating lines of credit secured by the dealers' retail installment contract portfolios. The Company targets its products and services to the sub-prime segment of the automobile financing industry, which focuses on selling and financing the sale of used cars to persons who have limited credit histories, low incomes, or past credit problems.


     The Company commenced its used car sales and finance operations with the acquisition of two Company Dealerships in 1992. During 1993, the Company acquired three additional Company Dealerships. In 1994, the Company constructed and opened four new Company Dealerships that were built specifically to meet the Company's new standards of appearance, reconditioning capabilities, size, and location. During 1994, the Company closed one Company Dealership because the facility failed to satisfy these new standards and, at the end of 1995, closed its Gilbert, Arizona dealership. In January 1997, the Company acquired selected assets of a group of companies engaged in the business of selling and financing used motor vehicles, including four dealerships located in the Tampa Bay/St. Petersburg market (Seminole). In March 1997, the Company opened its first used car dealership in the Las Vegas market. In April 1997, the Company acquired selected assets of a company in the business of selling and financing used motor vehicles, including seven dealerships located in the San Antonio market (E-Z
Plan). In addition, the Company opened two additional dealerships in the Albuquerque market and one additional dealership in the Phoenix market during the second quarter of 1997. In August 1997, the Company closed a dealership in Prescott, Arizona. In September 1997, the Company acquired selected assets of a company in the business of selling used motor vehicles, including six dealerships in the Los Angeles market, two in the Miami market, two in the Atlanta market and two in the Dallas market (Kars). The Company currently operates 43 dealerships and 76 Branch Offices.


     In 1994, the Company acquired Champion Financial Services, Inc., an independent automobile finance company. In April 1995, the Company initiated an aggressive plan to expand the number of contracts purchased from its Third Party Dealer network. This expansion enabled the Company to leverage its existing infrastructure and increase its contract portfolio much more quickly than it could through the expansion of its Company Dealerships. The Company operated 83 and 22 Branch Offices at September 30, 1997 and 1996, respectively.

     The Company has expanded its Company Dealership and loan servicing and collections operations through several recent acquisitions. On January 15, 1997, the Company acquired substantially all of the assets of Seminole, including four dealerships in Tampa/St. Petersburg and a contract portfolio of approximately $31.1 million. On April 1, 1997, the Company purchased substantially all of the assets of E-Z Plan, a

Company engaged in the business of selling and financing used motor vehicles, including seven dealerships in San Antonio and a contract portfolio of approximately $24.3 million. On September 19, 1997, the Company purchased substantially all of the dealership and loan servicing assets (but not the loan portfolio) of Kars, including six dealerships in the Los Angeles market, two in the Miami market, two in the Atlanta market, and two in the Dallas market.

     The combination of the Company's audited statement of operations for the year ended December 31, 1996 with the audited statements of operations of Seminole and E-Z Plan and the unaudited statement of operations of Kars for the same period results in a combined loss of $7.5 million. In addition, the combination of the Company's unaudited statement of operations for the nine month period ended September 30, 1997 with the unaudited statements of operations of Seminole, E-Z Plan and Kars for the same period results in a combined loss of $37.4 million. These pro forma results are not necessarily indicative of the future results of operations of the Company or the results of operations which would have resulted had the Company and Seminole, E-Z Plan and Kars been combined during the periods presented. In addition, the pro forma results are not intended to be a projection of future results.

     In 1996, the Company completed an initial public offering and a secondary offering in which it sold Common Stock for a total of $82.3 million. In February 1997, the Company completed a private placement of Common Stock for a total of $88.7 million, net of expenses. The registration of the resale of the shares sold in the private placement was effective in April 1997.

     The Company owns approximately 2 1/2% of the outstanding common stock of FMAC with a cost basis of approximately $1.5 million. FMAC filed for reorganization under Chapter 11 of the Federal Bankruptcy Code on July 11, 1997. For information concerning the Company's involvement in the FMAC Bankruptcy Case, see "FMAC Transaction."

     Growth in Finance Receivables. As a result of the Company's rapid expansion, contract receivables managed increased to $270.7 million at September 30, 1997 (including $229.0 million in contracts serviced under the Company's Securitization Program) from $109.9 million at December 31, 1996 (including $51.7 million in contracts serviced under the Company's Securitization Program) and from $48.0 million at December 31, 1995.


     The following tables reflect the growth in period end balances measured in terms of the principal amount and the number of contracts.



                                                                   TOTAL CONTRACTS OUTSTANDING
                                                           (IN THOUSANDS, EXCEPT NUMBER OF CONTRACTS)
                                                  SEPTEMBER 30,                                   DECEMBER 31,
                                  ---------------------------------------------   ---------------------------------------------
                                          1997                    1996                    1996                    1995
                                  ---------------------   ---------------------   ---------------------   ---------------------
                                  PRINCIPAL    NO. OF     PRINCIPAL    NO. OF     PRINCIPAL    NO. OF     PRINCIPAL    NO. OF
                                   AMOUNT     CONTRACTS    AMOUNT     CONTRACTS    AMOUNT     CONTRACTS    AMOUNT     CONTRACTS
                                  ---------   ---------   ---------   ---------   ---------   ---------   ---------   ---------
Company Dealerships.............  $ 120,307     24,567     $ 48,066      9,632    $  49,066      9,615     $ 34,226      8,049
Third Party Dealers.............    150,416     31,483       36,711      8,041       60,878     12,942       13,805      2,733
                                   --------     ------       ------     ------      -------     ------      -------     ------
Total Portfolio Managed.........    270,723     56,050       84,777     17,673      109,944     22,557     $ 48,031     10,782
                                   --------     ------       ------     ------      -------     ------      -------     ------
Less Portfolios Securitized and
  Sold:
Company Dealerships.............    103,762     21,912       32,633      7,226       41,998      8,570           --         --
Third Party Dealers.............    125,234     25,028           --         --        9,665      2,042           --         --
                                   --------     ------       ------     ------      -------     ------      -------     ------
Total Portfolios Securitized and
  Sold..........................    228,996     46,940       32,633      7,226       51,663     10,612           --         --
                                   --------     ------       ------     ------      -------     ------      -------     ------
  Company Total.................  $  41,727      9,110     $ 52,144     10,447    $  58,281     11,945     $ 48,031     10,782
                                   ========     ======       ======     ======      =======     ======      =======     ======


In addition to the Company Dealership and Third Party Dealer loan portfolios summarized above, the Company also services loan portfolios for Kars totaling approximately $154.8 million as of September 30, 1997.

     The following tables reflect the growth in contract originations by Company Dealerships and contract purchases from Third Party Dealers measured in terms of the principal amount and the number of contracts.


                                                     TOTAL CONTRACTS ORIGINATED/PURCHASED
                                                  (IN THOUSANDS, EXCEPT NUMBER OF CONTRACTS)
                                                        NINE MONTHS ENDED SEPTEMBER 30,
                                -------------------------------------------------------------------------------
                                                1997                                      1996
                                -------------------------------------     -------------------------------------
                                PRINCIPAL      NO. OF        AVERAGE      PRINCIPAL      NO. OF        AVERAGE
                                 AMOUNT       CONTRACTS     PRINCIPAL      AMOUNT       CONTRACTS     PRINCIPAL
                                ---------     ---------     ---------     ---------     ---------     ---------
Company Dealerships...........  $ 131,526       23,458       $ 5,607       $ 38,179        5,413       $ 7,053
Third Party Dealers...........    144,237       26,147         5,516         32,919        5,781         5,694
                                 --------       ------                      -------       ------
  Total.......................  $ 275,763       49,605         5,559       $ 71,098       11,194         6,351
                                 ========       ======                      =======       ======


                                                           YEARS ENDED DECEMBER 31,
                                -------------------------------------------------------------------------------
                                                1996                                      1995
                                -------------------------------------     -------------------------------------
                                PRINCIPAL      NO. OF        AVERAGE      PRINCIPAL      NO. OF        AVERAGE
                                 AMOUNT       CONTRACTS     PRINCIPAL      AMOUNT       CONTRACTS     PRINCIPAL
                                ---------     ---------     ---------     ---------     ---------     ---------
Company Dealerships...........  $  48,996        6,929       $ 7,071       $ 36,568        6,129       $ 5,966
Third Party Dealers...........     56,770        9,825         5,778         16,456        3,012         5,463
                                 --------       ------                      -------       ------
  Total.......................  $ 105,766       16,754         6,313       $ 53,024        9,141         5,801
                                 ========       ======                      =======       ======

For the nine month period ended September 30, 1997, Finance Receivable Principal Balances originated/purchased increased to $275.8 million, including $55.4 million from the Seminole and E-Z Plan acquisitions (13,250 contracts).

RESULTS OF OPERATIONS

     The prices at which the Company sells its cars and the interest rates that it charges to finance these sales take into consideration that the Company's primary customers are high-risk borrowers, many of whom ultimately default. The Provision for Credit Losses reflects these factors and is treated by the Company as a cost of both the future interest income derived on the contract receivables originated at Company Dealerships as well as a cost of the sale of the cars themselves. Accordingly, unlike traditional car dealerships, the Company does not present gross profits in its Statements of Operations calculated as Sales of Used Cars less Cost of Used Cars Sold.

NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996

     Sales of Used Cars. Sales of Used Cars increased by 87.2% to $79.5 million for the nine month period ended September 30, 1997 from $42.5 million for the nine month period ended September 30, 1996. This growth reflects increases in the number of used car dealerships in operation, and average unit sales price. Units sold increased by 75.9% to 10,801 units in the nine month period ended September 30, 1997 from 6,141 units in the nine month period ended September 30, 1996. Same store unit sales declined by 13.4% in the nine month period ended September 30, 1997 compared to the nine month period ended September 30, 1996. This is due to the increased emphasis on underwriting at the Company Dealerships, particularly one dealership where unit sales decreased by 619 units, which represents 77.0% of the decrease for the nine month period ended September 30, 1997 compared to the same period in 1996.

     The average sales price per car increased by 6.4% to $7,364 for the nine month period ended September 30, 1997 from $6,920 for the nine month period ended September 30, 1996.

     Cost of Used Cars Sold and Gross Margin. The Cost of Used Cars Sold increased by 78.5% to $42.5 million for the nine month period ended September 30, 1997 from $23.8 million for the nine month period ended September 30, 1996. On a per unit basis, the Cost of Used Cars Sold increased by 1.5% to $3,938 for the nine month period ended September 30, 1997 from $3,881 for the nine month period ended September 30, 1996. The gross margin on used car sales (Sales of Used Cars less Cost of Used Cars Sold excluding Provision for Credit Losses) increased by 98.3% to $37.0 million for the nine month period ended

September 30, 1997 from $18.7 million for the nine month period ended September 30, 1996. As a percentage of sales, the gross margin was 46.5% and 43.9% for the nine month periods ended September 30, 1997 and 1996, respectively. On a per unit basis, the gross margin per car sold was $3,426 and $3,039 for the nine month periods ended September 30, 1997 and 1996, respectively.

     Provision for Credit Losses. The Provision for Credit Losses increased by 99.2% to $15.4 million in the nine month period ended September 30, 1997 from $7.7 million for the nine month period ended September 30, 1996. This includes an increase of $1.2 million in the Provision for Credit Losses in the nine month period ended September 30, 1997 for third party receivables and the Cygnet dealer notes receivable over the nine month period ended September 30, 1996 when the Company recorded no Provision for Credit losses for third party receivables or the Cygnet dealer notes receivable. On a percentage basis, the Provision for Credit Losses per unit originated at Company Dealerships increased by 12.8% to $1,505 per unit in the nine month period ended September 30, 1997 from $1,334 per unit in the nine month period ended September 30, 1996. This increase is primarily due to an increase in the average amount financed in the nine months ended September 30, 1997 to $7,457 per unit from $6,604 per unit in the nine month period ended September 30, 1996. As a percentage of contract balances originated, the Provision for Credit Losses averaged 20.2% and 20.2%, for the nine month periods ended September 30, 1997 and 1996, respectively.

     Interest Income. Interest Income consists primarily of interest on finance receivables from Company Dealership sales, interest on Third Party Dealer finance receivables, income from Residuals in Finance Receivables Sold, income from the Cygnet Dealer Program, and other interest income from the FMAC Senior Bank Debt.

     Company Dealership Receivables -- Interest Income increased by 30.0% to $9.6 million for the nine month period ended September 30, 1997 from $7.4 million for the nine month period ended September 30, 1996. Interest Income was reduced as a result of sales of $155.9 million in Company Dealership contract principal balances since inception of the Securitization Program, including sales of $95.7 million in Company Dealership contract principal balances in the nine month period ended September 30, 1997, and will continue to be affected in future periods by additional securitizations. The Company financed 95.7% of sales revenue and 94.5% of the used cars sold at Company Dealerships for the nine month period ended September 30, 1997 compared to 89.8% of sales revenue and 94.1% of the used cars sold for the nine month period ended September 30, 1996. The average amount financed increased to $7,457 for the nine month period ended September 30, 1997 from $6,604 for the nine month period ended September 30, 1996. As a result of its expansion into markets with interest rate limits, the Company's yield on its Company Dealership Receivable contract portfolio has trended downward. The effective yield on Finance Receivables from Company Dealerships was 27.7% and 29.2%, for the nine month periods ended September 30, 1997 and 1996, respectively. The Company's policy is to charge 29.9% per annum on its Company Dealership contracts. However, in those states that impose usury limits the Company charges the maximum interest rate permitted.

     Third Party Dealer Receivables -- Interest Income increased by 135.5% to $10.6 million for the nine month period ended September 30, 1997 from $4.5 million in the nine month period ended September 30, 1996. Interest Income was reduced as a result of sales of $157.9 million in Third Party Dealer contract principal balances since inception of the Securitization Program, including sales of $147.9 million in Third Party Dealer contract principal balances in the nine months ended September 30, 1997, and will continue to be effected in future periods by additional securitizations. Interest income has increased in conjunction with the increases in Third Party Dealer contracts purchased and outstanding. Primarily as a result of its expansion into markets with interest rate limits, the Company's yield on its Third Party Dealer portfolio has trended downward. Portfolio yield was 23.2% and 24.7%, for the nine month periods ended September 30, 1997 and 1996, respectively.

     Cygnet Dealer Program and Other Interest Income -- Interest income increased by 100.0% to $3.2 million for the nine month period ended September 30, 1997. This income consisted of $1.3 million in interest income from the Cygnet Dealer Program and $1.8 million in interest income from the FMAC Senior Bank Debt.

     Gain on Sale of Finance Receivables. Champion Receivables Corporation ("CRC") and Champion Receivables Corporation II ("CRC II") (collectively referred to as "Securitization Subsidiaries"), are the Company's wholly-owned special purpose "bankruptcy remote entities". During the first quarter of 1996, the Company initiated a Securitization Program under which CRC sold securities backed by contracts to SunAmerica. Beginning with the third fiscal quarter of 1997, the Company expanded the Securitization Program to include CRC II and sales of CRC II securities through private placement of securities to investors other than Sun America. Under the Securitization Program, the Securitization Subsidiaries assign and transfer the contracts to separate trusts ("Trusts") pursuant to Pooling and Servicing Agreements (the "Pooling Agreements"). Pursuant to the Pooling Agreements, Class A Certificates and subordinated Class B Certificates are issued to the Securitization Subsidiaries. The Securitization Subsidiaries then sell the Class A Certificates to unrelated investors. The transferred contracts are serviced by Champion Acceptance Corporation ("CAC"), another subsidiary of the Company. Prior to the Company's securitization in the three month period ended September 30, 1997, the Company's Class A Certificates received ratings from Standard & Poors ranging from "BBB" to "A". To obtain these ratings from Standard & Poors, CRC was required to provide a credit enhancement by establishing and maintaining a cash spread account for the benefit of the certificate holders. For the securitization transaction that was consummated during the three month period ended September 30, 1997, the Company's Class A Certificates received a "AAA" rating from Standard & Poors, and a "Aaa" rating from Moody's Investors Service. To obtain these ratings, CRC II (1) obtained an insurance policy from MBIA Insurance Corporation which unconditionally and irrevocably guaranteed full and complete payment of the Class A guaranteed distribution (as defined), and (2) provided a credit enhancement by establishing and maintaining a cash spread account for the benefit of the certificate holders. The Securitization Subsidiaries make an initial cash deposit into the spread account, ranging from 3% to 4% of the initial underlying finance receivables principal balance and pledges this cash to the Trusts. The Securitization Subsidiaries are also required to then make additional deposits to the spread account from the residual cash flow (through the trustees) as necessary to attain and maintain the spread account at a specified percentage, ranging from 6.0% to 8.0%, of the underlying finance receivables principal balance. Distributions are not made to the Securitization Subsidiaries on the Class B Certificates unless the spread account has the required balance, the required periodic payments to the Class A Certificate holders are current, and the trustee, servicer and other administrative costs are current.

     The contracts transferred to the Trusts were purchased by the Securitization Subsidiaries from either CAC, Champion Financial Services, Inc. ("CFS"), Ugly Duckling Car Sales Florida, Inc. ("UDCSF"), or Ugly Duckling Cars Sales Texas, LLP ("UDCST"), in "true sale" transactions pursuant to separate purchase agreements. The obligations of CAC, as servicer, pursuant to the Pooling Agreements are guaranteed by the Company and certain other subsidiaries of the Company, other than CRC, CRC II, CAC, CFS, UDCSF, and UDCST.

     The Company recognizes a Gain on Sale of Finance Receivables equal to the difference between the yield earned on the contract portfolio securitized and the return on the securities sold plus the release of Allowance for Credit Losses. The amount of any Gain on Sale of Loans is based on certain estimates, which may not subsequently be realized. The amount of Gain on Sale of Loans recognized is a function of a number of items including, but not limited to, the net sales proceeds, the seasoning, remaining term, the weighted average net interest rate spread of the portfolio sold, and the net book value of the loans sold. To the extent that actual cash flows on a securitization are below original estimates, and differ materially from the original securitization assumptions, and in the opinion of management, those differences appear to be other than temporary in nature, the Company would be required to revalue the Residuals in Finance Receivables Sold, and record a charge to earnings based upon the reduction. During the nine month period ended September 30, 1997, the Company recorded a $10.0 million charge (approximately $6.0 million, net of income taxes) to write down the Residuals in Finance Receivables Sold.

     The Company utilizes a number of estimates in arriving at the Gain on Sale of Loans. With the exception of the Company's first two securitization transactions which took place during the first six months of 1996, the estimated cash flows into the Trusts were discounted with a rate of 16%. The two securitization transactions that took place during the first six months of 1996 were discounted with a rate of 25%. For securitization transactions between June 30, 1996 and June 30, 1997, for contracts originated at Company Dealerships, net losses were originally estimated using total expected cumulative net losses at loan origination of approximately 26.0%, adjusted for actual cumulative net losses prior to securitization. For contracts purchased from Third Party Dealers, net losses were originally estimated using total expected cumulative net losses at loan origination of approximately 13.5%, adjusted for actual cumulative net losses prior to securitization. Prepayment rates were estimated to be 1.5% per month of the beginning of month balances. The $10.0 million charge (approximately $6.0 million, net of income taxes) in the nine month period ended September 30, 1997, which resulted in a reduction in the carrying value of the Residuals in Finance Receivables Sold, had the effect of increasing the cumulative net loss assumptions for contracts originated at Company Dealerships to approximately 27.5%, and for contracts purchased from Third Party Dealers to approximately 17.5% for the securitization transactions that took place prior to the three month period ended September 30, 1997.

     For the securitization transaction that took place during the three month period ended September 30, 1997, for contracts originated at Company Dealerships, net losses were estimated using total expected cumulative net losses at loan origination of approximately 27.5%, adjusted for actual cumulative net losses prior to securitization, and for contracts purchased from Third Party Dealers, net losses were estimated using total expected cumulative net losses at loan origination of approximately 17.5%, adjusted for actual cumulative net losses prior to securitization. Prepayment rates were estimated to be 1.5% per month of the beginning of month balance.

     The assumptions utilized in prior securitizations may not necessarily be the same as those utilized in future securitizations. The Company classifies the residuals as "held-to-maturity" securities in accordance with SFAS No. 115.

     During the nine month period ended September 30, 1997, the Company securitized an aggregate of $245.5 million in contracts, issuing $202.0 million in securities. Pursuant to these transactions, the Company allocated $39.5 million of its Allowance for Credit Losses to the sold finance receivables during the nine month period ended September 30, 1997. The Company recorded Gain on Sale of Loans during the nine month period ended September 30, 1997 of $10.3 million, which consisted of a Gain on Sale of Loans of $20.3 million from securitization transactions during the nine month period ended September 30, 1997, net of the $10.0 million charge (approximately $6.0 million, net of income taxes) to revalue the Residuals in Finance Receivables Sold. The Company recognized Gain on Sale of Loans of $2.6 million during the nine month period ended September 30, 1996. The Gain on Sale of Loans as a percentage of principal balances securitized was 8.6% and 8.1% respectively, for the Company Dealership and Third Party Dealer portfolios securitized in the nine month period ended September 30, 1997, compared to 6.2% for the Company Dealership portfolios securitized in the nine month period ended September 30, 1996. No Third Party Dealer contracts were securitized in the nine month period ended September 30, 1996. The difference in the gain percentage on the Company Dealership portfolios is due to the fact that the portfolios securitized in the first nine months of 1996 were more seasoned, resulting in a much shorter remaining life than the portfolios securitized in the first nine months of 1997, and lower "A" certificate coupon rates, which results in an increase in gain on sale, net of the impact of increasing the cumulative net credit loss assumptions.

     During the nine month period ended September 30, 1997, the Company made initial spread account deposits totaling $7.4 million. Additional net deposits to the spread accounts during the nine month period ended September 30, 1997 totaled $4.9 million resulting in a total balance in the spread accounts of $15.1 million as of September 30, 1997. In addition to the spread account balance of $15.1 million, the Company had deposited a total of $1.1 million in trust accounts in conjunction with certain other agreements.

     During the nine month period ended September 30, 1997, the Trusts issued certificates at a weighted average yield of 7.5% with the yields ranging from 6.3% to 8.2%, resulting in net spreads, before net credit losses and after servicing, insurance and trustee fees, ranging from 12.5% to 17.8%, and averaging 15.0%.

     Other Income. Other Income which consists primarily of servicing income, insurance premiums earned on force placed insurance policies, earnings on investments from the Company's cash and cash equivalents, and franchise fees from the Company's rent-a-car franchisees increased by 791.4% to $7.0 million for the nine months ended September 30, 1997 from $780,000 for the nine month period ended September 30, 1996. The

Company services the $229.0 million in securitized contract principal balances for monthly fees ranging from .25% to .33% of the beginning of period principal balances (3.0% to 4.0% annualized). In addition, in conjunction with the Kars acquisition in September 1997, the Company recognizes income from servicing the Kars portfolio at a rate of approximately .33% (4.0% annualized) of beginning of period principal balances. Servicing income for the nine months ended September 30, 1997 increased to $3.8 million from $487,000 in the nine month period ended September 30, 1996. The significant increase is due to the increase in the principal balance of contracts being serviced pursuant to the Securitization Program and the addition of servicing of the Kars portfolio. The increase is also due to an increase in insurance premium income of $607,000 over the same period in the prior year when the Company recognized no insurance premium income and an increase in earnings on investments of $1.2 million compared to no investment earnings in the nine month period ended September 30, 1996. The Company no longer actively engages in the rent-a-car franchise business.

     Income before Operating Expenses. As a result of the Company's continued expansion, Income before Operating Expenses grew by 137.9% to $62.3 million for the nine month period ended September 30, 1997 from $26.2 million for the nine month period ended September 30, 1996. Growth of Sales of Used Cars, Interest Income on the loan portfolios, Gain on Sale of Loans, and Other Income were the primary contributors to the increase.

     Operating Expenses. Operating Expenses consist of Selling and Marketing Expenses, General and Administrative Expenses, and Depreciation and Amortization.

     The Company has five distinct business segments. These consist of retail car sales operations (Company Dealerships), operations attributable to the administration and collection of finance receivables generated at the Company Dealerships (Company Dealership Receivables), activities associated with the origination, administration and collection of finance receivables purchased from Third Party Dealers (Third Party Dealers), financing activities related to the collateralized dealer financing program (Cygnet), and corporate and other operations.

     A summary of Operating Expenses by business segment for the nine month periods ended September 30, 1997 and 1996, respectively, follows:

                                                        COMPANY        THIRD
                                          COMPANY     DEALERSHIP       PARTY               CORPORATE
                                         DEALERSHIP   RECEIVABLES   RECEIVABLES   CYGNET    & OTHER     TOTAL
                                         ----------   -----------   -----------   ------   ---------   -------
1997:
  Selling and Marketing................   $  6,670      $    --       $    --      $  9     $     1    $ 6,680
  General and Administrative...........     14,196        7,563        10,076       896       7,758     40,489
  Depreciation and Amortization........        984          785           261         7         422      2,459
                                           -------       ------       -------      ----      ------    -------
                                          $ 21,850      $ 8,348       $10,337      $912     $ 8,181    $49,628
                                           =======       ======       =======      ====      ======    =======

                                                        COMPANY        THIRD
                                          COMPANY     DEALERSHIP       PARTY               CORPORATE
                                         DEALERSHIP   RECEIVABLES   RECEIVABLES   CYGNET    & OTHER     TOTAL
                                         ----------   -----------   -----------   ------   ---------   -------
1996:
  Selling and Marketing................   $  2,898      $    --       $    --      $ --     $    17    $ 2,915
  General and Administrative...........      6,225        2,067         2,470        --       2,789     13,551
  Depreciation and Amortization........        235          567           131        --         195      1,128
                                           -------       ------       -------      ----      ------    -------
                                          $  9,358      $ 2,634       $ 2,601      $ --     $ 3,001    $17,594
                                           =======       ======       =======      ====      ======    =======

     Selling and Marketing Expenses. For the nine month periods ended September 30, 1997 and 1996, Selling and Marketing Expenses were comprised almost entirely of advertising costs and commissions relating to Company Dealership operations. Selling and Marketing Expenses increased by 129.2% to $6.7 million for the nine month period ended September 30, 1997 from $2.9 million for the nine month period ended September 30, 1996. As a percentage of Sales of Used Cars, these expenses averaged 8.4% and 6.9% for the nine month periods ended September 30, 1997, and 1996, respectively. On a per unit sold basis, Selling and Marketing Expenses of Company Dealerships increased by 30.3% to $618 per unit for the nine month period ended September 30, 1997 from $475 per unit for the nine month period ended September 30, 1996. This increase is primarily due to increased marketing production costs, and an increase in marketing efforts in the Tampa Bay/St. Petersburg, San Antonio, Las Vegas, and Albuquerque markets where the Company initially commenced operations in 1997, combined with a decrease in same store unit sales.

     General and Administrative Expenses. General and Administrative Expenses increased by 198.8% to $40.5 million for the nine month period ended September 30, 1997 from $13.6 million for the nine month period ended September 30, 1996. These expenses represented 33.7% and 23.5% of total revenues for the nine month periods ended September 30, 1997, and 1996, respectively. The increase in General and Administrative Expenses is primarily a result of the Company's increased number of used car dealerships and significant expansion of its Third Party Dealer financing operations as well as continued expansion of infrastructure to administer growth.

     Depreciation and Amortization. Depreciation and Amortization consists of depreciation and amortization on the Company's property and equipment and amortization of the Company's goodwill and trademarks. Depreciation and amortization increased by 118.0% to $2.5 million for the nine month period ended September 30, 1997 from $1.1 million for the nine month period ended September 30, 1996. The increase was due primarily to the increase in amortization of goodwill associated with the Company's recent acquisitions, and increased depreciation expense from the addition of used car dealerships and Third Party Dealer Branch offices.

     Interest Expense. Interest expense decreased by 34.9% to $2.9 million from $4.5 million in the nine month period ended September 30, 1996. The decrease in 1997, despite significant growth in Company assets, is primarily the result of the two public offerings that were completed in 1996, a private placement that was completed in February of 1997 which generated, in the aggregate, approximately $168.1 million in cash, and the Company's Securitization Program which generated cash from the sale of Finance Receivables which the Company utilized to pay down debt. Further, concurrent with the Company's initial public offering on June 21, 1996, the Company restructured its Subordinated Notes Payable reducing the borrowing rate on that debt from 18% to 10% per annum.

     Income Taxes. Income taxes totaled $4.0 million in the nine month period ended September 30, 1997, an effective tax rate of 41.2%. In the nine month period ended September 30, 1996, no income tax was incurred due to income tax benefits realized from the Company's reduction in its valuation allowance for deferred income tax assets.

  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

     During 1994, the Company closed one Company Dealership because the facility failed to satisfy certain new standards and, at the end of 1995, closed its Gilbert, Arizona dealership (the "Gilbert Dealership"). For substantially all of 1995, the Gilbert Dealership was used by the Company to evaluate the sale of later model used cars. These cars had an average age of approximately three years, which is two to seven years newer than the cars typically sold at Company Dealerships, and cost more than twice that of typical Company Dealership cars. The Company determined that its standard financing program could not be implemented on these higher cost cars. Furthermore, operation of this dealership required additional corporate infrastructure to support its market niche, such as distinct advertising and marketing programs, which the Company was unable to leverage across its other operations. Accordingly, the Company terminated this program, and sold the land, dealership building, and other improvements to a third party for $1.7 million. Pursuant to this sale and the disposition of other assets, the Company recognized a loss of approximately $221,000. During fiscal year 1995, the Gilbert Dealership produced sales of $9.5 million (average of $8,946 per car sold) and gross profits (Sales of Used Cars less Cost of Used Cars Sold) of $2.2 million (average of $2,060 per car sold), and the Company incurred selling and marketing expenses of $627,000 (average of $593 per car sold). The results of operations discussed below have been adjusted as if the Gilbert Dealership had been terminated as of December 31,

1994, as management believes these pro forma results are more indicative of ongoing operations. Accordingly, 1995 amounts followed by "(pro forma)" have been adjusted to eliminate Gilbert Dealership operations.

     Sales of Used Cars. Sales of Used Cars increased by 40.1% to $53.8 million for the year ended December 31, 1996 from $38.4 million (pro forma) for the year ended December 31, 1995 and by 38.1% for the year ended December 31, 1995 from $27.8 million for the year ended December 31, 1994. This growth reflects increases in the average unit sales price and the average number of units sold by each Company Dealership.

     The average sales price per car increased by 17.2% to $7,107 for the year ended December 31, 1996 from $6,065 (pro forma) for the year ended December 31, 1995 compared to 15.1% from $5,269 in 1994. This increase reflects management's decision to sell higher quality vehicles at its Company Dealerships. Units sold per Company Dealership averaged 946, 904 (pro forma), and 659 for the years ended December 31, 1996, 1995, and 1994, respectively. The Company attributes the increase in units sold per Company Dealership to the success of the Company's business strategy, most notably its advertising and marketing programs.

     Cost of Used Cars Sold and Gross Margin. The Cost of Used Cars Sold increased by 44.4% to $29.9 million for the year ended December 31, 1996 from $20.7 million (pro forma) for the year ended December 31, 1995, which was an increase of 64.3% from $12.6 million for the year ended December 31, 1994. On a per unit basis, the Cost of Used Cars Sold increased by 20.8% to $3,951 for the year ended December 31, 1996 from $3,270 (pro forma) for the year ended December 31, 1995, which was an increase of 37.0% from $2,387 for the year ended December 31, 1994, largely due to management's determination to sell higher quality cars throughout its operations. The gross margin on used car sales (Sales of Used Cars less Cost of Used Cars Sold excluding Provision for Credit Losses) increased by 35.0% to $23.9 million for the year ended December 31, 1996 from $17.7 million (pro forma) for the year ended December 31, 1995, which was an increase of 16.4% from $15.2 million for the year ended December 31, 1994. As a percentage of sales, the gross margin was 44.4%, 46.1% (pro forma), and 54.7% for the years ended December 31, 1996, 1995, and 1994, respectively. The Company attributes the decline in the gross margin percentage to management's strategy of increasing the quality and, therefore, the cost, of cars sold at Company Dealerships while maintaining a consistent dollar gross margin per unit sold. The decline in the gross margin percentage was offset by corresponding increases in the quality of finance contracts generated (resulting in a lower Provision for Credit Losses) and greater unit sales per Company Dealership. On a per unit basis, the gross margin per car sold was $3,156, $2,795 (pro forma), and $2,882 for the years ended December 31, 1996, 1995, and 1994, respectively.

     Provision for Credit Losses. A high percentage of Company Dealership customers ultimately do not make all of their contractually scheduled payments, requiring the Company to charge off the remaining principal balance due. As a result, the Company recognizes a provision for credit losses in order to establish an allowance for credit losses sufficient to absorb anticipated future losses. The provision for credit losses increased by 25.6% to $9.8 million in 1996 over $7.8 million (pro forma) in 1995, which was a decrease of $300,000 or 3.7% from $8.1 million in 1994. This includes an increase of $153,000 in the provision for credit losses in 1996 for third party receivables over 1995 when the Company recorded no provision for credit losses for third party receivables. In 1994, the Company recorded provision for credit losses totaling $116,000 for its third party loan portfolio. On a percentage basis, the provision for credit losses per unit originated at Company Dealerships increased by 3.1% to $1,277 per unit in 1996 over $1,239 (pro forma) per unit in 1995, which was a decrease of 18.7% from 1994 when the average was $1,523 per unit. As a percentage of contract balances originated, the provision averaged 19.7%, 22.8% (pro forma), and 34.5% in 1996, 1995, and 1994, respectively. This decrease reflects the Company's strengthened underwriting requirements, the higher quality of the cars sold, and the Company's improved collection efforts.

     The Company charges its Provision for Credit Losses to current operations and does not recognize any portion of the unearned interest income as a component of its Allowance for Credit Losses. Accordingly, the Company's unearned finance income is comprised of the full annual percentage rate ("APR") on its contracts less amortization of loan origination costs.

     Interest Income. Interest income consists primarily of interest on both finance receivables from Company Dealership sales and interest on Third Party Dealer finance receivables.

     Company Dealership Receivables -- Interest income increased by 2.4% to $8.4 million for the year ended December 31, 1996 from $8.2 million for the year ended December 31, 1995, which increased by 74.5% compared to $4.7 million in the year ended December 31, 1994. Interest income during the year ended December 31, 1996 was affected by the sale of $58.2 million in contract principal balances pursuant to the Securitization Program, and will continue to be affected in future periods by additional securitizations. A primary element of the Company's sales strategy is to provide financing to customers with poor credit histories who are unable to obtain automobile financing through traditional sources. The Company financed 91.1% of sales revenue and 91.6% of the used cars sold at Company Dealerships for the year ended December 31, 1996 compared to 89.7% (pro forma) of sales revenue and 91.2% (pro forma) of the used cars sold for the year ended December 31, 1995, and 85.0% of sales revenue and 89.8% of used cars sold in the year ended December 31, 1994. The average amount financed increased to $7,071 for the year ended December 31, 1996 from $5,966 for the year ended December 31, 1995 which had increased from $4,986 for the year ended December 31, 1994. The effective yield on finance receivables from Company Dealerships was 29.2%, 28.0%, and 28.2% for the years ended December 31, 1996, 1995, and 1994, respectively. The Company operated 8, 7 (pro forma), and 8 dealerships at December 31, 1996, 1995, and 1994, respectively.

     Third Party Receivables -- Interest income increased by 305.6% to $7.3 million for the year ended December 31, 1996 from $1.8 million in 1995, which was an increase of 153.5% from $710,000 in 1994. Interest income during the year ended December 31, 1996 was effected by the sale of $10.0 million in contract principal balances pursuant to the Securitization Program, and will continue to be effected in future periods by additional securitizations. Interest income has increased in conjunction with the increases in Third Party Dealer contracts purchased and outstanding. As noted above, the Company began to significantly expand its Third Party Dealer branch office operations in April 1995. Further, subsequent to June 30, 1995, as a result of its migration to higher quality contracts and expansion into markets with interest rate limits, the Company's yield on its Third Party Dealer contract portfolio has trended downward. Portfolio yield was approximately 25.8%, 26.7%, and 30.9% for the years ended December 31, 1996, 1995, and 1994, respectively. The Company operated 35, 8 and 1 branch office(s) at December 31, 1996, 1995, and 1994, respectively.

     Through December 31, 1996, the Company had securitized an aggregate of $68.2 million in contracts, issuing $53.5 million in securities to SunAmerica. Pursuant to these transactions, the Company allocated $10.0 million of its Allowance for Credit Losses to the sold finance receivables during 1996 and retained a Residual in Finance Receivables Sold of $9.9 million at December 31, 1996. The Company also recorded gain on sale of loans during 1996 of $4.4 million, net of expenses.

     Other Income. Other Income consists primarily of servicing income, franchise fees from the Company's rent-a-car franchisees and insurance premiums earned on force placed insurance policies. The Company services the $51.7 million in contracts sold in the securitization for monthly fees ranging from
 .33% to .42% of beginning of period principal balances (4% to 5% annualized). Servicing Income for the year ended December 31, 1996 totaled $921,000. In addition, income from rent-a-car franchisees and insurance premiums earned on force placed insurance policies increased by 111.0% to $650,000 for the year ended December 31, 1996 from $308,000 for the year ended December 31, 1995, which was a decrease of 44.6% from the $556,000 in 1994. The Company no longer actively engages in the rent-a-car franchise business.

     Income before Operating Expenses. As a result of the Company's continued expansion, Income before Operating Expenses grew by 77.7% to $35.9 million for the year ended December 31, 1996 from $20.2 million (pro forma) for the year ended December 31, 1995, which was an increase of 54.2% from $13.1 million in 1994. Interest income on the loan portfolios and Gain on Sale of Loans were the primary contributors to the increase. The increase also reflects the growth of Sales of Used Cars.

     Operating Expenses. Operating Expenses consist of Selling and Marketing Expenses, General and Administrative Expenses, and Depreciation and Amortization. The allocation of these expenses to each of the Company's business segments for the years ended December 31, 1996, 1995 and 1994 follows:

                                                        COMPANY          THIRD
                                        COMPANY       DEALERSHIP         PARTY        CORPORATE
                                       DEALERSHIP     RECEIVABLES     RECEIVABLES     AND OTHER      TOTAL
                                       ----------     -----------     -----------     ---------     --------
1996:
  Selling and Marketing..............   $  3,568        $    --         $    --        $    17      $  3,585
  General and Administrative.........      8,295          3,042           3,955          4,246        19,538
  Depreciation and Amortization......        318            769             195            295         1,577
                                         -------         ------          ------         ------       -------
                                        $ 12,181        $ 3,811         $ 4,150        $ 4,558      $ 24,700
                                         =======         ======          ======         ======       =======
1995:
  Selling and Marketing..............   $  3,856        $    --         $    --        $    --      $  3,856
  General and Administrative.........      8,210          2,681           1,163          2,672        14,726
  Depreciation and Amortization......        279            479              89            467         1,314
                                         -------         ------          ------         ------       -------
                                        $ 12,345        $ 3,160         $ 1,252        $ 3,139      $ 19,896
                                         =======         ======          ======         ======       =======
1994:
  Selling and Marketing..............   $  2,263        $    --         $    --        $   139      $  2,402
  General and Administrative.........      5,069          1,631             240          2,201         9,141
  Depreciation and Amortization......        131            159              64            423           777
                                         -------         ------          ------         ------       -------
                                        $  7,463        $ 1,790         $   304        $ 2,763      $ 12,320
                                         =======         ======          ======         ======       =======

     Selling and Marketing Expenses. For the years ended December 31, 1996, 1995, and 1994, Selling and Marketing Expenses were comprised almost entirely of advertising costs and commissions relating to Company Dealership operations. Selling and Marketing Expenses increased by 12.5% to $3.6 million for the year ended December 31, 1996 from $3.2 million (pro forma) for the year ended December 31, 1995, which was an increase of 33.3% from $2.4 million in 1994. As a percentage of Sales of Used Cars, these expenses averaged 6.7%, 8.3% (pro forma), and 8.6% for the years ended December 31, 1996, 1995, and 1994, respectively. On a per unit sold basis, Selling and Marketing Expenses of Company Dealerships decreased by 7.1% to $474 per unit for the year ended December 31, 1996 from $510 (pro forma) per unit for the year ended December 31, 1995, which was an increase of 18.9% from $429 per unit in 1994.

     General and Administrative Expenses. General and Administrative Expenses increased by 45.5% to $19.5 million for the year ended December 31, 1996 from $13.4 million (pro forma) for the year ended December 31, 1995, which was an increase of 47.3% from $9.1 million in 1994. These expenses represented 25.8%, 27.5%, and 27.0% of total revenues for the years ended December 31, 1996, 1995, and 1994, respectively. For the year ended December 31, 1996, 42.5% of General and Administrative Expenses were attributable to Company Dealership sales, 15.6% to the Company Dealership receivables' financing activities, 20.2% to Third Party Dealer activities and 21.7% to Corporate overhead. For the year ended December 31, 1995, 55.8% of General and Administrative Expenses were attributable to Company Dealership sales, 18.2% to the Company Dealership receivables' financing activities, 7.9% to Third Party Dealer activities and 18.1% to Corporate overhead. The increase in General and Administrative Expenses is a direct result of the Company's significant expansion of its Third Party Dealer financing operations as well as continued expansion of infrastructure to administer growth.

     Depreciation and Amortization. Depreciation and Amortization consists of depreciation and amortization on the Company's property and equipment and amortization of the Company's trademarks. Depreciation and amortization increased by 23.1% to $1.6 million for the year ended December 31, 1996 from $1.3 million for the year ended December 31, 1995, which was an increase of 62.5% from $777,000 in 1994 . The increase was due primarily to the construction of Company servicing facilities, which opened in June 1995, and the purchase of associated equipment. For the year ended December 31, 1996, 20.2% of these expenses were attributable to Company Dealership sales, 48.7% to the Company Dealership receivables' financing activities, 12.4% to Third Party Dealer activities and 18.7% to Corporate overhead. For the year ended December 31, 1995, 21.2% of these expenses were attributable to Company Dealership sales, 36.5% to the Company Dealership receivables' financing activities, 6.8% to Third Party Dealer activities and 35.5% to Corporate overhead. Amortization of covenants was $296,000 and $296,000 for the years ended December 31, 1995, and 1994 respectively. As of December 31, 1995, all existing covenants had been fully amortized.

     Interest Expense. Interest expense decreased by 11.7% to $5.3 million in 1996 from $6.0 million in 1995, which was an increase of 100.0% from $3.0 million in 1994. The decrease in 1996, despite significant growth in Company assets, is the direct result of the two public offerings that were completed in 1996 which generated $79.4 million in cash, and the Company's Securitization Program which generated $39.0 million in cash from the sale of finance receivables which the Company utilized to pay down debt. Further, concurrent with the Company's initial public offering on June 21, 1996, the Company restructured its Subordinated Notes Payable reducing the borrowing rate on that debt from 18% to 10% per annum.

     Income Taxes. Income taxes totaled $100,000 in 1996, up from zero in 1995. In 1994, the Company realized a tax benefit of $334,000. In 1996, the Company utilized all of the valuation allowance that existed against its deferred income tax assets as of December 31, 1995. Therefore, the Company anticipates incurring income tax expense in the future at the statutory income tax rates.

ALLOWANCE FOR CREDIT LOSSES

     The Company has established an Allowance for Credit Losses ("Allowance") to cover anticipated credit losses on the contracts currently in its portfolio. The Allowance has been established through the Provision for Credit Losses, and through nonrefundable acquisition discounts on contracts purchased from Third Party Dealers. The Allowance on contracts originated at Company Dealerships decreased to 20.0% of outstanding principal balances as of September 30, 1997 compared to 23.0% as of December 31, 1996. The Allowance as a percentage of Third Party Dealer contracts decreased to 12.0% from 12.7% over the same period. The Allowance as a percentage of the Company's combined contract portfolio increased to 15.2% at September 30, 1997 from 13.9% at December 31, 1996. The increase in the Allowance percentage is primarily due to the composition of the total portfolio with an increase in the Company Dealership Receivable portfolio relative to the total portfolio compared to December 31, 1996.

     The following table reflects activity in the Allowance, as well as information regarding charge off activity, for the nine month periods ended September 30, 1997 and 1996, in thousands.


                                                    COMPANY DEALERSHIPS      THIRD PARTY DEALERS
                                                    --------------------     --------------------
                                                     NINE MONTHS ENDED        NINE MONTHS ENDED
                                                       SEPTEMBER 30,            SEPTEMBER 30,
                                                    --------------------     --------------------
                                                      1997        1996         1997        1996
                                                    --------     -------     --------     -------
Allowance Activity:
Balance, Beginning of Period......................  $  1,625     $ 7,500     $  6,500     $ 1,000
Provision for Credit Losses.......................    14,193       7,713          948          --
Discount Acquired.................................    15,309          --       17,713       3,646
Discount accreted to interest income..............        --          --         (642)         --
Reduction Attributable to Loans Sold..............   (21,407)     (6,187)     (18,096)         --
Net Charge Offs...................................    (6,411)     (5,455)      (3,401)     (1,591)
                                                    --------     -------     --------     --------
Balance, End of Period............................  $  3,309     $ 3,571     $  3,022     $ 3,055
                                                    ========     =======     ========     ========
Allowance as Percent of Period End Principal
  Balance.........................................      20.0%       23.1%        12.0%        8.3%
                                                    ========     =======     ========     ========
Ended Principal Balance
Charge off Activity:
Principal Balances:
  Collateral Recovered............................  $ (6,865)    $(5,260)    $ (3,873)    $(2,070)
  Collateral Not Recovered........................    (1,490)     (1,619)        (858)       (416)
                                                    --------     -------     --------     --------
  Total Principal Balances........................    (8,355)     (6,879)      (4,731)     (2,486)
  Accrued Interest................................        --        (486)          --        (123)
  Recoveries, Net.................................     1,944       1,910        1,330       1,018
                                                    --------     -------     --------     --------
Net Charge Offs...................................  $ (6,411)    $(5,455)    $ (3,401)    $(1,591)
                                                    ========     =======     ========     ========
Net Charge Offs as % of Average Principal
  Outstanding.....................................     23.9%       25.3%        15.8%        9.2%
                                                    ========     =======     ========     ========


     During the nine month period ended September 30, 1997, the Company experienced rapid growth in the number of states in which it operated Company Dealerships and Third Party Dealer branches. As a result, the Company's loan base was more geographically diversified throughout the country, which in turn led to the Company repossessing significantly more vehicles throughout the country than it historically had, in markets where it did not operate reconditioning centers or repossession lots. The Company, therefore, relied extensively on third parties to dispose of its repossessed collateral. This led to the Company not realizing its expected recovery amount on the liquidation of these repossessions. The Company has taken several actions to reverse this trend including consolidation of auction locations through which repossessed vehicles are liquidated, expansion of its repossession administration department, development of an enhanced repossession tracking and monitoring system, hiring of staff whose primary responsibility is to represent the Company at auctions, and expansion of efforts to better recondition repossessions prior to liquidation. The Company believes these actions will improve recovery rates to levels it historically experienced prior to the nine month period ended September 30, 1997. For loans originated at Company Dealerships, recoveries as a percentage of principal balances charged off where collateral has been recovered averaged 28.3% for the nine month period ended September 30, 1997 compared to 36.3% for the nine month period ended September 30, 1996. Company Dealership loan recoveries in Arizona are positively affected by the Company's ability to receive a sales tax benefit for charged off loans that it does not receive in other markets. As a result of the Company's expansion outside of the Arizona market in 1997, recovery rates for the Company Dealership loan portfolio were negatively affected. For Third Party Dealer loans, recoveries as a percentage of principal balances charged off where collateral has been recovered averaged 34.3% for the nine months period ended September 30, 1997 compared to 49.2% for the nine month period ended September 30, 1996.

     The Company's Net Charge Offs on its Third Party Dealer contract portfolio are lower than those incurred on its Company Dealership contract portfolio. This is attributable to the relationship of the average amount financed to the underlying collateral's wholesale value and to a lesser degree the generally more creditworthy customers served by Third Party Dealers. In its Third Party Dealer portfolio, the Company generally limits the amount financed to not more than 120.0% of the wholesale value of the underlying car, although the Company will make exceptions on a case-by-case basis.

     The following table reflects activity in the Allowance, as well as information regarding charge off activity, for the years ended December 31, 1996 and 1995, in thousands.

                                                               YEARS ENDED DECEMBER 31,
                                                      -------------------------------------------
                                                      COMPANY DEALERSHIPS     THIRD PARTY DEALERS
                                                      -------------------     -------------------
                                                       1996        1995        1996        1995
                                                      -------     -------     -------     -------
Allowance Activity:
Balance, Beginning of Period........................  $ 7,500     $ 6,050     $ 1,000     $   159
Provision for Credit Losses.........................    9,658       8,359         153          --
Discount Acquired...................................       --          --       8,963       1,660
Reduction Attributable to Loans Sold................   (9,331)         --        (650)         --
Net Charge Offs.....................................   (6,202)     (6,909)     (2,966)       (819)
                                                      -------      ------     -------       -----
Balance, End of Period..............................  $ 1,625     $ 7,500     $ 6,500     $ 1,000
                                                      =======      ======     =======       =====
Allowance as Percent of Period End Principal
  Balance...........................................    23.0%       21.9%       12.7%        7.2%
                                                      =======      ======     =======       =====
Charge off Activity:
Principal Balances:
  Collateral Recovered..............................  $(6,256)    $(6,686)    $(3,618)    $  (806)
  Collateral Not Recovered..........................   (1,859)     (2,478)       (717)       (220)
                                                      -------      ------     -------       -----
  Total Principal Balances..........................   (8,115)     (9,164)     (4,335)     (1,026)
  Accrued Interest..................................     (487)       (653)       (123)        (59)
  Recoveries, Net...................................    2,400       2,908       1,492         266
                                                      -------      ------     -------       -----
Net Charge Offs.....................................  $(6,202)    $(6,909)    $(2,966)    $  (819)
                                                      =======      ======     =======       =====
Net Charge Offs as % of Average Principal
  Outstanding.......................................    23.0%       24.0%       10.7%       11.9%
                                                      =======      ======     =======       =====

     The Company's policy is to charge off contracts when they are deemed uncollectible, but in any event at such time as a contract is delinquent for 90 days.

     Net Charge Offs - Company Dealership Portfolio. Net Charge Offs for contracts originated at Company Dealerships in 1996 were 23.0% of the average principal balance outstanding compared to 24.0% in 1995. As discussed above, beginning in 1995 and continuing in 1996 the Company has migrated to selling higher quality cars at its dealerships. Accordingly, repossessions have less frequently met Company standards for resale and, therefore, have been sold primarily at wholesale auction.

     Recoveries averaged 29.6% of principal balances charged off in 1996 compared to 31.7% in 1995, primarily reflecting reductions in the percentage of repossessed cars sold at Company Dealerships of 11.0% in 1996 compared to 33.6% in 1995.

     Net Charge Offs - Third Party Dealers. Net Charge Offs for contracts purchased from Third Party Dealers in 1996 were 10.7% of the average principal balance outstanding compared to 11.9% in 1995. Prior to April 1995, the Company purchased from Third Party Dealers, at discounts of approximately 15.0% to 25.0%, contracts with average principal balances of approximately $4,000 bearing a typical APR of 29.9%. In April 1995, the Company significantly revised and expanded its Third Party Dealer program. Under the current program, which is aimed at more creditworthy borrowers, it purchases from Third Party Dealers, at discounts averaging approximately 11.0%, contracts with average principal balances of approximately $5,800 bearing an average APR of 24.5%.

     Recoveries averaged 34.4% of principal balances charged off on contracts purchased from Third Party Dealers in 1996 compared to 25.9% for the year ended December 31, 1995. The increase is due to both an increase in the percent of charged off collateral actually recovered to 83.5% in 1996 from 78.6% in 1995 and an increase in the percent realized from the resale of recovered collateral to 41.2% in 1996 from 33.0% in 1995.

     Net Charge Off percentage trends for the respective portfolios are considered by management in determining the adequacy of the Allowance as a percentage of contract principal balances outstanding.

     Static Pool Analysis. To monitor contract performance, beginning in June 1995, the Company implemented "static pool" analysis for contracts originated since January 1, 1993. Static pool analysis is a monitoring methodology by which each month's originations and subsequent charge offs are assigned a unique pool and the pool performance is monitored separately. Improving or deteriorating performance is measured based on cumulative gross and net charge offs as a percentage of original principal balances, based on the number of complete payments made by the customer before charge off. The table below sets forth the cumulative net charge offs as a percentage of original contract cumulative balances, based on the quarter of origination and segmented by the number of payments made prior to charge off. For periods denoted by "x", the pools have not seasoned sufficiently to allow for computation of cumulative losses. For periods denoted by "--", the pools have not yet attained the indicated cumulative age. While the Company monitors its static pools on a monthly basis, for presentation purposes the information in the tables are presented on a quarterly basis.

     Effective January 1, 1997, the Company modified its methodology to reflect additional historical experience in computing "Monthly Payments Completed by Customer Before Charge Off" as it relates to loan balances charged off after final insurance settlements and on loans modified from their original terms. Resulting adjustments affect the timing of previously reported interim cumulative losses, but do not impact ending cumulative losses. For loan balances charged off after insurance settlement principal reductions, the revised calculation method only gives credit for payments actually made by the customer and excludes credit for reductions arising from insurance proceeds. For modified loans, completed payments now reflect customer payments made both before and after the loan was modified. The numbers presented below reflect the adoption of the revised calculation method.

     Currently reported cumulative losses may also vary from those previously reported due to ongoing collection efforts on charged off accounts and the difference between final proceeds on the liquidation of repossessed collateral versus original accounting estimates. Management believes that such variation will not be material.

CONTRACTS ORIGINATED AT COMPANY DEALERSHIPS

     The following table sets forth the cumulative net charge offs as a percentage of original contract cumulative (pool) balances, based on the quarter of origination and segmented by the number of monthly payments completed by customer before charge off. Additionally, set forth is the percent of principal reduction for each pool since inception and cumulative total net losses incurred
(TLI).

         POOL'S CUMULATIVE NET LOSSES AS PERCENTAGE OF POOL'S ORIGINAL
                          AGGREGATE PRINCIPAL BALANCE

                                    MONTHLY PAYMENTS COMPLETED BY CUSTOMER BEFORE CHARGE OFF
                                    ---------------------------------------------------------   PERCENT
                                     0       3        6        12       18       24      TLI    REDUCED
                                    ---     ----     ----     ----     ----     ----     ----   -------
1993:
1st Quarter.......................  6.9%    18.7%    26.5%    31.8%    33.9%    35.1%    35.4%   100.0%
2nd Quarter.......................  7.2%    18.9%    25.1%    29.4%    31.7%    32.1%    32.4%   100.0%
3rd Quarter.......................  8.6%    19.6%    23.7%    28.5%    30.7%    31.6%    31.9%   100.0%
4th Quarter.......................  6.3%    16.1%    21.6%    27.0%    28.9%    29.5%    29.6%   100.0%
1994:
1st Quarter.......................  3.4%    10.0%    13.4%    18.1%    20.5%    21.2%    21.3%   100.0%
2nd Quarter.......................  2.8%    10.5%    14.2%    19.7%    21.9%    22.4%    22.5%   100.0%
3rd Quarter.......................  2.8%     8.2%    12.2%    16.5%    18.6%    19.5%    19.6%   100.0%
4th Quarter.......................  2.4%     7.7%    11.3%    16.9%    20.0%    21.0%    21.1%   100.0%
1995:
1st Quarter.......................  1.1%     7.4%    12.5%    17.8%    20.3%    21.3%    21.5%    97.6%
2nd Quarter.......................  1.7%     7.1%    12.1%    16.7%    19.6%    21.1%    21.1%    93.0%
3rd Quarter.......................  2.0%     7.0%    11.1%    18.1%    21.7%       x     22.8%    86.6%
4th Quarter.......................  1.2%     5.7%    10.8%    17.8%    22.3%      --     22.6%    81.7%
1996:
1st Quarter.......................  1.4%     7.6%    13.2%    20.6%       x       --     23.6%    74.4%
2nd Quarter.......................  2.2%     9.2%    14.1%    22.6%      --       --     23.1%    64.4%
3rd Quarter.......................  1.6%     7.2%    12.9%       x       --       --     18.9%    53.1%
4th Quarter.......................  1.6%     8.7%    16.0%      --       --       --     17.6%    44.5%
1997:
1st Quarter.......................  2.5%    10.4%       x       --       --       --     12.7%    34.0%
2nd Quarter.......................  1.8%       x       --       --       --       --      4.7%    15.4%
3rd Quarter.......................    x       --       --       --       --       --      0.2%     1.8%

     Trends set forth in the table above indicate a deterioration in the performance of the associated loan portfolio. Management believes the deterioration is primarily attributable to less effective collection procedures resulting from a loan servicing and collection data processing system conversion during 1997 rather than from any fundamental change in loan quality or underwriting. As a result of this trend, the Company recorded a charge against its Residuals in Finance Receivables Sold during the nine month period ended September 30, 1997.

     The following table sets forth the principal balances 31 to 60 days delinquent, and 61 to 90 days delinquent as a percentage of total outstanding Company Dealership contract principal balances.

                                                        RETAINED     SECURITIZED     MANAGED
                                                        --------     -----------     -------
        September 30, 1997:
          31 to 60 days...............................     1.5%          3.9%          3.6%
          61 to 90 days...............................     2.8%          1.4%          1.6%
        December 31, 1996:
          31 to 60 days...............................     2.3%          5.4%          5.0%
          61 to 90 days...............................     0.6%          1.9%          1.7%
        December 31, 1995:
          31 to 60 days...............................     4.2%           --           4.2%
          61 to 90 days...............................     1.1%           --           1.1%

In accordance with the Company's charge off policy, there are no accounts more than 90 days delinquent as of September 30, 1997, or December 31, 1996, and 1995.

CONTRACTS PURCHASED FROM THIRD PARTY DEALERS

     Non-refundable acquisition discount ("Discount") acquired totaled $17.7 million and $3.6 million for the nine month periods ended September 30, 1997 and 1996, respectively. The Discount, attributable to Third Party Dealer purchases, averaged approximately 12.2% as a percentage of principal balances purchased in the nine month period ended September 30, 1997, compared to 11.1% in the nine month period ended September 30, 1996.

     Discount acquired totaled $9.0 million and $1.7 million for the years ended December 31, 1996 and 1995, respectively. The Discount, attributable to Third Party Dealer Branch purchases, averaged 11.4% as a percentage of principal balances purchased in 1996, compared to 10.1% in 1995. Beginning in 1996, the Company expanded into markets with interest rate limits. While contractual interest rates on these contracts are limited by law, the Company has been able to purchase these contracts at a reasonably consistent effective yield and therefore Discounts have trended upward. To date, the Company has credited to the Allowance for Credit Losses all Discount acquired with the purchase of contracts from Third Party Dealers.

     The following table sets forth the cumulative net charge offs as a percentage of original contract cumulative (pool) balances, based on the quarter of origination and segmented by the number of monthly payments completed by customer before charge off. Additionally, set forth is the percent of principal reduction for each pool since inception and cumulative total net losses incurred
(TLI).

                                            POOL'S CUMULATIVE NET LOSSES AS PERCENTAGE OF POOL'S
                                                    ORIGINAL AGGREGATE PRINCIPAL BALANCE
                                     MONTHLY PAYMENTS COMPLETED BY CUSTOMER BEFORE CHARGE OFF
                                     --------------------------------------------------------   PERCENT
                                      0       3       6        12       18       24      TLI    REDUCED
                                     ---     ---     ----     ----     ----     ----     ----   -------
1995:
2nd Quarter........................  0.9%    4.1%     5.7%     7.7%     9.4%    10.6%    10.6%    90.1%
3rd Quarter........................  1.2%    3.7%     4.6%     6.3%     7.5%       x      8.1%    82.4%
4th Quarter........................  1.0%    4.3%     6.7%     9.3%    11.0%      --     11.2%    82.5%
1996:
1st Quarter........................  0.8%    3.7%     6.9%    10.8%       x       --     12.1%    74.5%
2nd Quarter........................  1.6%    6.2%     9.7%    13.6%      --       --     13.6%    67.8%
3rd Quarter........................  1.3%    6.0%     9.2%       x       --       --     14.7%    56.2%
4th Quarter........................  1.4%    7.4%    12.0%      --       --       --     15.2%    45.6%
1997:
1st Quarter........................  1.4%    7.6%       x       --       --       --      8.2%    30.9%
2nd Quarter........................  1.5%      x       --       --       --       --      2.4%    14.3%
3rd Quarter........................    x      --       --       --       --       --      0.1%     2.6%

Trends set forth in the table above indicate a deterioration in the performance of the associated loan portfolio. Management believes the deterioration is primarily attributable to less effective collection procedures resulting from a loan servicing and collection data processing system conversion during 1997 rather than from any fundamental change in loan quality or underwriting. As a result of this trend, the Company recorded a charge against its Residuals in Finance Receivables Sold during the nine month period ended September 30, 1997.

     Beginning April 1, 1995, the Company initiated a new purchasing program for Third Party Dealer contracts which included an emphasis on higher quality contracts. As of March 31, 1995, the Third Party Dealer portfolio originated under the prior program had a principal balance of $2.0 million which are paid in full. Therefore, contract performance under this prior program has been excluded from the table above.

     While the static pool information is developing, management augments its evaluation of the adequacy of the Allowance for Third Party Dealers through comparisons in the characteristics of collateral ratios and borrowers on Third Party Dealer contracts versus those of the Company Dealership contracts, as well as through comparisons of portfolio delinquency, actual contract performance and, to the extent information is available, industry statistics.

     The following table sets forth the principal balances 31 to 60 days delinquent, and 61 to 90 days delinquent as a percentage of total outstanding Third Party Dealer contract principal balances.

                                                        RETAINED     SECURITIZED     MANAGED
                                                        --------     -----------     -------
        September 30, 1997:
          31 to 60 days...............................     1.7%          4.7%          4.2%
          61 to 90 days...............................     2.5%          1.6%          1.8%
        December 31, 1996:
          31 to 60 days...............................     3.1%          4.3%          3.3%
          61 to 90 days...............................     1.1%          1.0%          1.1%
        December 31, 1995:
          31 to 60 days...............................     1.2%           --           1.2%
          61 to 90 days...............................     0.4%           --           0.4%

     In accordance with the Company's charge off policy there are no Third Party Dealer contracts more than 90 days delinquent as of September 30, 1997, or December 31, 1996 and 1995.

     During 1996 and continuing throughout 1997, the Company elected to extend the time period before repossession is ordered with respect to those customers who exhibit a willingness and capacity to bring their contracts current. As a result of this revised repossession policy, delinquencies increased as expected.

RESIDUALS IN FINANCE RECEIVABLES SOLD

     Residuals in Finance Receivables Sold represent the Company's retained portion of the securitization assets. The Company utilizes a number of estimates in arriving at the initial valuation of the Residuals in Finance Receivables Sold, which represent the expected present value of net cash flows into the Trusts in excess of those required to pay principal and interest on the Class A certificates. The present value of expected cash flows are a function of a number of items including, but not limited to, charge off rates, repossession recovery rates, portfolio delinquency, prepayment rates, and Trust expenses. Subsequent to the initial recording of the Residuals in Finance Receivables Sold, the carrying value is adjusted for the actual cash flows into the respective Trusts in order to maintain a carrying value which approximates the present value of the expected net cash flows into the Trust in excess of those required to pay all obligations of the respective Trust other than the obligations to the Class B certificates. To the extent that actual cash flows on a securitization are below original estimates, and differ materially from the original securitization assumptions, and in the opinion of management, those differences appear to be other than temporary in nature, the Company would be required to revalue the Residuals in Finance Receivables Sold, and record a charge to earnings based upon the reduction. During the three month period ended September 30, 1997, the Company recorded a $10.0 million charge (approximately $6.0 million, net of income taxes) to write down the Residuals in Finance Receivables Sold. The Company determined a write down in the Residuals in Finance Receivables Sold was necessary due to an increase in net losses in the securitized loan portfolio, particularly the Third Party Dealer portfolio. For securitization transactions between June 30, 1996 and June 30, 1997, for contracts originated at Company Dealerships, net losses were originally estimated using total expected cumulative net losses at loan origination of approximately 26.0%, adjusted for actual cumulative net losses prior to securitization. For contracts purchased from Third Party Dealers, net losses were originally estimated using total expected cumulative net losses at loan origination of approximately 13.5%, adjusted for actual cumulative net losses prior to securitization. Prepayment rates were estimated to be 1.5% per month of the beginning of month balance. The $10.0 million charge (approximately $6.0 million, net of income taxes) in the three month period ended September 30, 1997 which resulted in a reduction in the carrying value of the Company's Residuals in Finance Receivables Sold had the effect of increasing the cumulative net loss assumption for contracts originated at Company Dealerships to approximately 27.5%, and for contracts purchased from Third Party Dealers to approximately 17.5% for the securitization transactions that took place prior to the three month period ended September 30, 1997. As a result of this charge, the remaining Allowance for Credit Losses inherent in the securitization assumptions as a percentage of the remaining principal balances of securitized contracts was approximately 19.7% as of September 30, 1997, compared to 15.2% as of December 31, 1996. There can be no assurance that the charge taken by the Company is sufficient and that the Company will not record additional charges in the future in order to write down the Residuals in Finance Receivables Sold.

LIQUIDITY AND CAPITAL RESOURCES

     The Company requires capital to support increases in its contract portfolio, expansion of Company Dealerships, Branch Offices, the Cygnet Dealer Program, the purchase of inventories, the purchase of property and equipment, loan servicing and collection operations, and for working capital and general corporate purposes. The Company funds its capital requirements through equity offerings, operating cash flow, the sale of finance receivables, and supplemental borrowings.

     The Company's Net Cash Provided by Operating Activities increased by $39.7 million to $41.3 million for the nine month period ended September 30, 1997 from $1.6 million in the nine month period ended September 30, 1996. The increase was primarily due to an increase in proceeds from sales of finance receivables, provision for credit losses, and increases in Accounts Payable, Accrued Liabilities and Other Liabilities offset by increases in Finance Receivables Held for Sale, Gain on Sale of Finance Receivables, and increases in Inventory and Other Assets.

     The Net Cash Used in Investing Activities increased by $90.1 million to $103.0 million in the nine months ended September 30, 1997 from $12.9 million in the nine months ended September 30, 1996. The increase was due to an increase in notes receivable of $29.6 million, an increase in the purchase of property and equipment of $11.5 million, and the purchase of the assets of Seminole, EZ Plan, and Kars, for $45.3 million.

     The Company's Net Cash Provided by Financing Activities increased by $37.1 million to $47.6 million in the nine month period ended September 30, 1997 from $10.5 million in the nine month period ended September 30, 1996. This increase was primarily the result of the $88.7 million in proceeds from the Company's sale of common stock, net of the $39.1 million of repayment of Notes Payable and the repayment of Subordinated Notes Payable of $2.0 million.

     The Company's Net Cash Provided by Operating Activities increased by 10.1% from $6.3 million for 1995 to $7.0 million in 1996, compared to an increase of 87.8% from $3.4 million in 1994. The increase was primarily due to increases in Net Earnings, proceeds from the sale of finance receivables, and the Provision for Credit Losses, net of increases in Finance Receivables Held for Sale, Other Assets, and the Gain on Sale of Finance Receivables. The increase in 1995 over 1994 was primarily a result of a smaller increase in inventory of $1.5 million, and an increase in accounts payable, accrued expenses and other liabilities of $2.0 million.

     The Net Cash Used in Investing Activities decreased by 17.6% from $36.4 million in the year ended December 31, 1995 to $30.0 million in the year ended December 31, 1996. The $29.4 million increase provided by collections on finance receivables was offset by the $25.2 million increase in cash used in the increase in finance receivables, $3.5 million used for the increase in Investments Held in Trust, and $2.9 million increase used for the purchases of property and equipment. Cash used in investing activities increased from 1994 to 1995 by $15.8 million or 76.7%, primarily as a result of an increase in finance receivables of $25.8 million net of increased collections of $7.6 million.

     The Company's Net Cash Provided by Financing Activities increased by 28.1% from $31.3 million in the year ended December 31, 1995 to $40.1 million in the year ended December 31, 1996. This increase was the result of the $79.4 million in proceeds from the Company's public offerings of common stock, net of the $28.6 million of repayment of notes payable and the redemption of $10.0 million of preferred stock. The Company's Net Cash Provided by Financing Activities increased by 80.9% or $14.0 million from 1994 to 1995 due primarily to a net increase in notes payable of $12.3 million.

     Revolving Facility. The Company maintains a Revolving Facility with GE Capital that has a maximum commitment of up to $100.0 million. Under the Revolving Facility, the Company may borrow up to 65.0% of the principal balance of eligible Company Dealership contracts and up to 86.0% of the principal balance of eligible Third Party Dealer contracts. The Revolving Facility expires in December 1998. The facility is secured by substantially all of the Company's assets. As of September 30, 1997, the Company's borrowing capacity under the Revolving Facility was $19.0 million, the aggregate principal amount outstanding under the Revolving Facility was approximately $128,000, and the amount available to be borrowed under the facility was $18.9 million. The Revolving Facility bears interest at the 30-day LIBOR plus 3.15%, payable daily (total rate of 8.8% as of September 30, 1997).

     The Revolving Facility contains covenants that, among other things, limit the Company's ability to, without GE Capital's consent: (i) incur additional indebtedness; (ii) make unsecured loans or other advances of money to officers, directors, employees, stockholders or affiliates in excess of $25,000 in total;
(iii) engage in securitization transactions; (iv) merge with, consolidate with, acquire or otherwise combine with any other person or entity, transfer any division or segment of its operations to another person or entity, or form new subsidiaries; (v) make any change in its capital structure; (vi) declare or pay dividends except in accordance with all applicable laws and not in excess of fifteen percent (15%) of each year's net earnings available for distribution;
(vii) make certain investments and capital expenditures; and (viii) engage in certain transactions with affiliates. These covenants also require the Company to maintain specified financial ratios, including a debt ratio of 2.1 to 1 and a net worth of at least $75,000,000, and to comply with all laws relating to the Company's business. The Revolving Facility also provides that a transfer of ownership of the Company that results in less than 15.0% of the Company's voting stock being owned by Mr. Ernest C. Garcia II, will result in an event of default under the Revolving Facility.

     FMAC Senior Bank Debt. In conjunction with the acquisition of the Senior Bank Debt from the Bank Group, the Company executed a note payable of approximately $55.1 million payable to the Bank Group with a balance at September 30, 1997 of approximately $50.4 million. This indebtedness was paid in full on December 18, 1997.


     Subordinated Indebtedness and Preferred Stock. Prior to its public offering in June 1996, the Company historically borrowed substantial amounts from Verde Investments Inc. ("Verde"), an affiliate of the Company. The Subordinated Notes Payable balances outstanding to Verde totaled $12.0 million and $14.0 million as of September 30, 1997 and December 31, 1996, respectively. Prior to June 21, 1996, these borrowings accrued interest at an annual rate of 18.0%. Effective June 21, 1996, the annual interest rate on these borrowings was reduced to 10.0%. The Company is required to make monthly payments of interest and annual payments of principal in the amount of $2.0 million. This debt is junior to all of the Company's other indebtedness and the Company may suspend interest and principal payments in the event it is in default on obligations to any other creditors. In July 1997, the Company's Board of Directors approved the prepayment of the $12.0 million in subordinated debt subject to various conditions. See "Certain Relationships and Related Transactions."


     On December 31, 1995, Verde converted $10.0 million of subordinated debt to Preferred Stock of the Company. Prior to June 21, 1996, the Preferred Stock accrued a dividend of 12.0% annually, increasing one percent per year up to a maximum of 18.0%. Effective June 21, 1996, the dividend on the Preferred Stock was decreased from 12.0% to 10.0%. During the nine month period ended September 30, 1996, the Company paid a total of $817,000 in dividends to Verde on the Preferred Stock which was redeemed in November 1996. As the preferred stock was redeemed in 1996, there were no dividends paid in 1997.

     Securitizations. Pursuant to the Company's Securitization Program, the Company and SunAmerica entered into an agreement under which SunAmerica would purchase $175.0 million of certificates secured by contracts. As of June 30, 1997, the Company had substantially utilized its maximum commitment from, and does not expect to complete any further securitizations with SunAmerica under the existing Securitization Program. The Securitization Program has provided the Company with a source of funding in addition to the Revolving Facility. At the closing of each securitization, the Securitization Subsidiaries receive payment for the certificates sold (net of Investments Held in Trust). The Company also generates cash flow under this program from ongoing servicing fees and excess cash flow distributions resulting primarily from the difference between the payments received from customers on the contracts and the payments paid on the Class A Certificates. In addition, securitization allows the Company to fix its cost of funds for a given contract portfolio, and broadens the Company's capital source alternatives. The Company sold its securitization that was consummated during the three month period ended September 30, 1997 to private investors. Failure to periodically engage in securitization transactions will adversely affect the Company.

     In connection with its securitization transactions, the Securitization Subsidiaries are required to make an initial cash deposit into an account held by the trustee (spread account) and to pledge this cash to the Trust to which the finance receivables were sold. The Trust in turn invests the cash in high quality liquid investment securities. In addition, the cash flows due to the B Certificates first are deposited into the spread account as necessary to attain and maintain the spread account at a specified percentage of the underlying finance receivables principal balance. In the event that the cash flows generated by the finance receivables sold to the Trust are insufficient to pay obligations of the Trust, including principal or interest due to certificate holders or expenses of the Trust, the trustee will draw funds from the spread account as necessary to pay the obligations of the Trust. The spread account must be maintained at a specified percentage of the principal balances of the finance receivables held by the Trust, which can be increased in the event delinquencies or losses exceed specified levels. If the spread account exceeds the specified percentage, the trustee will release the excess cash to the Securitization Subsidiaries from the pledged spread account.

     Debt Shelf Registration. On July 18, 1997, the Company filed a Form S-3 registration statement for the purpose of registering up to $200 million of its debt securities in one or more series at prices and on terms to be determined at the time of sale. The registration statement has been declared effective by the Securities and Exchange Commission and is available for future debt offerings.

     Transactions regarding First Merchants Acceptance Corporation. FMAC filed for reorganization under Chapter 11 of the Federal Bankruptcy Code on July 11, 1997. For a description of the Company's involvement in the FMAC Bankruptcy Case, see "FMAC Transaction."

     Capital Expenditures and Commitments. The Company has had an aggressive growth strategy. In the fourth quarter of 1996, the Company acquired the leasehold rights to an existing dealership in Las Vegas, Nevada, which commenced operations in March 1997, and has opened two new dealerships in Phoenix, Arizona and two new dealerships in Albuquerque, New Mexico. In addition, the Company has two dealerships in Phoenix, Arizona, one in San Antonio, two in Dallas, one in Miami and one in Tampa currently under development. Further, the Company opened 48 new Branch Offices during the nine month period ended September 30, 1997, and recently completed expansion of its contract servicing and collection facility.

     On September 19, 1997, the Company purchased substantially all of the dealership and loan servicing assets of Kars, a Company in the business of selling and financing used motor vehicles, including six dealerships in the Los Angeles market, two in the Miami market, two in the Atlanta market, and two in the Dallas market in exchange for approximately $5.2 million in cash. In addition, effective October 31, 1997, the Company purchased certain assets and assumed certain leasehold interests of World Auto, Inc. relating to four dealerships in Georgia for approximately $50,000. Further, on July 11, 1997, the Company entered into an agreement to provide "debtor-in-possession" financing to FMAC in an amount up to $10.0 million. The Company had advanced $3.8 million against this commitment as of September 30, 1997 and subsequently committed to increase the debtor-in-possession financing to up to $16.5 million. The Company intends to finance these expenditures through operating cash flows and supplemental borrowings, including amounts available under the Revolving Facility and the Securitization Program, if any.

     Common Stock Repurchase Program. In October 1997, the Company's Board of Directors authorized a stock repurchase program by which the Company may acquire up to one million shares of its Common Stock from time to time on the open market. Under the program, purchases may be made depending on market conditions, share price and other factors. The stock repurchase program will terminate on December 31, 1998, unless extended by the Company's Board of Directors, and may be discontinued at any time. As of the date of filing of this Prospectus, the Company had not repurchased any shares of Common Stock. In September 1997, the Company's Board of Directors approved a Company director and senior officer stock purchase program ("Director and Officer Stock Purchase Program"). The Director and Officer Stock Purchase Program includes the providing of loans of up to $1.0 million in total to the directors and senior officers under the program to assist directors' and officers' purchases of Company Common Stock on the open market. The program provides for loans, which are unsecured by the related common stock, at arms-length terms and conditions. During November 1997, senior officers purchased 50,000 shares of Company Common Stock under the Director and Officer Stock Purchase Program and the Company advanced $500,000 to the senior officers for these purchases.

     Year 2000. The Company has commenced a study of its computer systems in order to assess its exposure to year 2000 issues. The Company expects to make the necessary modifications or changes to its computer information systems to enable proper processing of transactions relating to the year 2000 and beyond. The Company will evaluate appropriate courses of action, including replacement of certain systems whose associated costs would be recorded as assets and subsequently amortized. However, there can be no assurance that year 2000 costs and expenses will not have a material adverse affect on the Company.

SEASONALITY

     Historically, the Company has experienced higher revenues in the first two quarters of the year than in the latter half of the year. The Company believes that these results are due to seasonal buying patterns resulting in part from the fact that many of its customers receive income tax refunds during the first half of the year, which are a primary source of down payments on used car purchases.

INFLATION

     Increases in inflation generally result in higher interest rates. Higher interest rates on the Company's borrowings would decrease the profitability of the Company's existing portfolio. The Company will seek to limit this risk through its Securitization Program and, to the extent market conditions permit, for contracts originated at Company Dealerships, either by increasing the interest rate charged, or the profit margin on, the cars sold, or for contracts acquired from Third Party Dealers, either by acquiring contracts at a higher discount or with a higher APR. To date, inflation has not had a significant impact on the Company's operations.

ACCOUNTING MATTERS

     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share" (SFAS No. 128). This statement is effective for both interim and annual periods ending after December 15, 1997, and replaces the presentation of "primary" earnings per share with "basic" earnings per share and the presentation of "fully diluted" earnings per share with "diluted" earnings per share. Earlier application is not permitted. When adopted, all previously reported earnings per common share amounts must be restated based upon the provisions of the new standard. Management of the Company does not expect that adoption of SFAS No. 128 will have a material impact on the Company.

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (SFAS No. 130). This statement is effective for interim and fiscal periods beginning after December 15, 1997, and requires the Company to classify items of other comprehensive income by their nature in a financial statement, and to display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of the statement of financial position. Management of the Company does not expect that the adoption of SFAS No. 130 will have a material impact on the Company.

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" (SFAS No. 131). This statement is effective for fiscal years beginning after December 15, 1997, and requires the Company to report information about operating segments in its annual financial statements and further requires the Company to disclose selected information about operating segments in interim reports to stockholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. Management of the Company does not expect that the adoption of SFAS No. 131 will have a material impact on the Company.

     The Securities and Exchange Commission has adopted a rule to clarify and expand existing disclosure requirements for derivative financial instruments. The rule requires enhanced disclosure of accounting policies for derivative financial instruments in the footnotes to the financial statements. In addition, the amendments expand existing disclosure requirements to include quantitative and qualitative information about market risk inherent in market risk sensitive instruments. The required quantitative and qualitative information are to be disclosed outside the financial statements and related notes thereto. For the Company, the enhanced accounting policy disclosure requirements are effective for Company financial statements for fiscal years ending after June 15, 1998.

                                    BUSINESS

GENERAL

     The Company operates the largest publicly-held chain of "Buy Here-Pay Here" used car dealerships in the United States and underwrites, finances, and services retail installment contracts generated from the sale of used cars by its dealerships and by third party used car dealers located in select markets throughout the country. As part of its financing activities, the Company has initiated a collateralized dealer financing program pursuant to which it provides qualified independent used car dealers with operating credit lines secured by the dealers' retail installment contract portfolios. The Company targets its products and services to the sub-prime segment of the automobile financing industry, which focuses on selling and financing used cars to Sub-Prime Borrowers. As used herein, amounts followed by "(pro forma)" do not include revenues or sales derived from one Company Dealership which was sold on December 31, 1995.

     The rapidly growing used car sales and finance industry achieved record sales in 1995 of 30.5 million units, representing approximately $290.0 billion in sales. During this same period, more than $185.0 billion in retail installment contracts were originated through the sale of used cars. Of these totals, approximately 11.0 million units were sold to Sub-Prime Borrowers, generating approximately $50.0 billion in retail installment contracts.

     The Company has expanded significantly in recent periods. From 1995 to 1996, total revenues increased by 55.2%, from $48.7 million (pro forma) to $75.6 million. The Company's net earnings grew to $5.9 million in 1996 (including $4.4 million in gains recognized from the sale of contract receivables pursuant to the Company's Securitization Program), or $.60 per share, compared with a net loss of $(4.0) million, or $(.67) per share in 1995. During the nine month period ended September 30, 1997, total revenues increased by 108.3% to $120.2 million from $57.7 million in the comparable period in 1996. The Company's net earnings grew to $5.7 million during the nine month period ended September 30, 1997 (including $10.3 million in gains recognized from the sale of contract receivables under the Securitization Program), or $0.32 per share, from $4.1 million (including $2.6 million in gains recognized from the sale of contract receivables under the Securitization Program), or $0.46 per share in the comparable period in 1996.

     The Company originated 6,929 contracts through its dealerships with an aggregate principal balance of $49.0 million and purchased 9,825 contracts originated by Third Party Dealers with an aggregate principal balance of $56.8 million during 1996. The principal balance of the Company's total contract portfolio managed as of September 30, 1997 was $270.7 million, including $229.0 million in contracts serviced under the Securitization Program. Substantially all of the contracts the Company services are with Sub-Prime Borrowers. During the nine month period ended September 30, 1997, the Company originated 10,208 contracts with an aggregate principal balance of $76.1 million at its dealerships and purchased 26,147 contracts from Third Party Dealers with an aggregate principal balance of $144.2 million, compared to 5,413 contracts originated at Company Dealerships with an aggregate principal balance of $38.2 million and 5,781 contracts purchased from Third Party Dealers with an aggregate principal balance of $32.9 million during the comparable period in 1996. In addition, during the nine month period ended September 30, 1997, the Company purchased a total of 13,250 contracts with an aggregate principal balance of $55.4 million from E-Z Plan and Seminole in connection with the acquisition of substantially all of the assets related to their dealership and loan servicing operations.

     For a description of the general development of the Company's business during the past five years, and a description of the Company's financial information over the past three years, see "Management's Discussion and Analysis of Financial Condition and Results of Operations."

OVERVIEW OF USED CAR SALES AND FINANCE INDUSTRY

     Used Car Sales. Used car retail sales typically occur through franchised new car dealerships that sell used cars or independent used car dealerships. The market for used car sales in the United States is significant and has steadily increased over the past five years. The Company believes that the factors that have led to growth in this industry include substantial increases in new car prices, which have made new cars less affordable to the average consumer relative to used cars, the greater reliability and durability of used cars resulting from the production of higher quality cars, and the increasing number of vehicles coming off-lease in recent years. Many analysts expect these trends to continue, leading to further expansion of the used car sales market.

     The used car sales industry is highly fragmented and, traditionally, sales to customers have occurred through franchised and independent dealerships owned by individuals, families, and small groups. According to industry sources, there are over 23,000 franchised and 63,000 independent used car dealership locations in the United States. Used car sales from franchised dealerships (or affiliated used-only car lots) accounted for approximately 61.3% of used car sales during 1995, with the remaining 38.7% resulting from sales by independent dealerships.

     The Company participates in the sub-prime segment of the independent used car sales and finance market. This segment is serviced primarily by Buy Here-Pay Here dealers that sell and finance the sale of used cars to Sub-Prime Borrowers. Buy Here-Pay Here dealers typically offer their customers certain advantages over more traditional financing sources, such as expanded credit opportunities, flexible payment terms (including prorating customer payments due within one month into several smaller payments and scheduling payments to coincide with a customer's pay days), and the ability to make payments in person, an important feature to many Sub-Prime Borrowers who may not have checking accounts or are otherwise unable to make payments by the due date through use of the mail because of the timing of paychecks.

     Recently, the growth of the used car sales and finance market has attracted significant attention from a number of large companies, including AutoNation, U.S.A. and Driver's Mart, which have entered the used car sales business or announced plans to develop large used car sales operations. The Company believes that these companies are attracted by the relatively high gross margins that can be earned in this business and the lack of consolidation in this market.

     Used Car Financing. The automobile financing industry is the third-largest consumer finance market in the country, after mortgage debt and credit card revolving debt, with more than $350.0 billion in contracts on new and used cars originated in 1995. The sub-prime segment of this industry accounted for approximately $50.0 billion of the overall market. Growth in automobile financing has been fueled by the increasing prices of both new and used cars, which has forced greater numbers of purchasers to seek financing when purchasing a car. This industry is served by such traditional lending sources as banks, savings and loans, and captive finance subsidiaries of automobile manufacturers, as well as by independent finance companies and Buy Here-Pay Here dealers. In general, the industry is categorized according to the type of car sold (new versus used) and the credit characteristics of the borrower. With respect to the borrowers, finance companies classify such individuals according to the following generalized criteria:

     - An "A" credit or "prime" borrower is a person who has a long credit history with no defaults, has been employed in the same job for a period of at least 18 months, and can easily finance a new car purchase through a bank, a captive finance subsidiary of an automobile manufacturer, or an independent finance company.

     - A "B" credit or "non-prime" borrower is a person who has a substantial credit history that includes late payments, an inconsistent employment history, or significant or unresolved problems with credit in the past. To finance a used car purchase, this borrower will generally not be able to obtain a loan from a captive finance subsidiary or a bank, and will have to obtain financing from an independent finance company that lends into this market category.

     - A "C" credit or "sub-prime" borrower generally has little or no credit history or a credit history characterized by consistently late payments and sporadic employment. Like "B" credit borrowers, "C" credit borrowers generally are not able to obtain a loan from a captive finance subsidiary or a bank, and have to obtain financing from an independent finance company that lends into this market category.

     - A "D" credit borrower is also referred to as a "sub-prime" borrower. These persons, however, in addition to having an unfavorable employment history, have also experienced debt charge offs, foreclosures, or personal bankruptcy. In purchasing a car, this borrower's only choice is to obtain financing from an independent finance company or through a Buy Here-Pay Here lot.

     As with its used car sales operations, the Company's finance operations are directed to the sub-prime segment of the market. In particular, the finance operations of Company Dealerships are directed toward Sub-Prime Borrowers classified in the "C" and "D" categories, while its Third Party Dealer finance operations are generally directed to "C" credit borrowers. Many of the traditional lending sources do not consistently provide financing to the sub-prime consumer finance market. The Company believes traditional lenders avoid this market because of its high credit risk and the associated collection efforts.

     Many of the 63,000 independent used car dealers are not able to obtain debt financing from traditional lending sources such as banks, credit unions, or major finance companies. These dealers typically finance their operations through the sale of contract receivables at a substantial discount. The Company believes that independent dealers prefer to finance their operations through credit facilities that enable them to retain their receivables, thereby increasing their finance income. Accordingly, the Company believes that there is a substantial opportunity for a company capable of serving the needs of such dealers to make significant penetration into this underdeveloped segment of the sub-prime market.

     The industry statistical information presented herein is derived from information provided to the Company by CNW Marketing/Research of Bandon, Oregon.

BUSINESS STRATEGY

     The Company intends to consider alternative strategies to grow its Company Dealership and Third Party Dealer operations, both in Arizona and in other geographic locales.

     Expand Company Dealership Operations. Since commencing its used car sales and financing operations in 1992, the Company has pursued an aggressive growth strategy through both internal development and acquisition. As of September 30, 1997, the Company had developed or acquired 36 Company Dealerships. The Company's strategy is to increase sales revenue and finance income by acquiring or opening new dealerships and finance operations. In 1997, the Company opened or acquired new Company Dealerships in Florida, Texas, Arizona, Nevada, and New Mexico. The Company acquired a contract portfolio of approximately $31.1 million, four operating used car dealership locations and a used car reconditioning facility in Florida on January 15, 1997 and has since opened one additional location in Florida. On April 1, 1997, the Company acquired seven operating used car dealerships in San Antonio, Texas, and a contract portfolio of approximately $24.3 million. On September 19, 1997, the Company acquired the operations and inventory of Kars, a used car sales and finance operation with 12 dealerships located in California, Florida, Georgia, and Texas. Additionally, effective October 31, 1997, the Company purchased certain assets and assumed certain leasehold interests of four dealerships of World Auto, Inc. in Georgia.

     The Company distinguishes its direct sales and financing operations from typical Buy Here-Pay Here dealers by providing multiple locations, upgraded facilities, large inventories of used automobiles, and dedication to customer service. The Company has designed and implemented a marketing program featuring its animated duck mascot that promotes its image as a professional, yet approachable, operation, in contrast to the generally unfavorable public image of many Buy Here-Pay Here dealers. In addition, the Company has developed flexible underwriting guidelines and techniques, which combine established underwriting criteria with managerial discretion, to facilitate rapid credit decisions, as well as a technology-based corporate infrastructure that enables the Company to monitor and service large volumes of contracts.

     Expand Third Party Dealer Operations. The Company has leveraged the contract servicing experience and capabilities it acquired through its Company Dealership activities by purchasing and servicing contracts originated by Third Party Dealers. As of September 30, 1997, the Company had opened 83 Branch Offices in 21 states. These Branch Offices service approximately 4,000 Third Party Dealers. The Company has also established insurance operations directed to the sub-prime market.

     Newer Products and Services. The Company has expanded its Third Party Dealer operations through its Cygnet Dealer Program, the Company's collateralized dealer financing program. The Company believes that providing operating credit lines to qualified Third Party Dealers gives such dealers a unique opportunity to obtain the debt financing necessary to expand their businesses while enabling the Company to earn additional finance income and to diversify its earning asset base. The Company also believes that the relationships established with these dealers provides a preferred position to acquire retail installment contracts from them. Such contract purchases could provide these dealers with an additional source of financing and enable the Company to further expand its contract portfolio.

     The Company also intends to expand its insurance operations, which to date consist primarily of force placing casualty insurance on its Third Party Dealer contracts. Among other things, the Company is evaluating the sale of other insurance products to its customer base.

COMPANY DEALERSHIP OPERATIONS

     Company Dealership operations include the retail sale of used cars and the underwriting, financing, and servicing of contracts originated from such sales. The Company's total used car sales revenue from its Company Dealership operations were $27.8 million, $47.8 million ($44.1 million excluding sales at the Gilbert Dealership), and $53.8 million for fiscal years 1994, 1995, and 1996, respectively, and $79.5 million for the nine month period ended September 30, 1997.

     Retail Car Sales. The Company distinguishes its Company Dealership operations from those of typical Buy Here-Pay Here dealers through its network of multiple locations, upgraded facilities, large inventories of used cars, centralized purchasing, value-added marketing programs, and dedication to customer service. All Company Dealerships are located in high visibility, high traffic commercial areas, and generally are newer and cleaner in appearance than other Buy Here-Pay Here dealers, which helps promote the Company's image as a friendly and reputable business. The Company believes that these factors, coupled with its widespread brand name recognition (achieved through extensive promotion of its duck mascot and logo), enable it to attract customers who might otherwise visit another Buy Here-Pay Here dealer.

     Company Dealerships generally maintain an average inventory of 100 to 300 used cars and feature a wide selection of makes and models (with ages generally ranging from 5 to 10 years) and a range of sale prices, all of which enables the Company to meet the tastes and budgets of a broad range of potential customers. The Company acquires its inventory from new or late-model used car dealers, used car wholesalers, used car auctions, and customer trade-ins, as well as from repossessions. The Company's size enables it to cut inventory costs by making volume purchases for all Company Dealerships. In making its purchases, the Company takes into account each car's retail value and the costs of buying, reconditioning, and delivering the car for resale. After purchase, cars are delivered to the individual dealerships or reconditioning centers, where they are inspected and reconditioned for sale. Although the prices of used cars are subject to market variance, the Company does not believe that it will encounter significant difficulty in maintaining its current inventory levels.

     The average sales price per car at Company Dealerships was $7,107 for the fiscal year ended December 31, 1996, $6,065 for the fiscal year ended December 31, 1995 (exclusive of sales at the Company's Gilbert Dealership) and $7,364 for the nine month period ended September 30, 1997. Company Dealerships use a standardized sales contract that typically provides for down payments of approximately 10.0% to 15.0% of the purchase price with the balance of the purchase price financed at fixed interest rates ranging from 21.0% to 29.9% over periods ranging from 12 to 48 months. The Company sells cars on an "as is" basis, and requires its customers to sign an agreement at the date of sale releasing the Company from any obligation with respect to vehicle-related problems that subsequently occur. See "-- Legal Proceedings."

     Used Car Financing. The Company finances approximately 95.0% of the used car sales at its Company Dealerships through retail installment contracts that the Company services. Subject to the discretion of its sales managers, potential customers must meet the Company's underwriting guidelines, referred to as minimum deal standards, before the Company will agree to finance the purchase of a car. The Company created these minimum deal standards to control its exposure to credit risk while providing its sales managers with sufficient flexibility to consummate sales when appropriate. In connection with each sale, customers are required to complete a credit application. Company personnel analyze and verify customer application information, which contains employment and residence histories, income information, and references, as well as the customer's personal cash flow statement (taking into account the completion of the sale), credit bureau reports, and other information regarding the customer's credit history.

     The Company's credit underwriting process takes into account the ability of its managers and other sales employees, who have extensive experience, to make sound judgments regarding the extension of credit to Sub-Prime Borrowers and to personalize financing terms to meet the needs of individual customers. For example, contract payments may be scheduled to coincide with the customer's pay days, whether weekly, biweekly, semi-monthly, or monthly. In addition, each manager makes credit approvals only after a "face-to-face" interview with the potential customer in which the manager gains firsthand information regarding the customer's financial situation, sources of income, and past credit problems. The Company believes that its customers value the expanded credit opportunities that such flexibility provides and, consequently, will pay a higher price for their cars. The Company believes that the higher prices it charges are necessary to fund the high rate of credit losses incurred as a result of financing Sub-Prime Borrowers. To the extent the Company is unable to charge such higher prices or otherwise obtain acceptable margins, its results of operations will be adversely affected.

     Subsequent to each sale, all finance transactions are "audited" by the Company's portfolio manager and reviewed for compliance with the Company's underwriting standards. To the extent such audits reveal non-compliance, such non-compliance is discussed with dealership management and, where appropriate, remedial action is taken against the responsible manager, ranging from oral or written reprimands to termination.

     The Company's use of wide area and local area networks enables it to service large volumes of contracts from its centralized servicing facilities while allowing the customer the flexibility to make payments at and otherwise deal with the individual dealerships. In addition, the Company has developed comprehensive databases and sophisticated management tools, including static pool analysis, to analyze customer payment history and contract performance and to monitor underwriting effectiveness.

     Advertising and Marketing. The Company maintains a large advertising budget for its Buy Here-Pay Here dealers. In general, the Company's advertising campaigns emphasize its multiple locations, wide selection of quality used cars, and ability to provide financing to most Sub-Prime Borrowers. The Company's advertising campaign revolves around a series of television commercials that feature the Company's animated duck mascot, as well as complementary radio, billboard, and print advertisements. The Company believes that its marketing approach creates brand name recognition and promotes its image as a professional, yet approachable, business, in contrast to the lack of name recognition and generally unfavorable public image of many Buy Here-Pay Here dealers. The Company believes that its advertising has helped establish it as one of the most widely recognized Buy Here-Pay Here dealership networks in Arizona.

     A primary focus of the Company's marketing strategy is its ability to finance consumers with poor credit histories. Under the slogan "Ugly Duckling Car Sales -- Putting You on the Road to Good Credit," the Company has initiated innovative marketing programs designed to attract Sub-Prime Borrowers, assist such customers in reestablishing their credit, reward those customers who pay on time, develop customer loyalty, and increase referral and repeat business. Among these programs are:

     - The Down Payment Back Program. This program encourages customers to make timely payments on their contracts by enabling them to receive a refund of their initial down payment (typically representing 10.0%-15.0% of the initial purchase price of the car) at the end of the contract term if all payments have been made by the scheduled due date.

     - The Income Tax Refund Program. During the first quarter of each year, the Company offers assistance to customers in the preparation of their income tax returns, including forwarding customers' tax information to a designated preparer, paying the preparation fee, and, if there is a forthcoming tax refund, crediting such refund toward the required down payment. This program enables customers to purchase cars without having to wait to receive their income tax refund.

     - Secured $250 Visa Card Program. Pursuant to this program, the Company arranges for qualified applicants to obtain a Visa credit card secured by a nonrefundable $250 payment made by the

       Company to the credit card company. This program offers otherwise unqualified customers the chance to obtain the convenience of a credit card and rebuild their credit records.

     The Company also utilizes various telemarketing programs. For example, potential customers are contacted within several days of their visit to a Company Dealership to follow up on leads and obtain information regarding their experience while at a Company Dealership. In addition, customers with satisfactory payment histories are contacted several months before contract maturity and are offered an opportunity to purchase another vehicle with a nominal down payment requirement. The Company also maintains a loan-by-phone program utilizing its toll-free telephone number of 1-800-THE-DUCK.

     Sales Personnel and Compensation. Each Company Dealership is run by a general manager who has complete responsibility for the operations of the dealership facility, including final approval of sales and contract originations, inventory maintenance, the appearance and condition of the facility, and the hiring, training, and performance of Company Dealership employees. In addition to the general manager, the Company typically staffs each dealership with, among others, up to three sales managers, an office manager, a lot supervisor, five to twelve salespersons, and several mechanics.

     The Company trains its managers to be contract underwriters. The Company pays its managers a base salary and allows them to earn bonuses based upon a variety of factors, including the overall performance of the contract portfolio originated. Although sales persons are paid on commission, each sale must be underwritten and approved by a manager.

THIRD PARTY DEALER OPERATIONS

     Contract Purchasing. In 1994, the Company acquired Champion Financial Services, Inc., an independent automobile finance company, primarily for its management expertise and contract servicing software and systems. Champion had a portfolio of approximately $1.9 million in sub-prime contracts averaging approximately $2,000 in principal amount. For the balance of 1994, the Company purchased an additional $1.7 million in contracts.

     In April 1995, the Company initiated an aggressive plan for purchasing contracts from Third Party Dealers and by September 30, 1997 had opened 83 Branch Offices in 21 different states throughout the country and entered into contract purchasing agreements with approximately 4,000 Third Party Dealers. The Company has hired experienced branch managers having existing relationships with Third Party Dealers and opened Branch Offices near its Third Party Dealers to better service their needs. The Company services the Third Party Dealer contract portfolio from its collection and servicing centers. The expansion of its Third Party Dealer network has enabled the Company to leverage its existing infrastructure and increase its contract portfolio much more quickly than it could through the planned expansion of its Company Dealerships. The Company was also able to increase the socioeconomic and geographic diversity of its contract portfolio by purchasing higher quality contracts and contracts from areas where there are no Company Dealerships.

     The Company generally purchases contracts from Third Party Dealers that are originated with customers possessing financial characteristics superior to those of Company Dealership customers and that reflect principal amounts closer to the actual wholesale value of the underlying car. Consequently, its Third Party Dealer contracts generally present a reduced credit and collateral risk. The Company's total revenues from its Third Party Dealer operations were $7.8 million and $1.8 million in fiscal years 1996 and 1995, respectively, and $14.8 million for the nine month period ended September 30, 1997. See Note 20 to the Consolidated Financial Statements.

     The Company purchases contracts from Third Party Dealers at a nonrefundable acquisition discount from the principal amount of the contract that generally ranges from 5.0% to 20.0%, and averages approximately 12.0%. The Company determines the appropriate discount needed to cover estimated losses on a contract-by-contract basis, taking into account, among other things, the principal amount of the contract in relation to the wholesale value of the underlying car and the credit risk presented by the particular customer. The Company generally will not purchase a contract from a Third Party Dealer if the discounted price exceeds 120.0% of the Kelly Blue Book wholesale value of the underlying car plus license and tax, although it will make exceptions on a contract-by-contract basis. If the Company cannot negotiate an appropriate discount, it will not purchase the contract.

     When opening a new office, the Company hires experienced branch managers having existing relationships with Third Party Dealers. Upon the execution of a dealer agreement with a Third Party Dealer, Branch Office employees will introduce the dealer to the Company's systems and procedures. The Company provides uniform contract buying criteria as well as expedient application processing and funding. The Company expects its Branch Office employees to develop and maintain excellent relationships with its Third Party Dealers.

     Branch Office employees monitor and evaluate Third Party Dealer contracts for conformity to established policies and procedures. Selected finance transactions are examined each month and a written report on each Branch Office is prepared. Included in the report is an evaluation of Branch Office decisions and practices as well as the portfolio performance of individual Third Party Dealers. Branch Office management is notified and counseled with respect to variances from underwriting standards that are found. Branch Office management monitors the first six months of contract performance. Substandard contract performance during this period is discussed with the Third Party Dealers and appropriate action taken.

     Collateralized Dealer Financing. The Company believes that many Third Party Dealers have difficulty obtaining traditional debt financing and, as a result, are forced to sell the contracts that they originate through used car sales at deep discounts in order to obtain the working capital necessary to operate their businesses. To capitalize on this opportunity, the Company initiated the Cygnet Dealer Program, pursuant to which it provides qualified Third Party Dealers (generally, dealers that meet certain minimum net worth and operating history criteria) with operating credit lines secured by the dealers' retail installment contract portfolios. These lines are for a specified amount but are generally subject to various collateral coverage ratios, maximum advance rates, and performance measurements depending on the financial condition of the dealer and the quality of the contracts originated. The Company generally requires dealers to upload their portfolio information to the Company's computer network on a daily basis, utilize the Company's management information systems, and provide the Company with periodic financial statements in a standardized format. These controls allow Company account officers to monitor the operations of each dealer participating in the program, thereby enabling account officers to monitor dealer compliance with financial covenants and determine the appropriateness of continued credit extensions.

     The Company believes that the Cygnet Dealer Program fulfills the need of Third Party Dealers for debt financing to expand their businesses while enabling the Company to earn finance income at favorable rates and diversify its earning asset base. The Company also believes that the relationships established with these dealers provides it with a preferred position to acquire retail installment contracts from them. Such contract purchases would provide these dealers with an additional source of financing and enable the Company to further expand its contract portfolio. The Company has hired management with sub-prime finance industry experience to oversee the Cygnet Dealer Program and began implementing the program during the fourth quarter of 1996. The Company began full-scale marketing of the program during the first quarter of 1997.

     Insurance Services. The retail installment contracts that the Company purchases from Third Party Dealers generally require the customers to obtain casualty insurance within 30 days of their vehicle purchase. While all customers are free to obtain such coverage from an insurer of their choice, if a customer fails to obtain the required coverage, the Company may purchase a policy on the customer's behalf and charge back to the customer the cost of the premiums and fees associated with such policy. The Company's ability to force place such insurance has significantly increased the number of customers who have obtained their own casualty insurance.

     To facilitate its ability to force place mandated insurance coverage, the Company has contracted with American Bankers Insurance Group ("ABIG"), a licensed property, casualty, and life insurance company. Through its subsidiary, Drake Insurance Agency, Inc., which acts as agent for ABIG, the Company places casualty insurance policies issued by ABIG with Third Party Dealer customers. These policies provide for a maximum payment on a claim equal to the current contract principal balance. ABIG, in turn, reinsures the policies it issues with Drake Property & Casualty Insurance Company, one of the Company's Turks and Caicos Islands-chartered and licensed reinsurance subsidiaries. Under the terms of its relationship with ABIG, the Company earns commissions on each policy issued by ABIG (which mitigate any credit loss the Company might suffer in the event of an otherwise uninsured casualty), while ABIG administers all accounts and claims and is responsible for regulatory compliance. As of the end of December 1997, the Company had placed casualty insurance policies with approximately 1,500 customers. In July 1997, the Company expanded its insurance services to include the provision of credit life, disability, and unemployment insurance on a test basis at its Arizona based Company Dealerships (i.e., the "Golden Wing Program").

COMPARISON OF CONTRACTS ORIGINATED AT COMPANY DEALERSHIPS AND THIRD PARTY
DEALERS

     The Company expects that approximately 30.0% to 40.0% of Company Dealership contracts will ultimately default at some time prior to maturity for a net loss, after charge offs and recoveries, of approximately 25.0% to 30.0% of the original principal amount financed. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Allowance for Credit Losses" and "-- Contracts Originated at Company Dealerships."

     The Company expects that approximately 20.0% to 30.0% of Third Party Dealer contracts will ultimately default at some time prior to maturity for a net loss, after charge offs and recoveries, of approximately 10.0% to 18.0% of the original principal amount financed. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Allowance for Credit Losses" and "-- Contracts Purchased From Third Party Dealers."

MONITORING AND COLLECTIONS

     One of the Company's goals is to minimize credit losses through close monitoring of contracts in its portfolio. Relating to this, upon the origination or purchase of a contract, Company personnel enter all terms of the contract into the Company's computer systems. The Company's monitoring and collections staff then utilizes the Company's collections software to monitor the performance of the contracts.

     The collections software provides the Company with, among other things, up-to-date activity reports, allowing prompt identification of customers whose accounts have become past due. In accordance with Company policy, collections personnel contact a customer with a past due account within three days of delinquency (or in the case of first payment delinquencies, within one day) to inquire as to the reasons for such delinquency and to suggest ways in which the customer can resolve the underlying problem, thereby enabling the customer to continue making payments and keep the car. The Company's early detection of a customer's delinquent status, as well as its commitment to working with its customers, allows it to identify and address payment problems quickly, thereby reducing the chance of credit loss. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Allowance for Credit Losses."

     If the Company's efforts to work with a customer are unsuccessful and the customer becomes seriously delinquent, the Company will take the necessary steps to protect its collateral. Frequently, delinquent customers will recognize their inability to honor their contractual obligations and will work with the Company to coordinate "voluntary repossessions" of their cars. For cases involving uncooperative customers, the Company retains independent firms to repossess the cars pursuant to prescribed legal procedures. Upon repossession and after a statutorily-mandated waiting period, the Company will recondition the car, if necessary, and sell it in the wholesale market or at retail through its Company Dealerships. The Company estimates that it recovers approximately 90.0% of the cars that it attempts to repossess, approximately 95.0% of which are sold on a wholesale basis and the remainder of which are sold through Company Dealerships. The Company's access to a retail outlet for its repossessed collateral provides the Company with additional flexibility with respect to the disposal of the collateral and helps lessen its credit losses. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Allowance for Credit Losses."

     Unlike most other used car dealerships with multiple locations or automobile finance companies, the Company permits its customers to make cash payments on their contracts in person at Company Dealerships or at the Company's collection facilities. Cash payments account for a significant portion of monthly contract receipts on the Company Dealership portfolio. The Company's computer technology enables it to process these payments on-line in real time and its internal procedures enable it to verify that such cash receipts are subseqently deposited and credited to the appropriate accounts.

COMPETITION

     Although the used car industry has historically been highly fragmented, it has attracted significant attention recently from a number of large companies, including AutoNation, U.S.A. and Driver's Mart, which have entered the used car sales business or announced plans to develop large used car sales operations. Many franchised automobile dealers have increased their focus on the used car market as well. The Company believes that these companies are attracted by the relatively high gross margins that can be achieved in this market as well as the industry's lack of consolidation. Many of these companies and franchised dealers have significantly greater financial, marketing, and other resources than the Company.

     The Company's competition for its Company Dealerships are the numerous independent Buy Here-Pay Here dealers that sell and finance sales of used cars to Sub-Prime Borrowers. The Company distinguishes its direct sales and financing operations from those of typical Buy Here-Pay Here dealers by providing multiple locations, upgraded facilities, large inventories of used automobiles, centralized purchasing, value-added marketing programs, and dedication to customer service. In addition, the Company has developed flexible underwriting guidelines and techniques to facilitate rapid credit decisions, as well as an integrated, technology-based corporate infrastructure that enables the Company to monitor and service large volumes of contracts. The Company operates the largest publicly-held chain of Buy Here-Pay Here used car dealerships in the United States. Of the numerous large companies that have entered the used car business, none have announced an intention to focus on the Buy Here-Pay Here segment.

     The sub-prime segment of the used car financing business is also highly fragmented and very competitive. In recent periods, several consumer finance companies have completed public offerings in order to raise the capital necessary to fund expansion and support increased purchases of used car retail installment contracts. These companies have increased the competition for the purchase of contracts, in many cases purchasing contracts at prices which the Company believes are not commensurate with the associated risk. In addition, there are numerous financial services companies serving, or capable of serving, this market. While traditional financial institutions, such as commercial banks, savings and loans, credit unions, and captive finance companies of major automobile manufacturers, have not consistently serviced Sub-Prime Borrowers, the high rates of return earned by companies involved in sub-prime financing have encouraged certain of these traditional institutions to enter, or contemplate entering, this market. Increased competition may cause downward pressure on the interest rate the Company charges on contracts originated by its Company Dealerships or cause the Company to reduce or eliminate the nonrefundable acquisition discount on the contracts it purchases from Third Party Dealers. Such events would have a material adverse affect on the Company. Similarly, increased competition may be a possible reason for a Company sale or spin-off of certain of its business segments, including Champion Financial Services Inc. and Cygnet Finance Corporation. See "Prospectus Summary -- The Company -- Strategic Review."

REGULATION, SUPERVISION, AND LICENSING

     The Company's operations are subject to ongoing regulation, supervision, and licensing under various federal, state, and local statutes, ordinances, and regulations. Among other things, these laws require that the Company obtain and maintain certain licenses and qualifications, limit or prescribe terms of the contracts that the Company originates and/or purchases, require specified disclosures to customers, limit the Company's right to repossess and sell collateral, and prohibit the Company from discriminating against certain customers. The Company is also subject to federal and state franchising and insurance laws.

     The Company typically charges fixed interest rates significantly in excess of traditional finance companies on the contracts originated at Company Dealerships, and on Third Party Dealer contracts it purchases. Currently, a significant portion of the Company's used car sales activities are conducted in, and a significant portion of the contracts the Company services were originated in, Arizona, which does not impose limits on the interest rate that a lender may charge. However, the Company has expanded, and will continue to expand, its operations into states that impose usury limits, such as Florida and Texas. The Company attempts to mitigate these rate restrictions by purchasing contracts originated in these states at a higher discount.

     The Company believes that it is currently in substantial compliance with all applicable federal, state, and local laws and regulations. There can be no assurance, however, that the Company will be able to remain in compliance with such laws, and such failure could have a material adverse effect on the operations of the Company. In addition, the adoption of additional statutes and regulations, changes in the interpretation of existing statutes and regulations, or the Company's entrance into jurisdictions with more stringent regulatory requirements could have a material adverse effect on the Company's business.

TRADEMARKS AND PROPRIETARY RIGHTS

     The Company has obtained federal trademark registrations on its duck mascot and logo, as well as for the trade names "Ugly Duckling Car Sales," "Ugly Duckling Rent-A-Car," and "America's Second Car." These registrations are effective through 2002 and are renewable for additional terms of ten years. The Company grants its Ugly Duckling Rent-a-Car franchisees the limited right to use its duck mascot and logo in their used car rental operations. The Company has also obtained a federal trademark registration for the slogan "Putting You On the Road to Good Credit."

     The Company licenses software from various third parties. It has also developed and copyrighted customized software to facilitate its sales and financing activities. Although the Company believes it takes appropriate measures to protect its proprietary rights and technology, there can be no assurance that such efforts will be successful. The Company believes it is in material compliance with all third party licensing requirements.

EMPLOYEES

     At September 30, 1997, the Company employed approximately 2,000 persons. None of the Company's employees are covered by a collective bargaining agreement.

PROPERTIES

     As of September 30, 1997, the Company owned the property in which eight of its dealerships, two of its collection facilities and three of its reconditioning facilities are located. In addition, the Company leased 119 other facilities (32 dealerships, 3 collection facilities, one reconditioning facility, and 83 Branch Offices). The Company's corporate headquarters are located in leased space at 2525 E. Camelback Rd., Phoenix, Arizona.

LEGAL PROCEEDINGS

     Except for vehicles sold under the Golden Wing Program, the Company sells its cars on an "as is" basis, and requires all customers to sign an agreement on the date of sale pursuant to which the Company disclaims any obligation for vehicle-related problems that subsequently occur. Although the Company believes that such disclaimers are enforceable under Arizona and other applicable law, there can be no assurance that they will be upheld in every instance. Despite obtaining these disclaimers, the Company, in the ordinary course of business, receives complaints from customers relating to such vehicle-related problems as well as alleged violations of federal and state consumer lending or other similar laws and regulations. While most of these complaints are made directly to the Company or to various consumer protection organizations and are subsequently resolved, the Company is named occasionally as a defendant in civil suits filed by customers in state, local, or small claims courts. There can be no assurance that the Company will not be a target of similar claims in the future. In the opinion of the Company, the ultimate disposition of these matters on an individual basis will not have a material adverse effect on the Company. However, there can be no assurance in this regard.

     In connection with the acquisition of the Florida dealerships and finance operations (disclosed in "Business -- Business Strategy"), a purported creditor of the sellers filed, on January 21, 1997, a complaint to enjoin the sale as a fraudulent conveyance. Alternatively, the suit sought to void any transfer of the assets that has already occurred, to attach the assets that have been transferred, or to appoint a receiver to take charge of the assets transferred. The Company was not named in this action, received a specific indemnity from the sellers relating to this action, and was advised by the sellers that, in their view, the claim was without merit. The action has now been dismissed with prejudice.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS


     Information concerning the Company's directors and executive officers of the Company is set forth below:



                   NAME                     AGE         POSITION WITH THE COMPANY
------------------------------------------  ---     ----------------------------------
Ernest C. Garcia, II......................  40      Chairman of the Board and Chief
                                                    Executive Officer
Gregory B. Sullivan.......................  39      President and Chief Operating
                                                    Officer
Russell J. Grisanti.......................  51      Executive Vice
                                                    President -- Operations
Steven P. Johnson.........................  38      Senior Vice President and General
                                                    Counsel
Steven T. Darak...........................  50      Senior Vice President and Chief
                                                    Financial Officer
Steven A. Tesdahl.........................  38      Senior Vice President and Chief
                                                    Information Officer
Walter T. Vonsh...........................  55      Senior Vice President -- Credit
Donald L. Addink..........................  48      Vice President -- Senior Analyst
Peter R. Fratt............................  40      Vice President -- Real Estate
Eric J. Splaver...........................  34      Corporate Controller
Robert V. Sicina..........................  53      Executive Officer of the Company,
                                                    as Chairman and Chief Executive
                                                    Officer of Champion Financial
                                                    Services, Inc.
Robert J. Abrahams........................  71      Director
Christopher D. Jennings...................  44      Director
John N. MacDonough........................  53      Director
Arturo R. Moreno..........................  51      Director
Frank P. Willey...........................  45      Director


     Ernest C. Garcia, II has served as the Chairman of the Board and Chief Executive Officer of the Company since its founding in 1992, and served as President from 1992 to 1996. In 1990, Mr. Garcia founded Duck Ventures, Inc., currently a subsidiary of the Company, to buy the assets of the Ugly Duckling Rent-a-Car System. Since 1991, Mr. Garcia has served as President of Verde Investments, a real estate investment corporation that is also an affiliate of the Company. Prior to 1990, when he founded the Company, Mr. Garcia was involved in various real estate, securities, and banking ventures. See "Certain Relationships and Related Transactions."

     Gregory B. Sullivan has served as President and Chief Operating Officer of the Company since February 1996 after serving as a consultant to the Company since 1995. Mr. Sullivan formerly served as President and principal stockholder of National Sports Games, Inc., an amusement game manufacturing company that he co-founded in 1989 and sold in 1994. Prior to 1989, Mr. Sullivan was involved in the securities industry and practiced law with a large Arizona firm. He is a member of the State Bar of Arizona.

     Russell J. Grisanti has served as the Executive Vice
President -- Operations of the Company and President of Champion Acceptance Corporation since June of 1997. From 1989 to 1991, Mr. Grisanti served as the President of Brookland Financial; from 1991 to 1994, Mr. Grisanti served as the President of Kars-Yes Financial, Inc.; and from 1995 to 1996, Mr. Grisanti served as President of Central Auto Sales. From 1996 to June 1997, Mr. Grisanti provided consulting services to various companies in the automobile sales and financing industry. Mr. Grisanti has also held positions as Chief Financial Officer of various savings and loan associations and real estate firms and was an Audit Manager with Coopers & Lybrand. Mr. Grisanti is a CPA and has an MBA.

     Steven P. Johnson has served as the Senior Vice President, Secretary, and General Counsel of the Company since its founding in 1992. Since 1991, Mr. Johnson has also served as the General Counsel of Verde Investments, an affiliate of the Company. Prior to 1991, Mr. Johnson practiced law in Tucson, Arizona. Mr. Johnson is licensed to practice law in Arizona and Colorado and is married to the sister of Mr. Garcia.

     Steven T. Darak has served as the Senior Vice President and Chief Financial Officer of the Company since February 1995, having joined the Company in 1994 as Vice President and Chief Financial Officer. From 1989 to 1994, Mr. Darak owned and operated Champion Financial Services, Inc., a used car finance company that the Company acquired in early 1994. Prior to 1989, Mr. Darak served in various positions in the banking industry and in public accounting.

     Steven A. Tesdahl has served as Senior Vice President and Chief Information Officer since September 1997. From 1993 to 1997, Mr. Tesdahl was a Partner with Andersen Consulting, a leading global provider of business integration consulting services. Prior to 1993, Mr. Tesdahl was an Associate Partner with Andersen Consulting.

     Walter T. Vonsh has served as the Senior Vice President -- Credit of the Company since August 1997. From April 1995 to August 1997, Mr. Vonsh was the Vice-President -- Credit of the Company. Mr. Vonsh joined the Company in March 1995 as the President of Champion Financial Services, Inc., the Company's Third Party Dealer financing subsidiary, and also serves as the President of Champion Acceptance Corp. From 1992 to 1995, Mr. Vonsh served as a Regional Director for Mercury Finance Co., a consumer finance company. Prior to 1992, Mr. Vonsh was President of Gemini Leasing Corp., an equipment leasing company, and held various positions at other finance companies.

     Donald L. Addink has served as the Vice President -- Senior Analyst of the Company since 1995 and also serves as the Vice President of Verde Investments. From 1988 to 1995, Mr. Addink served as Executive Vice President of Pima Capital Co., a life insurance holding company. Prior to 1988, Mr. Addink served in various capacities with a variety of insurance companies. Mr. Addink is a Fellow of the Society of Actuaries and a Member of the American Academy of Actuaries.

     Peter R. Fratt has served as Vice President -- Real Estate of the Company since October 1993. From 1989 to 1993, Mr. Fratt was an associate of CB Commercial Real Estate Services. Prior to that time, Mr. Fratt was involved in commercial real estate brokerage and investment.

     Eric J. Splaver has served as Corporate Controller of the Company since May 1994. From 1985 to 1994, Mr. Splaver worked as a certified public accountant with KPMG Peat Marwick LLP.


     Robert V. Sicina has served as Chairman and Chief Executive Officer of Champion Financial Services, Inc. since January of 1998. Mr. Sicina was employed at various positions at American Express Company from 1992 through 1996 including President of the Latin American and Caribbean Division of Travel Related Services and President of American Express Bank, Ltd. Previously, Mr. Sicina served in various positions with Citibank both domestically and internationally in its retail financial services activities including Chief Financial Officer of its U.S. Credit Card Products Group.


     Robert J. Abrahams has served as a director of the Company since June 1996. Mr. Abrahams has served since 1988 as a consultant to the financing industry, including service as a consultant to the Company from 1994 to 1995. From 1960 to 1988, Mr. Abrahams was an executive officer of Heller Financial, Inc., a finance company. Prior to joining Heller Financial, Inc., Mr. Abrahams co-founded Financial Acceptance Company in 1948. Mr. Abrahams also serves as a member of the Audit Committee of the Board of Directors.

     Christopher D. Jennings has served as a director of the Company since June 1996. Mr. Jennings has served as a managing director of Cruttenden Roth Incorporated, an investment banking firm, since 1995. From 1992 to 1994, Mr. Jennings served as a Managing Director of investment banking at Sutro & Co., an investment banking firm. From 1989 to 1992, Mr. Jennings served as a Senior Managing Director at Maiden Lane Associates, Ltd., a private equity fund. Prior to 1989, Mr. Jennings served in various positions with, among others, Dean Witter Reynolds, Inc. and Warburg Paribas Becker, Inc., both of which are investment banking firms. Mr. Jennings also serves as a member of the Compensation Committee of the Board of Directors.

     John N. MacDonough has served as a director of the Company since June 1996. Mr. MacDonough has served as Chairman and Chief Executive Officer of Miller Brewing Company, a brewer and marketer of beer, since 1993, having previously served from 1992 to 1993 as President and Chief Operating Officer. Prior to 1992, Mr. MacDonough was employed in various positions at Anheuser Busch, Inc., also a brewer and marketer of beer. Mr. MacDonough is married to the sister of Mr. Sullivan.

     Arturo R. Moreno has served as a director of the Company since June 1996. Mr. Moreno has served as the President and Chief Executive Officer of Outdoor Systems, Inc., one of the largest outdoor media companies in the United States, since 1984. Prior to 1984, Mr. Moreno held various executive positions in the outdoor advertising industry. Mr. Moreno also serves as a member of the Audit Committee of the Board of Directors.

     Frank P. Willey has served as a director of the Company since June 1996. Mr. Willey has served as the President of Fidelity National Financial, Inc., one of the nation's largest title insurance underwriters, since January 1995. From 1984 to 1995, Mr. Willey served as the Executive Vice President and General Counsel of Fidelity National Title. Mr. Willey is also a director of CKE Restaurants, Inc., an operator of various quick-service restaurant chains, and Southern Pacific Funding Corporation, a specialty finance company that originates, purchases and sells high-yielding, non-conforming mortgage loans. Mr. Willey also serves as a member of the Compensation Committee of the Board of Directors.

     Directors of the Company are elected for one year terms. Each director of the Company serves until the following annual meeting of the Company or until his successor is duly elected and qualified. Executive officers of the Company serve at the discretion of the Board of Directors.

INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS

     In March 1987, Mr. Ernest C. Garcia, II, the Company's Chairman, Chief Executive Officer, and principal stockholder, obtained $20 million in financing from Lincoln Savings and Loan Association ("Lincoln") to repurchase stock in his real estate development company held by a corporate investor. Subsequently, Mr. Garcia agreed to facilitate the purchase of certain land from a Lincoln subsidiary. The two transactions closed simultaneously. Soon thereafter, Lincoln was placed into receivership and federal regulators from the RTC and other government agencies began investigating numerous transactions involving Lincoln and a variety of third parties, including Mr. Garcia.

     Upon being notified of the RTC's investigation, Mr. Garcia met voluntarily with RTC investigators, without counsel, for several months and provided full disclosure concerning the details of his dealings with Lincoln. Nearly one year later, the RTC asserted that the financing transaction and the land transaction, though documented separately, were linked and that, as a result of the transaction, Lincoln improperly recorded a gain in violation of certain accounting rules applicable to Lincoln. As a result, in October 1990, the United States, on behalf of the RTC, informed Mr. Garcia that it intended to charge him with bank fraud. Mr. Garcia was never indicted for his role in the transaction, but, facing severe financial pressures, agreed to plead guilty to one count of bank fraud.

     Prior to his sentencing in 1993, the RTC submitted a letter to the United States District Court for the Central District of California urging that the court take favorable account of Mr. Garcia's relative responsibility and culpability, as well as his timely and honest cooperation, in determining an appropriate sentence. In this letter, the RTC stated its belief that the chief executive officer of Lincoln's parent company, Charles H. Keating, Jr., not Mr. Garcia, devised the transaction and that Mr. Garcia was not even aware of the existence of Mr. Keating's illegal schemes and had no reason to believe that the transaction would enable Mr. Keating to defraud Lincoln. The RTC letter also noted Mr. Garcia's extensive cooperation with federal investigators, which began prior to the time he was charged and continued until his sentencing. In December 1993, the court, following the RTC's recommendation, sentenced Mr. Garcia to three years of probation and fined him $50 (the minimum fine that the court could assess). Under the terms of the probation, Mr. Garcia was barred from affiliating in any way with a federally insured banking institution without prior approval. In December 1996, Mr. Garcia completed his probation.

     In connection with the criminal action, the RTC filed a civil suit against Mr. Garcia, which the parties settled after Mr. Garcia agreed to cooperate fully with the RTC in its investigation and prosecution of Lincoln-related matters. Pursuant to the terms of his settlement agreement, and in light of Mr. Garcia's cooperation, the RTC released Mr. Garcia from civil liability. Also in connection with this action, the Commission commenced civil and administrative actions against Mr. Garcia. Without admitting or denying any of the Commission's allegations, Mr. Garcia consented to a court order permanently enjoining him and his affiliates from violating the federal securities laws and to a Commission order barring him (with a right to reapply upon the cessation of his probation) from associating in any capacity with any broker, dealer, municipal securities dealer, investment adviser, or investment company.

     As a result of a decline in the Arizona real estate market in the late 1980s, changes in the tax laws affecting real estate, and the 1987 stock market crash, in April 1990 a real estate investment company controlled by Mr. Garcia, as well as several limited partnerships organized by that company, filed petitions for reorganization under Chapter 11 of the United States Bankruptcy Code. All of these reorganization proceedings were successfully concluded by 1993. Many of the obligations of these entities were personally guaranteed by Mr. Garcia and his wife. As a result, Mr. Garcia and his wife filed a petition under Chapter 7 of the Bankruptcy Code in 1990, and a discharge was granted in October 1991.

SUMMARY OF EXECUTIVE COMPENSATION


     The table below sets forth information concerning the annual and long-term compensation for services rendered in all capacities to the Company during the three fiscal years ended December 31, 1997, of those persons who were, at December 31, 1997: (i) the chief executive officer of the Company and (ii) the four other most highly compensated executive officers of the Company (the "Named Executive Officers"):



                                                                                    LONG TERM COMPENSATION
                                                                                 ----------------------------
                                                      ANNUAL COMPENSATION         SECURITIES
                                                  ----------------------------    UNDERLYING      ALL OTHER
                    NAME AND                              SALARY       BONUS       OPTIONS--     COMPENSATION
               PRINCIPAL POSITION                 YEAR     ($)          ($)      AWARDS(#)(1)       ($)(2)
------------------------------------------------  -----  --------     --------   -------------   ------------
Ernest C. Garcia, II............................   1997  $131,677           --            --       $  3,935(3)
  Chairman and Chief Executive                     1996   121,538           --            --          3,873(3)
  Officer                                          1995   100,000           --            --          3,151(3)
Gregory B. Sullivan.............................   1997   197,846           --            --            554
  President and Chief Operating Officer            1996    97,385           --       125,000             --
                                                   1995        --(4)        --       116,000(4)          --
Steven T. Darak.................................   1997   148,654     $ 25,000            --          1,750(5)
  Senior Vice President, Chief                     1996   100,000      100,000        40,000          9,250(5)
  Financial Officer, and Treasurer                 1995   100,000      100,000            --         12,250(5)
Walter T. Vonsh.................................   1997   150,000           --            --          3,439(6)
  Senior Vice President -- Credit                  1996   126,923       30,000        50,000          5,277(6)
  (position as of current date)                    1995    97,692           --            --          3,704(6)
Donald L. Addink................................   1997   139,671       10,000            --            950
  Vice President -- Senior Analyst                 1996   122,142       10,000        42,000            485
                                                   1995    71,026       10,000        58,000            984


---------------

(1) The amounts shown in this column represent stock options granted pursuant to the Company's Long-Term Incentive Plan ("Incentive Plan"). Generally, options are subject to vesting over a five-year period, with 20.0% of the options becoming exercisable on each successive anniversary of the date of grant. See "Long-Term Incentive Plan" for a discussion of the Incentive Plan.



(2) The amounts shown in this column represent the dollar value of 401(k) plan contributions made by the Company for the benefit of the Named Executive Officers.



(3) This amount includes a $2,985 and $2,950 car allowance during 1997, and during both 1996 and 1995, respectively, for Mr. Garcia.



(4) Mr. Sullivan became an executive officer of the Company during 1996. For all of 1995 and a portion of 1996, Mr. Sullivan was employed as an independent contractor by the Company and was not an employee. Therefore, the above table does not reflect the compensation paid to Mr. Sullivan while he was an independent contractor for the Company in 1995 and 1996, respectively. The table does, however, reflect stock options granted to
     Mr. Sullivan under the Incentive Plan during both 1995 and 1996.



(5) This amount includes $10,500 and $7,500 paid by the Company for a Phoenix apartment for Mr. Darak during 1996 and 1995, respectively, while his full time residence was in Tucson, Arizona, and a $1,750 car allowance during 1997, 1996 and 1995.



(6) This amount includes a $2,550, $5,000 and $2,850 car allowance for Mr. Vonsh during 1997, 1996 and 1995, respectively.


OPTION GRANTS IN LAST FISCAL YEAR


     There were no stock options granted pursuant to the Company's Incentive Plan or otherwise during the fiscal year ended December 31, 1997 to the Named Executive Officers.



AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND OPTION VALUES AS OF DECEMBER 31, 1997



     The table below sets forth information with respect to option exercises and the number and value of options outstanding at December 31, 1997 held by the Named Executive Officers. The Company has never issued any other forms of stock based awards.



                                                           NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                           UNDERLYING OPTIONS AT        IN-THE-MONEY OPTIONS AT
                                SHARE                      FISCAL YEAR END(#)(1)         FISCAL YEAR END($)(2)
                             ACQUIRED ON    VALUE       ---------------------------   ---------------------------
           NAME              EXERCISE(#)   REALIZED($)  EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
---------------------------  -----------   --------     -----------   -------------   -----------   -------------
Ernest C. Garcia, II.......         --           --            --              --             --             --
Gregory B. Sullivan........         --           --        71,400         169,000      $ 282,974      $ 446,336
Steven T. Darak............         --           --         8,000          32,000          3,500         14,000
Walter T. Vonsh............         --           --        10,000          40,000          8,750         35,000
Donald L. Addink(3)........     63,000     $622,490(4)     17,000          20,000             --         35,000


---------------
(1) Generally, options are subject to vesting over a five-year period, with 20.0% of the options becoming exercisable on each successive anniversary of the date of grant.


(2) In-the-money options are options for which the option exercise price (the fair market value on the date of grant) was lower than the market price of the Company's Common Stock on December 31, 1997, which market price of $8.50 per share was based on the closing price of the Common Stock on that date as reported by Nasdaq. The values in the last two columns have not been, and may never be, received by the Named Executive Officers. Actual gains, if any, on option exercises will depend on the value of the Common Stock on the exercise dates. Accordingly, there can be no assurance that the values shown in the last two columns will be realized. The closing price of the Company's Common Stock on February 2, 1998 was $6.50 per share.



(3) Subsequent to December 31, 1997 and during January 1998, Mr. Addink exercised 20,000 stock options at an exercise price of approximately $6.75 per share. As discussed herein, these options were subject to accelerated vesting pursuant to Mr. Addink's restated employment agreement with the Company.



(4) The value realized represents the value of stock options exercised by Mr. Addink during the last fiscal year. During this period, he exercised options to acquire 63,000 shares of the Company's Common Stock. The value realized was calculated by subtracting the exercise price of Mr. Addink's options from the fair market value of the Common Stock underlying the options as of the exercise date. The fair market value of the Company's Common Stock was based on the closing price of the stock on the date of exercise as reported by Nasdaq. Pursuant to the Incentive Plan's documents, the exercise date was the date Mr. Addink provided notice of his exercise to the Company and method of payment.


LONG-TERM INCENTIVE PLAN

     In June 1995, the Company's stockholders approved the Ugly Duckling Corporation Long-Term Incentive Plan (the "Incentive Plan"). Under the Incentive Plan, the Company may grant incentive stock options, non-qualified stock options, stock appreciation rights, performance shares, restricted stock, dividend equivalents, and other Common Stock-based awards to employees, consultants, and advisors of the Company. The Company believes that the Incentive Plan promotes the success and enhances the value of the Company by linking the personal interests of participants to those of the Company's stockholders and providing participants with an incentive for outstanding performance. The total number of shares of Common Stock originally available for awards under the Incentive Plan, as amended, is 1,800,000, subject to a proportionate increase or decrease in the event of a stock split, reverse stock split, stock dividend, or other adjustment to the Company's total number of issued and outstanding shares of Common Stock. As of December 31, 1997, the Company had granted options to purchase approximately 1,558,210 shares of Common Stock to various of its employees of which 1,290,568 were outstanding. There are 351,432 shares that remain available for grant under the Incentive Plan.



     The Incentive Plan is administered by the Compensation Committee of the Board of Directors, which has the exclusive authority to administer the Incentive Plan, including the power to determine eligibility, the type and number of awards to be granted, and the terms and conditions of any award granted, including the price and timing of awards, vesting, and acceleration of such awards. The exercise price of all options granted under the Incentive Plan is the fair market value of the Common Stock on the date of grant. Generally, such options are subject to vesting over a five-year period, with 20.0% of the options becoming exercisable by the holder thereof on each successive anniversary date of the grant. However, during 1997, the Compensation Committee exercised its discretion and accelerated the vesting of certain stock option awards previously granted to Mr. Addink under the Incentive Plan. See "Employment Contracts" below.


401(k) PLAN

     Under the Company's 401(k) plan, adopted in October 1995, eligible employees may direct that a portion of their compensation, up to a legally established maximum, be withheld by the Company and contributed to their account. All 401(k) plan contributions are placed in a trust fund to be invested by the 401(k) plan's trustee, except that the 401(k) plan permits participants to direct the investment of their account balances among mutual or investment funds available under the plan. The 401(k) plan provides a matching contribution of 10.0% of a participant's contributions. Amounts contributed to participant accounts under the 401(k) plan and any earnings or interest accrued on the participant accounts are generally not subject to federal income tax until distributed to the participant and may not be withdrawn until death, retirement, or termination of employment.

EMPLOYMENT CONTRACTS

     On January 1, 1996, the Company entered into a three-year employment agreement with Mr. Ernest C. Garcia, II, the Company's Chairman and Chief Executive Officer. The agreement establishes Mr. Garcia's base salary for 1997 at $132,000 per year and provides a minimum 10.0% increase in the base salary each year throughout the term of the agreement. In addition, the agreement provides for the continuation of Mr. Garcia's base salary and certain benefits for a period of one year in the event Mr. Garcia is terminated by the Company without cause prior to that time. The agreement also contains confidentiality and non-compete covenants.

     On April 1, 1995, the Company entered into a three-year employment agreement with Mr. Walter T. Vonsh, the Company's Senior Vice
President -- Credit, that was modified on or about August 6, 1997. The modified agreement provides for a base salary of $150,000 per year for 1997, with a commitment to review Mr. Vonsh's salary and, subject to certain conditions, increase it up to $200,000 per year on or before April 1, 1998. The modified agreement also provides for an extension of Mr. Vonsh's employment agreement to April 2002 and a grant, on or before April 1, 1998, of 50,000 stock options under the Incentive Plan. In addition, the modified agreement provides for the continuation of Mr. Vonsh's base salary and certain benefits for the term of the agreement in the event Mr. Vonsh is terminated by the Company without cause prior to that time. The modified agreement also contains confidentiality and non-compete covenants.


     On June 1, 1995, the Company entered into a five year employment agreement with Mr. Donald L. Addink, the Company's Vice President -- Senior Analyst, that was amended and restated effective August 1, 1997. The restated employment agreement establishes Mr. Addink's base salary at $165,000 per year, beginning on or around the effective date of the restated employment agreement, a $10,000 bonus payment upon execution of the restated employment agreement, certain benefits, and the continuation of Mr. Addink's base salary for a period of one year in the event Mr. Addink is terminated by the Company without cause prior to expiration of the restated employment agreement. The restated employment agreement also contains confidentiality and non-compete covenants. Further, the restated employment agreement accelerated, pursuant to a vesting scheduling found in the agreement, the vesting of Mr. Addink's 100,000 stock options previously granted under the Incentive Plan. The accelerated vesting does not effect any other options of Mr. Addink presently held or thereafter acquired by him. Originally, the 100,000 stock options were granted: (1) pursuant to the Incentive Plan's general five-year vesting schedule with 20% vesting each year; and (2) on the following dates, in the following numbers and for the following exercise prices.



                                                                   NUMBER OF     EXERCISE PRICE
    DATE                                                            SHARES          PER SHARE
    -------------------------------------------------------------  ---------     ---------------
    June 1995....................................................    58,000          $  1.72
    June 1996....................................................    25,000             6.75
    December 1996................................................    17,000            17.69



In recognition of Mr. Addink's performance for the Company, the Board of Directors of the Company and the Board's Compensation Committee, approved the acceleration of the above options, such that they became fully vested on the following dates: (1) the June 1995 and December 1996 options vested on August 1, 1997 (the date of the restated employment agreement), and (2) the June 1996 options vested on January 15, 1998.



COMMITTEES OF THE BOARD OF DIRECTORS


     The Company has established a Compensation Committee and an Audit Committee. The Compensation Committee, which consists of Messrs. Jennings and Willey, reviews executive salaries and administers any bonus, incentive compensation, and stock option plans of the Company, including the Long-Term Incentive Plan. In addition, the Compensation Committee consults with management of the Company regarding compensation policies and practices of the Company. The Audit Committee, which consists of Messrs. Abrahams and Moreno, reviews the professional services provided by the Company's independent auditors, the annual financial statements of the Company, and the Company's system of internal controls.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


     The Compensation Committee of the Board of Directors during 1997 consisted of Mr. Jennings and Mr. Willey, neither of whom was an employee of the Company during 1997. However, as discussed below, Mr. Jennings is also a managing director of Cruttenden Roth Incorporated ("Cruttenden Roth"). Cruttenden Roth served as the sole representative in the Company's initial public offering. In its capacity as representative, Cruttenden Roth participated in the underwriting discount and received a non-accountable expense allowance and warrants to purchase Common Stock. See "Description of Capital Stock -- Other Securities and Registration Rights" and "Security Ownership of Certain Beneficial Owners and Management."


DIRECTOR FEES AND DIRECTOR'S INCENTIVE PLAN


     The Company's independent directors are compensated $1,000 for physical attendance at meetings of the Board of Directors and at meetings of committees of the Board of Directors of which they are members, and are reimbursed for reasonable travel expenses incurred in connection with attendance at each Board and committee meeting. Board and committee members are not compensated for their telephonic attendance at meetings. If a Board and committee meeting are held on the same day, a member who attends both meetings will receive combined total compensation of only $1,000. In addition, pursuant to the Company's Director Incentive Plan, upon initial appointment or initial election to the Board of Directors, each independent director of the Company receives Common Stock of the Company valued at $30,000, which is subject to vesting in equal annual increments over a three-year period as provided for under the plan. Directors who are also officers of the Company are not compensated for their services as directors.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of January 31, 1998, for: (i) each director of the Company; (ii) the Named Executive Officers of the Company at December 31, 1997; (iii) all directors and executive officers of the Company as a group; and (iv) each other beneficial owner of more than 5% of the outstanding Common Stock at December 31, 1997, unless otherwise indicated. To the knowledge of the Company, all persons listed below have sole voting and investment power with respect to their shares, except to the extent that authority is shared by their respective spouses under applicable law.



                                                      SHARES BENEFICIALLY OWNED(1)
                                          -----------------------------------------------------
                                                           NUMBER                       PERCENT
                                          -----------------------------------------     -------
       NAME OF BENEFICIAL OWNER(2)(11)    COMMON STOCK      OPTIONS        TOTAL
     -----------------------------------  ------------     ---------     ----------
     Ernest C. Garcia, II(3)(12)........    4,656,500             --      4,656,500       25.1%
     Robert J. Abrahams(4)..............        6,744             --          6,744       *
     Christopher D. Jennings(4)(5)......       36,194             --         36,194       *
     John N. MacDonough(4)..............        4,444             --          4,444       *
     Arturo R. Moreno(4)................       24,444             --         24,444       *
     Frank P. Willey(4).................        9,444             --          9,444       *
     Gregory B. Sullivan(6).............       20,000         71,400         91,400       *
     Steven T. Darak(6).................      140,000          8,000        148,000       *
     Walter T. Vonsh(6).................       72,000         10,000         82,000       *
     Donald L. Addink(7)................       98,000         67,000        165,000       *
     Merrill Lynch & Co., Inc.(8)(12)...    1,615,000             --      1,615,000        8.8%
     Wellington Management Company,
       LLP(9)(12).......................      963,500             --        963,500        7.6%
     Firstar Corporation(10)(12)........      882,500             --        882,500        6.9%
     All directors and executive
       officers as a group (16
       persons).........................                                  5,581,875       30.1%


---------------

 *    Represents less than one percent of the outstanding Common Stock.


(1) A person is deemed to be the beneficial owner of securities that can be acquired within 60 days from the date set forth above through the exercise of any option, warrant, or right. Shares of Common Stock subject to options, warrants, or rights which are currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage of the person holding such options, warrants, or rights, but are not deemed outstanding for computing the percentage of any other person. The amounts and percentages are based upon 18,548,961 shares of Common Stock outstanding as of January 31, 1998, unless otherwise indicated.

(2) Unless otherwise noted, the address of each of the listed stockholders is 2525 East Camelback Road, Suite 1150, Phoenix, Arizona 85016.

(3) Includes 136,500 shares and 20,000 shares of Common Stock held by The Garcia Family Foundation, Inc., an Arizona nonprofit corporation, and Verde Investments, Inc., a real estate investment corporation, respectively. Also, includes 50,000 shares of Common Stock that Mr. Garcia presently owns, but to which he has provided an option to purchase to Donald L. Addink. The Option Agreement was entered into on August 18, 1997 and allows Mr. Addink to exercise the option at any time through May 31, 2000 at an exercise price of $15.00 per share. As of January 31, 1998, Mr. Addink had not exercised his option right to purchase any of these shares of Common Stock from Mr. Garcia. Until the option is exercised by Mr. Addink, Mr. Garcia retains voting and investment power with respect to the 50,000 shares of Common Stock.

(4) The total for each independent Board of Director member includes 4,444 shares of Common Stock of the Company granted under the Company's Director Incentive Plan. Shares having a value of $30,000 on or about the date of grant (i.e., 4,444 shares of Common Stock) were granted and issued to each independent Board member upon their appointment or election to the Board of Directors in June 1996. Pursuant to the Director Incentive Plan, these shares vest over a three-year period at an annual rate of 33%, beginning on the first anniversary of the grant date.

(5) The total for Mr. Jennings includes 6,444 shares of Common Stock of the Company. The total also includes 29,750 warrants to purchase Common Stock held of record by Cruttenden Roth, the investment banking firm of which Mr. Jennings is managing director. The warrants are convertible into Common Stock at an exercise price of $9.45 per share and vest over a three-year period at an annual rate of 33%, beginning in June 1996.

(6) The options listed for Messrs. Sullivan, Darak and Vonsh include their respective options granted under the Incentive Plan that are exercisable pursuant to the plan on January 31, 1998 or within 60 days thereafter. The options are exercisable at various prices, established in accordance with the provisions of the Incentive Plan.


(7) The total of Common Stock for Mr. Addink includes 20,000 options granted under the Incentive Plan, which subsequently vested and were exercised by Mr. Addink in January 1998. As stated previously in this Prospectus, generally options issued pursuant to the Incentive Plan vest over a five-year period, with 20% of the options becoming exercisable by a holder on each successive anniversary date of the grant. During 1997, the Compensation Committee of the Board of Directors of the Company and the Board approved an accelerated vesting schedule for Mr. Addink's existing options under the Incentive Plan. The remaining option to acquire 50,000 shares of Common Stock is an option directly from Mr. Garcia, pursuant to their Option Agreement dated August 18, 1997. As of January 31, 1998, Mr. Addink had not exercised any of his option rights under this agreement. However, the Option Agreement does provide Mr. Addink the right to exercise his option at any time through May 31, 2000 at an exercise price of $15.00 per share. Until the option is exercised by Mr. Addink, Mr. Garcia retains voting and investment power with respect to these 50,000 shares of Common Stock.


(8) Based on a Schedule 13G filing as of December 31, 1997, by Merrill Lynch & Co., Inc. ("Merrill Parent") and four (4) of its subsidiaries and/or affiliates, including Merrill Lynch Global Allocation Fund, Inc. ("Merrill Global"). Merrill Parent and one of its subsidiary/affiliates that is included within this Merrill Schedule 13G filing are located at 250 Vesey Street, New York, New York 10281. Merrill Global and the other two (2) subsidiaries/affiliates that are included within this Merrill Schedule 13G filing are located at 800 Scudders Mill Rd., Plainsboro, New Jersey 08536. According to the Schedule 13G, Merrill Global has shared voting and dispositive power over 1,530,000 of the shares and Merrill Parent along with each of its other three subsidiaries and/or affiliates have shared voting and dispositive power over 1,615,000 of the shares. The Company makes no representation as to the accuracy or completeness of the information provided in this footnote or the above beneficial ownership table, which is based solely on the Merrill Schedule 13G.


(9) Based on a Schedule 13G filing as of December 31, 1996, by Wellington Management Company, LLP at 75 State Street, Boston, Massachusetts 02109. According to the Schedule 13G, Wellington Management Company, LLP has shared voting power over 570,000 of the shares and shared dispositive power over 963,500 of the shares. The Company makes no representation as to the accuracy or completeness of the information provided in this footnote or the above beneficial ownership table, which is based solely on Wellington Management Company LLP's Schedule 13G filing.


(10) Based on two (2) Schedule 13G filings as of December 31, 1996, by Firstar Corporation ("Firstar") and Firstar Investment Research & Management Company ("Firstar Investment") both at 777 E. Wisconsin Avenue, Milwaukee, Wisconsin 53202. According to the Schedule 13Gs, Firstar and Firstar Investment have shared voting power over 98,800 and 426,500 of the shares, respectively. The Company makes no representation as to the accuracy or completeness of the information provided in this footnote or the above beneficial ownership table, which is based solely on Firstar's and Firstar Investment's respective Schedule 13G filings.


(11) Based on a Schedule 13D (Amendment No. 2) ("Amendment") filing as of November 26, 1997, by Kramer Spellman, L.P. and other related parties at 2050 Center Avenue, Fort Lee, New Jersey 07024. According to the Amendment, Kramer Spellman, L.P. no longer is the beneficial owner of more than 5% of the Company's outstanding Common Stock. The Company makes no representation as to the accuracy or completeness of the information provided in this footnote or the above beneficial ownership table, which is based solely on the Kramer Spellman, L.P. Amendment filing.


(12) The Company knows of no other person who beneficially owned more than five percent of Company's Common Stock as of January 31, 1998.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Since its inception, the Company has maintained business relationships and engaged in certain transactions with the affiliated companies and parties described below. Any future transactions between the Company and its affiliated entities, executive officers, directors, or significant stockholders will require the approval of a majority of the independent directors of the Company and will be on terms no less favorable to the Company than the Company could obtain from non-affiliated parties.


     Pursuant to an agreement (the "Modification Agreement") between the Company and Verde, effective June 21, 1996, Verde agreed to sell to the Company at any time prior to June 21, 1997, subject to financing, six car lots, a vehicle reconditioning center, and two office buildings which were owned by Verde and leased to the Company at the lower of $7.45 million or the appraised value (as determined by an independent third party), and to lower the rents on such properties to an aggregate of $745,000 per year subject to cost of living adjustments if the sale did not take place. These properties had previously been rented from Verde pursuant to various leases which called for base monthly rents aggregating approximately $123,000 plus contingent rents as well as all occupancy and maintenance costs, including real estate taxes, insurance, and utilities. Rents paid to Verde pursuant to these leases totaled $1.5 million in 1996. The Company believes the reduced rental rates approximate the financing costs to be incurred in connection with the purchase of such properties. In addition, Verde assigned to the Company its leasehold interest in two properties it sub-leased to the Company. These transactions (the reduction in rental rates and/or the purchase of property) would have resulted in savings to the Company of approximately $626,000 for 1996. Also pursuant to the Modification Agreement, Verde lowered the interest rate on $14.0 million of the Company's subordinated debt payable to Verde from 18.0% to 10.0% per annum and lowered from 12.0% to 10.0% the dividend rate on $10.0 million of the Company's Preferred Stock held by Verde. For the nine months ended September 30, 1997 and the year ended December 31, 1996, the Company paid Verde $2.0 million and $553,000 of principal, and $930,000 and $1.9 million of interest, respectively, in connection with the Verde subordinated debt. In July 1997, the Company's Board of Directors approved the prepayment of the $12.0 million in subordinated debt after the earlier of (1) the Company's completion of a debt offering; or (2) at such time as (a) the FMAC transactions described under the heading "FMAC Transaction" herein have been completed or the cash requirements for completion of said transactions are known, and (b) the Company either has cash in excess of its current needs or has funds available under its financing sources in excess of its current needs. On December 31, 1996, the Company purchased the properties listed above from Verde pursuant to the Modification Agreement. Mr. Ernest C. Garcia, II, the Company's Chairman, Chief Executive Officer, and principal stockholder, is the President and sole stockholder of Verde. In connection with the purchase, Verde returned security deposits which totaled $364,000. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."


     In January 1996, in connection with the sale of the Gilbert Dealership, the Company purchased the land for the Gilbert Dealership from Verde for a total price of $750,000, which the Company believes approximated fair market value. Simultaneous with such purchase, the Company sold the land purchased from Verde together with the dealership building and other improvements (which had been constructed by the Company) to a third party for $512,500 in cash and a promissory note in the principal amount of $1.2 million. The Company recognized a loss on the sale of $120,000, for which an allowance was established as of December 31, 1995.


     Mr. Christopher D. Jennings, a managing director of Cruttenden Roth, is a director of the Company. Cruttenden Roth served as the sole representative in the Company's initial public offering. In its capacity as representative, Cruttenden Roth participated in the underwriting discount and received a non-accountable expense allowance and warrants to purchase Common Stock. See "Description of Capital Stock -- Other Securities and Registration Rights" and "Security Ownership of Certain Beneficial Owners and Management."


     In September 1997, the Company's Board of Directors approved the Ugly Duckling Director and Officer Stock Purchase Program. The Director and Officer Stock Purchase Program includes the providing of loans of up to $1.0 million in total to the directors and senior officers under the program to assist directors' and officers' purchases of Company common stock on the open market. The program provides for loans, which are unsecured by the related common stock, at arms-length terms and conditions. During November 1997, senior officers purchased 50,000 shares of Ugly Duckling common stock under the Director and Officer Stock Purchase Program and the Company advanced $500,000 to the senior officers for these purchases.

                          DESCRIPTION OF CAPITAL STOCK

     The Company is a Delaware corporation and its affairs are governed by its Certificate of Incorporation and Bylaws and the Delaware General Corporation Law. The following description of the Company's capital stock, which is complete in all material respects, is qualified in its entirety by reference to the provisions of the Company's Certificate of Incorporation and Bylaws, as amended.


     The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, par value $.001 per share, and 10,000,000 shares of Preferred Stock, par value $.001 per share. At January 31, 1998, 18,548,961 shares of Common Stock were issued and outstanding. As of January 31, 1998, there were no issued and outstanding shares of Preferred Stock.


COMMON STOCK

     Holders of Common Stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled to vote. Holders of Common Stock do not have cumulative voting rights, and therefore holders of a majority of the shares voting for the election of directors can elect all of the directors. In such event, the holders of the remaining shares will not be able to elect any directors.

     Holders of Common Stock are entitled to receive such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor. The Company does not anticipate paying cash dividends in the foreseeable future. See "Dividend Policy." In the event of liquidation, dissolution, or winding up of the Company, the holders of Common Stock are entitled to share ratably in any corporate assets remaining after payment of all debts, subject to any preferential rights of any outstanding Preferred Stock.

     Holders of Common Stock have no preemptive, conversion, or redemption rights and are not subject to further calls or assessments by the Company. All of the outstanding shares of Common Stock are validly issued, fully paid, and nonassessable.

PREFERRED STOCK

     The Board of Directors of the Company has the authority, without further action by the Company's stockholders, to issue from time to time up to 10,000,000 shares of Preferred Stock in one or more series and to fix the number of shares, designations, voting powers, preferences, optional and other special rights, and the restrictions or qualifications thereof. The rights, preferences, privileges, and restrictions or qualifications of different series of Preferred Stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions, and other matters. The issuance of Preferred Stock could: (i) decrease the amount of earnings and assets available for distribution to holders of Common Stock; (ii) adversely affect the rights and powers, including voting rights, of holders of Common Stock; and (iii) have the effect of delaying, deferring, or preventing a change in control of the Company.

WARRANTS

     The Warrants will be governed by the Warrant Agreement to be dated at or about the date of initial issuance of the Warrants (the "Warrant Agreement") between the Company and Harris Trust Company of California, as warrant agent (the "Warrant Agent"). Holders of Warrants are referred to the Warrant Agreement which is included as an exhibit to the Registration Statement of which this Prospectus is a part for a complete statement of the terms of the Warrants. The following summary does not purport to be complete and is qualified in its entirety by reference to all of the provisions of the Warrant Agreement. Capitalized terms used in this description of the Warrants and not defined herein have the meanings given to them in the Warrant Agreement.

     Each Warrant entitles the holder to purchase one share of the Company's Common Stock for $20.00 per share, subject to adjustment as described herein (the "Warrant Price"). The Warrants will be exercisable upon issuance thereof and will continue to be exercisable through the date that is three years from the date of initial issuance of the Warrants.

     The then outstanding Warrants may be redeemed, at the option of the Company, at $.10 per share of Common Stock purchasable upon exercise of such Warrants, at any time after the average Daily Market Price (defined below) per share of the Common Stock for a period of at least 10 consecutive trading days ending not more than fifteen days prior to the date of the redemption notice described below has equaled or exceeded $28.50. The Daily Market Price of the Common Stock will be determined by the Company as of the end of each trading day (or, if no trading in the Common Stock occurred on such day, as of the end of the immediately preceding trading day in which trading occurred) and verified to the Warrant Agent before the Company may give notice of redemption. All outstanding Warrants must be redeemed if any are redeemed, and any right to exercise an outstanding Warrant shall terminate at 5:00 p.m. (New York City time) on the date fixed for redemption. Trading day means a day in which trading of securities occurred on Nasdaq. Appropriate adjustment shall be made to the redemption price and to the minimum Daily Market Price prerequisite to redemption described herein, in each case on the same basis as provided with respect to adjustment of the Warrant Price.

     If the Company exercises its right to redeem, it shall give notice to the Warrant Agent and the registered holders of the outstanding Warrants by mailing or causing the Warrant Agent to mail to such registered holders a notice of redemption, first class, postage prepaid, at their addresses as they shall appear on the records of the Warrant Agent. The notice of redemption must specify the redemption price, the date fixed for redemption (which must be at least 30 days after the date such notice is mailed), the place where the Warrant certificates must be delivered and the redemption price paid, and that the right to exercise the Warrant will terminate at 5:00 P.M. (New York City time) on the date fixed for redemption.

     The term "Daily Market Price" means (i) if the Common Stock is quoted on Nasdaq or the Nasdaq SmallCap Market or on a national securities exchange, the daily per share closing price of the Common Stock as quoted on Nasdaq or the Nasdaq SmallCap Market or on the principal stock exchange on which it is listed on the trading day in question, as the case may be, whichever is the higher, or
(ii) if the Common Stock is traded in the over-the-counter market and not quoted on Nasdaq or the Nasdaq SmallCap Market nor on any national securities exchange, the closing bid price of the Common Stock on the trading day in question, as reported by Nasdaq or an equivalent generally accepted reporting service. The closing price referred to in clause (i) above shall be the last reported sale price or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices, in either case on Nasdaq or the Nasdaq SmallCap Market or on the national securities exchange on which the Common Stock is then listed. For purposes of clause (ii) above, if trading in the Common Stock is not reported by Nasdaq, the bid price referred to in said clause shall be the lowest bid price as quoted on the OTC Bulletin Board or reported in the "pink sheets" published by National Quotation Bureau, Incorporated.

     The Warrants may be exercised in whole or in part by surrendering at the office of the Warrant Agent in Los Angeles, California, or at the office of any successor to the Warrant Agent, the Warrant certificate evidencing such Warrants, together with the subscription form set forth on the reverse of the Warrant Certificate, duly executed and endorsed, with signatures properly guaranteed, and accompanied by payment of the Warrant Price in cash or by certified or bank draft, payable in U.S. dollars to the order of the Warrant Agent. As soon as practicable after such exercise, the Company will cause to be issued and delivered to the holder or upon his order, in such name or names as may be directed by him, a certificate or certificates for the number of full shares of Common Stock to which he is entitled.

     If fewer than all of the Warrants evidenced by a Warrant certificate are exercised, the Warrant Agent will deliver to the exercising Warrant holder a new Warrant certificate representing the unexercised portion of the Warrant certificate. Fractional shares will not be issued upon exercise of a Warrant, and in lieu thereof, the Company will pay to the holder an amount in cash equal to such fraction multiplied by the then Current Market Price per share, determined in accordance with the Warrant Agreement.

     The person in whose name the stock certificate is to be issued will be deemed to have become the holder of record of the stock represented thereby on the date when the Warrant certificate with the subscription duly executed and completed is surrendered and payment of the Warrant Price is made, unless the stock transfer books of the Company are closed on such date, in which case, the certificates for the securities in respect of which the Warrants are exercised shall be issuable as of the date on which such books shall next be opened.

     No service charge will be made for registration of transfer or exchange of any Warrant certificate. The Company may require payment of a sum sufficient to cover any stamp or other tax or governmental charge that may be imposed in connection with any registration of transfer of Warrant certificates or the issuance of a Warrant certificate in a name other than that of the registered holder of the Warrants.

     The number of shares of Common Stock issuable upon the exercise of the Warrants and/or the Warrant Price are subject to adjustment if the Company pays a dividend or makes a distribution in Common Stock, subdivides its outstanding Common Stock into a greater number of shares, combines its Common Stock into a smaller number of shares or issues by reclassification of its Common Stock, other securities of the Company. For purposes of these adjustment mechanisms, "Common Stock" means the Common Stock of the Company as of the date of execution and delivery of the Warrant Agreement or any other class of stock or securities resulting from successive changes or reclassifications of such Common Stock consisting solely of changes in par value, or from par value to no par value, or from no par value to par value. Upon any adjustment of the number of shares issuable upon exercise of the Warrants, the Warrant Price will also be adjusted proportionately.

     In the event that the Company consolidates with, merges into, or sells or conveys its property, assets, or business as an entirety or substantially as an entirety to, another corporation, the Company and such successor or purchasing corporation shall execute with the Warrant Agent an agreement that the registered holders of the Warrants shall have the right thereafter, upon payment of the Warrant Price in effect immediately prior to the action, to purchase, upon exercise of a Warrant, the kind and amount of shares and other securities and property which it would have owned or been entitled to receive after the happening of such action had the Warrant been exercised immediately prior to the consolidation, merger, or sale of assets.

     In the event a bankruptcy or reorganization is commenced by or against the Company, a bankruptcy court may hold that unexercised Warrants are executory contracts which may be subject to rejection by the Company with approval of the bankruptcy court. As a result, holders of the Warrants may not be entitled to receive any consideration or may receive an amount less than they would be entitled to if they had exercised their Warrants prior to the commencement of any such bankruptcy or reorganization.

     The holders of unexercised Warrants are not entitled, by virtue of being holders, to exercise any rights as stockholders of the Company.

     Subject to certain requirements, from time to time the Company and the Warrant Agent, without the consent of the holders of the Warrants, may amend or supplement the Warrant Agreement for certain purposes, including curing ambiguities, defects, or inconsistencies, or to make other provisions in regard to matters or questions arising under the Warrant Agreement which shall not be inconsistent with the provisions of the Warrants, or which shall not adversely affect the interests of holders of the Warrants (including reducing the Warrant Price or extending the redemption or exercise date). In any situation where the Warrant Agreement cannot be amended by the Company and the Warrant Agent as described above, the Warrant Agreement can be amended by the Company, the Warrant Agent, and the holders of a majority of the outstanding Warrants representing a majority of the shares of Common Stock underlying such Warrants, provided that, among other exceptions, without the consent of each holder of a Warrant, except pursuant to the adjustment mechanisms of the Warrant Agreement, there can be no increase of the Warrant Price, reduction of the number of shares of Common Stock purchasable on exercise of the Warrants, or reduction of the exercise period for the Warrants.


BANK GROUP WARRANTS



     The Bank Group Warrants are governed by a Warrant Agreement dated as of August 20, 1997 (the "Bank Group Warrant Agreement") between the Company and Harris Trust Company of California, as Warrant Agent. Holders of Bank Group Warrants are referred to the Bank Group Warrant Agreement which is included as an exhibit to the Registration Statement of which this Prospectus is a part for a complete statement of the terms of the Bank Group Warrants. The summary contained herein does not purport to be complete and is qualified in its entirety by reference to all of the provisions of the Bank Group Warrant Agreement.



     Except as described below, the Bank Group Warrants and the Bank Group Warrant Agreement are substantially similar to the Warrants and the Warrant Agreement relating to the Warrants described herein under "Description of Capital Stock -- Warrants." The Bank Group Warrants differ substantially from the Warrants as follows:



     - The Bank Group Warrants are exerciseable only through February 20, 2000.



     - The outstanding Bank Group Warrants are redeemable at the option of the Company at $.10 per share of Common Stock purchaseable upon exercise of such Bank Group Warrants, at any time after the average Daily Market Price per share of the Common Stock for a period of at least five consecutive trading days ending not more than fifteen days prior to the date of the required redemption notice has equaled or exceeded $27.00. The method of determining the Daily Market Price per share of the Common Stock and for giving the required redemption notice are as described with respect to the Warrants under the heading "Description of Capital
       Stock -- Warrants."


OTHER SECURITIES AND REGISTRATION RIGHTS

     In connection with its initial public offering, the Company issued warrants to SunAmerica to purchase 121,023 shares, as adjusted, of Common Stock at an exercise price per share of $6.75 and to Cruttenden Roth to purchase 170,000 shares of Common Stock at an exercise price per share of $9.45. The agreements with respect to the issuance of such warrants provide for certain registration rights. The Company is required to use its best efforts to effect such registrations, subject to certain conditions and limitations, and is required to pay all expenses of SunAmerica and Cruttenden Roth in connection with any registration of such securities, except for any underwriting discounts and commissions.

     In conjunction with its initial public offering, the Company registered the warrants issued to Cruttenden Roth and the shares underlying such warrants. Under the terms of such warrants, however, Cruttenden Roth could not exercise such warrants and sell the underlying Common Stock until June 21, 1997, and only pursuant to a currently effective registration statement.


     In connection with the FMAC Senior Bank Debt purchase, the Company issued warrants (including the Bank Group Warrants) to the Bank Group members to purchase a total of 500,000 shares of Common Stock at an exercise price of $20.00 per share, through February 20, 2000, subject to a call provision by the Company and containing certain registration rights. 110,200 of these warrants were subsequently returned to the Company and cancelled in connection with the settlement of a disputed issue with certain of the Bank Group members.


     The Company has authorized for issuance 1,800,000 shares of Common Stock under its Incentive Plan, as amended. See "Management -- Long-Term Incentive Plan." The Company has also authorized for issuance 50,000 shares of Common Stock under its Director Incentive Plan. See "Management -- Director Fees and Director's Incentive Plan."

LIMITATION OF LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company's Certificate of Incorporation provides that to the fullest extent permitted by Delaware law, a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of such director's fiduciary duty, except for liability: (i) for any breach of the director's duty of loyalty to the Company or its stockholders;
(ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases; and (iv) for any transaction from which the director derives an improper benefit. The effect of the provision of the Company's Certificate of Incorporation is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior), except in the situations described in clauses (i) through (iv) above. This provision does not limit or eliminate the rights of the Company or any stockholder to seek nonmonetary relief such as an injunction or recision in the event of a breach of a director's duty of care. In addition, the Company's Certificate of Incorporation provides that the Company shall indemnify any person who is or was a director, officer, employee, or agent of the Company, or who is or was serving at the request of the Company as a director, officer, employee, or agent of another corporation or entity, against expenses, liabilities, and losses incurred by any such person by reason of the fact that such person is or was acting in such capacity. The Company has also obtained insurance on behalf of its directors and officers for any liability arising out of such person's actions in such capacity.

     The Company has entered into agreements to indemnify its directors and officers. These agreements, among other things, indemnify the Company's directors and officers for certain expenses (including attorneys' fees), judgments, fines, and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of the Company, arising out of such person's services as a director or officer of the Company, any subsidiary of the Company, or any other company or enterprise to which such person provides services at the request of the Company. To the extent that the Board of Directors or the stockholders of the Company may in the future wish to limit or repeal the ability of the Company to provide indemnification as set forth in the Company's Certificate of Incorporation, such repeal or limitation may not be effective as to directors or officers who are parties to the indemnification agreements because their rights to full protection would be contractually assured by such agreements. It is anticipated that similar contracts may be entered into, from time to time, with future directors of the Company. The Company believes that the indemnification provisions in its Certificate of Incorporation and in the indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

CERTAIN BYLAW PROVISIONS

     The Company's Bylaws, as amended, contain several provisions that regulate the nomination of directors and the submission of proposals in connection with stockholder meetings. The Company's Bylaws require that, subject to certain exceptions, any stockholder desiring to propose business or nominate a person to the Board of Directors at a stockholders meeting must give notice of any proposals not less than 60 days nor more than 90 days prior to the meeting. Such notice is required to contain certain information as set forth in the Bylaws. No business matter shall be transacted nor shall any person be eligible for election as a director of the Company unless proposed or nominated, as the case may be, in strict accordance with this procedure set forth in the Company's Bylaws.

     Although the Bylaws do not give the Board of Directors any power to approve or disapprove of stockholder nominations for the election of directors or of any other business desired by stockholders to be conducted at an annual or any other meeting, the Bylaws may have the effect of precluding a nomination for the election of directors or the conduct of business at a particular annual meeting if the proper procedures are not followed or may discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company, even if the conduct of such solicitation or such attempt might be beneficial to the Company and its stockholders. The Company's procedures with respect to all stockholder proposals and the nomination of directors will be conducted in accordance with
Section 14 of the Exchange Act and the rules promulgated thereunder.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Common Stock of the Company is Harris Trust Company of California, 601 S. Figueroa, Los Angeles, California 90017.

                            SELLING SECURITYHOLDERS



     The following table sets forth the name of each Selling Securityholder, the aggregate number of shares of Common Stock beneficially owned by each Selling Securityholder as of January 9, 1998 (except as described below), the aggregate number of Bank Group Warrants and related Warrant Shares registered hereby that each Selling Securityholder may offer and sell pursuant to this Prospectus, and the aggregate number of shares of Common Stock that will be beneficially owned by each Selling Securityholder after completion of the offering. However, because the Selling Securityholders may offer all or a portion of the Bank Group Warrants and related Warrant Shares at any time and from time to time after the date hereof, the exact number of shares of Common Stock that each Selling Securityholder may retain upon completion of the offering cannot be determined at this time. All of the Bank Group Warrants are issued and outstanding as of the date of this Prospectus. To the knowledge of the Company, none of the Selling Securityholders has had within the past three years any material relationship with the Company or any of its predecessors or affiliates, except as set forth in the footnotes to the following table.



                                                                  BANK GROUP WARRANTS
                                                                      AND RELATED
                                                                    WARRANT SHARES
                                                                     TO BE OFFERED
                                          SHARES BENEFICIALLY       FOR THE SELLING       SHARES BENEFICIALLY
                                            OWNED PRIOR TO         SECURITYHOLDER'S         OWNED AFTER THE
         SELLING SECURITYHOLDER              THE OFFERING               ACCOUNT                OFFERING
----------------------------------------  -------------------     -------------------     -------------------
LaSalle National Bank...................         72,916                  72,916                       0
Fleet Bank, National Association........         60,763                  60,763                       0
NBD Bank................................         61,680                  61,680                       0
Nations Bank, N.A. .....................         36,458                  36,458                       0
U.S. Bank National Association
  (successor by merger to First Bank
  National Association)(1)..............         60,763                  60,763                       0
Mellon Bank, N.A. (or its potential
  assignee APT Holdings
  Corporation)(2).......................        117,664(3)               48,610                  69,054
                                                -------                 -------                 -------
                                                410,244                 341,190                  69,054


---------------

(1) U.S. Bank National Association is a lender to the Company.


(2) Mellon Bank, N.A. has been a lender to the Company from time to time.


(3) As of December 31, 1997.


                              PLAN OF DISTRIBUTION


WARRANTS, RELATED WARRANT SHARES, AND STOCK OPTION SHARES



     Following confirmation of the Plan of Reorganization of FMAC in its Bankruptcy Case, on the effective date of the Plan of Reorganization, the Warrants will be issued to FMAC. The term "equity holders," when used herein, will mean the equity holders of FMAC prior to the effective date of the Plan of Reorganization. The Plan of Reorganization currently provides that the equity holders will receive the benefit of the greater of 32,500 Warrants or the Alltel Cure Reallocation. See "FMAC Transactions -- Additional Consideration." FMAC may
(i) distribute that portion of the Warrants allocable to its equity holders (the "Equity Warrants") directly to such holders, (ii) hold the Equity Warrants until exercise and either distribute the Warrant Shares to its equity holders or sell the Warrant Shares and distribute the proceeds thereof to such holders, or (iii) sell the Equity Warrants and distribute the proceeds to its equity holders. With respect to any remaining Warrants not allocated to the equity holders of FMAC, FMAC may (i) distribute such Warrants to its unsecured creditors, (ii) hold such Warrants until exercise and either distribute the Warrant Shares to its unsecured creditors or sell the Warrant Shares and distribute the proceeds thereof to its unsecured creditors or (iii) sell such Warrants and distribute the proceeds to its unsecured creditors, or if necessary, use the proceeds of the sale of Warrants or Warrant Shares to pay ongoing administrative and operating expenses. The Warrant Shares relating to the Warrants will be issued from time to time upon exercise of the Warrants by the holders thereof in accordance with the Warrant Agreement. See "Description of Capital
Stock -- Warrants."

     The Stock Option Shares will be issued by the Company, if at all, at such time as collections under the Owned Contracts and B Pieces become distributable under the Plan of Reorganization to FMAC or, if FMAC so directs, to the unsecured creditors of FMAC pursuant to the Excess Collections Split. See "FMAC Transactions -- Senior Bank Debt Claims." At the option of the Company, the Company may distribute the Stock Option Shares to FMAC, or at the request of FMAC and pursuant to its instructions, directly to the unsecured creditors of FMAC, in lieu of FMAC's right to receive a portion of the distributions pursuant to the Excess Collections Split in cash (the "Stock Option"). If the Company decides to exercise the Stock Option, the Company must give FMAC at least 15 days advance written notice (the "Option Notice") (and make a public announcement on the same date as the giving of the notice) of the date on which the Company will exercise the Stock Option (the "Exercise Date") and the number of Stock Option Shares that the Company will issue on the Exercise Date. The Company may exercise the Stock Option one time only, with exercise being the actual delivery of the Stock Option Shares. Revocation of the Option Notice shall not be deemed to be an exercise of the Stock Option by the Company. On the Exercise Date, the aggregate value of the Stock Option Shares shall be determined by multiplying the Stock Option Shares by 98% of the average of the closing prices for the previous 10 trading days of Company Common Stock on Nasdaq or such other market on which such stock may be traded (the "Stock Option Value"). After issuance and delivery of the Stock Option Shares, the Company is entitled to receive FMAC's share of cash distributions under the Excess Collections Split from and after the Exercise Date until the Company has received cash distributions equal to the Stock Option Value. This is in addition to the Company's right to receive its share under the Excess Collections Split. Once the Company has received cash distributions equal to the Stock Option Value, FMAC will retain the remaining portion of its share of cash distributions under the Excess Collections Split, if any, in excess of the Stock Option Value. The Company shall not be entitled to exercise the Stock Option unless (i) the value of its Common Stock on the Exercise Date and the closing price for its Common Stock on each day during the previous ten trading days shall be at least $8.00 per share, (ii) the Company shall have caused (at its sole cost and expense) the Stock Option Shares to be registered under the Securities Act, unrestricted and fully transferable and shall have taken all steps necessary to allow FMAC to distribute the Stock Option Shares to its unsecured creditors, and
(ii) the Company shall not have purchased any of its common stock (except upon the exercise of previously issued and outstanding options, warrants, SARs or other rights) or announced any stock repurchase programs from and after the delivery of the Option Notice through the Exercise Date. If the Company issues the Stock Option Shares directly to FMAC, FMAC may either distribute such shares to its unsecured creditors or sell such Stock Option Shares and distribute the proceeds to its unsecured creditors, or if necessary, use the proceeds of the sale of the Stock Option Shares to pay ongoing administrative and operating expenses.



     FMAC or its nominees or pledgees may sell or distribute some or all of the Warrants and/or related Warrant Shares and/or Stock Option Shares from time to time through dealers, brokers or other agents or directly to one or more purchasers, including pledgees, in transactions (which may involve crosses and block transactions) on Nasdaq (as to the Warrant Shares and/or Stock Option Shares only), in privately negotiated transactions (including sales pursuant to pledges), in the over-the-counter market, in brokerage transactions, in a combination of such transactions or by any other legally available means. Such transactions may be effected by FMAC or its nominees or pledgees at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. Brokers, dealers, or agents participating in such transactions may receive compensation in the form of discounts, concessions or commissions from FMAC or its nominees or pledgees (and, if they act as agent for the purchaser of such shares, from such purchaser). Such discounts, concessions or commissions as to a particular broker, dealer, or agent might be in excess of those customary in the type of transaction involved. To the extent required, the Company will file, during any period in which offers or sales are being made, one or more supplements to this Prospectus to set forth any other material information with respect to the plan of distribution not previously disclosed.



     FMAC will be deemed to be an underwriter, as such term is defined in
Section 2(11) of the Securities Act, of the Warrants, Warrant Shares, and Stock Option Shares to the extent that it participates, directly or indirectly, in the distribution of such securities. Each of UDC and FMAC may agree to indemnify the other against certain liabilities including certain liabilities under the Securities Act. See "FMAC Transactions -- Additional Matters."



BANK GROUP WARRANTS AND RELATED WARRANT SHARES



     The Selling Securityholders or their nominees or pledgees may sell or distribute some or all of the Bank Group Warrants and/or related Warrant Shares from time to time through dealers, brokers or other agents or directly to one or more purchasers, including pledgees, in transactions (which may involve crosses and block transactions) on Nasdaq (as to the Warrant Shares only), in privately negotiated transactions (including sales pursuant to pledges), in the over-the-counter market, in brokerage transactions, in a combination of such transactions or by any other legally available means. Such transactions may be effected by the Selling Securityholders at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. Brokers, dealers or agents participating in such transactions may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders (and, if they act as agent for the purchaser of such shares, from such purchaser). Such discounts, concessions or commissions as to a particular broker, dealer or agent might be in excess of those customary in the type of transaction involved. This Prospectus also may be used, with the Company's consent, by donees of the Selling Securityholders or by other persons acquiring Bank Group Warrants and related Warrant Shares and who wish to offer and sell such shares under circumstances requiring or making desirable its use. To the extent required, the Company will file, during any period in which offers or sales are being made, one or more supplements to this Prospectus to set forth the names of donees of Selling Securityholders and any other material information with respect to the plan of distribution not previously disclosed. In addition, any Bank Group Warrants and related Warrant Shares which qualify for sale pursuant to Section 4 of, or Rules 144 or 144A under, the Securities Act may be sold under such provisions rather than pursuant to this Prospectus.



     The Selling Securityholders and any such brokers, dealers or agents that participate in such distribution may be deemed to be "underwriters" within the meaning of the Securities Act with regard to the Bank Group Warrants and related Warrant Shares, and any discounts, commissions or concessions received by any such brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. Neither the Company nor the Selling Securityholders can presently estimate the amount of such compensation. The Company knows of no existing arrangements between any Selling Securityholder and any other Selling Securityholder, broker, dealer or other agent relating to the sale or distribution of the Bank Group Warrants and related Warrant Shares.



     The Selling Securityholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Regulation M, which provisions may limit the timing of purchases and sales of any of the Bank Group Warrants and related Warrant Shares by the Selling Securityholders. All of the foregoing may affect the marketability of the Bank Group Warrants and related Warrant Shares.



     The Company will pay substantially all of the expenses incident to this offering of the Bank Group Warrants and related Warrant Shares by the Selling Securityholders to the public other than commissions and discounts of brokers, dealers or agents. Each Selling Securityholder may indemnify any broker, dealer, or agent that participates in transactions involving sales of the Bank Group Warrants and related Warrant Shares against certain liabilities, including liabilities arising under the Securities Act. The Company has agreed to indemnify the Selling Securityholders against certain liabilities including certain liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

GENERAL



     The Common Stock of the Company is traded on Nasdaq under the symbol "UGLY." Neither the Warrants nor the Bank Group Warrants will be listed on any national securities exchange or admitted for trading on Nasdaq.



     The Company is bearing the expenses of registration of the Warrants, Bank Group Warrants, Warrant Shares, and Stock Option Shares offered hereby, which the Company estimates will be approximately $310,000.


                                 LEGAL MATTERS


     The validity of the securities offered hereby is being passed upon for the Company by Snell & Wilmer L.L.P., Phoenix, Arizona.


                                    EXPERTS

     The consolidated financial statements of the Company as of December 31, 1996 and 1995 and for each of the years in the three-year period ended December 31, 1996, have been included herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The combined balance sheet of Seminole Finance Corporation and Related Companies as of December 31, 1996, and the related combined statements of operations, stockholder's equity (deficit), and cash flows for the year then ended have been included herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     KPMG Peat Marwick LLP's report dated March 18, 1997 on the combined financial statements of Seminole Financial Corporation, contains an explanatory paragraph that states: "the accompanying combined financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 7 to the combined financial statements, the Company is involved in a lawsuit that involves a material amount of damages that, if there were an adverse outcome, raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to this matter are also described in Note 7. The combined financial statements do not include any adjustments that might result from the outcome of this uncertainty."

     The combined financial statements of Seminole Finance Corporation as of December 31, 1995 and for the year ended December 31, 1995, have been included herein and in the Registration Statement in reliance upon the report of Barton & Company, P.A., independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The financial statements of E-Z Plan, Inc. at December 31, 1996, and for the year ended December 31, 1996, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of KARS-YES Holdings Inc. as of June 30, 1997 and 1996 and for each of the three years in the period ended June 30, 1997, included in this Prospectus and Registration Statement have been included herein in reliance on the report, which includes an explanatory paragraph (discussed below), of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

     Coopers & Lybrand L.L.P.'s report dated November 6, 1997 on the consolidated financial statements of KARS-YES Holdings, Inc., contains an explanatory paragraph that states: "the accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in

Notes 6 and 7 to the consolidated financial statements, the Company defaulted on its debt obligations during 1997. As discussed in Notes 1 and 13, the Company sold the majority of its operating assets and facilities to the Ugly Duckling Corporation on September 15, 1997. The remaining assets will be utilized to satisfy existing liabilities as dictated by amended debt agreements. Based on management's estimated cash flow projections from the remaining assets which have contractual lives through 2002, it is extremely unlikely that cash collections will be adequate to satisfy all existing liabilities or result in any distributions to preferred or common shareholders. These factors raise substantial doubt about the entity's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty."

                             AVAILABLE INFORMATION


     The Company has filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-1 (the "Registration Statement") under the Securities Act with respect to the Warrants, Bank Group Warrants, Warrant Shares, and Stock Option Shares offered hereby. This Prospectus constitutes a part of the Registration Statement and does not contain all of the information set forth therein and in the exhibits thereto, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Warrants, Bank Group Warrants, Warrant Shares, and Stock Option Shares offered hereby, reference is hereby made to such Registration Statement and exhibits. Statements contained in this Prospectus as to the contents of any document are not necessarily complete and in each instance are qualified in their entirety by reference to the copy of the appropriate document filed with the Commission. The Registration Statement, including the exhibits thereto, may be examined without charge at the Commission's public reference facility at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, copies of all or any part of the Registration Statement, including such exhibits thereto, may be obtained from the Commission at its principal office in Washington, D.C., upon payment of the fees prescribed by the Commission.


     The Company is subject to the reporting and informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements, and other information with the Commission. Such reports, proxy statements, and other information filed by the Company can be inspected and copied at the principal office of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549, and at the following regional offices of the Commission: 7 World Trade Center, New York, NY 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, IL 60601. Copies of such material may be obtained from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington D.C. 20549, upon payment of the fees prescribed by the Commission. The Commission maintains a World Wide Web site (http://www.sec.gov) that contains reports, proxy statements, and other information regarding registrants, such as the Company, that file electronically with the Commission.

     The Company's Common Stock is traded on Nasdaq. Reports, proxy statements, and other information filed by the Company may be inspected and copied at the National Association of Securities Dealers, 1735 K Street, N.W., Washington, D.C. 20007.

                   UGLY DUCKLING CORPORATION AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Independent Auditors' Report..........................................................   F-3

Consolidated Financial Statements:

  Consolidated Balance Sheets as of December 31, 1996 and 1995........................   F-4

  Consolidated Statements of Operations for the years ended December 31, 1996, 1995
     and 1994.........................................................................   F-5

  Consolidated Statements of Stockholders' Equity for the years ended December 31,
     1996, 1995 and 1994..............................................................   F-6

  Consolidated Statements of Cash Flows for the years ended December 31, 1996, 1995
     and 1994.........................................................................   F-7

Notes to Consolidated Financial Statements............................................   F-8

                   UGLY DUCKLING CORPORATION AND SUBSIDIARIES

              INDEX TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Condensed Consolidated Financial Statements:

  Condensed Consolidated Balance Sheets -- September 30, 1997 and December 31, 1996...  F-26

  Condensed Consolidated Statements of Operations -- Three Months and Nine Months
     ended September 30, 1997 and September 30, 1996..................................  F-27

  Condensed Consolidated Statements of Cash Flows -- Nine Months ended September 30,
     1997 and September 30, 1996......................................................  F-28

Notes to Condensed Consolidated Financial Statements..................................  F-29

               SEMINOLE FINANCE CORPORATION AND RELATED COMPANIES

                     INDEX TO COMBINED FINANCIAL STATEMENTS

Independent Auditors' Reports.........................................................  F-32

Combined Financial Statements:

  Combined Balance Sheets as of December 31, 1996 and 1995............................  F-34

  Combined Statements of Operations for the years ended December 31, 1996 and 1995....  F-35

  Combined Statements of Stockholder's Equity (Deficit) for the years ended December
     31, 1996 and 1995................................................................  F-36

  Combined Statements of Cash Flows for the years ended December 31, 1996 and 1995....  F-37

Notes to Combined Financial Statements................................................  F-38

                                 E-Z PLAN, INC.

                         INDEX TO FINANCIAL STATEMENTS

Report of Independent Auditors........................................................  F-43
Financial Statements:

  Balance Sheet as of December 31, 1996...............................................  F-44

  Statement of Operations for the year ended December 31, 1996........................  F-45

  Statement of Stockholders' Equity for the year ended December 31, 1996..............  F-46

  Statement of Cash Flows for the year ended December 31, 1996........................  F-47

Notes to Financial Statements.........................................................  F-48

                             KARS-YES HOLDINGS INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Accountants.....................................................  F-52

Consolidated Financial Statements:

  Consolidated Balance Sheets as of June 30, 1997 and 1996............................  F-53

  Consolidated Statements of Operations for the years ended June 30, 1997, 1996 and
     1995.............................................................................  F-54

  Consolidated Statements of Stockholders' Equity for the years ended June 30, 1997,
     1996 and 1995....................................................................  F-55

  Consolidated Statements of Cash Flows for the years ended June 30, 1997, 1996 and
     1995.............................................................................  F-56

Notes to Consolidated Financial Statements............................................  F-57

                    INDEX TO PRO FORMA FINANCIAL INFORMATION

Pro Forma Condensed Combined Statement of Operations (unaudited) for the nine months ended September 30, 1997............................................................  F-73

Pro Forma Condensed Combined Statement of Operations (unaudited) for the year ended
  December 31, 1996...................................................................  F-74

Notes to Unaudited Pro Forma Condensed Combined Statements of Operations..............  F-75

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Ugly Duckling Corporation:

     We have audited the accompanying consolidated balance sheets of Ugly Duckling Corporation and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ugly Duckling Corporation and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996 in conformity with generally accepted accounting principles.

                                          /s/ KPMG Peat Marwick LLP

Phoenix, Arizona
January 31, 1997, except
for Note 19 to the Consolidated
Financial Statements which is
as of February 13, 1997

                   UGLY DUCKLING CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                              DECEMBER 31,
                                                                          --------------------
                                                                            1996        1995
                                                                          --------     -------
                                                                             (IN THOUSANDS)
ASSETS
Cash and Cash Equivalents...............................................  $ 18,455     $ 1,419
Finance Receivables:
  Held for Investment...................................................    52,188      49,226
  Held for Sale.........................................................     7,000          --
                                                                          --------     -------
        Principal Balances, Net.........................................    59,188      49,226
  Less: Allowance for Credit Losses.....................................    (8,125)     (8,500)
                                                                          --------     -------
        Finance Receivables, Net........................................    51,063      40,726
                                                                          --------     -------
Residuals in Finance Receivables Sold...................................     9,889          --
Investments Held in Trust...............................................     3,479          --
Inventory...............................................................     5,752       6,329
Property and Equipment, Net.............................................    20,652       7,797
Goodwill and Trademarks, Net............................................     2,150         269
Other Assets............................................................     6,643       4,250
                                                                          --------     -------
                                                                          $118,083     $60,790
                                                                          ========     =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Accounts Payable......................................................  $  2,132     $   595
  Accrued Expenses and Other Liabilities................................     6,728       5,557
  Notes Payable.........................................................    12,904      35,201
  Subordinated Notes Payable............................................    14,000      14,553
                                                                          --------     -------
     Total Liabilities..................................................    35,764      55,906
                                                                          --------     -------
Stockholders' Equity:
  Preferred Stock.......................................................        --      10,000
  Common Stock..........................................................    82,612         127
  Accumulated Deficit...................................................      (293)     (5,243)
                                                                          --------     -------
     Total Stockholders' Equity.........................................    82,319       4,884
Commitments, Contingencies and Subsequent Events........................
                                                                          --------     -------
                                                                          $118,083     $60,790
                                                                          ========     =======

See accompanying notes to Consolidated Financial Statements.

                   UGLY DUCKLING CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                   YEARS ENDED DECEMBER 31,
                                                                -------------------------------
                                                                 1996        1995        1994
                                                                -------     -------     -------
                                                                (IN THOUSANDS, EXCEPT EARNINGS
                                                                      PER SHARE AMOUNTS)
Sales of Used Cars............................................  $53,768     $47,824     $27,768
Less:
  Cost of Used Cars Sold......................................   29,890      27,964      12,577
  Provision for Credit Losses.................................    9,811       8,359       8,140
                                                                -------     -------     -------
                                                                 14,067      11,501       7,051
                                                                -------     -------     -------
Interest Income...............................................   15,856      10,071       5,449
Gain on Sale of Loans.........................................    4,434          --          --
                                                                -------     -------     -------
                                                                 20,290      10,071       5,449
                                                                -------     -------     -------
Servicing Income..............................................      921          --          --
Other Income..................................................      650         308         556
                                                                -------     -------     -------
                                                                  1,571         308         556
                                                                -------     -------     -------
Income before Operating Expenses..............................   35,928      21,880      13,056
Operating Expenses:
  Selling and Marketing.......................................    3,585       3,856       2,402
  General and Administrative..................................   19,538      14,726       9,141
  Depreciation and Amortization...............................    1,577       1,314         777
                                                                -------     -------     -------
                                                                 24,700      19,896      12,320
                                                                -------     -------     -------
Income before Interest Expense................................   11,228       1,984         736
Interest Expense..............................................    5,262       5,956       3,037
                                                                -------     -------     -------
Earnings (Loss) before Income Taxes...........................    5,966      (3,972)     (2,301)
Income Taxes (Benefit)........................................      100          --        (334)
                                                                -------     -------     -------
Net Earnings (Loss)...........................................  $ 5,866     $(3,972)    $(1,967)
                                                                =======     =======     =======
Earnings (Loss) per Share.....................................  $  0.60     $ (0.67)    $ (0.35)
                                                                =======     =======     =======
Shares Used in Computation....................................    8,283       5,892       5,584
                                                                =======     =======     =======

See accompanying notes to Consolidated Financial Statements.

                   UGLY DUCKLING CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                 YEARS ENDED DECEMBER 31, 1996, 1995, AND 1994
                                 (IN THOUSANDS)

                                                                               RETAINED
                                        SHARES               AMOUNT            EARNINGS          TOTAL
                                  ------------------   -------------------   (ACCUMULATED    STOCKHOLDERS'
                                  PREFERRED   COMMON   PREFERRED   COMMON      DEFICIT)     EQUITY (DEFICIT)
                                  ---------   ------   ---------   -------   ------------   ----------------
Balances at December 31, 1993....       --    4,640    $     --    $    1      $    696         $    697
Issuance of Common Stock for
  Purchase of Subsidiary.........       --      174          --        15            --               15
Issuance of Common Stock for
  Cash...........................       --      708          --        61            --               61
Net Loss for the Year............       --       --          --        --        (1,967)          (1,967)
                                    ------    ------     ------    -------       ------          -------

Balances at December 31, 1994....       --    5,522          --        77        (1,271)          (1,194)
Issuance of Common Stock.........       --       58          --        50            --               50
Conversion of Subordinated Notes
  Payable to Preferred Stock.....    1,000       --      10,000        --            --           10,000
Net Loss for the Year............       --       --          --        --        (3,972)          (3,972)
                                    ------    ------     ------    -------       ------          -------

Balances at December 31, 1995....    1,000    5,580      10,000       127        (5,243)           4,884
Issuance of Common Stock for
  Cash...........................       --    7,281          --    79,335            --           79,335
Conversion of Debt to Common
  Stock..........................       --      444          --     3,000            --            3,000
Issuance of Common Stock to Board
  of Directors...................       --       22          --       150            --              150
Redemption of Preferred Stock....   (1,000)      --     (10,000)       --            --          (10,000)
Preferred Stock Dividend.........       --       --          --        --          (916)            (916)
Net Earnings for the Year........       --       --          --        --         5,866            5,866
                                    ------    ------     ------    -------       ------          -------

Balances at December 31, 1996....       --    13,327   $     --    $82,612     $   (293)        $ 82,319
                                    ======    ======     ======    =======       ======          =======

See accompanying notes to Consolidated Financial Statements.

                   UGLY DUCKLING CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                       DECEMBER 31,
                                                            -----------------------------------
                                                              1996          1995         1994
                                                            ---------     --------     --------
                                                                      (IN THOUSANDS)
Cash Flows from Operating Activities:
  Net Earnings (Loss).....................................  $   5,866     $ (3,972)    $ (1,967)
     Adjustments to Reconcile Net Earnings (Loss) to Net
       Cash Provided by Operating Activities:
     Provision for Credit Losses..........................      9,811        8,359        8,140
     Gain on Sale of Finance Receivables..................     (4,434)          --           --
     Decrease (Increase) in Deferred Income Taxes.........        249          449         (461)
     Depreciation and Amortization........................      1,577        1,314          777
     Decrease (Increase) in Inventory.....................        577       (1,500)      (3,098)
     Finance Receivable Held for Sale.....................    (45,989)          --           --
     Proceeds from Sale of Finance Receivables............     38,989           --           --
     Increase in Other Assets.............................     (3,150)        (529)        (294)
     Increase in Accounts Payable, Accrued Expenses, and
       Other Liabilities..................................      2,949        3,035        1,064
     Increase (Decrease) in Income Taxes
       Receivable/Payable.................................        534         (984)        (809)
     Other, Net...........................................         --          169           25
                                                             --------     --------     --------
          Net Cash Provided by Operating Activities.......      6,979        6,341        3,377
                                                             --------     --------     --------
Cash Flows from Investing Activities:
  Increase in Finance Receivables.........................    (67,803)     (53,023)     (27,196)
  Collections of Finance Receivables......................     49,201       19,795       12,202
  Increase in Investments Held in Trust...................     (3,479)          --           --
  Purchase of Property and Equipment......................     (6,111)      (3,195)      (5,334)
  Other, Net..............................................     (1,809)          --         (270)
                                                             --------     --------     --------
          Net Cash Used in Investing Activities...........    (30,001)     (36,423)     (20,598)
                                                             --------     --------     --------
Cash Flows from Financing Activities:
  Additions to Notes Payable..............................      1,000       22,259        9,942
  Repayments of Notes Payable.............................    (28,610)          --       (2,027)
  Net Issuance (Repayment) of Subordinated Notes
     Payable..............................................       (553)       6,262        9,350
  Redemption of Preferred Stock...........................    (10,000)          --           --
  Proceeds from Issuance of Common Stock..................     79,435            5           61
  Other, Net..............................................     (1,214)       2,807          (16)
                                                             --------     --------     --------
          Net Cash Provided by Financing Activities.......     40,058       31,333       17,310
                                                             --------     --------     --------
Net Increase in Cash and Cash Equivalents.................     17,036        1,251           89
Cash and Cash Equivalents at Beginning of Year............      1,419          168           79
                                                             --------     --------     --------
Cash and Cash Equivalents at End of Year..................  $  18,455     $  1,419     $    168
                                                             ========     ========     ========
Supplemental Statement of Cash Flows Information:
  Interest Paid...........................................  $   5,144     $  5,890     $  3,031
                                                             ========     ========     ========
  Income Taxes Paid.......................................  $     450     $    535     $    960
                                                             ========     ========     ========
  Conversion of Note Payable to Common Stock..............  $   3,000     $     --     $     --
                                                             ========     ========     ========
  Purchase of Property and Equipment with Notes Payable...  $   8,313     $     --     $     --
                                                             ========     ========     ========
  Purchase of Property and Equipment with Capital
     Leases...............................................  $      57     $    792     $    399
                                                             ========     ========     ========

See accompanying notes to Consolidated Financial Statements.

                   UGLY DUCKLING CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

(1)  ORGANIZATION AND PURPOSE

     Ugly Duckling Corporation, a Delaware corporation (the Company), was incorporated in April 1996 as the successor to Ugly Duckling Holdings, Inc.
(UDH), an Arizona corporation, formed in 1992. Contemporaneous with the formation of the Company, UDH was merged into the Company with each share of UDH's common stock exchanged for 1.16 shares of common stock in the Company and each share of UDH's preferred stock exchanged for one share of preferred stock in the Company under identical terms and conditions. UDH was effectively dissolved in the merger. The resulting effect of the merger was a recapitalization increasing the number of authorized shares of common stock to 20,000,000 and a 1.16-to-1 common stock split effective April 24, 1996. The stockholders' equity section of the Consolidated Balance Sheets as of December 31, 1996 and 1995, reflects the number of authorized shares after giving effect to the merger and common stock split. The Company's principal stockholder is also the sole stockholder of Verde Investments, Inc. (Verde). The Company's subordinated debt is held by, and the land for certain of its car dealerships and loan servicing facilities was leased from, Verde until December 31, 1996, see note 13.

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Operations

     The Company, through its subsidiaries, owns and operates sales finance companies, used car sales dealerships, a property and casualty insurance company, and is a franchiser of rental car operations. Additionally, Champion Receivables Corporation, a "bankruptcy remote entity" is the Company's wholly-owned special purpose securitization subsidiary. Its assets include residuals in finance receivables sold, and investments held in trust, in the amounts of $9,889,000 and $2,843,000, respectively, at December 31, 1996.

  Principles of Consolidation

     The Consolidated Financial Statements include the accounts of the Company and its subsidiaries. Significant intercompany accounts and transactions have been eliminated in consolidation.

  Concentration of Credit Risk

     Champion Acceptance Corporation and Champion Financial Services (CFS) provide sales finance services in connection with the sales of used cars to individuals residing primarily in the metropolitan areas of Phoenix and Tucson, Arizona. The Company operated three, three and two dealerships in the Tucson metropolitan area in 1996, 1995 and 1994, respectively; and five, five, and three dealerships in the Phoenix metropolitan area in 1996, 1995 and 1994, respectively (company dealerships). As of December 31, 1996, CFS maintains relationships with approximately 1,400 third party car dealers (third party dealers) in twelve states from whom it purchases sales finance contracts from 35 branch offices.

     Periodically during the year, the Company maintains cash in financial institutions in excess of the amounts insured by the federal government.

  Cash Equivalents

     The Company considers all highly liquid debt instruments purchased with maturities of three months or less to be cash equivalents. Cash equivalents generally consist of interest bearing money market accounts.

  Revenue Recognition

     Interest income is recognized using the interest method. Direct loan origination costs related to contracts originated at company dealerships are deferred and charged against finance income over the life of the related

                   UGLY DUCKLING CORPORATION AND SUBSIDIARIES installment sales contract as an adjustment of yield. Pre-opening and start-up costs incurred on third party dealer branch offices are deferred and charged to expense over a twelve-month period. The accrual of interest is suspended if collection becomes doubtful generally 90 days past due, and is resumed when the loan becomes current. Interest income also includes income on the Company's residual interests from its securitization program.

     Revenue from the sales of used cars is recognized upon delivery, when the sales contract is signed and the agreed-upon down payment has been received.

  Residuals in Finance Receivables Sold, Investments Held in Trust, and Gain on Sale of Loans

     In 1996, the Company initiated a securitization program under which it sells (securitizes) finance receivables to a trust which uses the finance receivables to create asset backed securities (A certificates) which are remitted to the Company in consideration for the sale. The Company then sells senior certificates to third party investors and retains subordinated certificates (B certificates). In consideration of such sale, the Company receives cash proceeds from the sale of certificates collateralized by the finance receivables and the right to future cash flows under the subordinated certificates (residual in finance receivables sold, or residual) arising from those receivables to the extent not required to make payments on the A certificates sold to a third party or to pay associated costs.

     Residuals in finance receivables result from the sale of finance receivables on which the Company retains servicing rights and the excess cash flows on the A certificates, including any excess cash flows on the B certificates. The residual is determined by computing the difference between the weighted average yield of the finance receivables sold and the yield to the certificate purchaser, adjusted for the normal servicing fee based on the agreements between the Company and the investor and further adjusted for anticipated prepayments, repossessions, liquidations, and charge offs.

     The Company is required to make an initial deposit into an account held by the trustee (spread account) and to pledge this cash to the trust to which the finance receivables were sold. The trustee in turn invests the cash in highly liquid investment securities. In addition, the Company (through the trustee) deposits additional cash flows from the residual to the spread account as necessary to attain and maintain the spread account at a specified percentage of the underlying finance receivable principal balances. These deposits are classified as Investments Held in Trust.

     To the extent that the performance of the underlying finance receivable portfolio differs from the Company's original estimates, the Company's residual will be adjusted quarterly, with corresponding charges against income in the period in which the adjustment is made. Such evaluations are performed on a security by security basis, for each certificate or spread account retained by the Company.

     Gains or losses are determined based upon the difference between the sales proceeds for the portion of finance receivables sold and the Company's recorded investment in the finance receivables sold. The Company allocates the recorded investment in the finance receivables between the portion of the finance receivables sold and the portion retained based on the relative fair values on the date of sale.

  Servicing Income

     Servicing income is recognized when earned. Servicing costs are charged to expense as incurred. In the event delinquencies and/or losses on the portfolio serviced exceed specified levels, the trustee may require the transfer of servicing of the portfolio to another servicer.

                   UGLY DUCKLING CORPORATION AND SUBSIDIARIES

  Finance Receivables, Allowance for Credit Losses and Nonrefundable Acquisition Discount

     The Company originates installment sales contracts from its company dealerships and purchases contracts from third party dealers. Finance receivables consist of contractually scheduled payments from installment sales contracts net of unearned finance charges, accrued interest receivable, direct loan origination costs, and an allowance for credit losses, including nonrefundable acquisition discount.

     Finance receivables held for investment represent finance receivables that the Company expects to hold until they have matured. Finance receivables held for sale represent finance receivables that the Company expects to securitize within the next twelve months.

     Unearned finance charges represent the balance of finance income (interest) remaining from the capitalization of the total interest to be earned over the original term of the related installment sales contract. Direct loan origination costs represent the unamortized balance of costs incurred in the origination of contracts at the Company's dealerships.

     The Company follows the provisions of Statement of Financial Accounting Standards No. 91, "Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases" for contracts originated at its company dealerships.

     An allowance for credit losses (allowance) is established by charging the provision for credit losses and the allocation of nonrefundable acquisition discount. For contracts generated by the company dealerships, the allowance is established by charging the provision for credit losses. Contracts purchased from third party dealers are generally purchased with a nonrefundable acquisition discount (discount). The discount is negotiated with third party dealers pursuant to a financing program that bases the discount on, among other things, the credit risk of the borrower and the amount to be financed in relation to the car's wholesale value. The discount is allocated between discount available for credit losses and discount available for accretion to interest income. The portion of discount allocated to the allowance is based upon historical performance and write-offs of contracts acquired from third party dealers, as well as the general credit worthiness of the borrowers and the wholesale value of the vehicle. The remaining discount, if any, is deferred and accreted to income using the interest method. To the extent that the allowance is considered insufficient to absorb anticipated losses on the third party dealer portfolio, additions to the allowance are established through a charge to the provision for credit losses. The evaluation of the discount and allowance considers such factors as the performance of each third party dealer's loan portfolio, the Company's historical credit losses, the overall portfolio quality and delinquency status, the review of specific problem loans, the value of underlying collateral, and current economic conditions that may affect the borrower's ability to pay.

  Inventory

     Inventory consists of used vehicles held for sale and is valued at the lower of cost or market. Vehicle reconditioning costs are capitalized as a component of inventory cost. The cost of used vehicles sold is determined on a specific identification basis. Repossessed vehicles are valued at market value.

  Property and Equipment

     Property and equipment are stated at cost. Depreciation is computed using straight-line and accelerated methods over the estimated useful lives of the assets which range from three to ten years for equipment and thirty years for buildings. Leasehold and land improvements are amortized using straight-line and accelerated methods over the shorter of the lease term or the estimated useful lives of the related improvements.

     The Company has capitalized costs related to the development of software products for internal use. Capitalization of costs begins when technological feasibility has been established and ends when the software

                   UGLY DUCKLING CORPORATION AND SUBSIDIARIES is available for general use. Amortization is computed using the straight-line method over the estimated economic life of five years.

  Trademarks, Trade Names, Logos, and Contract Rights

     The registered trade names, "Ugly Duckling Car Sales," "Ugly Duckling Rent-A-Car," "America's Second Car," "Putting You on the Road to Good Credit" and related trademarks, logos, and contract rights are stated at cost. The cost of trademarks, trade names, logos, and contract rights is amortized on a straight-line basis over their estimated economic lives of ten years.

  Goodwill

     Goodwill, which represents the excess of purchase price over fair value of net assets acquired, is amortized on a straight-line basis over the expected periods to be benefited, generally fifteen years. The Company assesses the recoverability of this intangible asset by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operation. The amount of goodwill impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate reflecting the Company's average cost of funds. The assessment of the recoverability of goodwill will be impacted if estimated future operating cash flows are not achieved.

  Post Sale Customer Support Programs

     A liability for the estimated cost of post sale customer support, including car repairs and the Company's down payment back and credit card programs, is established at the time the used car is sold by charging Cost of Used Cars Sold. The liability is evaluated for adequacy through a separate analysis of the various programs' historical performance.

  Income Taxes

     The Company utilizes the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  Advertising

     All costs related to production and advertising are expensed in the period incurred or ratably over the year in relation to revenues or certain other performance measures. The Company had no advertising costs capitalized as of December 31, 1996.

  Stock Option Plan

     Prior to January 1, 1996, the Company accounted for its stock option plan in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. On January 1, 1996, the Company adopted SFAS No. 123, Accounting for Stock-Based Compensation, which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant.

                   UGLY DUCKLING CORPORATION AND SUBSIDIARIES

Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net earnings and pro forma earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

     The Company uses one of the most widely used option pricing models, the Black-Scholes model (the Model), for purposes of valuing its stock option grants. The Model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, it requires the input of highly subjective assumptions, including the expected stock price volatility, expected dividend yields, the risk free interest rate, and the expected life. Because the Company's stock options have characteristics significantly different from those of traded options, and because changes in subjective input assumptions can materially affect the fair value estimate, in management's opinion, the value determined by the Model is not necessarily indicative of the ultimate value of the granted options.

  Earnings per Share

     Earnings per share is based upon the weighted average number of common shares outstanding plus dilutive common stock equivalents after giving effect to the payment of dividends on preferred stock.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of

     The Company adopted the provisions of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of, on January 1, 1996. The Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Adoption of this Statement did not have a materiel impact on the Company's financial position, results of operations, or liquidity.

  Transfers and Servicing of Financial Assets and Extinguishments of Liabilities

     In June 1996, the Financial Accounting Standards Board issued SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. SFAS No. 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996 and is to be applied prospectively. This Statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial-components approach that focuses on control. It distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. Management of the Company does not expect that adoption of SFAS No. 125 will have a material impact on the Company's financial position, results of operations, or liquidity.

                   UGLY DUCKLING CORPORATION AND SUBSIDIARIES

(3)  FINANCE RECEIVABLES AND ALLOWANCE FOR CREDIT LOSSES

     A summary of net finance receivables at December 31, 1996 and 1995 follows (in thousands):

                                                                     DECEMBER 31,
                                                                 ---------------------
                                                                   1996         1995
                                                                 --------     --------
        Contractually Scheduled Payments.......................  $ 77,982     $ 66,425
        Less: Unearned Finance Income..........................   (19,701)     (18,394)
                                                                 --------     --------
        Installment Sales Contract Principal Balances..........    58,281       48,031
        Add: Accrued Interest Receivable.......................       718          613
              Loan Origination Costs, Net......................       189          582
                                                                 --------     --------
        Principal Balances, Net................................    59,188       49,226
        Less: Allowance for Credit Losses......................    (8,125)      (8,500)
                                                                 --------     --------
        Finance Receivables, Net...............................  $ 51,063     $ 40,726
                                                                 ========     ========
        Held for Investment....................................  $ 52,188     $ 49,226
        Held for Sale..........................................     7,000           --
                                                                 --------     --------
                                                                   59,188       49,226
        Less: Allowance for Credit Losses......................    (8,125)      (8,500)
                                                                 --------     --------
                                                                 $ 51,063     $ 40,726
                                                                 ========     ========

     Allowance for credit losses as a percent of principal balances totaled 13.9% and 17.7% at December 31, 1996 and 1995, respectively.

     The changes in the allowance for credit losses for the years ended December 31, 1996, 1995 and 1994 follow (in thousands):

                                                                 DECEMBER 31,
                                                        -------------------------------
                                                         1996        1995        1994
                                                        -------     -------     -------
        Balances, Beginning of Year...................  $ 8,500     $ 6,209     $ 2,876
          Provision for Credit Losses.................    9,811       8,359       8,140
          Allowance Acquired from Discount............    8,963       1,660         579
          Net Charge Offs.............................   (9,168)     (7,728)     (5,386)
          Sale of Finance Receivables.................   (9,981)         --          --
                                                        -------     -------     -------
        Balances, End of Year.........................  $ 8,125     $ 8,500     $ 6,209
                                                        =======     =======     =======

(4)  RESIDUALS IN FINANCE RECEIVABLES SOLD

     The valuation of the residual in finance receivables sold as of December 31, 1996 totaled $9,889,000 which represents the present value of the Company's interest in the anticipated future cash flows of the underlying portfolio, discounted at rates ranging from 16% to 25%, after taking into consideration anticipated prepayments and net charge offs. For contracts originated at Company Dealerships, net losses were estimated using total expected cumulative net losses at loan origination of approximately 25.0%, adjusted for actual cumulative net losses prior to securitization. For contracts purchased from Third Party Dealers, net losses were estimated using total expected cumulative net losses at loan origination of approximately 13.5%, adjusted for actual cumulative net losses prior to securitization. Losses are discounted at an assumed risk free rate. Prepayment rates were estimated to be 1.5% per month of the beginning of month balance.

     At December 31, 1996, the Company serviced finance receivables totaling $51,663,000 which serves as collateral on $40,770,000 in senior certificates issued to one investor. Approximately 89% of these finance

                   UGLY DUCKLING CORPORATION AND SUBSIDIARIES receivables were originated in the state of Arizona. The future net charge offs taken into consideration in arriving at the residual of $9,889,000 totaled $7,593,000 at December 31, 1996. This represents 14.70% of the underlying finance receivables of $51,663,000 at December 31, 1996.

(5)  INVESTMENTS HELD IN TRUST

     In connection with its securitization transactions, the Company is required to provide a credit enhancement to the investor. The Company makes an initial cash deposit, ranging from 3% to 4% of the initial underlying finance receivables principal balance, of cash into an account held by the trustee (spread account) and pledges this cash to the trust to which the finance receivables were sold and then makes additional deposits from the residual cash flow (through the trustee) to the spread account as necessary to attain and maintain the spread account at a specified percentage, ranging from 6.0% to 8.0%, of the underlying finance receivables principal balance.

     In the event that the cash flows generated by the finance receivables sold to the trust are insufficient to pay obligations of the trust, including principal or interest due to certificate holders or expenses of the trust, the trustee will draw funds from the spread account as necessary to pay the obligations of the trust. The spread account must be maintained at a specified percentage of the principal balances of the finance receivables held by the trust, which can be increased in the event delinquencies or losses exceed specified levels. If the spread account exceeds the specified percentage, the trustee will release the excess cash to the Company from the pledged spread account. Except for releases in this manner, the cash in the spread account is restricted from use by the Company. Investments Held in Trust, which are funds deposited in an interest-bearing, money market account, totaled $2,843,000 at December 31, 1996.

     During 1996, the Company made initial spread account deposits totaling $2,630,000. Additional net deposits through the trustee during 1996 totaled $213,000 resulting in a total balance in the spread accounts of $2,843,000 as of December 31, 1996. In connection therewith, the specified spread account balance based upon the aforementioned specified percentages of the balances of the underlying portfolios as of December 31, 1996 was $3,941,000, resulting in additional funding requirements from future cash flows as of December 31, 1996 of $1,098,000. The additional funding requirement will decline as the trustee deposits additional cash flows into the spread account and as the principal balance of the underlying finance receivables declines.

     In connection with certain other agreements, the Company has deposited a total of $636,000 in an interest bearing trust account.

(6)  PROPERTY AND EQUIPMENT

     A summary of property and equipment as of December 31, 1996 and 1995 follows (in thousands):

                                                                      DECEMBER 31,
                                                                   -------------------
                                                                    1996        1995
                                                                   -------     -------
        Land.....................................................  $ 7,811     $    15
        Buildings and Leasehold Improvements.....................    5,699       5,143
        Furniture and Equipment..................................    5,696       3,401
        Software Development Costs...............................      693         533
        Vehicles.................................................      156         133
        Construction in Process..................................    3,536          11
                                                                   -------     -------
                                                                    23,591       9,236
        Less Accumulated Depreciation and Amortization...........   (2,939)     (1,439)
                                                                   -------     -------
        Property and Equipment, Net..............................  $20,652     $ 7,797
                                                                   =======     =======

                   UGLY DUCKLING CORPORATION AND SUBSIDIARIES

     No interest expense was capitalized in 1996. Interest expense capitalized in 1995 and 1994 totaled $54,000 and $142,000, respectively

(7)  GOODWILL AND TRADEMARKS

     In October, 1996, the Company acquired the operating lease of a used car dealership. In connection with this acquisition, the Company recorded goodwill totaling $1,944,000.

     A summary of trademarks as of December 31, 1996 and 1995 follows (in thousands):

                                                                       DECEMBER 31,
                                                                      ---------------
                                                                      1996      1995
                                                                      -----     -----
        Original Cost...............................................  $ 581     $ 581
        Accumulated Amortization....................................   (375)     (312)
                                                                      -----     -----
        Trademarks, Net.............................................  $ 206     $ 269
                                                                      =====     =====

     Amortization expense relating to trademarks totaled $63,000 for each of the years ended December 31, 1996, 1995 and 1994.

(8)  OTHER ASSETS

     A summary of other assets as of December 31, 1996 and 1995 follows (in thousands):

                                                                        DECEMBER 31,
                                                                     ------------------
                                                                      1996       1995
                                                                     -------    -------
        Note Receivable............................................  $ 1,063    $    --
        Pre-opening and Startup Costs..............................    1,242         --
        Escrow Deposits............................................      900         --
        Prepaid Expenses...........................................      796        643
        Deferred Income Taxes......................................      676        925
        Income Taxes Receivable....................................      316        850
        Property and Equipment Held for Sale.......................       --      1,086
        Other Assets...............................................    1,650        746
                                                                      ------     ------
                                                                     $ 6,643    $ 4,250
                                                                      ======     ======

(9)  ACCRUED EXPENSES AND OTHER LIABILITIES

     A summary of accrued expenses and other liabilities as of December 31, 1996 and 1995 follows (in thousands):

                                                                       DECEMBER 31,
                                                                     -----------------
                                                                      1996       1995
                                                                     ------     ------
        Sales Taxes................................................  $2,904     $2,258
        Others.....................................................   3,824      3,299
                                                                     ------     ------
                                                                     $6,728     $5,557
                                                                     ======     ======

     In connection with the retail sale of vehicles, the Company is required to pay sales taxes to certain government jurisdictions. The Company has elected to pay these taxes using the "cash basis", which requires the Company to pay the sales tax obligation for a sale transaction as principal is collected over the life of the related finance receivable contract.

                   UGLY DUCKLING CORPORATION AND SUBSIDIARIES

(10)  NOTES PAYABLE

     A summary of notes payable at December 31, 1996 and 1995 follows:

                                                                               DECEMBER 31,
                                                                           --------------------
                                                                             1996        1995
                                                                           --------    --------
                                                                              (IN THOUSANDS)
$50,000,000 revolving loan with a finance company, interest payable daily at 30 day LIBOR (5.40% at December 31, 1996) plus 3.60% through
  September 1997, at which time the Company retains the right to extend the loan for one additional year, secured by substantially all assets
  of the Company.........................................................  $  4,602    $ 32,201

Two notes payable to a finance company totaling $7,450,000, monthly interest payable at the prime rate (8.25% at December 31, 1996) plus
  1.50% through January 1998; thereafter, monthly payments of $89,000 plus interest through January 2002 when balloon payments totaling
  $3,282,000 are due, secured by first deeds of trust and assignments of
  rents on certain real property.........................................     7,444          --

$3,000,000 note payable to an insurance company, interest payable quarterly at 12.5% per annum. Converted to common stock concurrent with
  the Company's initial public offering in 1996..........................        --       3,000

Others bearing interest at rates ranging from 9% to 11% due through April
  2007, secured by certain real property and certain property and
  equipment..............................................................       858          --
                                                                            -------     -------
          Total..........................................................  $ 12,904    $ 35,201
                                                                            =======     =======

     The aforementioned revolving loan agreement contains various reporting and performance covenants including the maintenance of certain ratios, limitations on additional borrowings from other sources, and a restriction on the payment of dividends under certain circumstances. The Company was in compliance with the covenants at December 31, 1996 and 1995.

     A summary of future minimum principal payments required (assuming the Company exercises its right to extend the revolving loan through September 1998) under the aforementioned notes payable as of December 31, 1996 follows (in thousands):

                                                                       DECEMBER 31, 1996
                                                                       -----------------
        1997.........................................................       $    86
        1998.........................................................         5,673
        1999.........................................................         1,169
        2000.........................................................         1,179
        2001.........................................................         1,191
        Thereafter...................................................         3,606
                                                                            -------
                                                                            $12,904
                                                                            =======

(11)  SUBORDINATED NOTES PAYABLE

     The Company has executed two subordinated notes payable with Verde. As discussed in the following paragraphs, the balance outstanding under these notes totaled $14,553,000 at December 31, 1995. There was no accrued interest payable related to these notes at December 31, 1995.

     In August 1993, the Company entered into a ten-year, subordinated note payable agreement with Verde. This unsecured $15,000,000 note bears interest at an annual rate of 18%, with interest payable monthly and is subordinated to all other Company liabilities. The note also provides for suspension of interest payments should the Company be in default with any other creditors. The Company had $10,000,000 outstanding related to this note payable at December 31, 1995.

                   UGLY DUCKLING CORPORATION AND SUBSIDIARIES

     In December 1995, the Company amended its five-year junior subordinated revolving note payable agreement with Verde. The note was increased from $3,000,000 to $5,000,000, bears interest at an annual rate of 18%, with interest payable monthly, and is scheduled to mature in December 1999. The Company had $4,553,000 outstanding related to this note payable at December 31, 1995.

     Interest expense related to the subordinated notes payable with Verde totaled $1,933,000, $3,492,000 and $2,569,000 during the years ended December 31, 1996, 1995 and 1994, respectively.

     On December 31, 1995, Verde converted $10,000,000 of subordinated notes payable to preferred stock of the Company. Verde agreed to waive any prepayment penalties associated with the reduction of the subordinated notes payable in connection with the conversion.

     In conjunction with the closing of the Company's initial public offering in June 1996, the two previously outstanding subordinated notes payable were exchanged for a new subordinated note payable. The new $14,000,000 unsecured note bears interest at an annual rate of 10%, with interest payable monthly and is subordinate to all other Company indebtedness. The note also calls for annual principal payments of $2,000,000 through June 2003 when the loan will be paid in full. The Company had $14,000,000 outstanding under this note payable at December 31, 1996.

(12)  INCOME TAXES

     Income tax expense (benefit) amounted to $100,000, zero and $(334,000) for the years ended December 31, 1996, 1995 and 1994, respectively (an effective tax rate of 1.7%, 0% and 14.5%, respectively). A reconciliation between taxes computed at the federal statutory rate of 34% and at the effective tax rate on earnings (loss) before income taxes follows (in thousands):

                                                                      DECEMBER 31,
                                                              -----------------------------
                                                               1996        1995       1994
                                                              -------     -------     -----
    Computed "Expected" Tax Expense (Benefit)...............  $ 2,028     $(1,350)    $(782)
    State Income Taxes, Net of Federal Effect...............       41          --       (30)
    Change in Valuation Allowance...........................   (2,315)      1,418       897
    Other, Net..............................................      346         (68)     (419)
                                                              -------     -------     -----
                                                              $   100     $    --     $(334)
                                                              =======     =======     =====

                   UGLY DUCKLING CORPORATION AND SUBSIDIARIES

     Components of income tax expense (benefit) for the years ended December 31, 1996, 1995 and 1994 follow (in thousands):

                                                             CURRENT     DEFERRED     TOTAL
                                                             -------     --------     -----
    1996:
      Federal..............................................   $(149)      $  187      $  38
      State................................................      --           62         62
                                                              -----        -----      -----
                                                              $(149)      $  249      $ 100
                                                              =====        =====      =====

    1995:
      Federal..............................................   $(449)      $  449      $  --
      State................................................      --           --         --
                                                              -----        -----      -----
                                                              $(449)      $  449      $  --
                                                              =====        =====      =====

    1994:
      Federal..............................................   $  79       $ (367)     $(288)
      State................................................      48          (94)       (46)
                                                              -----        -----      -----
                                                              $ 127       $ (461)     $(334)
                                                              =====        =====      =====

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities as of December 31, 1996 and 1995 are presented below (in thousands):

                                                                           DECEMBER 31,
                                                                        ------------------
                                                                         1996       1995
                                                                        ------     -------
    Deferred tax assets:
      Finance Receivables, Principally Due to the Allowance for Credit
         Losses.......................................................  $  131     $ 2,987
      Federal and State Income Tax Net Operating Loss Carryforwards...     995         317
      Residual in Finance Receivables.................................     140          --
      Other...........................................................     279         443
                                                                         -----     -------
      Total Gross Deferred Tax Assets.................................   1,545       3,747
      Less: Valuation Allowance.......................................      --      (2,315)
                                                                         -----     -------
              Net Deferred Tax Assets.................................   1,545       1,432
                                                                         -----     -------
    Deferred Tax Liabilities:
      Acquisition Discount............................................    (112)         --
      Software Development Costs......................................    (192)        (96)
      Other Assets....................................................    (490)         --
      Loan Origination Fees...........................................     (75)       (198)
      Inventory.......................................................      --        (213)
                                                                         -----     -------
         Total Gross Deferred Tax Liabilities.........................    (869)       (507)
                                                                         -----     -------
              Net Deferred Tax Asset..................................  $  676     $   925
                                                                         =====     =======

     The valuation allowance for deferred tax assets as of December 31, 1996 and 1995 was zero and $2,315,000, respectively. The net change in the total valuation allowance for the year ended December 31, 1996 was a decrease of $2,315,000, and an increase of $1,418,000 for the year ended December 31, 1995. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax

                   UGLY DUCKLING CORPORATION AND SUBSIDIARIES assets is dependent upon generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that the Company will realize the benefits of these deductible differences, net of the existing valuation allowance.

     At December 31, 1996, the Company had net operating loss carryforwards for federal income tax purposes of approximately $2,249,000, which, subject to annual limitations, are available to offset future taxable income, if any, through 2011 and net operating loss carryforwards for state income tax purposes of $3,543,000, which are available to offset future taxable income through 2001.

     A summary of the net operating loss carryforwards follows (in thousands):

    YEAR OF EXPIRATION                                                   FEDERAL      STATE
    -------------------------------------------------------------------  -------     -------
    2000...............................................................  $    --     $ 1,927
    2001...............................................................       --       1,616
    2006...............................................................      633          --
    2011...............................................................    1,616          --
                                                                         -------     -------
                                                                         $ 2,249     $ 3,543
                                                                          ======      ======

(13)  LEASE COMMITMENTS

     The Company leases an operating facility, offices, a vehicle and office equipment from unrelated entities under operating leases which expire through April 2001. The leases require monthly rental payments aggregating approximately $155,000 and contain various renewal options from one to ten years. In certain instances, the Company is also responsible for occupancy and maintenance costs, including real estate taxes, insurance, and utility costs.

     The Company purchased six car lots, a vehicle reconditioning center, and two office buildings from Verde. These properties had previously been rented from Verde pursuant to various leases which called for base monthly rents aggregating approximately $123,000 plus contingent rents as well as all occupancy and maintenance costs, including real estate taxes, insurance, and utilities. In connection with the purchase, Verde returned security deposits which totaled $364,000. The security deposits are included in Other Assets in the accompanying Consolidated Balance Sheets as of December 31, 1995.

     Rent expense for the year ended December 31, 1996 totaled $2,394,000. Rents paid to Verde totaled $1,498,000 including contingent rents of $440,000. There was no accrued rent payable to Verde at December 31, 1996.

     Rent expense for the year ended December 31, 1995 totaled $2,377,000. Rents paid to Verde totaled $1,889,000, including contingent rents of $465,000, and $113,000 of rent capitalized during the construction period of a facility. Accrued rent payable to Verde totaled $101,000 at December 31, 1995 and is included in Accrued Expenses and Other Liabilities on the accompanying Consolidated Balance Sheets.

     Rent expense for the year ended December 31, 1994 totaled $1,400,000. Rents paid to Verde totaled $1,221,000 including contingent rents of $310,000, and $127,000 of rent capitalized during the construction period of two used car dealership facilities.

                   UGLY DUCKLING CORPORATION AND SUBSIDIARIES

     A summary of future minimum lease payments required under noncancelable operating leases with remaining lease terms in excess of one year as of December 31, 1996 follows (in thousands):

                                                                   DECEMBER 31, 1996
                                                                   -----------------
        1997.....................................................       $ 1,788
        1998.....................................................         1,547
        1999.....................................................         1,190
        2000.....................................................           533
        2001.....................................................           378
        Thereafter...............................................           104
                                                                         ------
                  Total..........................................       $ 5,540
                                                                         ======

(14)  STOCKHOLDERS' EQUITY

     On April 24, 1996, the Company effectuated a 1.16-to-1 stock split. The effect of this stock split has been reflected for all periods presented in the Consolidated Financial Statements.

     The Company has authorized 20,000,000 shares of $.001 par value common stock. There were 13,327,000 and 5,580,000 shares issued and outstanding at December 31, 1996 and 1995, respectively. The common stock consists of $13,000 of common stock and $82,599,000 of additional paid-in capital at December 31, 1996. The common stock consists of $6,000 of common stock and $121,000 of additional paid-in capital as of December 31, 1995.

     During 1996, the Company completed two public offerings in which it issued a total of 7,245,000 shares of common stock for approximately $79,435,000 cash net of stock issuance costs.

     Warrants to acquire 116,000 shares of the Company's common stock at $6.75 per share and 170,000 shares of the Company's common stock at $9.45 per share were outstanding at December 31, 1996.

     The Company has authorized 10,000,000 shares of $.001 par value preferred stock. There were zero and 1,000,000 shares issued and outstanding at December 31, 1996, and 1995, respectively.

     On December 31, 1995, the Company exchanged 1,000,000 shares of Series A preferred stock for $10,000,000 of subordinated notes payable with Verde. Cumulative dividends were payable at a rate of 12% per annum through June 21, 1996, at which time the Series A preferred stock was exchanged on a share-for-share basis for 1,000,000 shares of Series B preferred stock. The dividends were payable quarterly upon declaration by the Company's Board of Directors. In November 1996, the Company redeemed the 1,000,000 shares of Series B preferred stock.

     The Company's Board of Directors declared quarterly dividends on preferred stock totaling approximately $916,000 during the year ended December 31, 1996. There were no cumulative unpaid dividends at December 31, 1996.

(15)  STOCK OPTION PLAN

     In June, 1995, the Company adopted a long-term incentive plan (stock option plan). The stock option plan, as amended, set aside 1,300,000 shares of common stock to be granted to employees at a price not less than fair market value of the stock at the date of grant. Options are to vest over a period to be determined by the Board of Directors upon grant and will generally expire ten years after the date of grant. The options generally vest over a period of five years.

     At December 31, 1996, there were 388,000 additional shares available for grant under the Plan. The per share weighted-average fair value of stock options granted during 1996 and 1995 was $8.39 and $1.10,

                   UGLY DUCKLING CORPORATION AND SUBSIDIARIES respectively on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: 1996 -- expected dividend yield 0%, risk-free interest rate of 6.3%, expected volatility of 56.5% and an expected life of 7 years; 1995 -- expected dividend yield 0%, risk-free interest rate of 6.1%, expected volatility of 56.5% and an expected life of 7 years.

     The Company applies APB Opinion 25 in accounting for its Plan, and accordingly, no compensation cost has been recognized for its stock options in the consolidated financial statements. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net earnings and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                                   1996           1995
                                                                ----------     -----------
Net Earnings (Loss)            As reported..................    $5,866,000     $(3,972,000)
                               Pro forma....................    $5,748,000     $(3,985,000)
Earnings (Loss) per Share      As reported..................    $     0.60     $     (0.67)
                               Pro forma....................    $     0.58     $     (0.68)

     The full impact of calculating compensation cost for stock options under SFAS No. 123 is not reflected in the pro forma net earnings (loss) amounts presented above because compensation cost is reflected over the options' vesting period of five years.

     A summary of the aforementioned stock plan follows:

                                                                                   WEIGHTED
                                                                                    AVERAGE
                                                                                   PRICE PER
                                                                       NUMBER        SHARE
                                                                       -------     ---------
    Balance December 31, 1994........................................       --          --
    Granted..........................................................  459,000       $1.72
    Forfeited........................................................  (17,000)       2.16
                                                                       -------      ------

    Balance, December 31, 1995.......................................  442,000        1.70
    Granted..........................................................  539,000       13.41
    Forfeited........................................................  (30,000)       3.26
    Exercised........................................................  (39,000)       1.00
                                                                       -------      ------

    Balance, December 31, 1996.......................................  912,000       $8.60
                                                                       =======      ======

     A summary of stock options granted at December 31, 1996 follows:

                                    OPTIONS OUTSTANDING                          OPTIONS EXERCISABLE
                     --------------------------------------------------     -----------------------------
                       NUMBER         WEIGHTED-AVG.       WEIGHTED-AVG.       NUMBER        WEIGHTED-AVG.
    RANGE OF         OUTSTANDING        REMAINING           EXERCISE        EXERCISABLE       EXERCISE
 EXERCISE PRICES     AT 12/31/96     CONTRACTUAL LIFE         PRICE         AT 12/31/96         PRICE
-----------------    -----------     ----------------     -------------     -----------     -------------
 $  .50 to $ 1.00      130,000           8.0 years           $  0.86               --           $  --
 $ 1.50 to $ 2.60      247,000           8.5 years           $  2.16           51,000            2.15
 $ 3.45 to $ 9.40      192,000           9.5 years           $  6.73               --              --
 $11.88 to $17.69      343,000          10.0 years           $ 17.22               --              --
                       -------                                ------          -------            ----
                       912,000                               $  8.60           51,000           $2.15
                       =======                                ======          =======            ====

(16)  COMMITMENTS AND CONTINGENCIES

     The Company has executed an agreement to sell up to $50,000,000 in finance receivable backed certificates through December 31, 1996 to an insurance company. In addition, the purchaser has the right of

                   UGLY DUCKLING CORPORATION AND SUBSIDIARIES first refusal to purchase up to an additional $125,000,000 of finance receivables through December 31, 1998. The Company completed the sale of approximately $58,000,000 in receivable-backed certificates during the year ended December 31, 1996.

     The Company is involved in various claims and actions arising in the ordinary course of business. In the opinion of management, based on consultation with legal counsel, the ultimate disposition of these matters will not have a materially adverse effect on the Company.

(17)  RETIREMENT PLAN

     During 1995, the Company established a qualified 401(k) retirement plan (defined contribution plan) which became effective on October 1, 1995. The plan covers substantially all employees having no less than one year of service, have attained the age of 21, and work at least 1,000 hours per year. Participants may voluntarily contribute to the plan up to the maximum limits established by Internal Revenue Service regulations. The Company will match 10% of the participants' contributions. Participants are immediately vested in the amount of their direct contributions and vest over a five-year period, as defined by the plan, with respect to the Company's contribution. Pension expense totaled $23,000 and $5,000 during the years ended December 31, 1996 and 1995, respectively.

(18)  DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," requires that the Company disclose estimated fair values for its financial instruments. The following summary presents a description of the methodologies and assumptions used to determine such amounts.

  Limitations

     Fair value estimates are made at a specific point in time and are based on relevant market information and information about the financial instrument; they are subjective in nature and involve uncertainties, matters of judgment and, therefore, cannot be determined with precision. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular instrument. Changes in assumptions could significantly affect these estimates.

     Since the fair value is estimated as of December 31, 1996 and 1995, the amounts that will actually be realized or paid in settlement of the instruments could be significantly different.

  Cash and Cash Equivalents and Investments Held in Trust

     The carrying amount is assumed to be the fair value because of the liquidity of these instruments.

  Finance Receivables and Residuals in Finance Receivables Sold

     The carrying amount is assumed to be the fair value because of the relative short maturity and repayment terms of the portfolio as compared to similar instruments.

  Accounts Payable, Accrued Expenses, and Notes Payable

     The carrying amount approximates fair value because of the short maturity of these instruments. The terms of the Company's notes payable approximate the terms in the market place at which they could be replaced. Therefore, the fair market value approximates the carrying value of these financial instruments.

                   UGLY DUCKLING CORPORATION AND SUBSIDIARIES

  Subordinated Notes Payable

     The terms of the Company's subordinated notes payable approximate the terms in the market place at which they could be replaced. Therefore, the fair value approximates the carrying value of these financial instruments.

(19)  SUBSEQUENT EVENTS

     Subsequent to year end, the Company acquired the operating assets of five used car dealerships and a finance company for a total of approximately $32,130,000. The acquisition, which was financed with cash and borrowings under the company's revolving loan will be accounted for as a purchase.

     On February 13, 1997, the Company completed a private placement of 5,075,500 shares of unregistered common stock for approximately $88,850,000 cash, net of stock issuance costs.

(20)  BUSINESS SEGMENTS

     Operating results and other financial data are presented for the principal business segments of the Company for the years ended December 31, 1996, and 1995, and 1994, respectively. The Company has four distinct business segments. These consist of retail car sales operations (Company dealerships), the income generated from the finance receivables generated at the Company dealerships, finance income generated from third party finance receivables, and corporate and other operations. In computing operating profit by business segment, the following items were considered in the Corporate and Other category: portions of administrative expenses, interest expense and other items not considered direct operating expenses. Identifiable assets by business segment are those assets used in each segment of Company operations.

                   UGLY DUCKLING CORPORATION AND SUBSIDIARIES

                                                        COMPANY       THIRD
                                           COMPANY    DEALERSHIP      PARTY     CORPORATE
                                         DEALERSHIPS  RECEIVABLES  RECEIVABLES  AND OTHER   TOTAL
                                         -----------  -----------  -----------  ---------  --------
                                                               (IN THOUSANDS)
December 31, 1996:
  Sales of Used Cars....................   $53,768      $    --      $    --     $    --   $ 53,768
  Less: Cost of Cars Sold...............    29,890           --           --          --     29,890
         Provision for Credit Losses....     9,658           --          153          --      9,811
                                           -------      -------      -------     -------   --------
                                            14,220           --         (153)         --     14,067
  Interest Income.......................        --        8,426        7,259         171     15,856
  Gain on Sale of Loans.................        --        3,925          509          --      4,434
  Other Income..........................       195          921           --         455      1,571
                                           -------      -------      -------     -------   --------
     Income before Operating Expenses...    14,415       13,272        7,615         626     35,928
                                           -------      -------      -------     -------   --------
  Operating Expenses:
     Selling and Marketing..............     3,568           --           --          17      3,585
     General and Administrative.........     8,295        3,042        3,955       4,246     19,538
     Depreciation and Amortization......       318          769          195         295      1,577
                                           -------      -------      -------     -------   --------
                                            12,181        3,811        4,150       4,558     24,700
                                           -------      -------      -------     -------   --------
Income before Interest Expense..........   $ 2,234      $ 9,461      $ 3,465     $(3,932)  $ 11,228
                                           =======      =======      =======     =======   ========
Capital Expenditures....................   $ 4,530      $   455      $   621     $   505   $  6,111
                                           =======      =======      =======     =======   ========
Identifiable Assets.....................   $20,698      $12,775      $45,558     $39,052   $118,083
                                           =======      =======      =======     =======   ========
December 31, 1995:
  Sales of Used Cars....................   $47,824      $    --      $    --     $    --   $ 47,824
  Less: Cost of Cars Sold...............    27,964           --           --          --     27,964
         Provision for Credit Losses....     8,359           --           --          --      8,359
                                           -------      -------      -------     -------   --------
                                            11,501           --           --          --     11,501
  Interest Income.......................        --        8,227        1,844          --     10,071
  Other Income..........................        --           --           --         308        308
                                           -------      -------      -------     -------   --------
     Income before Operating Expenses...    11,501        8,227        1,844         308     21,880
                                           -------      -------      -------     -------   --------
  Operating Expenses:
     Selling and Marketing..............     3,856           --           --          --      3,856
     General and Administrative.........     8,210        2,681        1,163       2,672     14,726
     Depreciation and Amortization......       279          479           89         467      1,314
                                           -------      -------      -------     -------   --------
                                            12,345        3,160        1,252       3,139     19,896
                                           -------      -------      -------     -------   --------
Income before Interest Expense..........   $  (844)     $ 5,067      $   592     $(2,831)  $  1,984
                                           =======      =======      =======     =======   ========
Capital Expenditures....................   $ 1,195      $ 1,561      $   216     $   223   $  3,195
                                           =======      =======      =======     =======   ========
Identifiable Assets.....................   $11,452      $32,187      $13,419     $ 3,732   $ 60,790
                                           =======      =======      =======     =======   ========

                   UGLY DUCKLING CORPORATION AND SUBSIDIARIES

                                                        COMPANY       THIRD
                                           COMPANY    DEALERSHIP      PARTY     CORPORATE
                                         DEALERSHIPS  RECEIVABLES  RECEIVABLES  AND OTHER   TOTAL
                                           -------      -------      -------     -------   --------
                                                               (IN THOUSANDS)
December 31, 1994:
  Sales of Used Cars.................... $  27,768    $      --    $      --    $     --   $ 27,768
  Less: Cost of Cars Sold...............    12,577           --           --          --     12,577
         Provision for Credit Losses....     7,190          834          116          --      8,140
                                           -------      -------      -------     -------   --------
                                             8,001         (834)        (116)         --      7,051
  Interest Income.......................        --        4,683          766          --      5,449
  Other Income..........................        --           --           --         556        556
                                           -------      -------      -------     -------   --------
     Income before Operating Expenses...     8,001        3,849          650         556     13,056
                                           -------      -------      -------     -------   --------
  Operating Expenses:
     Selling and Marketing..............     2,263           --           --         139      2,402
     General and Administrative.........     5,069        1,631          240       2,201      9,141
     Depreciation and Amortization......       131          159           64         423        777
                                           -------      -------      -------     -------   --------
                                             7,463        1,790          304       2,763     12,320
                                           -------      -------      -------     -------   --------
Income before Interest Expense.......... $     538    $   2,059    $     346    $ (2,207)  $    736
                                           =======      =======      =======     =======   ========
Capital Expenditures.................... $   3,905    $     757    $     302    $    370   $  5,334
                                           =======      =======      =======     =======   ========
Identifiable Assets..................... $   8,788    $  16,764    $   1,558    $  2,601   $ 29,711
                                           =======      =======      =======     =======   ========

(21)  QUARTERLY FINANCIAL DATA -- UNAUDITED

     A summary of the quarterly data for the years ended December 31, 1996 and 1995 follows:

                                           FIRST     SECOND      THIRD     FOURTH
                                          QUARTER    QUARTER    QUARTER    QUARTER      TOTAL
                                          -------    -------    -------    -------     -------
                                                             (IN THOUSANDS)
    1996:
      Total Revenue.....................  $19,396    $20,081    $18,259    $17,893     $75,629
                                          =======    =======    =======    =======     =======
      Income before Operating
         Expenses.......................    8,442      9,005      8,741      9,740      35,928
                                          =======    =======    =======    =======     =======
      Operating Expenses................    5,694      6,296      5,522      7,188      24,700
                                          =======    =======    =======    =======     =======
      Income before Interest Expense....    2,716      2,721      3,157      2,634      11,228
                                          =======    =======    =======    =======     =======
      Net Earnings......................  $ 1,065    $ 1,083    $ 1,967    $ 1,751     $ 5,866
                                          =======    =======    =======    =======     =======
      Earnings Per Share................  $  0.13       0.13       0.19       0.14        0.60
                                          =======    =======    =======    =======     =======

    1995:
      Total Revenues....................  $11,546    $14,975    $16,944    $14,738     $58,203
                                          =======    =======    =======    =======     =======
      Income before Operating
         Expenses.......................    4,628      5,601      5,858      5,793      21,880
                                          =======    =======    =======    =======     =======
      Operating Expenses................    3,970      4,646      5,366      5,914      19,896
                                          =======    =======    =======    =======     =======
      Income before Interest Expense....      658        955        492       (121)      1,984
                                          =======    =======    =======    =======     =======
      Net Loss..........................  $  (465)   $  (283)   $(1,169)   $(2,055)    $(3,972)
                                          =======    =======    =======    =======     =======
      Loss Per Share....................  $ (0.08)   $ (0.05)   $ (0.20)   $ (0.35)    $ (0.67)
                                          =======    =======    =======    =======     =======

                   UGLY DUCKLING CORPORATION AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                           (UNAUDITED - IN THOUSANDS)

                                                                     SEPTEMBER 30,     DECEMBER 31,
                                                                         1997              1996
                                                                     -------------     ------------
                                              ASSETS
Cash and Cash Equivalents..........................................    $   4,401         $ 18,455
Finance Receivables, net...........................................       36,346           51,063
Residuals in Finance Receivables Sold..............................       25,755            9,889
Investments Held in Trust..........................................       16,192            3,479
Notes Receivable...................................................       93,833            1,063
Income Taxes Receivable............................................        3,760              315
Inventory..........................................................       20,936            5,752
Property and Equipment, net........................................       37,892           20,652
Goodwill and Trademarks, net.......................................       17,181            2,150
Other Assets.......................................................       14,989            5,265
                                                                        --------         --------
                                                                       $ 271,285         $118,083
                                                                        ========         ========

                               LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Accounts Payable.................................................    $   3,765         $  2,132
  Accrued Expenses and Other Liabilities...........................       19,344            6,728
  Notes Payable....................................................       58,781           12,904
  Subordinated Notes Payable.......................................       12,000           14,000
                                                                        --------         --------
          Total Liabilities........................................       93,890           35,764
                                                                        --------         --------
Stockholders' Equity:
  Common Stock.....................................................      171,943           82,612
  Retained Earnings (Accumulated Deficit)..........................        5,452             (293)
                                                                        --------         --------
          Total Stockholders' Equity...............................      177,395           82,319
                                                                        --------         --------
                                                                       $ 271,285         $118,083
                                                                        ========         ========

     See accompanying notes to Condensed Consolidated Financial Statements.

                   UGLY DUCKLING CORPORATION AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
          (UNAUDITED - IN THOUSANDS, EXCEPT EARNINGS PER COMMON SHARE)

                                               THREE MONTHS    THREE MONTHS        NINE            NINE
                                                   ENDED           ENDED       MONTHS ENDED    MONTHS ENDED
                                               SEPTEMBER 30,   SEPTEMBER 30,   SEPTEMBER 30,   SEPTEMBER 30,
                                                   1997            1996            1997            1996
                                               -------------   -------------   -------------   -------------
Sales of Used Cars...........................    $  33,530        $12,320        $  79,543       $  42,497
Cost of Used Cars Sold.......................      (18,537)        (6,977)         (42,537)        (23,835)
Provision for Credit Losses..................       (6,538)        (2,541)         (15,367)         (7,713)
                                                  --------        -------         --------        --------
                                                     8,455          2,802           21,639          10,949
                                                  --------        -------         --------        --------
Interest Income..............................       10,645          4,190           23,390          11,881
Gain (Loss) on Sale of Finance Receivables...       (2,487)         1,400           10,323           2,578
                                                  --------        -------         --------        --------
                                                     8,158          5,590           33,713          14,459
                                                  --------        -------         --------        --------
Other Income.................................        3,516            349            6,953             780
                                                  --------        -------         --------        --------
Income before Operating Expenses.............       20,129          8,741           62,305          26,188
Operating Expenses:
  Selling and Marketing......................        2,887            652            6,680           2,915
  General and Administrative.................       17,629          4,505           40,489          13,551
  Depreciation and Amortization..............        1,001            427            2,459           1,128
                                                  --------        -------         --------        --------
                                                    21,517          5,584           49,628          17,594
                                                  --------        -------         --------        --------
Operating Income (Loss)......................       (1,388)         3,157           12,677           8,594
Interest Expense.............................        1,578          1,190            2,914           4,479
                                                  --------        -------         --------        --------
Earnings (Loss) before Income Taxes..........       (2,966)         1,967            9,763           4,115
Income Taxes (Benefit).......................       (1,138)            --            4,018              --
                                                  --------        -------         --------        --------
Net Earnings (Loss)..........................    $  (1,828)       $ 1,967        $   5,745       $   4,115
                                                  ========        =======         ========        ========
Earnings (Loss) per Common Share.............    $   (0.10)       $  0.19        $    0.32       $    0.46
                                                  ========        =======         ========        ========
Shares Used in Computation...................       19,000          9,205           18,200           7,230
                                                  ========        =======         ========        ========

     See accompanying notes to Condensed Consolidated Financial Statements.

                   UGLY DUCKLING CORPORATION AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                 NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996
                           (UNAUDITED - IN THOUSANDS)

                                                                          1997          1996
                                                                        ---------     --------
Cash Flows from Operating Activities:
  Net Earnings........................................................  $   5,745     $  4,115
  Adjustments to Reconcile Net Earnings to Net Cash Provided by
     Operating Activities:
     Provision for Credit Losses......................................     15,367        7,713
     Gain on Sale of Finance Receivables..............................    (10,323)      (2,578)
     Purchase of Finance Receivables..................................   (195,127)     (70,847)
     Proceeds from Sale of Finance Receivables........................    193,823       29,029
     Collections of Finance Receivables...............................     37,157       31,107
     Decrease in Deferred Income Taxes................................      1,500           --
     Depreciation and Amortization....................................      2,459        1,128
     Decrease (Increase) in Inventory.................................     (8,869)         440
     Increase in Other Assets.........................................     (8,478)        (584)
     Increase in Accounts Payable, Accrued Expenses, and Other
      Liabilities.....................................................     11,497        1,430
     Increase (Decrease) in Income Taxes Receivable/Payable...........     (3,445)         684
                                                                        ---------     --------
          Net Cash Provided by Operating Activities...................     41,306        1,637
                                                                        ---------     --------
Cash Flows Used In Investing Activities:
  Increase in Investments Held in Trust...............................    (12,713)      (8,963)
  Net Decrease (Increase) in Notes Receivable.........................    (29,485)         100
  Purchase of Property and Equipment..................................    (15,481)      (4,013)
  Payment for Acquisition of Assets...................................    (45,260)          --
                                                                        ---------     --------
          Net Cash Used in Investing Activities.......................   (102,939)     (12,876)
                                                                        ---------     --------
Cash Flows from Financing Activities:
  Issuance of Notes Payable, net......................................    (39,084)      (2,824)
  Net Repayment of Subordinated Notes Payable.........................     (2,000)        (553)
  Proceeds from Issuance of Common Stock..............................     88,719       14,844
  Other, Net..........................................................        (56)        (963)
                                                                        ---------     --------
          Net Cash Provided by Financing Activities...................     47,579       10,504
                                                                        ---------     --------
Net Decrease in Cash and Cash Equivalents.............................    (14,054)        (735)
Cash and Cash Equivalents at Beginning of Period......................     18,455        1,419
                                                                        ---------     --------
Cash and Cash Equivalents at End of Period............................  $   4,401     $    684
                                                                        =========     ========

     See accompanying notes to Condensed Consolidated Financial Statements.

                           UGLY DUCKLING CORPORATION

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

NOTE 1.  BASIS OF PRESENTATION

     The accompanying unaudited condensed consolidated financial statements of Ugly Duckling Corporation (Company) have been prepared in accordance with generally accepted accounting principles for interim financial information and pursuant to rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for a complete financial statement presentation. In the opinion of management, such unaudited interim information reflects all adjustments, consisting only of normal recurring adjustments, necessary to present the Company's financial position and results of operations for the periods presented. The results of operations for interim periods are not necessarily indicative of the results to be expected for a full fiscal year. The Condensed Consolidated Balance Sheet as of December 31, 1996 was derived from audited consolidated financial statements as of that date but does not include all the information and footnotes required by generally accepted accounting principles. It is suggested that these condensed consolidated financial statements be read in conjunction with the Company's audited consolidated financial statements included in the Company's Annual Report on Form 10-K, as amended, for the year ended December 31, 1996.

NOTE 2.  SUMMARY OF FINANCE RECEIVABLES, NET

     Following is a summary of Finance Receivables, net, as of September 30, 1997 and December 31, 1996 (in thousands):

                                                               SEPTEMBER 30,   DECEMBER 31,
                                                                   1997            1996
                                                               -------------   ------------
        Principal Balances....................................    $41,727        $ 58,281
        Add: Accrued Interest.................................        447             718
              Loan Origination Costs..........................        503             189
                                                                  -------         -------
        Finance Receivables...................................     42,677          59,188
        Less Allowance for Credit Losses......................     (6,331)         (8,125)
                                                                  -------         -------
        Finance Receivables, net..............................    $36,346        $ 51,063
                                                                  =======         =======
        Finance Receivables Held for Sale.....................    $42,677        $  7,000
        Finance Receivables Held for Investment...............         --          52,188
                                                                  -------         -------
                                                                  $42,677        $ 59,188
                                                                  =======         =======

NOTE 3.  RESIDUALS IN FINANCE RECEIVABLES SOLD

     As of September 30, 1997 and December 31, 1996, the Residuals in Finance Receivables Sold were comprised of the following (in thousands):

                                                               SEPTEMBER 30,   DECEMBER 31,
                                                                   1997            1996
                                                               -------------   ------------
        Retained interest in subordinated securities (B
          Certificates).......................................   $  41,700       $ 10,900
        Net interest spreads, less present value discount.....      29,055          6,839
        Reduction for estimated credit losses.................     (45,000)        (7,850)
                                                                  --------       --------
        Residuals in finance receivables sold.................   $  25,755       $  9,889
                                                                  ========       ========
        Securitized principal balances outstanding............   $ 228,996       $ 51,663
                                                                  ========       ========
        Estimated credit losses as a % of securitized
          principal balances outstanding......................       19.7%          15.2%
                                                                  ========       ========

                           UGLY DUCKLING CORPORATION

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

     The following table reflects a summary of activity for the Residuals in Finance Receivables Sold for the three and nine month periods ended September 30, 1997 and 1996, respectively (in thousands).

                                                    THREE MONTHS ENDED     NINE MONTHS ENDED
                                                      SEPTEMBER 30,          SEPTEMBER 30,
                                                    ------------------     ------------------
                                                     1997        1996       1997        1996
                                                    -------     ------     -------     ------
    Balance, Beginning of Period..................  $27,441     $5,001     $ 9,889     $   --
    Additions.....................................   12,377      2,313      34,599      7,445
    Amortization..................................   (4,063)      (410)     (8,733)      (541)
    Write-down of Residual in Finance Receivables
      Sold........................................  (10,000)        --     (10,000)        --
                                                    -------     ------     -------     ------
    Balance, End of Period........................  $25,755     $6,904     $25,755     $6,904
                                                    =======     ======     =======     ======

NOTE 4.  NOTES RECEIVABLE

     Following is a summary of Notes Receivable as of September 30, 1997 and December 31, 1996 (in thousands).

                                                             SEPTEMBER 30,     DECEMBER 31,
                                                                 1997              1996
                                                             -------------     ------------
        FMAC secured debt..................................     $63,599           $   --
        FMAC debtor in possession loan.....................       3,878               --
        Cygnet Dealer Program notes receivable.............      23,664               --
        Others.............................................       2,692            1,063
                                                                -------           ------
                                                                $93,833           $1,063
                                                                =======           ======

NOTE 5.  NOTES PAYABLE

     Following is a summary of Notes Payable as of September 30, 1997 and December 31, 1996 (in thousands).

                                                             SEPTEMBER 30,     DECEMBER 31,
                                                                 1997              1996
                                                             -------------     ------------
        Revolving Facility with GE Capital.................     $   128          $  4,602
        Mortgage loan with finance company.................       7,450             7,450
        Note with Bank Group secured by FMAC secured
          debt.............................................      50,429                --
        Other..............................................         774               852
                                                                -------            ------
                                                                $58,781          $ 12,904
                                                                =======            ======

NOTE 6.  COMMON STOCK EQUIVALENTS

     Net Earnings (Loss) per common share amounts are based on the weighted average number of common shares and common stock equivalents outstanding.

NOTE 7.  USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                           UGLY DUCKLING CORPORATION

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

NOTE 8.  BANKRUPTCY REMOTE ENTITIES

     Champion Receivables Corporation ("CRC") and Champion Receivables Corporation II ("CRC II") (collectively referred to as "Securitization Subsidiaries"), are the Company's wholly-owned special purpose "bankruptcy remote entities". Their assets include Residuals in Finance Receivables Sold and Investments Held In Trust, in the amounts of $25.8 million and $16.2 million, respectively, at September 30, 1997, which amounts would not be available to satisfy claims of creditors of the Company on a consolidated basis.

NOTE 9.  RECLASSIFICATIONS

     Certain reclassifications have been made to previously reported information to conform to the current presentation.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Seminole Finance Corporation:

     We have audited the accompanying combined balance sheet of Seminole Finance Corporation and Related Companies (the Company) as of December 31, 1996, and the related combined statements of operations, stockholder's equity (deficit), and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Seminole Finance Corporation and Related Companies as of December 31, 1996, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

     The accompanying combined financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 7 to the combined financial statements, the Company is involved in a lawsuit that involves a material amount of damages that, if there were an adverse outcome, raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to this matter are also described in Note 7. The combined financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          /s/ KPMG Peat Marwick LLP

Tampa, Florida
March 18, 1997

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Seminole Finance Corporation:

     We have audited the accompanying combined balance sheet of Seminole Finance Corporation and Related Companies (the Company) as of December 31, 1995, and the related combined statements of operations, stockholder's equity (deficit), and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Seminole Finance Corporation and Related Companies as of December 31, 1995, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          /s/ Barton & Company, P.A.

Tampa, Florida
February 10, 1997

                          SEMINOLE FINANCE CORPORATION
                             AND RELATED COMPANIES

                            COMBINED BALANCE SHEETS
                           DECEMBER 31, 1996 AND 1995

                                                                      1996             1995
                                                                  ------------     ------------
                                            ASSETS
Cash and cash equivalents.......................................  $    799,806     $     24,903
Finance receivables:
  Principal balance.............................................    34,126,855       62,347,472
  Less allowance for credit losses..............................   (10,600,000)     (12,247,949)
                                                                  ------------      -----------
  Finance receivables, net......................................    23,526,855       50,099,523
                                                                  ------------      -----------
Notes receivable................................................       881,408        1,896,123
Inventories.....................................................     4,243,962        7,085,231
Prepaid expenses................................................        13,930           50,799
Property and equipment, less accumulated depreciation of
  $728,206 and $502,858 in 1996 and 1995, respectively..........     1,451,891        1,501,002
Other assets....................................................     1,185,924          556,484
                                                                  ------------      -----------
                                                                  $ 32,103,776     $ 61,214,065
                                                                  ============      ===========

                        LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)
Liabilities:
  Accounts payable..............................................  $    201,228     $  1,322,403
  Accrued expenses and other liabilities........................     1,323,070          350,744
  Due to affiliates.............................................     1,048,837          576,272
  Obligations under capital leases..............................        10,250           23,581
  Notes payable.................................................    31,152,844       49,475,517
  Subordinated note payable.....................................     1,000,000               --
                                                                  ------------      -----------
          Total liabilities.....................................    34,736,229       51,748,517
                                                                  ------------      -----------
Stockholder's equity (deficit):
  Common Stock..................................................        30,100           30,100
  Additional paid-in capital....................................     2,000,000        2,000,000
  Retained earnings (accumulated deficit).......................    (4,662,553)       7,435,448
                                                                  ------------      -----------
          Total stockholder's equity (deficit)..................    (2,632,453)       9,465,548
Commitments, contingencies and subsequent events................
                                                                  ------------      -----------
                                                                  $ 32,103,776     $ 61,214,065
                                                                  ============      ===========

            See accompanying notes to combined financial statements.

                          SEMINOLE FINANCE CORPORATION
                             AND RELATED COMPANIES

                       COMBINED STATEMENTS OF OPERATIONS
                     YEARS ENDED DECEMBER 31, 1996 AND 1995

                                                                       1996            1995
                                                                    -----------     -----------
Dealership revenues:
  Sales of used cars..............................................  $11,827,087     $57,584,506
  Income on finance receivables...................................   10,193,024      18,941,403
                                                                    -----------      ----------
                                                                     22,020,111      76,525,909
                                                                    -----------      ----------
Cost of dealership revenues:
  Cost of used cars...............................................    9,416,749      47,367,031
  Provision for credit losses.....................................    7,106,949       9,724,355
                                                                    -----------      ----------
                                                                     16,523,698      57,091,386
                                                                    -----------      ----------
          Net revenues from dealership activities.................    5,496,413      19,434,523
Other income......................................................    1,618,549       2,524,834
                                                                    -----------      ----------
          Income before operating expenses........................    7,114,962      21,959,357
                                                                    -----------      ----------
Operating expenses:
  Selling and marketing...........................................    3,316,874       3,670,667
  General and administrative......................................    7,108,540      10,489,390
  Depreciation and amortization...................................      296,548         257,863
                                                                    -----------      ----------
                                                                     10,721,962      14,417,920
                                                                    -----------      ----------
          Operating income (loss).................................   (3,607,000)      7,541,437
                                                                    -----------      ----------
Other expenses:
  Interest on subordinated note payable...........................       27,247              --
  Interest, other.................................................    3,714,905       5,170,330
  Loss on sale of finance receivables.............................    1,456,892              --
                                                                    -----------      ----------
                                                                      5,199,044       5,170,330
                                                                    -----------      ----------
          Net earnings (loss).....................................  $(8,806,044)    $ 2,371,107
                                                                    ===========      ==========

            See accompanying notes to combined financial statements.

                          SEMINOLE FINANCE CORPORATION
                             AND RELATED COMPANIES

             COMBINED STATEMENTS OF STOCKHOLDER'S EQUITY (DEFICIT)
                     YEARS ENDED DECEMBER 31, 1996 AND 1995

                                                                         RETAINED             TOTAL
                                                        ADDITIONAL       EARNINGS         STOCKHOLDER'S
                                            COMMON       PAID-IN       (ACCUMULATED          EQUITY
                                             STOCK       CAPITAL         DEFICIT)           (DEFICIT)
                                            -------     ----------     ------------     -----------------
Balances at December 31, 1994.............  $30,100     $2,000,000     $ 7,178,674         $    9,208,774
Net earnings..............................       --             --       2,371,107              2,371,107
Distributions to shareholder..............       --             --      (2,114,333)            (2,114,333)
                                            -------      ---------      ----------             ----------
Balances at December 31, 1995.............   30,100      2,000,000       7,435,448              9,465,548
Net loss..................................       --             --      (8,806,044)            (8,806,044)
Distributions to shareholder..............       --             --      (3,291,957)            (3,291,957)
                                            -------      ---------      ----------             ----------
Balances at December 31, 1996.............  $30,100     $2,000,000     $(4,662,553)        $   (2,632,453)
                                            =======      =========      ==========             ==========

            See accompanying notes to combined financial statements.

                          SEMINOLE FINANCE CORPORATION
                             AND RELATED COMPANIES

                       COMBINED STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 1996 AND 1995

                                                                      1996             1995
                                                                   -----------     ------------
Cash flows from operating activities:
  Net earnings (loss)............................................  $(8,806,044)    $  2,371,107
  Adjustments to reconcile net earnings (loss) to net cash
     provided by operating activities:
     Provision for credit losses.................................    7,106,949        9,724,355
     Loss on sale of finance receivables.........................    1,456,892               --
     Loss on sale of property and equipment......................       17,744           34,239
     Depreciation and amortization...............................      296,548          257,863
     Decrease in notes receivable................................    1,014,715               --
     Decrease in inventory.......................................    2,841,269        1,063,019
     Decrease (increase) in prepaid expenses.....................       36,869          (14,395)
     Decrease (increase) in other assets.........................     (629,440)         221,442
     Decrease in accounts payable................................   (1,121,175)        (975,581)
     Increase (decrease) in accrued expenses and other
       liabilities...............................................      972,326         (469,665)
                                                                   ------------    ------------
          Net cash provided by operating activities..............    3,186,653       12,212,384
                                                                   ------------    ------------
Cash flows from investing activities:
  Decrease (increase) in finance receivables.....................   18,008,827      (13,975,390)
  Proceeds from sale of property, plant and equipment............       73,106               --
  Purchases of property, plant and equipment.....................     (338,287)      (1,063,584)
  Loans to related parties.......................................           --       (1,221,888)
  Repayments from related parties................................           --          387,372
  Other..........................................................           --          264,731
                                                                   ------------    ------------
          Net cash provided by (used in) investing activities....   17,743,646      (15,608,759)
                                                                   ------------    ------------
Cash flows from financing activities:
  Repayment of obligations under capital leases..................      (13,331)         (12,243)
  Advances (repayments)of notes payable..........................  (17,273,836)       5,605,693
  Advances on subordinated note payable..........................    1,000,000               --
  Distributions to shareholder...................................   (3,291,957)      (2,114,333)
  Other..........................................................     (576,272)         (59,739)
                                                                   ------------    ------------
          Net cash provided by (used in) financing activities....  (20,155,396)       3,419,378
                                                                   ------------    ------------
          Net increase in cash...................................      774,903           23,003
Cash at beginning of year........................................       24,903            1,900
                                                                   ------------    ------------
Cash at end of year..............................................  $   799,806     $     24,903
                                                                   ============    ============

            See accompanying notes to combined financial statements.

                          SEMINOLE FINANCE CORPORATION
                             AND RELATED COMPANIES

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                           DECEMBER 31, 1996 AND 1995

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Principles of Combination

     The combined financial statements include the accounts of Seminole Finance Corporation, Second Chance Finance, Inc., Second Chance Wholesale, Inc. and Choice Auto Sales (collectively, the Company). These Companies operate used car retail operations and a finance company in the state of Florida. All significant intercompany balances and transactions have been eliminated in consolidation.

  (b) Common Stock

                                                         PAR      AUTHORIZED       SHARES
        COMPANY                                         VALUE       SHARES       OUTSTANDING
        ----------------------------------------------  -----     ----------     -----------
        Seminole Finance Corporation..................   No            100           100
        Second Chance Finance, Inc....................   No            100           100
        Second Chance Wholesale, Inc..................   $1         10,000           100
        Choice Auto Sales.............................   $1         10,000           100

  (c) Cash Equivalents

     The Company considers all cash and money market accounts, bank certificates of deposits, and highly liquid debt instruments purchased with a maturity date of three months or less to be cash equivalents.

  (d) Income Recognition

     Revenue from the sale of cars is recognized upon delivery, when the sales contract is signed and the agreed-upon down payment has been received.

     Income on finance receivables is recognized using the interest method.

     Unearned finance charges represent the balance of finance income (interest) remaining from the capitalization of the total interest to be earned over the original term of the related installment sales contract.

     The Company has elected to suspend the accrual of interest income on finance receivables when a loan has become delinquent generally after 90 days. If one of these delinquent receivables becomes current, interest income is recognized as if the account had not been delinquent. Late fees are charged on these accounts and recognized when collected.

  (e) Allowance for Credit Losses

     The allowance for credit losses is primarily provided through discounts charged by Seminole Finance Corporation when it purchases finance contracts from third parties. Additional provisions for credit losses are charged against income in amounts sufficient to maintain the allowance at a level considered adequate to cover the losses of the existing loans. Seminole Finance Corporation charges off loans based on a loan-by-loan review of the receivables. When a loan is deemed uncollectible, the Company first seeks recovery by attempting to repossess the vehicle financed. If the vehicle cannot be repossessed, then the Company writes off the loan against the allowance account.

                          SEMINOLE FINANCE CORPORATION
                             AND RELATED COMPANIES

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

  (f) Inventories

     Inventories consist of used vehicles held for sale and is valued at the lower of cost or market. Vehicle reconditioning costs are capitalized as a component of inventory. The cost of used vehicles sold is determined on a specific identification basis. Repossessed vehicles are valued at the estimated net realizable value.

  (g) Property, Plant and Equipment

     Property, plant and equipment are stated at cost. Depreciation is computed using straight-line and accelerated methods over the estimated useful lives of the assets. Leasehold improvements are amortized using straight-line and accelerated methods over the shorter of the lease term or the estimated useful lives of the related improvements. Expenditures that extend the useful lives of property and equipment are capitalized. Maintenance and repair expenditures are charged to expense when incurred.

  (h) Income Taxes

     Each Company, with consent of its shareholder, elected to be treated as an S Corporation. As an S Corporation, the Company is generally not liable for income taxes since all income, losses and credits are passed through to the shareholder.

  (i) Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amount of revenues and expenses during the reporting period. Estimates by management that are critical to the accompanying financial statements include the appropriate level of allowance for credit losses which can be significantly impacted by future industry, market, and economic trends and conditions. Actual results could differ significantly from these estimates.

  (j) Concentration of Credit Risk

     The Company provides finance services in connection with used car dealerships to individuals residing primarily in Hillsborough, Pinellas, Pasco and Polk Counties, Florida.

  (k) Reclassifications

     Certain amounts in the 1995 combined financial statements have been reclassified to conform with the 1996 presentation.

                          SEMINOLE FINANCE CORPORATION
                             AND RELATED COMPANIES

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

(2)  FINANCE RECEIVABLES AND ALLOWANCE FOR CREDIT LOSSES

     A summary of net finance receivables at December 31, 1996 and 1995 follows:

                                                              1996             1995
                                                          ------------     ------------
        Contractually scheduled payments................  $ 44,922,993     $ 80,820,358
          Less unearned finance income..................   (10,796,138)     (18,131,041)
          Less unearned discounts.......................            --         (341,845)
                                                          ------------      -----------
             Principal balances, net....................    34,126,855       62,347,472
          Less allowance for credit losses..............   (10,600,000)     (12,247,949)
                                                          ------------      -----------
                  Finance receivables, net..............  $ 23,526,855     $ 50,099,523
                                                          ============      ===========

     Allowance for credit losses as a percent of principal balances totaled 31.06% and 19.6% as of December 31, 1996 and 1995, respectively.

     The changes in the allowance for credit losses were as follows for the years ended December 31:

                                                              1996             1995
                                                           -----------     ------------
        Balances, beginning of year......................  $12,247,949     $ 11,419,769
        Provision for credit losses......................    7,106,949        9,724,355
        Discount acquired................................           --       10,510,600
        Net charge-offs..................................   (8,754,898)     (19,406,775)
                                                           -----------      -----------
        Balances, end of year............................  $10,600,000     $ 12,247,949
                                                           ===========      ===========

(3)  PROPERTY AND EQUIPMENT

     A summary of property and equipment at December 31 follows:

                                                                                ESTIMATED
                                                                               USEFUL LIVES
                                                    1996           1995          (YEARS)
                                                 ----------     ----------     ------------
        Land...................................  $   55,000     $   55,000           --
        Buildings and improvements.............     524,902        512,811         31.5
        Furniture and equipment................   1,600,195      1,436,049         5-10
                                                 ----------      ---------
                  Total cost...................  $2,180,097     $2,003,860
                                                 ==========      =========

(4)  NOTES PAYABLE

     In May 1995, the Company amended its loan agreement for a revolving loan with a credit corporation. The note calls for interest payable at an annual rate of 30 day London Interbank Offered Rates (LIBOR) plus 3.00%. The note is secured by certain assets of the Company. As of December 31, 1996, the Company had a maximum commitment of $75,000,000 through May 1997, at which time the loan may be extended through a one-year automatic renewal. The Company borrowed $28,253,844 and $46,543,517 under this loan as of December 31, 1996 and December 31, 1995, respectively. (See note 8)

     In May 1994, the Company executed a loan agreement for $2,500,000 with a credit corporation. The note calls for interest at an annual rate of 30 day LIBOR plus 6.75%. The note is secured by certain assets of the Company and guaranteed by the owner of the Company. As of December 31, 1996, the Company had a maximum commitment of $2,500,000 through May 1996, at which time the loan was extended through a one-

                          SEMINOLE FINANCE CORPORATION
                             AND RELATED COMPANIES

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

year automatic renewal. The Company borrowed $2,500,000 under this loan as of December 31, 1996 and December 31, 1995. (See note 8)

     The Company owes $1,048,837 and $576,272 as of December 31, 1996 and 1995, respectively, on borrowings from related companies owned by the same shareholder as the Company. These companies are offshore insurance companies that are liable for the losses on the credit insurance claims that result from insurance policies sold with the financing contracts. These loans have no specific terms for repayment or interest. (See note 8)

     On June 30, 1992, the Company purchased 50% of the office building it occupied until the end of 1995 from the shareholder of the Company. The shareholder of the Company purchased the office building on May 21, 1992 for $550,000. The mortgage on the building is in the name of the Company; therefore, 100% of the mortgage is recorded on the books of the Company. As of December 31, 1996 and 1995, the balance on the mortgage payable was $399,000 and $432,000, respectively, and the note bears interest at 9.25%.

     Aggregate installments of the mortgage payable are due as follows:

            YEARS ENDING DECEMBER 31
            ----------------------------------------------------------
            1997......................................................  $ 36,000
            1998......................................................    36,000
            1999......................................................    36,000
            2000......................................................    36,000
            2001......................................................    36,000
            Thereafter................................................   219,000
                                                                        --------
                                                                        $399,000
                                                                        ========

(5)  SUBORDINATED NOTE PAYABLE

     In July 1996, the Company executed a senior subordinated note payable for $1,000,000. The note calls for interest payable at an annual rate of the prime rate plus 2.00%. The note is secured by certain assets of the Company and guaranteed by the owner of the Company.

(6)  LEASES

     The Company has several noncancelable operating leases, primarily for a computer system and office and warehouse space. Rent expense under these leases amounted to approximately $122,085 and $888,218 in 1996 and 1995, respectively. Future minimum lease payments are as follows:

            YEARS ENDING DECEMBER 31,
            ----------------------------------------------------------
            1997......................................................  $ 61,573
            1998......................................................    23,436
            1999......................................................    19,311
            2000......................................................    19,311
            2001......................................................    14,483
            Thereafter................................................        --
                                                                        --------
                                                                        $138,114
                                                                        ========

     The Company's capital lease obligation is for computer equipment that is recorded at a cost of $61,520 and has been depreciated by $54,343 through December 31, 1996. Amortization expense related to the capital

                          SEMINOLE FINANCE CORPORATION
                             AND RELATED COMPANIES

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

lease is included in depreciation expense on the accompanying combined statements of operations. The lease terminates in 1997.

(7)  COMMITMENTS AND CONTINGENCIES

     In 1996, four companies that were former dealers from which the Company purchased retail installment contracts have filed suits and/or counterclaims against the Company and its related companies. The dealers seek to recover approximately $20,000,000 in damages for alleged usury and breach of contract, and to be indemnified for certain claims that may be made against them by the Florida Department of Revenue in connection with sales tax refunds previously paid to them. The Company has not yet responded to these claims and is in the process of providing discovery information to the dealers. Management of the Company intends to vigorously defend itself against these claims and believes these claims to be without merit. Because these cases are in the early stages, it is not possible to provide an evaluation of the likelihood of an unfavorable outcome, nor an estimate of the amount or range of any potential loss. Any unaccrued liability will not, in the opinion of management, have a material adverse effect on the Company's combined financial statements.

(8)  SUBSEQUENT EVENTS

     On January 10, 1997, Ugly Duckling Corporation purchased ninety-one repossessed vehicles and certain new and used vehicle parts from the Company.

     On January 15, 1997, Ugly Duckling Corporation purchased certain assets and assumed certain liabilities of the Company. The Company sold substantially all of its finance receivables, certain inventory held for retail sale by the seller, and certain furniture, fixed assets and equipment for approximately $32,130,000. The proceeds from the sale of the assets were used to repay in full the Company's notes payable.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
E-Z Plan, Inc.

     We have audited the accompanying balance sheet of E-Z Plan, Inc. as of December 31, 1996, and the related statements of operations, stockholders' equity, and cash flows for the year then ended. The financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of E-Z Plan, Inc. at December 31, 1996, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          /s/ Ernst & Young LLP

San Antonio, Texas
February 24, 1997, except for
  Note 8, as to which the date is
  February 28, 1997

                                 E-Z PLAN, INC.

                                 BALANCE SHEET
                               DECEMBER 31, 1996

                                           ASSETS

Cash and cash equivalents ($320,580 restricted at December 31, 1996)............  $   630,938
Contracts in process of being collected from finance companies..................    1,374,072
Notes receivable under retail sales contracts...................................   27,891,311
Less allowance for repossession losses..........................................    1,964,108
                                                                                  -----------
Notes receivable under retail sales contracts, net..............................   25,927,203
Inventories -- used automobiles.................................................    5,402,706
Equipment and leasehold improvements:
  Furniture and equipment.......................................................      513,677
  Computer equipment............................................................      405,254
  Leasehold improvements........................................................      730,532
                                                                                  -----------
                                                                                    1,649,463
  Less accumulated depreciation.................................................      760,935
                                                                                  -----------
Net equipment and leasehold improvements........................................      888,528
Other assets....................................................................    1,048,272
                                                                                  -----------
Total assets....................................................................  $35,271,719
                                                                                  ===========

                            LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
  Notes payable.................................................................  $13,132,959
  Due to stockholders...........................................................    8,765,351
  Accounts payable and accrued expenses.........................................    3,079,959
                                                                                  -----------
Total liabilities...............................................................   24,978,269
Commitments
Stockholders' equity:
  Common stock, no par value, 10,000,000 shares authorized; 1,000 issued and
     outstanding................................................................        1,000
  Additional paid-in capital....................................................    3,250,000
  Retained earnings.............................................................    7,042,450
                                                                                  -----------
Total stockholders' equity......................................................   10,293,450
                                                                                  -----------
Total liabilities and stockholders' equity......................................  $35,271,719
                                                                                  ===========

                            See accompanying notes.

                                 E-Z PLAN, INC.

                            STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1996

Sales..........................................................................  $ 42,302,699
Cost of sales..................................................................    30,799,966
                                                                                 ------------
Gross profit before provision for repossession losses..........................    11,502,733
Provision for repossession losses..............................................     4,512,400
                                                                                 ------------
Gross profit...................................................................     6,990,333
Other operating income (expenses):
  Finance charge income........................................................     6,417,753
  Selling, general, and administrative expenses................................   (13,556,705)
  Other, net...................................................................     2,882,867
                                                                                 ------------
Income from operations.........................................................     2,734,248
Other income (expense):
  Interest expense.............................................................    (1,880,125)
  Interest income..............................................................        43,370
  Key man life insurance expense...............................................      (695,776)
                                                                                 ------------
Total other expense............................................................    (2,532,531)
                                                                                 ------------
Net income.....................................................................  $    201,717
                                                                                 ============

                            See accompanying notes.

                                 E-Z PLAN, INC.

                       STATEMENT OF STOCKHOLDERS' EQUITY

                                                         ADDITIONAL
                                              COMMON      PAID-IN        RETAINED
                                              STOCK       CAPITAL        EARNINGS         TOTAL
                                              ------     ----------     ----------     -----------
Balance at December 31, 1995................  $1,000     $3,250,000     $6,840,733     $10,091,733
  Net income................................     --              --        201,717         201,717
                                              ------     ----------     ----------     -----------
Balance at December 31, 1996................  $1,000     $3,250,000     $7,042,450     $10,293,450
                                              ======     ==========     ==========     ===========

                            See accompanying notes.

                                 E-Z PLAN, INC.

                            STATEMENT OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 1996

OPERATING ACTIVITIES
Net income.....................................................................  $    201,717
Adjustments to reconcile net income to net cash provided by operating activities:
  Provision for repossession losses............................................     4,512,400
  Depreciation.................................................................       226,760
  Decrease in cash surrender value of key man life insurance...................        64,021
  Loss from sale of property and equipment.....................................        13,434
  Changes in assets and liabilities:
     Contracts in process of being collected from finance companies............       485,077
     Inventories...............................................................           287
     Other assets..............................................................        49,414
     Accounts payable and accrued expenses.....................................        94,424
                                                                                 ------------
Net cash provided by operating activities......................................     5,647,534
INVESTING ACTIVITIES
Retail sales and other costs financed..........................................   (22,758,165)
Collections on notes receivable under retail sales contracts...................    21,611,941
Proceeds from sale of property and equipment...................................        99,790
Purchases of property and equipment............................................      (432,595)
                                                                                 ------------
Net cash used in investing activities..........................................    (1,479,029)
FINANCING ACTIVITIES
Proceeds from notes payable....................................................    21,147,893
Payments on notes payable......................................................   (21,494,913)
Due to stockholders, net.......................................................    (3,400,000)
                                                                                 ------------
Net cash used in financing activities..........................................    (3,747,020)
                                                                                 ------------
Net change in cash and cash equivalents........................................       421,485
Cash and cash equivalents at beginning of year.................................       209,453
                                                                                 ------------
Cash and cash equivalents at end of year.......................................  $    630,938
                                                                                 ============
Supplementary cash flow information:
  Interest paid................................................................  $  1,789,537

                            See accompanying notes.

                                 E-Z PLAN, INC.

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1996

(1)  SIGNIFICANT ACCOUNTING POLICIES

  Operations

     E-Z Plan, Inc. (the Company) began operations in January 1990 with the opening of its first used automobile retail sales facility in San Antonio, Texas. As of December 31, 1996, fourteen retail sales facilities were operating under the names E-Z Motors, Red McCombs Superstores, and Red McCombs Star Cars primarily in the San Antonio and central Texas areas. In addition to automobile sales, the Company provides financing to its retail customers with terms generally averaging 24-36 months at annual interest rates ranging from 18% to 26%. The Company retains a security interest in the related vehicles. During 1995 the Company also served as a financing source for motor vehicle contracts arising from automobile sales by affiliated dealerships. Consideration paid by the Company to these dealerships for such contracts was either 90% of the principal financed on a non-recourse basis; or 100% of the principal financed less a $200 fee on a recourse basis.

  Income Recognition

     The sales price and the related cost of the automobile are recognized in the Company's operations at the time of sale. Notes receivable under retail sales contracts arise from those sales for which the Company provides financing and are collateralized by the titles to the automobiles sold. Finance charge income related to these notes receivable is recognized using the interest method over the term of the contract.

  Repossession Losses

     An allowance for repossession losses is maintained based on the Company's loss experience and other factors. Upon customer default and repossession, the remaining net note receivable balance, less the fair value or wholesale price of the automobile, is charged to the allowance for repossession losses.

  Inventories

     The inventories of used automobiles are stated at the lower of cost, using the last-in, first-out (LIFO) method, or market. If the first-in, first-out
(FIFO) method of inventory accounting had been used by the Company, inventories would have been approximately $1,264,000 higher than reported at December 31, 1996.

  Equipment and Leasehold Improvements

     Equipment and leasehold improvements are stated at cost. Depreciation on furniture and equipment and computer equipment is provided on straight-line and accelerated methods over the estimated useful lives of the related assets, which generally range from three to seven years. Amortization of leasehold improvements is provided on an accelerated method over the estimated lives of the related assets, which range from 1 to 39 years.

  Advertising

     The Company expenses advertising costs as they are incurred. Total advertising expenditures were approximately $1,160,000 in 1996.

  Federal Income Taxes

     No provision for federal income tax has been made since the Company elected to be treated as an S Corporation as prescribed by the Internal Revenue Service Code. Under the terms of this election, the

                                 E-Z PLAN, INC.

Company generally pays no income tax and all stockholders will report their proportionate share of the Company's tax items on their individual income tax returns.

  Cash Flow

     For purposes of the statement of cash flows, the Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

(2)  NOTES RECEIVABLE UNDER RETAIL SALES CONTRACTS

     Future contractual maturities of notes receivable under retail sales contracts at December 31, 1996 are as follows:

            1997....................................................  $14,587,156
            1998....................................................    7,976,915
            1999....................................................    4,072,131
            2000....................................................    1,255,109
                                                                      -----------
                                                                      $27,891,311
                                                                      ===========

     A summary of the allowance for repossession losses is as follows:

            Balance at December 31, 1995.............................  $1,586,801
              Provision for repossession losses......................   4,512,400
              Charge-offs............................................  (4,135,093)
                                                                       ----------
            Balance at December 31, 1996.............................  $1,964,108
                                                                       ==========

(3)  BORROWINGS

     Notes payable at December 31, 1996 consist of five separate notes with a remaining balance totaling $13,132,959. Three of the notes are due in 1997 and the other two are due in 1998. Generally, payments are dependent on collections of notes receivable under retail sales contracts. Based on expected collections, approximately $11,619,509 of principal repayments are due in 1997, with the remainder due in 1998. The notes carry fixed or variable interest rates of 8.75% to 9.75% and are collateralized by notes receivable under retail sales contracts.

     Certain of the note agreements contain covenants restricting the issuance of additional debt obligations and prohibiting the payment of dividends, among other matters. The note agreements also require the Company to maintain an escrow deposit with the lenders which approximates the previous month's collections on the notes receivable that collateralize the notes payable. The amounts of these escrow deposits are disclosed as restricted cash on the balance sheets. A former stockholder of the Company has personally guaranteed substantially all of the debt obligations.

     The fair value of the Company's borrowings is estimated at the current rate offered the Company for debt of the same approximate terms. The carrying value of the Company's borrowings approximates fair value.

                                 E-Z PLAN, INC.

(4)  COMMITMENTS

     The Company leases land and facilities at each of its retail sales facilities and its corporate office under operating leases. Rental expense for the year ended December 31, 1996 was approximately $1,061,000. Future lease commitments as of December 31, 1996 are as follows:

            1997.....................................................  $  990,586
            1998.....................................................     701,467
            1999.....................................................     370,640
            2000.....................................................     242,640
                                                                       ----------
                                                                       $2,305,333
                                                                       ==========

(5)  RELATED PARTY TRANSACTIONS

     Entities in which the Company's stockholders and a related individual own a controlling interest provided the Company with finance, accounting, and management services for the year ended December 31, 1996. In addition, the Company leases four retail sales facilities and its corporate office from entities related to the stockholders by common ownership and other factors. The accompanying statement of operations includes the following charges related to these arrangements:

                                                                          1996
                                                                        --------
            Finance, accounting, and management fees..................  $180,000
            Lease expense.............................................   400,875

     At December 31, 1996, the Company has receivables from affiliates totaling $391,410 included in other assets.

     The stockholders have provided financing to the Company for use in purchasing and reconditioning its used automobile inventory and in funding operating expenses. The amounts due are unsecured, bear no interest except for advances related to inventory purchases, and are payable on demand. Included in interest expense in 1996 is $447,393, which the Company paid to stockholders for advances related to inventory purchases.

(6)  RETIREMENT PLAN

     The Company has a 401(k) plan in which all employees who have completed one year of service are eligible for participation. Employees may make contributions to the plan in an amount equal to 1% to 15% of their salary. The Company's matching contributions are made based on years of participation in the plan with the maximum employer contribution equal to 100% of a maximum participant contribution of $1,500. Employees are 100% vested in their own contributions at all times and vest in employer contributions as follows:

            Years 1 and 2................................................     0%
            Year 3.......................................................    50%
            Year 4.......................................................    75%
            Year 5.......................................................   100%

     The Company made annual contributions to the plan of $27,336 during the 1996 plan year.

                                 E-Z PLAN, INC.

(7)  KEY MAN LIFE INSURANCE

     The Company owns certain life insurance which insure the lives of the Company's current and former owners and key officers with a combined benefit value of $56,725,000. During 1996 premiums of $631,755 were paid and net cash value decreased by $64,021 for a total expense of $695,776.

(8)  SUBSEQUENT EVENT

     The Company has entered into a Letter of Intent dated February 28, 1997 to sell substantially all the operating assets of the Company. The Letter of Intent is subject to the execution of a definitive agreement. This transaction is expected to close by March 31, 1997.

                       REPORT OF INDEPENDENT ACCOUNTANTS

Board of Directors
KARS-YES Holdings Inc.

     We have audited the accompanying consolidated balance sheets of KARS-YES Holdings Inc. (the "Company") and subsidiaries (formerly the YES Group, Inc.) as of June 30, 1997 and 1996 and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended June 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company and its subsidiaries as of June 30, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1997, in conformity with generally accepted accounting principles.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Notes 6 and 7 to the consolidated financial statements, the Company defaulted on its debt obligations during 1997. As discussed in Notes 1 and 13, the Company sold the majority of its operating assets and facilities to the Ugly Duckling Corporation on September 15, 1997. The remaining assets will be utilized to satisfy existing liabilities as dictated by amended debt agreements. Based on management's estimated cash flow projections from the remaining assets which have contractual lives through 2002, it is extremely unlikely that cash collections will be adequate to satisfy all existing liabilities or result in any distributions to preferred or common shareholders. These factors raise substantial doubt about the entity's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          /s/ COOPERS & LYBRAND L.L.P.

Dallas, Texas
November 6, 1997

                             KARS-YES HOLDINGS INC.

                          CONSOLIDATED BALANCE SHEETS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                               JUNE 30,
                                                                         ---------------------
                                                                           1997         1996
                                                                         --------     --------
ASSETS
Cash and cash equivalents..............................................  $  1,455     $  1,703
                                                                         --------     --------
Retail contracts, net of unearned finance charges (Note 2).............   118,090       70,109
Allowance for losses...................................................   (30,179)     (12,903)
                                                                         --------     --------
     Retail contracts, net.............................................    87,911       57,206
Assets held for sale, net (Note 13)....................................     5,520           --
Securitized receivables, retained interest.............................    10,072       19,352
Excess servicing asset.................................................        --        3,929
Interest-only strip....................................................       535           --
Automobile inventory...................................................     3,805       16,294
Income tax refund receivable...........................................     1,005          246
Fixed assets, net......................................................     1,318        5,064
Other assets, net......................................................       372        4,534
                                                                         --------     --------
          Total assets.................................................  $111,993     $108,328
                                                                         ========     ========
LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Accounts payable.......................................................  $  6,446     $  4,815
Accrued liabilities....................................................     1,014        1,121
Servicing liability....................................................       823           --
Income taxes payable...................................................        --          404
Deferred income taxes, net.............................................        --        1,557
Subordinated notes payable.............................................    30,000       30,000
Senior line of credit..................................................    80,300       39,000
Mortgage payable.......................................................       973           --
                                                                         --------     --------
          Total liabilities............................................   119,556       76,897
                                                                         --------     --------
Commitments and contingencies (Note 5)
Redeemable cumulative preferred stock of subsidiary....................     1,351        1,351
                                                                         --------     --------
Shareholders' equity:
  Preferred stock, $.01 par value, 20,000,000 shares authorized, no
     shares issued.....................................................        --           --
  Class A common stock, $.01 par value, 500,000,000 shares authorized,
     issued: 1997 -- 120,017,180 shares; 1996 -- 120,308,251 shares....     1,200        1,203
  Class B common stock, $.01 par value, 20,000,000 shares authorized,
     no shares issued..................................................        --           --
  Treasury stock, at cost: 30,000,000 shares...........................      (300)        (300)
  Additional paid-in capital...........................................    23,511       23,610
  Unrealized loss on securitization assets.............................    (1,087)          --
  Retained earnings (deficit)..........................................   (32,238)       5,567
                                                                         --------     --------
       Total shareholders' equity (deficit)............................    (8,914)      30,080
                                                                         --------     --------
          Total liabilities and shareholders' equity (deficit).........  $111,993     $108,328
                                                                         ========     ========

  The accompanying notes are an integral part of these consolidated financial statements.

                             KARS-YES HOLDINGS INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

                                                                     YEAR ENDED JUNE 30,
                                                              ---------------------------------
                                                                1997         1996        1995
                                                              --------     --------     -------
Automotive sales..........................................    $144,129     $118,176     $81,832
Cost of automotive sales..................................      98,433       73,969      50,939
                                                              --------      -------     -------
     Gross margin on automotive sales.....................      45,696       44,207      30,893
Provision for losses on retail contracts..................      62,353       29,499      18,003
                                                              --------      -------     -------
                                                               (16,657)      14,708      12,890
Gain on securitized retail contracts......................       4,888        8,090          --
Finance charge income.....................................      16,616       15,396      15,796
                                                              --------      -------     -------
     Operating profit before expenses.....................       4,847       38,194      28,686
Expenses:
  Selling and store.......................................      21,784       16,411      11,919
  Finance operations......................................       7,647        6,468       5,204
  General and administrative..............................       2,063        2,380       1,950
  Depreciation and amortization...........................       2,802        1,347         520
                                                              --------      -------     -------
     Operating earnings (loss) before interest, income
       taxes..............................................     (29,449)      11,588       9,093
Interest expense, net.....................................      10,586        6,991       5,536
                                                              --------      -------     -------
     Earnings (loss) before income taxes..................     (40,035)       4,597       3,557
Provision (benefit) for income taxes......................      (2,362)       1,839       1,388
                                                              --------      -------     -------
          Net earnings (loss).............................    $(37,673)    $  2,758     $ 2,169
                                                              ========      =======     =======

  The accompanying notes are an integral part of these consolidated financial statements.

                             KARS-YES HOLDINGS INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                             (DOLLARS IN THOUSANDS)

                                                                                    UNREALIZED
                            COMMON STOCK         TREASURY STOCK      ADDITIONAL      LOSS ON
                        --------------------   -------------------    PAID-IN     SECURITIZATION   RETAINED
                          SHARES      AMOUNT     SHARES     AMOUNT    CAPITAL         ASSETS       EARNINGS    TOTAL
                        -----------   ------   ----------   ------   ----------   --------------   --------   --------
Balance at June 30,
  1994................  120,056,587   $1,201   30,000,000   $(300)    $ 23,521       $     --      $    824   $ 25,246
Common stock issued
  under Managers Stock
  Purchase Plan,
  net.................      108,857        1           --      --           41             --            --         42
Dividends on preferred
  stock of
  subsidiary..........           --       --           --      --           --             --           (26)       (26)
Net earnings for the
  year ended June 30,
  1995................           --       --           --      --           --             --         2,169      2,169
                        -----------   ------   ----------   -----      -------        -------      --------    -------
Balance at June 30,
  1995................  120,165,444    1,202   30,000,000    (300)      23,562             --         2,967     27,431
Common stock issued
  under Managers Stock
  Purchase Plan,
  net.................      142,807        1           --      --           48             --            --         49
Dividends on preferred
  stock of
  subsidiary..........           --       --           --      --           --             --          (158)      (158)
Net earnings for the
  year ended June 30,
  1996................           --       --           --      --           --             --         2,758      2,758
                        -----------   ------   ----------   -----      -------        -------      --------    -------
Balance at June 30,
  1996................  120,308,251    1,203   30,000,000    (300)      23,610             --         5,567     30,080
Common stock redeemed
  under Managers Stock
  Purchase Plan,
  net.................     (291,071)      (3)          --      --          (99)            --            --       (102)
Dividends on preferred
  stock of
  subsidiary..........           --       --           --      --           --             --          (132)      (132)
Unrealized loss on
  securitization
  assets..............           --       --           --      --           --         (1,087)           --     (1,087)
Net loss for the year
  ended June 30,
  1997................           --       --           --      --           --             --       (37,673)   (37,673)
                        -----------   ------   ----------   -----      -------        -------      --------    -------
Balance at June 30,
  1997................  120,017,180   $1,200   30,000,000   $(300)    $ 23,511       $ (1,087)     $(32,238)  $ (8,914)
                        ===========   ======   ==========   =====      =======        =======      ========    =======

  The accompanying notes are an integral part of these consolidated financial statements.

                             KARS-YES HOLDINGS INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                    YEAR ENDED JUNE 30,
                                                             ----------------------------------
                                                               1997          1996        1995
                                                             ---------     --------     -------
Cash flows from operating activities:
  Net earnings (loss)......................................  $ (37,673)    $  2,758     $ 2,169
  Adjustments to reconcile net earnings to net cash
     provided by operating activities:
     Depreciation and amortization.........................      2,802        1,347         520
     Loss on impairment of securitization assets...........     14,044           --          --
     Loss on write-down of assets held for sale............      1,309           --          --
     Provision for losses on retail contracts..............     62,353       29,499      18,003
     Gain on securitized retail contracts..................     (4,888)      (8,090)         --
     Deferred income taxes, net............................     (1,577)       1,361       5,284
     Decrease (Increase) in inventories....................      8,788       (7,745)     (2,466)
     (Increase) decrease in income tax refund receivable...       (759)       5,015          --
     (Increase) decrease in other assets, net..............     (7,506)      (2,141)        465
     Increase in accounts payable..........................      1,631          552       1,431
     (Decrease) increase in accrued liabilities............     (3,284)        (156)     (5,231)
     (Decrease) increase in income taxes payable...........       (404)          41        (958)
                                                              --------      -------     -------
          Net cash provided by operating activities........     34,836       22,441      19,217
                                                              --------      -------     -------
Cash flows from investing activities:
  Retail installment contracts financed, net...............   (122,476)    (104,263)    (75,621)
  Principal collections on retail installment contracts....     19,706       22,894      29,741
  Proceeds from securitized receivables....................     27,224       61,126          --
  Sale (purchase) of fixed assets, net.....................     (1,454)      (3,638)     (1,441)
                                                              --------      -------     -------
          Net cash used by investing activities............    (77,000)     (23,881)    (47,321)
                                                              --------      -------     -------
Cash flows from financing activities:
  Proceeds from senior line of credit......................     68,895       63,150      27,500
  Retirements to senior line of credit.....................    (27,595)     (61,150)    (30,000)
  Proceeds from subordinated notes payable.................         --           --      30,000
  Proceeds from mortgage payable...........................      1,000           --          --
  Proceeds from issuance of preferred stock of
     subsidiary............................................         --           --       1,351
  Payments on mortgage payable.............................        (27)          --          --
  Issuance cost on preferred stock of subsidiary...........         --           --         (54)
  Debt issuance costs......................................       (123)          (4)     (1,378)
  Proceeds (redemptions) from Managers Stock Purchase Plan,
     net...................................................       (102)          49          42
  Dividends paid on preferred stock of subsidiary..........       (132)        (158)        (26)
                                                              --------      -------     -------
          Net cash provided by financing activities........     41,916        1,887      27,435
                                                              --------      -------     -------
Net (decrease) increase in cash and cash equivalents.......       (248)         447        (669)
Cash and cash equivalents at beginning of year.............      1,703        1,256       1,925
                                                              --------      -------     -------
Cash and cash equivalents at end of year...................  $   1,455     $  1,703     $ 1,256
                                                              ========      =======     =======
Supplemental disclosure of cash flow information:
  Interest paid (includes unused line of credit fees)......  $   9,368     $  6,707     $ 5,088
                                                              ========      =======     =======
  Income taxes paid........................................  $     543     $    665     $ 2,462
                                                              ========      =======     =======

  The accompanying notes are an integral part of these consolidated financial statements.

                             KARS-YES HOLDINGS INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  History of Operations

     KARS-YES Holdings Inc., formerly the YES Group Inc., (the "Company") was formed on October 17, 1990. The Company operates through two subsidiaries:
KARS-YES Inc. (the "Retail Company"), incorporated on October 23, 1990 and KARS-YES Financial Inc. (the "Finance Company"), incorporated on October 23, 1990. The Retail Company sells used automobiles and light trucks ("cars"). The Finance Company provides financing to the Retail Company's customers who typically would be unable to obtain financing from traditional sources. As of June 30, 1997, the Company operated fifteen retail stores, seven located in Southern California, three located in South Florida, three located in Atlanta, Georgia, and two located in Dallas, Texas.

     On September 15, 1997 the Company entered into an agreement to sell the majority of the operating assets and facilities of the finance and retail operations (see Note 13) to the Ugly Duckling Corporation (the "Buyer"). The Company retained all finance receivables, debt and certain other related assets and liabilities. The finance receivables will be utilized to satisfy existing liabilities. Concurrent with the sale, the Company renegotiated its borrowing arrangements with the Senior and Subordinated lending groups (see Notes 6 and 7). Under the terms of the amended agreements, the outstanding securitized investor principal will be repayable from future collections on the securitized retail contracts. The senior line of credit will then be repayable from future collections on the Company's retail contracts (non-securitized) and any remaining collections associated with both (i) the interest-only strip receivable and (ii) the retained interest in the securitized receivables. The senior line of credit, as modified, earns interest at a rate of prime plus 1.5%. The Subordinated notes will be repayable from any remaining collections after both the securitized investors and the senior obligations have been paid in full. Based upon management's estimated cash flow projections from remaining assets which have contractual lives through 2002, it is extremely unlikely that cash collections will be adequate to satisfy all existing liabilities and result in any distributions to preferred or common shareholders. Management does not currently intend to actively operate the Company beyond running off current assets and servicing the outstanding debt.

  Basis of Consolidation

     The consolidated financial statements include the accounts of the Company and its other majority-owned subsidiaries. YES Appliance & Furniture Inc. ("A&F"), a wholly-owned subsidiary, was sold effective the close of business on December 31, 1996 (see Note 9). The results of A&F for the six months ended December 31, 1996 are included in the Company's financial statements. The assets acquired and liabilities assumed by Ugly Duckling Corporation have been reclassified to "Assets held for sale" (see Note 13).

  Cash and Cash Equivalents

     Investments in highly liquid, low risk, short-term instruments with original maturities of less than 90 days are included in cash and cash equivalents.

     The Company maintains cash balances in banks which exceed federally insured limits. The uninsured amounts as of June 30, 1997 and June 30, 1996 were $1,061,000 and $639,000, respectively.

  Income Recognition

     Retail installment contracts are originated in connection with the sale of cars and are collateralized by titles to the cars sold. Sales revenue and the related cost of sales are recognized in operations at the time of sale.

                             KARS-YES HOLDINGS INC.

     Finance charge income related to retail contracts is recognized using the interest (actuarial) method. Finance charge income is not recognized on retail contracts that are contractually delinquent in excess of 60 days. It is the Company's policy to write-off retail contracts that are 120 days contractually delinquent.

  Allowance for Losses

     A provision for losses is charged to operations in an amount sufficient to maintain the allowance for losses at a level considered adequate to cover anticipated losses in the existing retail contracts portfolio. The allowance for losses is based upon periodic analysis of the portfolio, economic conditions and trends, historical loss experience, borrowers' ability to pay and collateral values. If the customer defaults on the payment terms of the retail contract and the Company repossesses the car, the remaining contract balance, less the unearned finance charge and fair value of the car, is charged to the allowance for losses.

  Retail Contract Securitizations

     The Company adopted Statement of Financial Accounting Standards No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities ("FAS 125"), as amended by Statement of Financial Accounting Standards No. 127, Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125 -- An Amendment of FASB Statement No. 125 ("FAS 127"), on January 1, 1997. FAS 125 applies a control-oriented, financial-components approach to financial-asset-transfer transactions whereby the Company (1) recognizes the financial and servicing assets it controls and the liabilities it has incurred, (2) derecognizes financial assets when control has been surrendered, and (3) derecognizes liabilities once they are extinguished. Under FAS 125, control is considered to have been surrendered only if: (i) the transferred assets have been isolated from the transferor and its creditors, even in bankruptcy or other receivership (ii) the transferee has the right to pledge or exchange the transferred assets, or, is a qualifying special-purpose entity (as defined) and the holders of the beneficial interests in that entity have the right to pledge or exchange those interests; and (iii) the transferor does not maintain effective control over the transferred assets through an agreement which both entitles and obligates it to repurchase or redeem those assets prior to maturity, or through an agreement which both entitles and obligates it to repurchase or redeem those assets if they were not readily obtainable elsewhere. If any of these conditions are not met, the Company accounts for the transfer as a secured borrowing.

     In accordance with FAS 125, the Company records a separate asset or liability representing the right or obligation, respectively, to service loans (or other financial assets that are being serviced) for others. Servicing liabilities are recorded at their fair value as a reduction of the sale proceeds. The fair value of the servicing liabilities is based on an analysis of discounted cash flows that incorporates estimates of (1) market servicing costs,
(2) projected ancillary servicing revenue, (3) projected prepayment rates that are based on changes in interest rates, and (4) market profit margins.

     Servicing liabilities are amortized in proportion to, and over the period of, estimated net servicing income. Increases in fair values of servicing liabilities (above carrying values) are evaluated through an assessment of the fair value of those liabilities via a discounted cash flows method. The net carrying value of the liability is compared to its discounted estimated future net cash flows to determine whether adjustments should be made to carrying values or amortization schedules. An increase in the fair value of a servicing liability above its carrying value is recognized through an increase to the liability and a charge to current-period earnings.

     The rate of prepayment of loans serviced is one of the most significant estimate involved in the measurement process. Estimates of prepayment rates are based on management's expectations of future prepayment rates, reflecting the company's historical rate of loan repayment, industry trends, and other considerations. Actual prepayment rates differ from those projected by management due to changes in a variety of economic factors, including prevailing interest rates and the availability of alternative financing sources to borrowers. If actual prepayments of the loans being serviced were to occur more quickly than

                             KARS-YES HOLDINGS INC.

projected, the carrying value of servicing assets and liabilities might have to be written down through a credit to earnings in the current period. Accordingly, the servicing assets and liabilities actually incurred, could differ from the amounts initially recorded.

     There were no unrecognized servicing liabilities or liabilities for which it is not practicable to estimate fair value. The excess servicing asset reported in the 1996 financial statements has been reclassified as a net servicing liability and an interest-only strip to conform to the current year's reporting requirements.

  Securitization Gains

     The calculation of gains on securitized retail contracts embody prepayment, default and interest rate assumptions that market participants use for similar financial instruments subject to prepayment, default and interest rate risks, and are discounted assuming an estimated interest rate that a non-affiliated purchaser of similar financial instruments would demand.

  Securitized Receivables

     Securitized receivables are considered available-for-sale investments and are carried at fair market value.

  Inventories

     Inventories are carried at the lower of cost or market, using specific identification. Cost of sales includes the purchase price plus buying, delivery and reconditioning costs.

  Fixed Assets

     Fixed assets are carried at cost. Depreciation expense is provided on a straight-line basis over the estimated useful lives of the assets. Leasehold improvements are amortized over the term of the related lease. The cost of fixed assets sold or retired and the related accumulated depreciation are removed from the accounts at the time of disposition, and any resulting gain or loss is reflected in operations. Maintenance, repairs, and minor replacements are charged to operations as incurred; major replacements and betterments are capitalized.

  Reclassifications

     Certain items included in the prior years' consolidated financial statements have been reclassified to conform with fiscal year 1997's presentation.

  Income Taxes

     The Company accounts for income taxes pursuant to Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"). Under SFAS No. 109, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted Federal and state tax rates, applicable to future years, to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities.

     A valuation allowance is established to the extent that future taxable income will not be sufficient to realize the deferred tax asset.

  Derivative Financial Instruments

     Derivative financial instruments are utilized by the Company to manage interest rate exposure. With interest rate swaps, the differentials to be received or paid under contracts designated as hedges, are accrued over the life of the contracts and are recognized as adjustments to interest expense. Costs of interest rate caps

                             KARS-YES HOLDINGS INC.

are offset against the gain on securitized retail contracts. The Company does not hold or issue derivative financial instruments for trading purposes.

  Use of Estimates in the Preparation of Financial Statements

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates are subjective in nature and involve matters of judgment. The most significant estimates presented include the allowance for losses, securitized receivables, interest-only strip, excess servicing asset, and the servicing liability. Actual results could differ from these estimates.

(2)  RETAIL CONTRACTS

     Retail contracts consist of the following (dollars in thousands):

                                                                  YEAR ENDED JUNE 30,
                                                                 ---------------------
                                                                   1997         1996
                                                                 --------     --------
        Retail installment contracts...........................  $158,547     $ 94,759
        Unearned finance charges...............................   (40,457)     (24,772)
        Allowance for losses...................................   (30,179)     (12,847)
                                                                 --------     --------
          Retail installment contracts, net....................    87,911       57,140
                                                                 --------     --------
        Retail lease contracts.................................        --          128
        Unearned finance charges...............................        --           (6)
        Allowance for losses...................................        --          (56)
                                                                 --------     --------
          Retail lease contracts, net..........................        --           66
                                                                 --------     --------
                  Retail contracts, net........................  $ 87,911     $ 57,206
                                                                 ========     ========

     As of June 30, 1997, automobile retail installment contracts include unearned finance charges at an average annual percentage rate of 20.8% with original financing terms ranging from 14 to 54 months. The average original financing term of automobile retail installment contracts is 43 months.

     As of June 30, 1997 and June 30, 1996, there were 21,685 and 17,854 automobile retail installment contracts being serviced by the Company, including contracts sold through securitization transactions.

     Concentration of Risk -- Retail contracts were originated in the following markets:

                                                                          YEAR ENDED
                                                                           JUNE 30,
                                                                         -------------
                                                                         1997     1996
                                                                         ----     ----
        California.....................................................   53%      63%
        Florida........................................................   14       18
        Georgia........................................................   23       19
        Texas..........................................................   10       --
                                                                         ---      ---
                                                                         100%     100%
                                                                         ===      ===

                             KARS-YES HOLDINGS INC.

     Contractual maturities of installment contracts (including unearned finance charges) for years ending June 30 are as follows (dollars in thousands):

                                                                   RETAIL INSTALLMENT
                                                                       CONTRACTS
                                                                   ------------------
            1998.................................................       $ 53,466
            1999.................................................         51,551
            2000.................................................         41,861
            2001.................................................         11,497
            2002.................................................            172
                                                                        --------
                                                                         158,547
            Less unearned finance charges........................        (40,457)
                                                                        --------
                                                                        $118,090
                                                                        ========

     A summary of the allowance for losses is as follows (dollars in thousands):

                                                            YEAR ENDED JUNE 30,
                                                     ----------------------------------
                                                       1997         1996         1995
                                                     --------     --------     --------
        Balance at beginning of period.............  $ 12,903     $ 16,155     $ 14,274
        Provision for losses.......................    62,353       29,499       18,003
        Charge-offs, net of recoveries.............   (37,682)     (20,398)     (16,122)
        Securitization of retail contracts.........    (7,395)     (12,353)          --
                                                     --------     --------     --------
        Balance at end of period...................  $ 30,179     $ 12,903     $ 16,155
                                                     ========     ========     ========

     Management provides an allowance for losses based on analysis of historical loss results and consideration of current market conditions. In the fourth quarter of fiscal year 1997 and after year end, loss trends increased significantly. Based on these developments and trends in the industry, management increased the allowance for losses by approximately $30 million.

     As of June 30, 1997 and 1996, 3.4% of the total retail installment contracts serviced were greater than 60 days delinquent.

(3)  SECURITIZATION OF AUTOMOBILE INSTALLMENT CONTRACTS

     In October 1995, the Company commenced selling automobile installment contracts to investors through securitization transactions. Installment contracts originated by the Finance Company are pooled and sold to KARS-YES Receivables Inc. ("KYRI"), a wholly-owned, bankruptcy-remote subsidiary. KYRI retains a subordinated interest in all loans pooled, with the remaining portion sold to investors. The Company receives compensation monthly for performing servicing functions on the entire pool of securitized installment contracts ("servicing fees"). In addition to the servicing fees collected, the Company earns an interest rate spread equal to the difference between the interest rate on the underlying retail contracts and the interest paid to investors. The rights of KYRI as holder of the retained interest ("securitized receivables") are subordinated to the rights of the investors. In the event that 100% of the installment contracts fail to perform and the underlying collateral proved to be of no value, the Company would incur losses to the extent of the securitized receivables and the related interest-only strip.

     During the year ended June 30, 1997, KYRI completed three securitization transactions with an aggregate principal balance of approximately $44,611,000. In connection with the two securitization transactions completed before January 1, 1997, KYRI recorded securitized receivables of approximately $7,372,000, recorded an excess servicing asset of approximately $2,374,000, and recognized a gain of $4,022,000. In

                             KARS-YES HOLDINGS INC.

connection with KYRI's third securitization which was completed after January 1, 1997, KYRI recorded securitized receivables of approximately $4,235,000, recorded a servicing liability of $282,000, an interest-only strip of $1,242,000, and recognized a gain of $866,000. During the year ended June 30, 1996, KYRI completed three securitization transactions with an aggregate principal balance of approximately $94,400,000. In connection with these transactions, KYRI recorded securitized receivables of approximately $24,000,000, recorded an excess servicing asset of approximately $5,800,000, and recognized a gain of $8,090,000.

     As noted in Note 1, the Company adopted FAS 125 on January 1, 1997. FAS 125 requires that the amounts carried previously as excess servicing assets be reclassified between a servicing asset or liability and an interest-only strip with the difference recognized as unrealized loss on securities, net of tax. On January 1, 1997, in connection with the above reclassification, the Company derecognized excess service asset of $4,399,000, recorded an interest-only strip of $4,069,000, a servicing liability of $1,017,000, and an unrealized loss on securities of $1,347,000.

     Changes in the balances of servicing liabilities for the year ended June 30, 1997 are as follows:

                                                                        SERVICING
                                                                       LIABILITIES
                                                                       -----------
            Balance at January 1, 1997...............................  $ 1,017,000
            Servicing liability additions............................      283,000
            Amortization.............................................     (477,000)
                                                                        ----------
            Balance at June 30, 1997.................................  $   823,000
                                                                        ==========

     In connection with securitization transactions, for the years ended June 30, 1997 and 1996, the Company received cash proceeds totaling approximately $27,224,000 and $61,100,000, respectively. These funds were used to pay down the senior line of credit. As of June 30, 1997 and 1996, the company serviced 9,349 and 9,643 installment contracts respectively, with an aggregate principal balance of approximately $61,413,000 and $69,091,000 under securitization transactions. These contracts represent approximately 34% and 49% of the total outstanding receivables serviced by the Company at June 30, 1997 and 1996, respectively.

     During the third and fourth quarter and after year-end, losses began to increase significantly. Based on this and loss trends in the industry, management recorded an impairment charge to finance income of $11 million on the securitized receivables and $3 million on the interest only strip.

     Pursuant to a September 15, 1997 Purchase and Sale Agreement (see Note 13) no further installment contracts will be securitized. The six outstanding loan pools will be serviced by Ugly Duckling Corporation.

                             KARS-YES HOLDINGS INC.

(4)  FIXED ASSETS

     Fixed assets consist of the following (dollars in thousands):

                                                                     YEAR ENDED JUNE
                                                                           30,
                                                                    ------------------
                                                                     1997       1996
                                                                    ------     -------
        Leasehold improvements....................................  $   --     $ 3,596
        Equipment.................................................      --       2,902
        Furniture and fixtures....................................      --       1,201
        Construction in progress..................................      --         223
        Buildings.................................................     973         196
        Vehicles..................................................      --          45
        Land......................................................     371         371
        Less: accumulated depreciation............................     (26)     (3,470)
                                                                    ------      ------
                                                                    $1,318     $ 5,064
                                                                    ======      ======

     Fixed assets sold to Ugly Duckling Corporation have been reclassified to "Assets held for sale" (see Note 13).

(5)  COMMITMENTS, CONTINGENCIES AND CONCENTRATION OF CREDIT RISK

     Leases -- Retail store locations are generally leased for up to five years with certain rights to extend or terminate without penalty. Equipment leases are for periods from one to three years. Lease expense was approximately $2,843,000 and $2,657,000 for the years ended June 30, 1997 and 1996, respectively. Lease commitments (excluding those assumed by Ugly Duckling Corporation, see Note 13) for years ending June 30 are as follows (dollars in thousands):

            1998........................................................  $1,134
            1999........................................................     606
            2000........................................................     449
            2001........................................................      25
                                                                          ------
                                                                          $2,214
                                                                          ======

     As of September 15, 1997, a majority of leases were assumed by the Ugly Duckling Corporation. Leases not assumed in the sales transaction are reflected in the above schedule. Of the $2.2 million in lease commitments not assumed by Ugly Duckling Corporation, $1.2 million are being subleased.

     Legal Proceedings -- At June 30, 1997, the Company and its subsidiaries in their normal course of business were involved in various legal proceedings. In the opinion of management, the ultimate disposition of such legal proceedings will not have a material effect upon the Company's financial position, earnings or liquidity.

(6)  SENIOR LINE OF CREDIT

     The Company had an $85,000,000 revolving line of credit with several lending institutions (the "Senior Lending Group") which expired on April 30, 1997. The credit line was available for financing automobile installment contracts and general corporate operations. Borrowings were made at a fixed rate based on the Eurodollar Rate plus 3% (8.8% at June 30, 1997), or a variable rate based on the lender's prime rate plus 2% (10.5% at June 30, 1997) at the Company's discretion. For the year ended June 30, 1997, actual interest rates ranged from 8.37% to 10.50%. The agreement required the Company to pay an annual commitment fee of 0.375% for the unfunded portion of the line of credit.

                             KARS-YES HOLDINGS INC.

     The line of credit is collateralized by the Company's retail installment contracts, inventory, intangibles and equipment. The agreement also contains various provisions, the most restrictive of which require that the Company maintain certain tangible net worth, leverage, and interest coverage ratios, as defined. It also restricts the Company from declaring and paying dividends. As of June 30, 1997, the Company had drawn $80,300,000 on the revolving line of credit and incurred interest expense of approximately $6,060,000 for the year then ended.

     Effective April 30, 1997, the line of credit expired and was in technical default. In addition, the Company was in violation of its tangible net worth and earnings to fixed charges covenants at June 30, 1997. Pursuant to the September 15, 1997 Purchase and Sale Agreement (see Note 13), the Senior Lending Group consented to the sale agreement which provides that Ugly Duckling Corporation service the Company's unsecuritized retail installment contracts. The senior line of credit will be repayable from future collections on the Company's retail contracts (non-securitized) and any remaining collections associated with both
(i) the interest-only strip receivable and (ii) the securitized receivables. The senior line of credit, as modified, earns interest at a rate of prime plus 1.5%. Under the amended agreement, the Senior Lending Group retained the right to demand payment in full.

(7)  SUBORDINATED NOTES PAYABLE

     During October 1994, the Company entered into an agreement with two financial institutions to borrow $30,000,000 through the issuance of subordinated notes. The notes bear interest at an annual rate of 11.75%, payable quarterly. In connection with the notes, the Company has issued detachable warrants to purchase 9,047,958 shares of "Class B" common stock at an exercise price of $.38 per share which was the estimated fair value at date of issuance. As of June 30, 1997, all of these warrants were exercisable. For the year ended June 30, 1997, the Company incurred interest expense related to the subordinated notes of approximately $3,525,000.

     As a result of the technical default of the senior line of credit (see Note
6) and a cross-default provision, the subordinated notes were in technical default as of April 30, 1997. The subordinated note holders consented to the sale agreement which provides that Ugly Duckling Corporation service the Company's unsecuritized retail installment contracts with all future collections (net of servicing fees) going first to pay down the Senior Line of Credit. Any remaining collections will be applied to repay the subordinated note holders.

(8)  CHANGE IN CAPITAL STRUCTURE

     On April 30, 1995, the Retail Company issued 13,500 shares of cumulative preferred stock for cash. The preferred stock votes together with the outstanding common stock as a single class on all actions to be voted on by the stockholders of the Retail Company. The preferred stock was issued to some, but not all existing shareholders of the Company. The preferred stock has a par value of $100 per share, an annual dividend rate equal to $11.75 per share, and is redeemable at either the holder's or Retail Company's option on or after April 30, 2000 and April 30, 2001, respectively. The redemption price is set at par unless the Retail Company elects to redeem all the shares at any time prior to April 30, 2001, upon which the redemption price is set at $101 per share. Cash proceeds from the issuance of the preferred stock was $1,351,350. In connection with the preferred stock, the Retail Company has issued detachable warrants to purchase 405,000 shares of the Company's "Class A" common stock at an exercise price of $.38 per share, which was fair value at date of issuance. The warrants expire if not exercised prior to December 31, 2004. As of June 30, 1997 all of these warrants were exercisable. Subsequent to year end the Company discontinued dividends to the preferred shareholders.

                             KARS-YES HOLDINGS INC.

(9)  RELATED PARTY TRANSACTIONS

     During fiscal year 1997, the Company's wholly-owned subsidiary, A&F, commenced operations and incurred an operating loss of approximately $1.1 million through December 31, 1996. On December 31, 1996, A&F was purchased by the Edwin L. Cox Company (the "Acquirer"). A similar group of shareholders hold a substantial ownership interest in both companies. The Acquirer assumed all assets and liabilities of A&F which resulted in a gain of $1.1 million. The net effect of these transactions had no material effect on the Company's consolidated net loss for the year ended June 30, 1997.

     During 1997, the Company provided management services, including payroll disbursement and customer payment collections for A&F. As of June 30, 1997, the Company has a payable to A&F of approximately $214,000.

(10)  INCENTIVE PLANS

     The Company has a stock incentive plan (the "Plan") for key employees, under which the maximum number of shares that may be granted in the aggregate is 10% of the outstanding shares of the Company's common stock subject to a cap of 12,000,000 shares. The Plan, which became effective April 1, 1991, provides for the options to be granted, become exercisable, and terminate upon terms established by the Board of Directors. Shares provided under the Plan vest at a rate of one-sixth per year beginning on the second anniversary of the grant date. Vested shares become exercisable at the earlier of the fifth anniversary of the grant date, liquidation or dissolution of the Company, or the effective date of an initial public offering. The Plan terminates April 1, 2001.

     A summary of stock option activity under this Plan is as follows:

                                                OPTIONS            OPTIONS OUTSTANDING
                                               AVAILABLE      ------------------------------
                                               FOR GRANT        SHARES       PRICE PER SHARE
                                               ----------     ----------     ---------------
        Balance at June 30, 1994.............   3,654,000      8,346,000
        Terminated...........................   1,200,000     (1,200,000)         $0.34
        Terminated...........................      54,000        (54,000)          0.38
        Granted..............................  (1,551,600)     1,551,600           0.38
                                               ----------     ----------
        Balance at June 30, 1995.............   3,356,400      8,643,600
        Terminated...........................   1,185,600     (1,185,600)         $0.38
        Granted..............................    (560,000)       560,000           0.41
                                               ----------     ----------
        Balance at June 30, 1996.............   3,982,000      8,018,000
        Terminated...........................     108,000       (108,000)         $0.38
        Granted..............................    (290,000)       290,000           0.41
                                               ----------     ----------
        Balance at June 30, 1997.............   3,800,000      8,200,000
                                               ==========     ==========

     Of the options outstanding at June 30, 1997, 5,908,000 were exercisable. The exercise price assigned on the grant date is determined by the Board of Directors.

     Given that a majority of the Company's operating assets were subsequently sold (see Note 13), management believes the estimated fair market value of the shares is minimal. As a result, the Company views the potential for any option to be exercised as highly improbable.

     In March 1994, the Company adopted a limited Managers Stock Purchase Plan with respect to common stock of the Company for certain managers of the Retail Company. The maximum number of shares of common stock which may be purchased under this limited plan is 750,000 shares. This limited plan will afford each manager to invest up to 50% of his or her full monthly after tax store net profit bonus in common stock of

                             KARS-YES HOLDINGS INC.

the Company. As of June 30, 1997, there were 17,180 shares of common stock outstanding that have been issued pursuant to this plan at values ranging from $.38 to $.41 per share. As a result of the sale mentioned above, all remaining outstanding shares were repurchased in July 1997.

(11)  INCOME TAXES

     On April 30, 1995, the Retail Company issued 13,500 additional shares of preferred stock which diluted the voting rights of its existing shareholders. As a result, effective April 30, 1995, the Retail Company ceased to be a member of the affiliated group ("deconsolidated" from KARS-YES Holdings Inc. and subsidiaries) for Federal income tax purposes. Pursuant to California tax laws, the Retail Company is required to continue to file on a combined basis with the Company. The primary tax effect of the deconsolidation is the immediate recognition of a loss resulting from discounts that arise upon the Retail Company's sale of retail contracts ("retail contract discounts") to the Finance Company. Because of the combined California filing requirement, retail contract discounts will continue to be deferred for California tax purposes.

     The provision for income taxes is as follows (dollars in thousands):

                                                            YEAR ENDED JUNE 30,
                                                     ----------------------------------
                                                      1997          1996         1995
                                                     -------       ------       -------
        Current tax provision (benefit)............  $  (785)      $  478       $(3,896)
        Deferred tax provision (benefit)...........   (1,577)       1,361         5,284
                                                     -------       ------        ------
                                                     $(2,362)      $1,839       $ 1,388
                                                     =======       ======        ======

     Reconciliations of the differences between income taxes computed at the federal statutory rate and the consolidated income tax provision/(benefit) are as follows (dollars in thousands):

                                                              YEAR ENDED JUNE 30,
                                                         ------------------------------
                                                           1997        1996       1995
                                                         --------     ------     ------
        Provision/(benefit) at federal statutory
          rate.........................................  $(13,974)    $1,563     $1,209
        State taxes....................................    (2,465)       276        179
        Change in deferred tax valuation allowance.....    13,512         --         --
        Other nondeductible items......................       565         --         --
                                                         --------     ------     ------
                  Income tax provision/(benefit).......  $ (2,362)    $1,839     $1,388
                                                         ========     ======     ======

     The components of the deferred tax assets and liabilities are as follows (dollars in thousands):

                                                       JUNE 30, 1997
                                    ----------------------------------------------------
                                            FEDERAL                       STATE
                                    ------------------------     -----------------------
                                     ASSETS      LIABILITIES     ASSETS      LIABILITIES      TOTAL
                                    --------     -----------     -------     -----------     --------
    Retail contracts..............  $     --       $  (901)      $    --       $  (289)      $ (1,190)
    Allowance for losses..........    10,261            --         3,250            --         13,511
    Securitized receivables.......        --        (3,424)           --            --         (3,424)
    Inventory.....................       464            --            28            --            492
    Fixed assets..................       708            --            56            --            764
    Other.........................       205            --            88            --            293
    Net operating loss............     3,217            --           201            --          3,418
                                    --------       -------       -------         -----       --------
    Deferred tax asset
      (liability).................    14,855        (4,325)        3,623          (289)        13,864
    Valuation allowance...........   (10,530)           --        (3,334)           --        (13,864)
                                    --------       -------       -------         -----       --------
    Net deferred tax liability....                                                           $      0
                                                                                             ========

                             KARS-YES HOLDINGS INC.

                                                       JUNE 30, 1996
                                    ----------------------------------------------------
                                            FEDERAL                       STATE
                                    ------------------------     -----------------------
                                     ASSETS      LIABILITIES     ASSETS      LIABILITIES      TOTAL
                                    --------     -----------     -------     -----------     --------
    Retail contracts..............  $    672       $    --       $     6       $    --       $    678
    Allowance for losses..........     4,387            --         2,148            --          6,535
    Securitized receivables.......        --        (6,298)           --        (1,182)        (7,480)
    Excess servicing asset........        --        (1,336)           --          (251)        (1,587)
    Inventory.....................        --          (146)           --            (9)          (155)
    Fixed assets..................       318            --            32            --            350
    Retail lease contracts........        --           (49)           --            (9)           (58)
    Other.........................       412            --           100            --            512
                                    --------       -------       -------         -----       --------
    Deferred tax asset
      (liability).................     5,789        (7,829)        2,286        (1,451)        (1,205)
    Valuation allowance...........        --            --          (352)           --           (352)
                                    --------       -------       -------         -----       --------
    Net deferred tax liability....                                                           $ (1,557)
                                                                                             ========

     As of June 30, 1997, the Company has a net operating loss of approximately $10,900,000. This net operating loss will be carried forward to offset future taxable income or if unused, will expire by June 30, 2012. Management believes that given (i) the magnitude of the Company's net operating loss carryforward and (ii) the Company's limited ability to generate future taxable income sufficient to exceed the net operating loss carryforward, it is highly probable that no further taxes will be incurred by the Company as it winds down operations. Therefore, no further deferred tax assets on liabilities are recognized.

(12)  RISK MANAGEMENT AND FINANCIAL INSTRUMENTS

     Risk Management -- The Company utilizes an interest rate swap to hedge portions of its variable-rate debt outstanding (including advances under the revolving line of credit and amounts advanced against securitized loan pools), thereby allowing the Company to lock-in a fixed rate. As of June 30, 1997, the notional amount of the swap contract was $50 million, upon which the Company pays a fixed rate (5.77%) and receives the lesser of the quarterly beginning or ending one-month commercial paper rate (5.45%) at June 30, 1997. The swap agreement has no imbedded options or other terms that involve a higher level of complexity or risk. In addition, the Company has interest rate caps (strike at 11% one-month commercial paper rate) intended to preserve the minimum spread associated with each securitized pool of loans. As of June 30, 1997, the notional amount of the interest rate caps was $61.4 million. The Company does not use derivative financial instruments for trading or speculative purposes. The swap was subsequently terminated on September 5, 1997, resulting in the Company paying $258,700.

     Financial Instruments -- Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments" ("SFAS No. 107"), requires disclosure of fair value information about financial instruments, whether or not recognized on the balance sheet. Fair values are based on estimates using present value or other valuation techniques in cases where quoted market prices are not available. These techniques are significantly effected by the assumptions used, including the discount rate and estimates of future cash flows. SFAS No. 107 excludes certain financial instruments and all non-financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented in the accompanying table do not represent the underlying value of the Company.

                             KARS-YES HOLDINGS INC.

     The estimated fair values of the Company's financial instruments are as follows (dollars in thousands):

                                                                   JUNE 30,
                                                  -------------------------------------------
                                                         1997                    1996
                                                  -------------------     -------------------
                                                  CARRYING     FAIR       CARRYING     FAIR
                                                  AMOUNT       VALUE      AMOUNT       VALUE
                                                  -------     -------     -------     -------
    Financial Assets:
      Cash and cash equivalents...............    $ 1,455     $ 1,455     $ 1,703     $ 1,703
      Securitized receivables.................     10,072      10,072      19,352      17,865
      Excess servicing asset..................         --          --       3,929       3,410
      Interest-only strip.....................        535         535
      Retail contracts, net...................     87,911      87,911      57,206      66,116
    Financial Liabilities:
      Subordinated notes payable..............    $30,000     $18,569     $30,000     $33,166
      Senior line of credit...................     80,300      79,035      39,000      39,000
      Servicing liability.....................        823         823
    Off Balance Sheet Financial Instruments:
      Interest rate swap......................    $    --     $  (191)    $    (9)    $   (26)
      Interest rate caps......................         --           2          --           3

     The following fair value estimates, methods and assumptions were used to measure each class of financial instruments for which it is practical to estimate fair value:

     Cash and cash equivalents: The carrying amount is considered to be a reasonable estimate of fair value.

     Securitized receivables, excess servicing asset, interest-only strip: The fair value was estimated by discounting future cash flows using rates available for instruments with similar risk and remaining maturities. In determining fair value, the prepayment and loss factors utilized were not significantly different from the Company's actual prepayment and loss experience.

     Retail contracts, net of unearned finance charges: Fair value was estimated using investor yields associated with securitized sales currently entered into by the Company, considering anticipated prepayment, losses and other factors.

     Subordinated notes payable: Fair value was estimated based on the net cash flows (after repayment of Senior Line of Credit) ultimately available for debt with similar terms and maturity. The net cash flows were based on an estimate of future collections (net of servicing fees) on the Company's outstanding retail contracts.

     Senior line of credit: Fair value was estimated based on the net cash flows ultimately available to pay down the line of credit, discounted at rates available for debt with similar terms and maturity, considering risks given the current status of the Company. The net cash flows were based on an estimate of future collections (net of servicing fees) on the Company's outstanding retail contracts.

     Servicing liability: Fair value was estimated based on an analysis of discounted cash flows that incorporates estimates of (1) market servicing costs,
(2) projected ancillary servicing revenue, (3) projected prepayment rates that are based on changes in interest rates, and (4) market profit margin.

(13)  SALE OF CERTAIN ASSETS AND LIABILITIES TO UGLY DUCKLING CORPORATION

     On September 15, 1997 the Company entered into an agreement with Ugly Duckling Corporation (the "Buyer") to sell the majority of its operating assets and facilities of the Finance and Retail operations. The

                             KARS-YES HOLDINGS INC.

aggregate purchase price for the assets acquired and the assumption of certain liabilities was approximately $5.5 million. The assets acquired and liabilities assumed consist of the following (dollars in thousands):

                                               CARRYING VALUE     ALLOWANCE     NET BOOK VALUE
                                               --------------     ---------     --------------
        Automobile inventory...............        $3,701          $(1,181)         $2,520
        Fixed assets.......................         3,179               --           3,179
        Other assets.......................           259             (128)            131
        Accrued vacation...................          (310)              --            (310)
                                                   ------          -------          ------
                                                   $6,829          $(1,309)         $5,520
                                                   ======          =======          ======

     Concurrent with the sale, the Company entered into an agreement whereby the Buyer will service the outstanding retail contract portfolio (both securitized and company owned) and remit all future collections (net of servicing fees) to pay down the respective obligations. The Buyer is to be reimbursed for all direct collection expenses in addition to a monthly servicing fee. Two of the Company's existing retail stores were not acquired: one in Baldwin Park, California and one in Atlanta, Georgia. In addition, the Company's retail store in "Northeast Dallas" was not acquired, however, the Buyer is operating out of this location and is leasing the facilities from the Company. All other retail stores were acquired, and their corresponding leases assumed. The Company will not operate out of the remaining store locations, and will pursue subleasing, conveying or terminating the existing leases.

(14)  BUSINESS SEGMENT INFORMATION

     Operating results and other financial data are presented for the principal business segments of the Company for the years ended June 30, 1997, 1996 and 1995, respectively. The Company has three distinct business segments. These consist of retail car sales operations (Retail Operations), the income generated from the finance receivables generated at the Retail Operations (Finance Operations) and corporate and other operations. Identifiable assets by business segment are those assets used in each segment of Company operations (dollars in thousands):

                                               RETAIL        FINANCE
                                             OPERATIONS     OPERATIONS     CORPORATE     CONSOLIDATED
                                             ----------     ----------     ---------     ------------
    Year ended or at June 30, 1997
      Revenue............................     $ 144,129      $  21,504           --        $165,633
      Depreciation and amortization......         2,162            640           --           2,802
      Operating income...................       (11,450)       (28,585)          --         (40,035)
      Identifiable assets................        10,599         99,978      $ 1,416         111,993
    Year ended or at June 30, 1996
      Revenue............................     $ 118,176      $  23,486           --        $141,662
      Depreciation and amortization......           968            379           --           1,347
      Operating income...................           119          4,478           --           4,597
      Identifiable assets................        23,006         81,470      $ 3,852         108,328
    Year ended or at June 30, 1995
      Revenue............................     $  81,832      $  15,796           --        $ 97,628
      Depreciation and amortization......           474             46           --             520
      Operating income...................         1,259          2,298           --           3,557
      Identifiable assets................        11,279         87,648      $ 2,954         101,881

                             KARS-YES HOLDINGS INC.

(15)  QUARTERLY STATEMENT OF OPERATIONS

                      CONSOLIDATED STATEMENT OF OPERATIONS
                        FISCAL YEAR ENDED JUNE 30, 1997
                                  (UNAUDITED)

                                             FIRST     SECOND      THIRD      FOURTH
                                            QUARTER    QUARTER    QUARTER    QUARTER       TOTAL
                                            -------    -------    -------    --------     --------
Automotive sales..........................  $37,724    $31,742    $41,042    $ 33,621     $144,129
Cost of automotive sales..................   23,996     21,242     25,129      28,066       98,433
                                            -------    -------    -------    --------     --------
     Gross margin on automotive sales.....   13,728     10,500     15,913       5,555       45,696
Provision for losses on retail
  contracts...............................    7,161      6,549     10,895      37,748(1)    62,353
                                            -------    -------    -------    --------     --------
                                              6,567      3,951      5,018     (32,193)     (16,657)
Gain on sale of receivables...............    1,746      2,276        866          --        4,888
Finance charge income.....................    3,366      3,586      4,809       4,855       16,616
                                            -------    -------    -------    --------     --------
     Operating profit (loss) before
       expenses...........................   11,679      9,813     10,693     (27,338)       4,847
Expenses:
  Selling and store.......................    5,278      4,870      5,470       6,166       21,784
  Finance operations......................    1,689      1,729      2,026       2,203        7,647
  General and administrative..............      494        511        497         561        2,063
  Depreciation and amortization...........      440        462        500       1,400        2,802
                                            -------    -------    -------    --------     --------
     Earnings (loss) before interest and
       income taxes.......................    3,778      2,241      2,200     (37,668)     (29,449)
Interest expense, net.....................    1,923      2,366      2,425       3,872       10,586
                                            -------    -------    -------    --------     --------
     Earnings (loss) before income
       taxes..............................    1,855       (125)      (225)    (41,540)     (40,035)
Provision (benefit) for income taxes......      742        (50)       192      (3,246)      (2,362)
                                            -------    -------    -------    --------     --------
          Net earnings (loss).............  $ 1,113    $   (75)   $  (417)   $(38,294)    $(37,673)
                                            =======    =======    =======    ========     ========

---------------
(1) See Note 2 for discussion on changes in provision for losses.

                             KARS-YES HOLDINGS INC.

                      CONSOLIDATED STATEMENT OF OPERATIONS
                        FISCAL YEAR ENDED JUNE 30, 1996
                                  (UNAUDITED)

                                           FIRST      SECOND       THIRD      FOURTH
                                          QUARTER     QUARTER     QUARTER     QUARTER      TOTAL
                                          -------     -------     -------     -------     --------
Automotive sales........................  $26,851     $24,615     $32,118     $34,592     $118,176
Cost of automotive sales................   16,177      15,665      20,004      22,123       73,969
                                          -------     -------     -------     -------      -------
     Gross margin on automotive sales...   10,674       8,950      12,114      12,469       44,207
Provision for losses on retail
  contracts.............................    5,907       8,915       7,067       7,610       29,499
                                          -------     -------     -------     -------      -------
                                            4,767          35       5,047       4,859       14,708
Gain on sale of receivables.............       --       5,183       1,109       1,798        8,090
Finance charge income...................    4,688       4,359       2,955       3,394       15,396
                                          -------     -------     -------     -------      -------
     Operating profit before expenses...    9,455       9,577       9,111      10,051       38,194
Expenses:
  Selling and store.....................    3,434       4,047       4,248       4,682       16,411
  Finance operations....................    1,497       2,174       1,571       1,226        6,468
  General and administrative............      429         519         623         809        2,380
  Depreciation and amortization.........      286         363         539         159        1,347
                                          -------     -------     -------     -------      -------
     Operating earnings before interest
       and income taxes.................    3,809       2,474       2,130       3,175       11,588
Interest expense........................    1,968       1,638       1,546       1,839        6,991
                                          -------     -------     -------     -------      -------
     Earnings before income taxes.......    1,841         836         584       1,336        4,597
Provision for income taxes..............      736         334         235         534        1,839
                                          -------     -------     -------     -------      -------
          Net earnings..................  $ 1,105     $   502     $   349     $   802     $  2,758
                                          =======     =======     =======     =======      =======

                             KARS-YES HOLDINGS INC.

(16)  KARS-YES HOLDINGS INC.

     The following are condensed balance sheets of KARS-YES Holdings Inc. as of June 30 (dollars in thousands):

                                                                            1997        1996
                                                                          --------     -------
                                            ASSETS
Cash and cash equivalents.............................................    $  1,333     $ 1,452
Fixed assets, net.....................................................          --         612
Other assets, net.....................................................          83       1,788
Intercompany receivable...............................................      27,744      24,506
Investments in subsidiaries...........................................      (3,325)     35,567
                                                                          --------     -------
          Total assets................................................    $ 25,835     $63,925
                                                                          ========     =======
                        LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Accounts payable......................................................    $  4,107     $ 3,629
Accrued liabilities...................................................         641         215
Subordinated notes payable............................................      30,000      30,000
                                                                          --------     -------
          Total liabilities...........................................      34,748      33,844
                                                                          --------     -------
Redeemable cumulative preferred stock of subsidiary...................           1           1
                                                                          --------     -------
Shareholders' equity (deficit):
  Class A common stock................................................       1,200       1,203
  Treasury stock......................................................        (300)       (300)
  Additional paid-in capital..........................................      23,511      23,610
  Unrealized gain on investment.......................................      (1,087)
  Retained earnings...................................................     (32,238)      5,567
                                                                          --------     -------
          Total shareholders' equity (deficit)........................      (8,914)     30,080
                                                                          --------     -------
          Total liabilities and shareholders' equity (deficit)........    $ 25,835     $63,924
                                                                          ========     =======

     The ability of the Company's subsidiaries to transfer funds to the Company in the form of dividends is restricted pursuant to the terms of the senior line of credit entered into by the Company's Finance Operation.

                   UGLY DUCKLING CORPORATION AND SUBSIDIARIES

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997
               (IN THOUSANDS, EXCEPT EARNINGS PER SHARE AMOUNTS)

                             HISTORICAL                                         PRO FORMA      PRO FORMA
                             COMPANY     SEMINOLE     EZ PLAN       KARS       ADJUSTMENTS     COMBINED
                             -------     --------     -------     --------     -----------     ---------
Sales of Used Cars.........  $46,013      $4,430      $10,730     $ 84,993      $      --      $ 146,166
Less:
  Cost of Used Cars Sold...   24,000       4,392        7,675       60,382            291(a)      96,740
  Provision for Credit
     Losses................    8,829          --        5,316       50,914             --         65,059
                             -------     -------      -------      -------        -------       --------
                              13,184          38       (2,261)     (26,303)          (291)       (15,633)
                             -------     -------      -------      -------        -------       --------
Interest Income............   12,608         307        1,357       12,957        (12,957)(b)     14,272
Gain (Loss) on Sale of
  Loans....................   12,810          --           --          866           (866)(c)     12,810
                             -------     -------      -------      -------        -------       --------
                              25,418         307        1,357       13,823        (13,823)        27,082
                             -------     -------      -------      -------        -------       --------
Other income...............    3,574          20          977           --          2,806(d)       7,377
                             -------     -------      -------      -------        -------       --------
Income before Operating
  Expenses.................   42,176         365           73      (12,480)       (11,308)        18,826
Operating Expenses.........   28,111         374        3,561       22,576         (1,465)(e)     53,119
                             -------     -------      -------      -------                      --------
                                                                                     (155)(f)
                                                                                      (37)(g)
                                                                                      154(h)
Income (Loss) before
  Interest Expense.........   14,065          (9)      (3,488)     (35,056)        (9,805)       (34,293)
Interest Expense...........    1,336          --          359        8,303            169(i)       3,116
                             -------     -------      -------      -------        -------       --------
                                                                                   (7,051)(j)
Earnings (Loss) before
  Income Taxes.............   12,729          (9)      (3,847)     (43,359)        (2,923)       (37,409)
Income Taxes (Benefit).....    5,156          --           --       (3,054)        (2,102)(k)         --
                             -------     -------      -------      -------        -------       --------
Net Earnings (Loss)........  $ 7,573      $   (9)     $(3,847)    $(40,305)     $    (821)     $ (37,409)
                             =======     =======      =======      =======        =======       ========
Earnings (Loss) per
  Share....................    $0.43                                                              $(2.10)
                             =======                                                            ========
Shares Used in
  Computation..............   17,780                                                              17,780
                             =======                                                            ========

    The accompanying notes are an integral part of this unaudited pro forma condensed combined statement of operations.

                   UGLY DUCKLING CORPORATION AND SUBSIDIARIES

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1996
               (IN THOUSANDS, EXCEPT EARNINGS PER SHARE AMOUNTS)

                             HISTORICAL                                     PRO FORMA          PRO FORMA
                             COMPANY    SEMINOLE    EZ PLAN      KARS      ADJUSTMENTS         COMBINED
                             -------    --------    -------    --------    -----------         ---------
Sales of Used Cars........   $53,768    $ 11,827    $42,303    $136,176     $      --          $ 244,074
Less:
  Cost of Used Cars
     Sold.................    29,890       9,417     30,800      87,365            (2)(a)        157,470
  Provision for Credit
     Losses...............     9,811       7,107      4,512      28,387            --             49,817
                             -------     -------    -------    --------       -------           --------
                              14,067      (4,697)     6,991      20,424             2             36,787
                             -------     -------    -------    --------       -------           --------
Interest Income...........    15,856      10,193      6,418      13,301       (13,301)(b)         32,467
Gain (Loss) on Sale of
  Loans...................     4,434      (1,457)        --       6,929        (6,929)(c)          2,977
                             -------     -------    -------    --------       -------           --------
                              20,290       8,736      6,418      20,230       (20,230)            35,444
                             -------     -------    -------    --------       -------           --------
Other income..............     1,571       1,620      2,926          --         3,150(d)           9,267
                             -------     -------    -------    --------       -------           --------
Income before Operating
  Expenses................    35,928       5,659     16,335      40,654       (17,078)            81,498
Operating Expenses........    24,700      10,723     14,253      29,330        (1,581)(e)         77,645
                             -------     -------    -------    --------                         --------
                                                                                  211(f)
                                                                                  705(g)
                                                                                 (696)(h)
Income (Loss) before
  Interest Expense........    11,228      (5,064)     2,082      11,324       (15,717)             3,853
Interest Expense..........     5,262       3,742      1,880       7,674           477(i)          11,361
                             -------     -------    -------    --------                         --------
                                                                               (7,674)(j)
Earnings (Loss) before
  Income Taxes............     5,966      (8,806)       202       3,650        (8,520)            (7,508)
Income Taxes (Benefit)....       100          --         --       1,461        (1,561)(k)             --
                             -------     -------    -------    --------       -------           --------
Net Earnings (Loss).......   $ 5,866    $ (8,806)   $   202    $  2,189     $  (6,959)         $  (7,508)
                             =======     =======    =======    ========       =======           ========
Earnings (Loss) per
  Share...................     $0.60(l)                                                           $(1.02)(1)
                             =======                                                            ========
Shares Used in
  Computation.............     8,283                                                               8,283
                             =======                                                            ========

    The accompanying notes are an integral part of this unaudited pro forma condensed combined statement of operations.

                   UGLY DUCKLING CORPORATION AND SUBSIDIARIES

                NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                       FINANCIAL STATEMENTS OF OPERATIONS

(1) BASIS OF ACCOUNTING

     The following unaudited pro forma condensed combined financial information of the Company presents the pro forma combined statements of operations for the nine months ended September 30, 1997, and the year ended December 31, 1996. The pro forma combined statement of operations for the year ended December 31, 1996 has been adjusted to give effect to (i) the Company's acquisition of Seminole Finance Corporation and related companies ("Seminole"), (ii) E-Z Plan, Inc. ("E-Z Plan") and (iii) Kars-Yes Holdings Inc. ("Kars"), in each case as if the transactions had occurred on January 1, 1996 (collectively referred to as the "1997 Acquisitions" or "Acquired Companies"). The pro forma combined statement of operations for the nine months ended September 30, 1997 gives effect to the 1997 Acquisitions as if the 1997 Acquisitions had occurred on January 1, 1997.

     The combination of the Company's audited statement of operations for the year ended December 31, 1996 with the audited statements of operations of Seminole and E-Z Plan and the unaudited statement of operations of Kars for the same period results in a combined loss of $7.5 million. In addition, the combination of the Company's unaudited statement of operations for the nine month period ended September 30, 1997 with the unaudited statements of operations of the 1997 Acquisitions for the same period results in a combined loss of $37.4 million. These pro forma results are not necessarily indicative of the future results of operations of the Company or the results of operations which would have resulted had the Company and the Acquired Companies been combined during the periods presented. In addition, the pro forma results are not intended to be a projection of future results.

     The unaudited pro forma condensed combined financial information should be read in conjunction with the historical Consolidated Financial Statements of the Company and the Notes thereto and management's discussion and analysis contained elsewhere in this Prospectus, and the respective audited financial statements of the 1997 Acquisitions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Consolidated Financial Statements and Notes thereto.

(2) PROFORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

(a) Adjustment to convert E-Z Plan inventory from last-in, first-out (LIFO) to specific identification basis of accounting.

(b) Adjustment to eliminate interest income on the Kars loan portfolio not purchased by Ugly Duckling.

(c) Adjustment to eliminate gain on sale on the Kars loan portfolio, as the loan portfolio was not purchased by Ugly Duckling.

(d) Adjustment to record servicing fee income for servicing fees generated by Ugly Duckling for the servicing of the loan portfolio retained by Kars and serviced by Ugly Duckling.

(e) Pursuant to the terms of the servicing agreement between Ugly Duckling and Kars, Kars is responsible for bearing the collection costs of its retained loan portfolio. Adjustment to decrease general and administrative expenses for vehicle repossession and reconditioning expenses related to the Kars loan portfolio not purchased by Ugly Duckling.

(f) Adjustment to rent expense for difference in lease rates for certain properties.

(g) Amortization of goodwill over a period ranging from 15 years to 20 years.

(h) Adjustment to reverse key man life insurance expense for policies retained by E-Z Plan.

(i) The former stockholders of E-Z Plan had provided financing to E-Z Plan for use in purchasing and reconditioning its inventory and in funding operating expenses. No interest was charged, except for advances related to inventory purchases. This pro forma adjustment is to charge interest at Ugly Duckling's average borrowing rate as if the entire balance of the advances from the shareholders had been charged interest.

(j) Adjustment to reduce interest expense for the carrying cost of the loan portfolio retained by Kars.

(k) Adjust income tax expense for the impact of the pro forma adjustments.

(l) Earnings per share calculated after giving effect to payment of $916,000 in preferred stock dividends in 1996.

======================================================

  NO DEALER, SALESPERSON, OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OTHER PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL.

                            ------------------------

                               TABLE OF CONTENTS


                                             PAGE
                                             ----
Prospectus Summary.........................    3
Risk Factors...............................   10
The Company................................   18
FMAC Transaction...........................   18
Use of Proceeds............................   23
Price Range of Common Stock................   23
Dividend Policy............................   23
Capitalization.............................   24
Selected Consolidated Financial Data.......   25
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...............................   30
Business...................................   53
Management.................................   63
Security Ownership of Certain Beneficial
  Owners and Management....................   70
Certain Relationships and Related
  Transactions.............................   72
Description of Capital Stock...............   73
Selling Securityholders....................   78
Plan of Distribution.......................   78
Legal Matters..............................   81
Experts....................................   81
Available Information......................   82
Index to Financial Statements..............  F-1


======================================================
======================================================

                                5,666,190 Shares


                                  Common Stock


                                    666,190

                         Common Stock Purchase Warrants

                              [UGLY DUCKLING LOGO]
                            -----------------------

                                   PROSPECTUS
                            -----------------------


                               February   , 1998


======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Other expenses in connection with the issuance and distribution of the securities to be registered hereunder, all of which will be paid by the registrant, will be substantially as follows:


                                       ITEM                                  AMOUNT
        ------------------------------------------------------------------  --------
         SEC Registration Fee.............................................  $ 14,445
         Nasdaq Filing Fee................................................    17,500
        *Blue Sky Fees and Expenses (including legal fees)................    10,000
        *Accounting Fees and Expenses.....................................    90,000
        *Legal Fees and Expenses..........................................    90,000
        *Printing and Engraving...........................................    70,000
        *Registrar and Transfer Agent's Fees..............................     5,000
        *Miscellaneous Expenses...........................................    13,055
                                                                            --------
                  Total...................................................  $310,000
                                                                            ========


---------------
* Estimated

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company's Certificate of Incorporation provides that a director of the Company shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for: (i) any breach of the director's duty of loyalty to the Company or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) liability for payments of dividends or stock purchases or redemptions in violation of Section 174 of the Delaware General Corporation Law; or (iv) any transaction from which the director derived an improper personal benefit. In addition, the Company's Certificate of Incorporation provides that the Company shall to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than such law permitted the corporation to provide prior to such amendment), indemnify and hold harmless any person who was or is a party, or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "Indemnitee") against expenses, liabilities and losses (including attorneys' fees, judgments, fines, excise taxes or penalties paid in connection with the Employee Retirement Income Security Act of 1974, as amended, and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith; provided, however, that except as otherwise provided with respect to proceedings to enforce rights to indemnification, the Company shall indemnify any such Indemnitee in connection with a proceeding (or part thereof) initiated by such Indemnitee only if such proceeding or part thereof was authorized by the board of directors of the Company.

     The right to indemnification set forth above includes the right to be paid by the Company the expenses (including attorneys' fees) incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an Indemnitee in his capacity as a director or officer (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Company of an undertaking, by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is not further right to appeal that such Indemnitee is not entitled to be indemnified for such expenses under this section or otherwise. The rights to indemnification and to the advancement of expenses conferred herewith are contract rights and continue as to an Indemnitee who has ceased to be a director, officer, employee or agent and inure to the benefit of the Indemnitee's heirs, executors and administrators.

     The Delaware General Corporation Law provides that indemnification is permissible only when the director, officer, employee, or agent acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. The Delaware General Corporation Law also precludes indemnification in respect of any claim, issue, or matter as to which an officer, director, employee, or agent shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that, despite such adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     For information regarding the Company's undertaking to submit to adjudication the issue of indemnification for violation of the securities laws, see Item 17 hereof.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     On May 31, 1994: (i) Steven P. Johnson purchased 290,000 shares of Common Stock from the Company for an aggregate purchase price of $25,000; (ii) Scott A. Allen and Wm. Don Gray each purchased 116,000 shares of Common Stock from the Company for an aggregate purchase price of $10,000; (iii) Steven T. Darak and Nancy V. Young each purchased 58,000 shares of Common Stock from the Company for an aggregate purchase price of $5,000; (iv) Peter R. Fratt purchased 46,400 shares of Common Stock from the Company for an aggregate purchase price of $4,000; (v) and Eric J. Splaver and Mary E. Reiner each purchased 11,600 shares of Common Stock from the Company for an aggregate purchase price of $1,000.

     On March 22, 1995, Walter T. Vonsh purchased 58,000 shares of Common Stock from the Company for an aggregate purchase price of $5,000.

     On August 31, 1995, SunAmerica purchased $3 million of the Company's convertible subordinated debt. This indebtedness was due December 31, 1998, and bore interest at a per annum rate of 12.5%, payable quarterly. Effective June 21, 1996, SunAmerica converted the note into Common Stock of the Company at the initial public offering price per share (444,444 shares at the initial public offering price of $6.75 per share).

     On December 31, 1995, Verde Investments converted $10,000,000 of subordinated debt into 1,000,000 shares of the Company's Preferred Stock. In November 1996, the Preferred Stock was redeemed by the Company.

     On April 24, 1996, the Company reincorporated from Arizona to Delaware by way of a merger in which the Company, an Arizona corporation, merged with and into a newly created Delaware subsidiary of the Company. In the merger, each share of the Arizona corporation's issued and outstanding common stock was exchanged for 1.16 shares of the Delaware corporation's common stock and each option to purchase shares of the Arizona corporation's common stock was exchanged for 1.16 options to purchase shares of the Delaware corporation's common stock. All share figures set forth above give effect to this exchange ratio.

     On February 13, 1997, the Company sold 5,075,500 shares of Common Stock to approximately 115 institutional purchasers for an aggregate purchase price of $94,531,188. Friedman, Billings, Ramsey & Co., Inc. acted as placement agent in the transaction. The total proceeds to the Company, net of discounts and commissions, was $89,804,629 before deducting offering expenses.


     On August 6, 1997, the Company entered into an employment agreement with Steven A. Tesdahl, Senior Vice President -- Chief Information Officer of the Company, which agreement contains a commitment to grant on January 15, 1998 a number of shares of unregistered Common Stock of the Company valued at $100,000 as of September 1, 1997. On or about January 15, 1998, the Company issued a net amount of 4,565 shares of Common Stock to Mr. Tesdahl.



     In two separate transactions in August and December, 1997, the Company issued warrants to purchase 389,800 and 110,200 shares of Common Stock, respectively, to members of the Bank Group in connection with the Company's purchase of the Senior Bank Debt in the FMAC Bankruptcy Case. The warrants to purchase 110,200 shares of Common Stock were subsequently returned to the Company and cancelled pursuant to a negotiated settlement of a dispute with the purchasers thereof.


     Exemption from registration for each transaction described above was claimed pursuant to Section 4(2) of the Securities Act regarding transactions by an issuer not involving any public offering and/or pursuant to Rule 145 under the Securities Act regarding transactions the sole purpose of which is to change an issuer's domicile solely within the United States.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULE.

     (a) Exhibits:


EXHIBIT
 NUMBER                                  DESCRIPTION OF EXHIBIT
--------   ----------------------------------------------------------------------------------
 3.1       Certificate of Incorporation of the Registrant Amended and Restated as of May 15,
           1997(5)
 3.2       Bylaws of the Registrant(5)
 4.1       Certificate of Incorporation of the Registrant (filed as Exhibit 3.1)
 4.2       Form of Warrant Agreement between the Registrant and Harris Trust Company of
           California, as warrant agent, with respect to the Warrants
 4.3       Form of Certificate representing Common Stock(1)
 4.4       10% Subordinated Debenture of the Registrant issued to Verde Investments, Inc.
           (previously filed)
 4.5       Form of Warrant issued to Cruttenden Roth Incorporated as Representative of the
           several underwriters(1)
 4.6       Form of Warrant issued to SunAmerica Life Insurance Company(1)
 4.7       Warrant Agreement between the Registrant and Harris Trust Company of California,
           as warrant agent, with respect to Bank Group Warrants and certain additional warrants issued in August of 1997(6)
 5         Opinion of Snell & Wilmer L.L.P. regarding the legality of the securities being registered
10.1       Amended and Restated Motor Vehicle Installment Contract Loan and Security
           Agreement between Registrant and General Electric Capital Corporation(8)
10.1(a)    Assumption and Amendment Agreement between the Registrant and General Electric
           Capital Corporation(2)
10.1(b)    Amendment No. 1 to Amended and Restated Motor Vehicle Installment Contract Loan
           and Security Agreement between Registrant and General Electric Capital Corporation dated December 22, 1997 (previously filed)
10.2       Note Purchase Agreement between the Registrant and SunAmerica Life Insurance
           Company(1)
10.2(a)    First Amendment to Note Purchase Agreement between the Registrant and SunAmerica
           Life Insurance Company(1)
10.2(b)    Second Amendment to Note Purchase Agreement between the Registrant and SunAmerica
           Life Insurance Company(1)
10.2(c)    Third Amendment to Note Purchase Agreement between the Registrant and SunAmerica
           Life Insurance Company(1)
10.2(d)    Fourth Amendment to Note Purchase Agreement between the Registrant and SunAmerica
           Life Insurance Company(1)
10.2(e)    Commitment Letter entered into between the Registrant and SunAmerica Life
           Insurance Company(1)
10.2(f)    Letter Agreement regarding Note Conversion between the Registrant and SunAmerica
           Life Insurance Company(1)

EXHIBIT
 NUMBER                                  DESCRIPTION OF EXHIBIT
--------   ----------------------------------------------------------------------------------
10.3       Amended and Restated Registration Rights Agreement between the Registrant and
           SunAmerica Life Insurance Company(1)
10.4       Loan Purchase Agreement dated as of August 20, 1997 among the Registrant and certain banks(6)
10.4(a)    Assignment of Loan and Bank Claim dated as of August 20, 1997 among the Registrant and certain banks, as assignors(6)
10.4(b)    Security Agreement dated as of August 20, 1997 among the Registrant, as obligor, and certain banks(6)
10.4(c)    Payment Guaranty dated as of August 20, 1997 of certain affiliates of the
           Registrant, as guarantors(6)
10.5       Restated (as of March 14, 1997) Ugly Duckling Corporation Long-Term Incentive
           Plan(5)
10.6       Employment Agreement between the Registrant and Ernest C. Garcia, II(1)
10.7       Employment Agreement between the Registrant and Steven T. Darak(1)
10.8       Employment Agreement between the Registrant and Wally Vonsh(1)
10.8(a)    Modification of Employment Agreement between Registrant and Wally Vonsh
           (previously filed)
10.9       Amended and Restated Employment Agreement between the Registrant and Donald L.
           Addink(8)
10.10      Employment Agreement between the Registrant and Russell Grisanti(5)
10.11      Employment Agreement between the Registrant and Steven A. Tesdahl(8)
10.12      Land Lease Agreement between the Registrant and Verde Investments, Inc. for property located at 5104 West Glendale Avenue in Glendale, Arizona(1)
10.13      Building Lease Agreement between the Registrant and Verde Investments, Inc. for property and buildings located at 9630 and 9650 North 19th Avenue in Phoenix,
           Arizona(1)
10.14      Land Lease Agreement between the Registrant and Verde Investments, Inc. for property located at 330 North 24th Street in Phoenix, Arizona(1)
10.15      Land Lease Agreement between the Registrant and Verde Investments, Inc. for property located at 333 South Alma School Road in Mesa, Arizona(1)
10.16      Lease Agreements between the Registrant and Blue Chip Motors, the Registrant and S
           & S Holding Corporation, and the Registrant and Edelman Brothers for certain properties located at 3901 East Speedway Boulevard in Tucson, Arizona(1)
10.17      Real Property Lease between the Registrant and Peter and Alva Keesal for property located at 3737 South Park Avenue in Tucson, Arizona(1)
10.18      Land Lease Agreement between the Registrant and Verde Investments, Inc. for property located at 2301 North Oracle Road in Tucson, Arizona(1)
10.19      Related Party Transactions Modification Agreement between the Registrant and Verde
           Investments, Inc.(1)
10.20      Form of Indemnity Agreement between the Registrant and its directors and officers(1)
10.21      Ugly Duckling Corporation 1996 Director Incentive Plan(1)
10.22      Purchase Agreement, dated February 10, 1997 between the Registrant and Friedman,
           Billings, Ramsey & Co., Inc. (10)
10.23      Agreement of Purchase and Sale of Assets dated as of December 31, 1996(3)
10.23(a)   First Amendment to Agreement of Purchase and Sale of Assets dated as of June 6,
           1997(5)
10.24      Agreement of Purchase and Sale of Assets among the Registrant E-Z Plan, Inc., shareholders of E-Z Plan, Inc., and certain lessors, dated as of March 5, 1997(4)
10.25      Agreement for Purchase and Sale of Certain Assets among Registrant, Kars-Yes
           Holdings Inc. and certain other parties, dated as of September 15, 1997(7)
10.26(a)   Portfolio Servicing Agreement among Registrant, Kars-Yes Financial, Inc., and certain other parties, dated as of September 15, 1997(7)

EXHIBIT
 NUMBER                                  DESCRIPTION OF EXHIBIT
--------   ----------------------------------------------------------------------------------
10.26(b)   Subservicing Agreement among Registrant, Kars-Yes Financial, Inc., and certain other parties, dated as of September 15, 1997(7)
10.27      Binding Agreement to Propose and Support Modified Plan Agreement dated as of
           December 15, 1997 among the Registrant, FMAC and the Official Committee of
           Unsecured Creditors of FMAC(11)
10.28      Purchase Agreement dated as of December 18, 1997 by and among Contract Purchaser,
           Registrant and Lasalle National Bank as Agent(11)
10.29      Guaranty dated as of December 18, 1997 by Registrant in favor of Contract
           Purchaser(11)
10.30      Servicing Agreement dated as of December 18, 1997 between Registrant and Contract
           Purchaser(11)
10.31      FMAC Guaranty and Stock Pledge Agreement among FMAC, Registrant and certain banks
10.32      Contribution Agreement between Registrant and FMAC
10.33      Form of Indemnification Agreement between the Company and FMAC (to be filed by
           Pre-Effective Amendment)
11         Earnings (Loss) per Share Computation (8)
21         List of Subsidiaries (previously filed)
23.1       Consent of KPMG Peat Marwick LLP.
23.2       Consent of KPMG Peat Marwick LLP.
23.3       Consent of Barton & Company, P.A.
23.4       Consent of Ernst & Young LLP.
23.5       Consent of Coopers & Lybrand L.L.P.
23.6       Consent of Snell & Wilmer L.L.P. (included in Exhibit 5)
24         Power of Attorney (included in signature pages)
27         Financial Data Schedule (previously filed)


---------------
 (1) Incorporated by reference to the Company's Registration Statement on Form S-1 (Registration No. 333-3998), effective June 18, 1996.

 (2) Incorporated by reference to the Company's Registration Statement on Form S-1 (Registration No. 333-13755), effective October 30, 1996.

 (3) Incorporated by reference to the Company's Current Report on Form 8-K, filed January 30, 1997.

 (4) Incorporated by reference to the Company's Annual Report on Form 10-K, filed March 31, 1997.

 (5) Incorporated by reference to the Company's Quarterly Report on Form 10-Q, filed August 14, 1997.

 (6) Incorporated by reference to the Company's Current Report on Form 8-K, filed September 5, 1997.

 (7) Incorporated by reference to the Company's Current Report on Form 8-K, filed October 3, 1997.

 (8) Incorporated by reference to the Company's Quarterly Report on Form 10-Q, filed November 14, 1997.

 (9) Incorporated by reference to the Company's Current Report on Form 8-K, filed November 20, 1997.

(10) Incorporated by reference to the Company's Registration Statement on Form S-1 (Registration No. 333-22237).


(11) Incorporated by reference to the Company's Current Report on Form 8-K, filed January 2, 1998.

ITEM 17.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4), or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Pre-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on February 4, 1998.


                                          Ugly Duckling Corporation


                                          By:   /s/ ERNEST C. GARCIA II

                                          --------------------------------------
                                                   Ernest C. Garcia, II
                                                Chairman of the Board and
                                                 Chief Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Ernest C. Garcia, II, Gregory B. Sullivan, Steven
P. Johnson and Steven T. Darak, and each of them, in his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Form S-1 Registration Statement and to sign any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) of the Securities Act, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, in full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person hereby ratifying and confirming that all said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


             NAME AND SIGNATURE                           TITLE                     DATE
---------------------------------------------  ----------------------------  ------------------
          /s/ ERNEST C. GARCIA, II             Chief Executive Officer and   February 4, 1998
---------------------------------------------  Director (Principal
            Ernest C. Garcia, II               executive officer)

                      *                        Senior Vice President and     February 4, 1998
---------------------------------------------  Chief Financial Officer
               Steven T. Darak                 (Principal financial and
                                               accounting officer)
                      *                        Director                      February 4, 1998
---------------------------------------------
             Robert J. Abrahams

                      *                        Director                      February 4, 1998
---------------------------------------------
           Christopher D. Jennings

                      *                        Director                      February 4, 1998
---------------------------------------------
             John N. MacDonough

                      *                        Director                      February 4, 1998
---------------------------------------------
              Arturo R. Moreno

                      *                        Director                      February 4, 1998
---------------------------------------------
               Frank P. Willey

        By: /s/ ERNEST C. GARCIA, II
---------------------------------------------
            *Ernest C. Garcia, II
             (Attorney-in-fact)

                                 EXHIBIT INDEX


EXHIBIT
 NUMBER                               DESCRIPTION OF EXHIBIT                             PAGE
--------   ----------------------------------------------------------------------------  -----
 3.1       Certificate of Incorporation of the Registrant Amended and Restated as of
           May 15, 1997(5).............................................................
 3.2       Bylaws of the Registrant(5).................................................
 4.1       Certificate of Incorporation of the Registrant (filed as Exhibit 3.1).......
 4.2       Form of Warrant Agreement between the Registrant and Harris Trust Company of
           California, as warrant agent, with respect to the Warrants..................
 4.3       Form of Certificate representing Common Stock(1)............................
 4.4       10% Subordinated Debenture of the Registrant issued to Verde Investments,
           Inc. (previously filed).....................................................
 4.5       Form of Warrant issued to Cruttenden Roth Incorporated as Representative of the several underwriters(1).................................................
 4.6       Form of Warrant issued to SunAmerica Life Insurance Company(1)..............
 4.7       Warrant Agreement between the Registrant and Harris Trust Company of
           California, as warrant agent, with respect to Bank Group Warrants and certain additional warrants issued in August of 1997(6).....................
 5         Opinion of Snell & Wilmer L.L.P. regarding the legality of the securities being registered............................................................
10.1       Amended and Restated Motor Vehicle Installment Contract Loan and Security
           Agreement between Registrant and General Electric Capital Corporation(8)....
10.1(a)    Assumption and Amendment Agreement between the Registrant and General
           Electric Capital Corporation(2).............................................
10.1(b)    Amendment No. 1 to Amended and Restated Motor Vehicle Installment Contract
           Loan and Security Agreement between Registrant and General Electric Capital
           Corporation dated December 22, 1997 (previously filed)......................
10.2       Note Purchase Agreement between the Registrant and SunAmerica Life Insurance
           Company(1)..................................................................
10.2(a)    First Amendment to Note Purchase Agreement between the Registrant and
           SunAmerica Life Insurance Company(1)........................................
10.2(b)    Second Amendment to Note Purchase Agreement between the Registrant and
           SunAmerica Life Insurance Company(1)........................................
10.2(c)    Third Amendment to Note Purchase Agreement between the Registrant and
           SunAmerica Life Insurance Company(1)........................................
10.2(d)    Fourth Amendment to Note Purchase Agreement between the Registrant and
           SunAmerica Life Insurance Company(1)........................................
10.2(e)    Commitment Letter entered into between the Registrant and SunAmerica Life
           Insurance Company(1)........................................................
10.2(f)    Letter Agreement regarding Note Conversion between the Registrant and
           SunAmerica Life Insurance Company(1)........................................
10.3       Amended and Restated Registration Rights Agreement between the Registrant and SunAmerica Life Insurance Company(1)....................................
10.4       Loan Purchase Agreement dated as of August 20, 1997 among the Registrant and certain banks(6)............................................................
10.4(a)    Assignment of Loan and Bank Claim dated as of August 20, 1997 among the
           Registrant and certain banks, as assignors(6)...............................

EXHIBIT
 NUMBER                               DESCRIPTION OF EXHIBIT                             PAGE
--------   ----------------------------------------------------------------------------  -----
10.4(b)    Security Agreement dated as of August 20, 1997 among the Registrant, as obligor, and certain banks(6)...............................................
10.4(c)    Payment Guaranty dated as of August 20, 1997 of certain affiliates of the
           Registrant, as guarantors(6)................................................
10.5       Restated (as of March 14, 1997) Ugly Duckling Corporation Long-Term
           Incentive Plan(5)...........................................................
10.6       Employment Agreement between the Registrant and Ernest C. Garcia, II(1).....
10.7       Employment Agreement between the Registrant and Steven T. Darak(1)..........
10.8       Employment Agreement between the Registrant and Wally Vonsh(1)..............
10.8(a)    Modification of Employment Agreement between Registrant and Wally Vonsh
           (previously filed)..........................................................
10.9       Amended and Restated Employment Agreement between the Registrant and Donald
           L. Addink(8)................................................................
10.10      Employment Agreement between the Registrant and Russell Grisanti(5).........
10.11      Employment Agreement between the Registrant and Steven A. Tesdahl(8)........
10.12      Land Lease Agreement between the Registrant and Verde Investments, Inc. for property located at 5104 West Glendale Avenue in Glendale, Arizona(1).......
10.13      Building Lease Agreement between the Registrant and Verde Investments, Inc.
           for property and buildings located at 9630 and 9650 North 19th Avenue in
           Phoenix, Arizona(1).........................................................
10.14      Land Lease Agreement between the Registrant and Verde Investments, Inc. for property located at 330 North 24th Street in Phoenix, Arizona(1)............
10.15      Land Lease Agreement between the Registrant and Verde Investments, Inc. for property located at 333 South Alma School Road in Mesa, Arizona(1)..........
10.16      Lease Agreements between the Registrant and Blue Chip Motors, the Registrant and S & S Holding Corporation, and the Registrant and Edelman Brothers for
           certain properties located at 3901 East Speedway Boulevard in Tucson,
           Arizona(1)..................................................................
10.17      Real Property Lease between the Registrant and Peter and Alva Keesal for property located at 3737 South Park Avenue in Tucson, Arizona(1)............
10.18      Land Lease Agreement between the Registrant and Verde Investments, Inc. for property located at 2301 North Oracle Road in Tucson, Arizona(1)............
10.19      Related Party Transactions Modification Agreement between the Registrant and
           Verde Investments, Inc.(1)..................................................
10.20      Form of Indemnity Agreement between the Registrant and its directors and officers(1).................................................................
10.21      Ugly Duckling Corporation 1996 Director Incentive Plan(1)...................
10.22      Purchase Agreement, dated February 10, 1997 between the Registrant and
           Friedman, Billings, Ramsey & Co., Inc. (10).................................
10.23      Agreement of Purchase and Sale of Assets dated as of December 31, 1996(3)...
10.23(a)   First Amendment to Agreement of Purchase and Sale of Assets dated as of June
           6, 1997(5)..................................................................
10.24      Agreement of Purchase and Sale of Assets among the Registrant E-Z Plan,
           Inc., shareholders of E-Z Plan, Inc., and certain lessors, dated as of March
           5, 1997(4)..................................................................
10.25      Agreement for Purchase and Sale of Certain Assets among Registrant, Kars-Yes
           Holdings Inc. and certain other parties, dated as of September 15,
           1997(7).....................................................................
10.26(a)   Portfolio Servicing Agreement among Registrant, Kars-Yes Financial, Inc., and certain other parties, dated as of September 15, 1997(7)................
10.26(b)   Subservicing Agreement among Registrant, Kars-Yes Financial, Inc., and certain other parties, dated as of September 15, 1997(7)....................

EXHIBIT
 NUMBER                               DESCRIPTION OF EXHIBIT                             PAGE
--------   ----------------------------------------------------------------------------  -----
10.27      Binding Agreement to Propose and Support Modified Plan Agreement dated as of
           December 15, 1997 among the Registrant, FMAC and the Official Committee of
           Unsecured Creditors of FMAC(11).............................................
10.28      Purchase Agreement dated as of December 18, 1997 by and among Contract
           Purchaser, Registrant and LaSalle National Bank, as Agent (11)..............
10.29      Guaranty dated as of December 18, 1997 by Registrant in favor of Contract
           Purchaser (11)..............................................................
10.30      Servicing Agreement dated as of December 18, 1997 between Registrant and
           Contract Purchaser (11).....................................................
10.31      FMAC Guaranty and Stock Pledge Agreement among FMAC, Registrant and certain banks.......................................................................
10.32      Contribution Agreement between Registrant and FMAC..........................
10.33      Form of Indemnification Agreement between the Company and FMAC (to be filed by Pre-Effective Amendment)
11         Earnings (Loss) per Share Computation (8)...................................
21         List of Subsidiaries (previously filed).....................................
23.1       Consent of KPMG Peat Marwick LLP. ..........................................
23.2       Consent of KPMG Peat Marwick LLP. ..........................................
23.3       Consent of Barton & Company, P.A. ..........................................
23.4       Consent of Ernst & Young LLP. ..............................................
23.5       Consent of Coopers & Lybrand L.L.P. ........................................
23.6       Consent of Snell & Wilmer L.L.P. (included in Exhibit 5)....................
24         Power of Attorney (included in signature pages).............................
27         Financial Data Schedule (previously filed)..................................


---------------
 (1) Incorporated by reference to the Company's Registration Statement on Form S-1 (Registration No. 333-3998), effective June 18, 1996.

 (2) Incorporated by reference to the Company's Registration Statement on Form S-1 (Registration No. 333-13755), effective October 30, 1996.

 (3) Incorporated by reference to the Company's Current Report on Form 8-K, filed January 30, 1997.

 (4) Incorporated by reference to the Company's Annual Report on Form 10-K, filed March 31, 1997.

 (5) Incorporated by reference to the Company's Quarterly Report on Form 10-Q, filed August 14, 1997.

 (6) Incorporated by reference to the Company's Current Report on Form 8-K, filed September 5, 1997.

 (7) Incorporated by reference to the Company's Current Report on Form 8-K, filed October 3, 1997.

 (8) Incorporated by reference to the Company's Quarterly Report on Form 10-Q, filed November 14, 1997.

 (9) Incorporated by reference to the Company's Current Report on Form 8-K, filed November 20, 1997.

(10) Incorporated by reference to the Company's Registration Statement on Form S-1 (Registration No. 333-22237).


(11) Incorporated by reference to the Company's Current Report on Form 8-K, filed January 2, 1998.